                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Student Advantage, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      n/a
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies: common stock $0.01 par value per share

          ----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies: 537,309 shares

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (Set forth the amount on which the filing fee is calculated and state how it was determined): $1.05 per share

          ----------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction: $564,175

          ----------------------------------------------------------------------

     5)  Total fee paid: $45.64

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)  Filing Party:

          ----------------------------------------------------------------------

     4)  Date Filed:

          ----------------------------------------------------------------------

                            STUDENT ADVANTAGE, INC.

                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210

              NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                    ON [            ], [            ], 2004

To the Stockholders of Student Advantage, Inc.:

     A special meeting of stockholders of Student Advantage, Inc. will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston,
Massachusetts 02109, on [          ], [          ], 2004 at 10:00 a.m., local
time. At the meeting, stockholders will consider and vote on the following matters:

          1. The approval and adoption of (a) a Purchase and Sale Agreement (the "Purchase and Sale Agreement"), dated November 18, 2003, by and between Student Advantage and NCSN, Inc. ("NCSN"), and the transactions contemplated thereby, pursuant to which Student Advantage will sell the assets used in its college sports business, the Official College Sports Network, and its college newspaper business, U-WIRE, to NCSN (the "Asset Sale"), and (b) an Agreement and Plan of Merger (the "Merger Agreement"), dated November 18, 2003, by and among Student Advantage, Athena Ventures Parent, Inc. ("Athena Ventures"), and Athena Ventures Acquisition Sub, Inc., a wholly-owned subsidiary of Athena Ventures ("Acquisition Sub"), and the transactions contemplated thereby, pursuant to which, among other things and provided the Asset Sale has been consummated, Acquisition Sub will be merged with and into Student Advantage, with Student Advantage as the surviving corporation, and Student Advantage will become a wholly-owned subsidiary of Athena Ventures (the "Merger" and together with the Asset Sale, the "Transactions").

          2. To act upon any other business that may properly come before the meeting.

     The proposal is described in detail in the accompanying proxy statement and the annexes thereto. You are urged to read these materials very carefully in their entirety before deciding how to vote.

     Stockholders of record at the close of business on [          ], 200[ ]
will be entitled to vote at the meeting. Only holders of record of shares of Student Advantage common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Your vote is important regardless of the number of shares you own.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF STUDENT ADVANTAGE, UPON THE RECOMMENDATION OF A SPECIAL COMMITTEE COMPRISED OF INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF STUDENT ADVANTAGE, DETERMINED THAT THE ASSET SALE AND THE MERGER ARE FAIR AND ADVISABLE, ADOPTED THE PURCHASE AND SALE AGREEMENT AND THE MERGER AGREEMENT AND NOW RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE TRANSACTIONS AND APPROVAL AND ADOPTION OF THE PURCHASE AND SALE AGREEMENT AND THE MERGER AGREEMENT.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          RAYMOND V. SOZZI, JR.
                                          Chairman of the Board
                                          Chief Executive Officer, President and
                                          Secretary

Boston, Massachusetts
[                    ], 2004

     IF YOU DO NOT WISH TO ACCEPT THE MERGER CONSIDERATION PROVIDED IN THE MERGER AGREEMENT, YOU HAVE THE RIGHT TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW AND OBTAIN THE "FAIR VALUE" OF YOUR SHARES OF COMMON STOCK OF STUDENT ADVANTAGE, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE DELAWARE LAW. FOR A DISCUSSION REGARDING YOUR APPRAISAL RIGHTS, SEE THE SECTION TITLED "OTHER MATTERS -- DISSENTERS' RIGHTS OF APPRAISAL" IN THE ACCOMPANYING PROXY STATEMENT AND APPENDIX E THERETO, WHICH SETS FORTH THAT STATUTE.

                            STUDENT ADVANTAGE, INC.

                               280 SUMMER STREET
                          BOSTON, MASSACHUSETTS 02210

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [            ], 2004

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Student Advantage, Inc. for use at a
special meeting of its stockholders to be held on [          ], 2004, at the
offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, and at any adjournment of that meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to
stockholders beginning on or about [          ], 2004.

     Only stockholders of record as of the close of business on [          ],
200[ ], are entitled to notice of and to vote at the special meeting. As of the record date, there were outstanding and entitled to vote an aggregate of
[          ] shares of common stock, $0.01 par value per share, constituting all of Student Advantage's outstanding voting stock. Holders of the common stock are entitled to one vote per share.

     All proxies will be voted in accordance with the stockholders' instructions. If no choice is specified, the proxy will be voted in favor of the matters set forth in the accompanying notice of the meeting. A stockholder may revoke any proxy by affirmatively indicating in person at the special meeting an intent to vote the shares in person. See "THE SPECIAL MEETING" below for more information.

     At the special meeting, stockholders will consider and vote upon a proposal to approve both the sale of Student Advantage's assets relating to its college sports business, the Official College Sports Network, and its college newspaper business, U-WIRE, to NCSN, which is referred to in this proxy statement as the "Asset Sale" and, following the Asset Sale, the merger of a wholly-owned subsidiary of Athena Ventures, which is owned by Raymond V. Sozzi, Jr., Student Advantage's Chairman of the Board, President and Chief Executive Officer, with and into Student Advantage, pursuant to which each stockholder of Student Advantage, other than Athena Ventures and Acquisition Sub, will receive a cash payment of $1.05 for each share of common stock, which is referred to in this proxy statement as the "Merger" and together with the Asset Sale, the "Transactions". This proposal is described in more detail below and in the Agreement and Plan of Merger and Purchase and Sale Agreement attached to this proxy statement as APPENDIX A and APPENDIX B, respectively.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

Introduction................................................    1
Summary Term Sheet..........................................    5
  The Transactions..........................................    5
  The Merger................................................    9
  The Asset Sale............................................   10
The Special Meeting of Stockholders.........................   12
Cautionary Statements Regarding Forward-Looking
  Information...............................................   13
The Special Meeting.........................................   14
  Purpose...................................................   14
  Voting by Proxy...........................................   14
  Who Can Vote; Quorum......................................   15
  Vote Required.............................................   15
  Other Business............................................   15
  Proxy Solicitation........................................   15
Special Factors.............................................   16
  Background of the Transactions............................   16
  The Parties...............................................   21
  Recommendation of the Board of Directors; Fairness of the
     Transactions...........................................   22
  Reasons for the Special Committee's Recommendation........   22
  The Merger and the Merger Agreement.......................   22
  The Asset Sale and the Purchase and Sale Agreement........   24
  Reasons for the Board of Directors' Recommendation........   26
  Position of Raymond V. Sozzi, Jr. and Athena Ventures as
     to the Fairness of the Merger..........................   29
  Projections Provided to Financial Advisor.................   30
  Opinions of Financial Advisor to the Special Committee....   31
  Purpose and Structure of the Merger.......................   38
  Athena Ventures' Financing of the Merger..................   39
  Effects of the Merger.....................................   39
  Plans for Student Advantage Following the Merger..........   40
  Executive Officers and Directors of the Surviving
     Corporation............................................   40
  Interests of Raymond V. Sozzi, Jr.; Appointment of Special
     Committee; Certain Relationships.......................   40
     Interests of Raymond V. Sozzi, Jr......................   40
     The Special Committee..................................   40
     Voting Agreement with Raymond V. Sozzi, Jr.............   41
     Certain Transactions...................................   41
  Merger Consideration to be Received by Raymond V. Sozzi,
     Jr., Athena Ventures and Acquisition Sub...............   42
  Merger Consideration to be Received by Directors and
     Executive Officers of Student Advantage Other than
     Raymond V. Sozzi, Jr...................................   42
  Purpose of the Asset Sale.................................   42
  Effects of the Asset Sale.................................   43
  Use of Proceeds of the Asset Sale.........................   43
The Merger Agreement........................................   43
  The Merger................................................   44

  Effective Time of Merger..................................   44
  Certificate of Incorporation, Bylaws and Directors and
     Officers of Student Advantage as the Surviving
     Corporation............................................   44
  Conversion of Common Stock................................   44
  Payment for Shares........................................   45
  Stockholders of Student Advantage should not forward stock certificates to the exchange agent until they have
     received the letter of transmittal.....................   45
  Transfer of Shares........................................   45
  Treatment of Stock Options and Warrants...................   45
  Student Advantage Special Meeting.........................   46
  Indemnification and Insurance.............................   46
  Representations and Warranties............................   46
  Conduct of Business Pending the Merger....................   48
  Solicitation..............................................   49
  Access To Information.....................................   51
  Conditions to the Merger..................................   51
  Waiver....................................................   52
  Termination of the Merger Agreement.......................   53
  Expenses of the Parties...................................   54
  Amendments................................................   54
The Purchase and Sale Agreement.............................   55
  The Asset Sale............................................   55
  Assets and Liabilities to be Sold.........................   55
  Excluded Assets and Liabilities...........................   56
  Purchase Price............................................   56
  Completion of the Asset Sale..............................   57
  Representations and Warranties............................   57
  Conduct of Business Pending the Asset Sale................   58
  Limitation on Soliciting Other Transactions...............   59
  Preparation of Proxy Statement; Stockholders Meeting......   59
  Conditions to Completing the Asset Sale...................   59
  Post-Closing Covenants and Agreements.....................   60
  Employee Matters..........................................   61
  Approvals and Consents....................................   61
  Termination...............................................   61
  Indemnification...........................................   62
  Expenses and Termination Fees.............................   63
  Other Agreements Relating to the Asset Sale...............   63
     Voting Agreement.......................................   63
     Note Agreement.........................................   63
     Warrant................................................   64
The Transactions............................................   64
  Conduct of the Business of Student Advantage if the
     Transactions Are Not Completed.........................   64
  Estimated Fees and Expenses of the Transactions...........   64
  Accounting Treatment......................................   64
  Certain Material United States Federal Income Tax
     Considerations.........................................   65

  Provisions for Public Stockholders........................   66
  Certain Regulatory Matters................................   66
Information about Student Advantage.........................   67
  Business..................................................   67
  Properties................................................   74
  Legal Proceedings.........................................   74
  Directors and Officers of Student Advantage...............   75
Information about Athena Ventures and Acquisition Sub.......   76
  Athena Ventures and Acquisition Sub.......................   76
  Directors and Officers of Athena Ventures and Acquisition
     Sub....................................................   76
Beneficial Ownership of Voting Stock........................   77
  Prior Stock Purchases and Other Transactions..............   78
Market for the Common Stock.................................   78
  Price Range of Student Advantage Common Stock.............   78
  Dividend Policy...........................................   79
  Prior Public Offerings....................................   79
Consolidated Selected Financial Data........................   80
Unaudited Pro Forma Consolidated Financial Statements.......   82
Management's Division and Analysis of Financial Condition
  and Results of Operations.................................   86
  Results of Continuing Operations..........................   89
  Comparison of the Nine Months Ended September 30, 2003
     with the Nine Months Ended September 30, 2002..........   89
  Comparison of the Year Ended December 31, 2002 with the
     Year Ended December 31, 2001...........................   90
  Results of Discontinued Operations........................   96
  Liquidity and Capital Resources...........................   96
  Recent Accounting Pronouncements..........................   99
  Changes in and Disagreements With Accountants on
     Accounting and Financial Disclosure....................   99
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................  100
Other Matters...............................................  100
  Dissenters' Rights of Appraisal...........................  100
  Other Matters at the Special Meeting......................  103
  Future Stockholder Proposals..............................  103
  Householding of Proxy Materials...........................  103
  Available Information.....................................  103
Index to Consolidated Financial Statements..................  105
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Purchase and Sale Agreement...................  B-1
APPENDIX C -- Opinion of Luminary Capital Regarding the
  Merger....................................................  C-1
APPENDIX D -- Opinion of Luminary Capital Regarding the
  Asset Sale................................................  D-1
APPENDIX E -- Section 262 of the General Corporation Law of
  the State of Delaware Regarding Dissenters' Rights........  E-1

                               SUMMARY TERM SHEET

     This Summary Term Sheet summarizes material information contained elsewhere in this proxy statement, but does not contain all of the information that is important to you. You should read the entire proxy statement carefully, including the attached documents.

THE TRANSACTIONS

The Parties (page 21).........   Student Advantage, Inc., a Delaware
                                 corporation, is a media and commerce company focused on the higher education market. Student
                                 Advantage works with hundreds of colleges, universities and campus organizations, and more than 15,000 merchant locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus. The company currently reaches its consumer base offline through the Student Advantage Membership and online through its Web sites, studentadvantage.com and CollegeSports.com, the hub site for its Official College Sports
                                 Network.

                                 Student Advantage's principal executive offices are located at 280 Summer Street, Boston, Massachusetts 02210 and its phone number is
                                 (617) 912-2000.

                                 Athena Ventures and Acquisition Sub are newly formed Delaware corporations, which were formed at the direction of Raymond V. Sozzi, Jr. for the purpose of effecting the Merger transaction. Acquisition Sub shall cease to exist as a separate corporate entity upon consummation of the Merger.

                                 Athena Venture's and Acquisition Sub's
                                 principal executive offices are located at 280 Summer Street, Boston, Massachusetts 02210 and their phone number is (617) 912-2000.

                                 Raymond V. Sozzi, Jr. has served as the
                                 Chairman of the Board, President and Chief
                                 Executive Officer of Student Advantage since its inception. Mr. Sozzi has also served as the sole director, President and Secretary of each of Athena Ventures and Acquisition Sub since their formation in October 2003. Mr. Sozzi's address is c/o Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210 and his phone number is (617) 912-2000.

                                 NCSN, a Delaware corporation, owns and controls
                                 CSTV: College Sports Television, a 24-hour college sports network that televises regular season and championship event coverage in football, basketball, baseball, hockey, soccer and other sports from all of the major college conferences and associations. CSTV also presents NCAA postseason action in baseball, women's ice hockey, field hockey, men's and women's lacrosse, men's and women's water polo, gymnastics and track & field, and other programming related to college sports and lifestyles.

                                 NCSN's principal executive offices are located at Chelsea Piers, Pier 62, New York, New York 10011 and its phone number is (212) 342-8700.

Interests of Certain Persons
in the Transactions (page
40)...........................   Raymond V. Sozzi, Jr., the Chairman of the
                                 Board, Chief Executive Officer and President of
                                 Student Advantage, is the sole stockholder of Athena Ventures. As a result of his ownership of Athena Ventures, which will become the sole stockholder of Student Advantage following the Merger, Mr. Sozzi will continue to have an equity interest in Student Advantage and participate in any future earnings and growth of Student Advantage. Accordingly, Mr. Sozzi may have interests that are different from, or in addition to, the interests of Student
                                 Advantage stockholders generally. In connection with the Asset Sale, Mr. Sozzi, who holds approximately 14.1% of the outstanding common stock of Student Advantage, has entered into an agreement with NCSN pursuant to which he has agreed to vote his shares in favor of the Transactions.

                                 All of the proceeds to be received by Student Advantage from the Asset Sale will be used to satisfy the Company's debt obligations to Reservoir Capital Partners, L.P. and its affiliates ("Reservoir"), Scholar, Inc. ("Scholar") and John S. Katzman, its secured lenders. Scholar was formed by Mr. Sozzi, an affiliate of Atlas II L.P., Greylock IX Limited Partnership ("Greylock"), of which William S. Kaiser, a member of Student Advantage's Board of Directors is a general partner, and certain other Student Advantage stockholders, who are all presently stockholders of Scholar. As of September 30, 2003, the outstanding principal and interest amount under the Scholar loan was $2.5 million. Mr. Katzman is a former member of the Board of Directors, who resigned in December 2002 when he provided a guarantee of Student Advantage's obligations to Reservoir in exchange for a guarantee fee of $1 million to be paid upon repayment of the Reservoir loan. Reservoir, Scholar and Mr. Katzman have agreed, subject to the closing of the proposed Transactions, to accept $4.25 million in the form of the non-cash consideration paid by NCSN (the Note and the warrant), $2.25 million and $550,000, respectively, as full payment of all amounts outstanding to them.

The Special Committee Position
Regarding the Fairness of the
Transactions (page 22)........   Due to the interest of Raymond V. Sozzi, Jr.,
                                 the Chairman of the Board, Chief Executive
                                 Officer and President of Student Advantage, in any potential acquisition of Student Advantage by Mr. Sozzi or an entity formed by Mr. Sozzi, Student Advantage's Board of Directors formed a
                                 Special Committee of independent directors to, with the advice and assistance of its own legal and financial advisors, evaluate, negotiate and, if deemed appropriate, recommend any acquisition proposals for Student Advantage, including the Merger and the Asset Sale and the terms and conditions of the Merger Agreement and Purchase and Sale Agreement. The members of the Special Committee are John M. Connolly and
                                 Charles E. Young. The Special Committee
                                 consists solely of independent directors who are not officers or employees of Student
                                 Advantage, NCSN,

                                 Acquisition Sub or Athena Ventures and who have no financial interest in the completion of the proposed Transactions different from Student Advantage's stockholders generally.

Opinions of the Financial
Advisor to the Special
Committee (page 31)...........   In deciding to approve the terms of the Merger
                                 Agreement and the Merger and the Purchase and Sale Agreement and the Asset Sale, the Board of
                                 Directors and the Special Committee considered the opinions of Luminary Capital, LLC
                                 ("Luminary Capital"), the Special Committee's financial advisor. Luminary Capital concluded that the consideration to be received by Student Advantage, in the case of the Asset
                                 Sale, and by the stockholders of Student
                                 Advantage, in the case of the Merger, is fair, from a financial point of view to Student
                                 Advantage (in the case of the Asset Sale) and to unaffiliated Student Advantage stockholders
                                 (in the case of the Merger). The complete
                                 Luminary Capital opinion relating to the Merger, dated November 18, 2003, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Appendix C to this proxy statement.
                                 The complete Luminary Capital opinion relating to the Asset Sale, dated November 18, 2003, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Appendix D to this proxy statement.

Recommendation of the Board of
Directors Regarding Approval
of the Transactions (page
22)...........................   After careful consideration and based in part
                                 upon the recommendation of the Special
                                 Committee, and the written opinion of Luminary
                                 Capital, relating to the Merger, dated November
                                 18, 2003, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, the $1.05 per share cash consideration to be received by Student Advantage stockholders in the proposed Merger is fair, from a financial point of view, to unaffiliated Student
                                 Advantage stockholders, the Board of Directors of Student Advantage determined that the Merger
                                 Agreement and the Merger are fair to, and in the best interests of, Student Advantage and its unaffiliated stockholders.

                                 After careful consideration and based in part upon the recommendation of the Special Committee and the written opinion relating to the Asset Sale, dated November 18, 2003, of Luminary Capital, the Board of Directors of Student Advantage determined that it was advisable, fair to, and in the best interests of, Student Advantage to adopt the Purchase and Sale Agreement and approve the Asset Sale.

                                 Accordingly, the Board of Directors of Student Advantage recommends that you vote "FOR" the approval of the Transactions and the approval and adoption of the Merger Agreement and the Purchase and Sale Agreement.

Position of Raymond V. Sozzi,
Jr. and Athena Ventures
Regarding the Fairness of the
Merger (page 29)..............   Based on its belief regarding the
                                 reasonableness of the conclusions and analyses of the Special Committee and the Board of Directors with respect to the Merger, Mr. Sozzi and Athena Ventures adopted the analyses and conclusions underlying the Special Committee's and the Board of Directors' fairness determination described above and believe that the $1.05 per share cash consideration is fair to Student Advantage's unaffiliated stockholders.

Appraisal Rights (page 100)...   Under Delaware law, you may seek an appraisal
                                 of the fair value of your shares of common stock, but only if you comply with all requirements set forth under Delaware law as described on pages 124 through 127 of this proxy statement and in APPENDIX E of this proxy statement. Depending on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $1.05 per share to be paid as a result of the Merger.

THE MERGER

Structure of the Merger (page
38)...........................   The proposed acquisition of Student Advantage
                                 has been structured as a merger of Acquisition
                                 Sub with and into Student Advantage, with Student Advantage surviving as a wholly-owned subsidiary of Athena Ventures. At the effective time of the Merger, each outstanding share of common stock (other than shares held by Athena
                                 Ventures or Acquisition Sub) will be converted into the right to receive $1.05 in cash, all outstanding options will be cancelled in exchange for a payment, if any, for each share of common stock subject to such option, equal to $1.05 less the exercise price per share of such option and holders of outstanding warrants to purchase shares of common stock will become entitled to receive, upon exercise of such warrant, a payment, if any, for each share of common stock subject to such warrant, equal to $1.05 less the exercise price per share of such warrant.

Effective Time of the Merger
(page 44).....................   Student Advantage and Athena Ventures are
                                 working toward consummating the Merger as
                                 quickly as possible. If the Transactions are
                                 approved by the stockholders and the other
                                 conditions to the Merger are satisfied or
                                 waived, including consummation of the Asset
                                 Sale, which is expected to occur on
                                 [          ], 2004, the Merger is expected to
                                 be completed promptly after the closing of the Asset Sale. Because of various risks and uncertainties to the consummation of the Merger, however, there can be no assurance that the Merger will be completed by such date or at all.

Effects of the Merger (page
39)...........................   At the effective time of the Merger, trading in
                                 Student Advantage's common stock on the OTC
                                 Bulletin Board will cease and there will no longer be a public market for its common stock.
                                 Price quotations for its common stock will no longer be available and the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated.

Payment of the Merger
Consideration (page 45).......   Upon consummation of the Merger, all shares of
                                 the common stock, other than shares held by Student Advantage stockholders who perfect their appraisal rights under Delaware law, shares held by Student Advantage as treasury stock and shares held by Athena Ventures or Acquisition Sub, automatically will be converted into the right to receive $1.05 in cash, without interest. Only stockholders who do not elect to seek appraisal rights (or improperly seek such appraisal rights) under Delaware law will be entitled to receive the merger consideration. Mr. Sozzi is expected to contribute his shares of Student Advantage common stock to Athena Ventures prior to the closing of the Merger.

                                 At the effective time of the Merger, Athena
                                 Ventures will deposit with an exchange agent sufficient funds to pay the merger consideration. As soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of shares of common stock outstanding immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

Amount to be Received by
Student Advantage Option and
Warrant Holders (page 45).....   Upon consummation of the Merger, all
                                 outstanding and unexercised options to purchase shares of common stock, whether or not then vested, will, as of the effective time of the Merger, be cancelled and each holder will be entitled to receive a cash payment in an amount equal to the product of (1) the number of shares of common stock subject to such option, and (2) the excess, if any, of $1.05 over the exercise price per share subject to such option, for each cancelled option. Options with an exercise price equal to or greater than $1.05 per share will be cancelled at the effective time of the Merger without any payment or other consideration therefor.

                                 Upon consummation of the Merger, the holders of all outstanding warrants to purchase shares of common stock, will be entitled to receive, upon exercise, a cash payment, if any, equal to the product of (1) the number of shares of common stock subject to such warrant, and (2) the excess, if any, of $1.05 over the exercise price per share subject to such warrant. Holders of warrants with an exercise price equal to or greater than $1.05 per share will not be entitled to receive any payment or other consideration therefor upon exercise.

Other Conditions to Completion
of the Merger (page 51).......   The Merger is subject to the satisfaction of a
                                 number of conditions, including but not limited to, the approval of the Transactions, the consummation of the Asset Sale, the satisfaction of all of Student Advantage's obligations to its primary lenders, the settlement of certain pending litigation against Student Advantage, there being not more than 5% of the outstanding shares of common stock held by Student
                                 Advantage stockholders demanding appraisal and that no event has occurred, or condition exists, that has resulted in or would reasonably be likely to result in a material adverse effect on Student Advantage.

Termination of the Merger
Agreement (page 53)...........   Student Advantage and Athena Ventures may agree
                                 to terminate the Merger Agreement at any time before the Merger. In addition, the Merger
                                 Agreement may be terminated by either Student
                                 Advantage or Athena Ventures for a number of other reasons, such as the failure of the other party to comply with certain obligations under the Merger Agreement or the failure to obtain stockholder approval of the Transactions. Under certain circumstances, Student Advantage would be required to pay Athena Ventures a termination fee of $150,000 as well as to reimburse Athena Ventures for its out-of-pocket expenses in an amount not to exceed $75,000.

U.S. Federal Income Tax
Considerations (page 65)......   Generally, your receipt of cash for shares of
                                 common stock in the Merger will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. You will recognize taxable capital gain or loss in the amount of the difference between $1.05 and your adjusted tax basis for each share of common stock that you own.

                                 YOU ARE URGED TO CAREFULLY READ THE INFORMATION REGARDING U.S. FEDERAL INCOME TAX CONSEQUENCES CONTAINED IN THIS PROXY STATEMENT, AND TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU.

THE ASSET SALE

Assets and Liabilities Being
Sold (page 55)................   Student Advantage has agreed to sell to NCSN
                                 substantially all of the assets relating to its operation of its college sports business, including the Official College Sports Network, and Student Advantage's college newspaper business, U-WIRE (collectively, the "OCSN
                                 Business"). NCSN will assume all of Student
                                 Advantage's obligations relating to the
                                 ownership or operations of the OCSN Business and related assets that arise or are incurred after the closing of the Asset Sale, including all liabilities and obligations of Student
                                 Advantage under the transferred contracts arising after the closing of the Asset Sale.

Excluded Assets and
Liabilities (page 56).........   Student Advantage will retain cash and cash
                                 equivalents, certain retained contracts, property, records and intellectual property, certain assets and properties relating to corporate functions, corporate governance matters, real estate and employee benefits. Except as described above and more fully set forth in the Purchase and Sale Agreement, Student Advantage will retain all other liabilities and obligations relating to its business, including those relating to certain of its employees, its stockholders, the retained contracts and, with respect to the transferred contracts and certain other liabilities including taxes, that arise from or relate to events or circumstances existing prior to the closing of the Asset Sale.

Purchase Price (page 56)......   NCSN has agreed to pay Student Advantage a
                                 purchase price of $2.85 million in cash, subject to adjustment for Student Advantage's failure to obtain certain consents, a note in the aggregate principal amount of $4.25 million and a warrant to purchase 580,601 shares
                                 (subject to adjustment in accordance with the terms of the warrant) of common stock of NCSN.
                                 The purchase price is also subject to
                                 adjustment based on the working capital as of the closing and certain other specified conditions. The stockholders of Student
                                 Advantage will not receive any of the proceeds from the Asset Sale. The purchase price will be paid to Student Advantage and used by it to repay its outstanding debt obligations, including its obligations to Scholar, of which Mr. Sozzi and Greylock are stockholders, and to Mr. Katzman, a former member of the Board of Directors.

Completion of the Asset Sale
(page 57).....................   Student Advantage expects to complete the Asset
                                 Sale as soon as practicable, after all of the
                                 conditions to completion contained in the
                                 Purchase and Sale Agreement have been satisfied
                                 or waived. NCSN and Student Advantage are
                                 working toward satisfying these conditions to
                                 closing and plan to complete the Asset Sale on
                                 or about [          ], 2004 shortly following
                                 the special meeting of Student Advantage's stockholders, assuming Student Advantage's stockholders approve the Transactions and approve and adopt the Purchase and Sale
                                 Agreement and the Merger Agreement and that the other conditions to closing are satisfied or waived. If Student Advantage's stockholders do not approve the Transactions, neither the Asset
                                 Sale nor the Merger will occur.

Conditions to Closing the
Asset Sale (page 59)..........   Student Advantage's and NCSN's obligations to
                                 complete the Asset Sale are subject to
                                 specified conditions, including but not limited to, the approval of the Transactions, such as stockholder approval of the Transactions, the closing of the Merger and that no event has occurred, or condition exists, that has resulted in or would reasonably be likely to result in a material adverse effect on the OCSN
                                 Business.

Termination of the Purchase
and Sale Agreement (page
61)...........................   Student Advantage and NCSN may terminate the
                                 Purchase and Sale Agreement by mutual consent of the parties. In addition, the Purchase and Sale Agreement may be terminated by either
                                 Student Advantage or NSCN for a number of other reasons, such as the failure of the other party to comply with certain obligations under the Purchase and Sale
                                 Agreement or the failure to obtain stockholder approval of the Transactions.

Use of Proceeds of the Asset
Sale (page 43)................   All of the proceeds to be received by Student
                                 Advantage from the Asset Sale will be used to satisfy the Company's debt to Reservoir, Scholar and Mr. Katzman, its secured lenders.
                                 Reservoir, Scholar and Mr. Katzman have agreed subject to the closing of the proposed
                                 Transactions, to accept $4.25 million in the form of the non-cash consideration paid by NCSN
                                 (the Note and the warrant), $2.25 million and $550,000, respectively, as full payment of all amounts owed to them.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Place and Time (page
14)...........................   The special meeting of Stockholders will be
                                 held on [          ], 2004, at the offices of
                                 Hale and Dorr LLP, 26th Floor, 60 State Street,
                                 Boston, Massachusetts 02109, at 10:00 a.m., local time.

Matters to be Voted Upon
(page 14).....................   At the special meeting, stockholders will
                                 consider and vote upon the approval of the Transactions, which includes both the Asset
                                 Sale and the Merger, and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement, and any other matters that are properly brought before the special meeting.

Stockholders Entitled to Vote
(page 15).....................   Holders of common stock of Student Advantage at
                                 the close of business on the record date of
                                 [          ], 200[  ], are entitled to notice
                                 of and to vote at the special meeting. There
                                 were [          ] shares of common stock
                                 outstanding on [          ], 200[  ]. Each
                                 share of common stock is entitled to one vote.

Voting by Proxy (page 14).....   You may vote at the special meeting in person
                                 or by proxy by providing voting instructions on the enclosed proxy card. The enclosed proxy is solicited by the Board of Directors of Student
                                 Advantage. If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote for the approval of the Transactions and the approval and adoption of the Purchase and Sale Agreement and Merger Agreement and will vote on any other matters to be considered at the special meeting. You may revoke your proxy before it is voted by affirmatively indicating in person at the special meeting an intent to vote the shares in person. Your attendance at the special meeting will not, in and of itself, revoke your proxy. Unless you revoke your proxy by affirmatively indicating in person at the special meeting an intent to vote in person, your proxy it will be voted in accordance with the instructions on your proxy card.

Vote Required to Approve the
Transactions (page 15)........   The affirmative vote of the holders of a
                                 majority of the shares of common stock
                                 outstanding and entitled to vote is required to approve the Transactions and to approve and adopt the Purchase and Sale Agreement and the Merger Agreement. Shares which abstain from voting as to the proposal, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have authority to vote on this proposal (a "broker non-vote"), will not be voted in favor of the proposal.
                                 Accordingly, abstentions and "broker non-votes" will have the effect of a negative vote on the proposal, because approval of the proposal requires the affirmative vote of the holders of a majority of all outstanding shares of common stock. If you return a signed proxy without direction, the proxy will be voted "FOR" approval of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement

Intent to Vote by Certain
Interested Parties (page
15)...........................   Raymond V. Sozzi, Jr., the Chairman of the
                                 Board, Chief Executive Officer and President of
                                 Student Advantage, who owns approximately 14.1% of the outstanding shares of Student
                                 Advantage's common stock, entered into an agreement with NCSN in which he agreed to vote to approve the Transactions and to approve and adopt the Purchase and Sale Agreement and, therefore, the Merger Agreement. All of the directors and executive officers of Student
                                 Advantage who own shares of common stock intend to vote to approve the Transactions and to approve and adopt the Purchase and Sale
                                 Agreement and the Merger Agreement, primarily for the reasons that motivated the Special
                                 Committee to recommend the approval of the Transactions.

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement and the documents attached hereto contain or are based upon "forward looking" information and involve risks and uncertainties. Such forward looking statements reflect, among other things, management's current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause Student Advantage's actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward looking statements. Therefore, any statements contained herein or in the documents attached that are not statements of historical fact may be forward looking statements and should be evaluated as such. Without limiting the foregoing, the words "believes," "anticipates," "plans," "intends," "will," "expects" and similar words and expressions are intended to identify forward looking statements. Except to the extent required by the federal securities laws, Student Advantage assumes no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements include, without limitation:

     - the impact of Student Advantage's substantial accumulated deficit and outstanding debt on its ability to generate revenues, consummate transactions or achieve and sustain profitability;

     - the risk that Student Advantage will not be able to continue as a going concern;

     - the effect of general economic conditions and seasonal fluctuations in operating performance on Student Advantage's business;

     - the risk that Student Advantage might not prevail in any pending or future litigation;

     - the reluctance of colleges and universities to permit businesses to market products and services on campus;

     - the risk that new and proposed laws and regulations regarding federal banking requirements and privacy could result in increased liability risks or costs or limit Student Advantage's service offerings;

     - the risk of significant competition;

     - costs and charges related to the Transactions;

     - failure to obtain required stockholder approval of the Transactions;

     - the risk that the Purchase and Sale Agreement or the Merger Agreement could be terminated or the Asset Sale or Merger not closing for any other reason; and

     - other factors disclosed in Student Advantage's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in other reports filed by Student Advantage from time to time with the SEC.

                              THE SPECIAL MEETING

PURPOSE

     This proxy statement is furnished to Student Advantage stockholders in connection with the solicitation of proxies by Student Advantage's Board of
Directors for use at the special meeting to be held on [          ], 2004, at
the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, or at any adjournments or postponements thereof.

     At the special meeting, the stockholders of Student Advantage will be asked to consider and vote upon the approval of the Transactions as set forth below and any other matters that are properly brought before the meeting:

     - the Merger of Student Advantage and Acquisition Sub, pursuant to an Agreement and Plan of Merger, dated November 18, 2003, by and among Student Advantage, Athena Ventures and Acquisition Sub, pursuant to which all outstanding shares of Student Advantage common stock (other than shares held by Athena Ventures or Acquisition Sub) will be converted into the right to receive $1.05 per share in cash, and Student Advantage will become a wholly-owned subsidiary of Athena Ventures, and

     - the sale by Student Advantage of the assets relating to its OCSN Business to NCSN for a purchase price of $2.85 million in cash, a Note in the aggregate principal amount of $4.25 million and warrants to purchase 580,601 shares (subject to adjustment in accordance with terms of the warrant) of common stock of NCSN, such purchase price subject to adjustment, pursuant to the Purchase and Sale Agreement, dated November 18, 2003, by and between Student Advantage and NCSN.

VOTING BY PROXY

     The enclosed proxy is solicited by the Board of Directors of Student Advantage. If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote for the approval of the Transactions and the approval and adoption of the Purchase and Sale Agreement and the Merger Agreement and any other matters to be considered at the special meeting. You may revoke your proxy at any time before it is voted by affirmatively indicating in person at the special meeting an intent to vote your shares in person.

     Your attendance at the special meeting will not, in and of itself, revoke your proxy. Unless you revoke your proxy by indicating an intent to vote your shares in person at the special meeting, your shares will be voted in accordance with the instructions on your proxy card.

WHO CAN VOTE; QUORUM

     If you are a holder of record of common stock at the close of business on
the record date of [          ], 200[ ], you are entitled to notice of and to
vote your shares at the special meeting of stockholders. Shares of common stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the special meeting. The presence in person or by proxy of a majority of the shares entitled to vote at the special meeting is required to constitute a quorum for transaction of business at the special meeting.

     There were [          ] shares of common stock outstanding on [          ],
200[ ]. Each share of common stock is entitled to one vote.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to approve the Transactions and approve and adopt the Purchase and Sale Agreement and the Merger Agreement.

     Shares which abstain from voting as to the proposal, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have authority to vote on this proposal (a "broker non-vote"), will not be voted in favor of such proposal. Accordingly, abstentions and "broker non-votes" will have the effect of a negative vote on the proposal, because approval of the proposal requires the affirmative vote of a majority of all outstanding shares of common stock.

     If you return a signed proxy without direction, the proxy will be voted "FOR" approval of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement.

     The approval of the Transactions is not assured. The Transactions will not be completed if the required vote described above is not received. Your vote is very important.

     Raymond V. Sozzi, Jr., the Chairman of the Board, Chief Executive Officer and President of Student Advantage, who owns approximately 14.1% of the outstanding shares of the common stock, has agreed with NCSN that he will vote to approve the Transactions and to approve and adopt the Purchase and Sale Agreement and, therefore, the Merger Agreement. All of the directors and executive officers of Student Advantage who own shares of common stock intend to vote to approve the Transactions and to approve and adopt the Purchase and Sale Agreement and the Merger Agreement, primarily for the reasons that motivated the Special Committee to recommend the approval of the Transactions.

OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the special meeting of stockholders. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

PROXY SOLICITATION

     Student Advantage will pay all expenses of soliciting the proxies described in this proxy statement. Solicitations will be made primarily by mail but some of Student Advantage's officers and other employees may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

     Student Advantage has not authorized anyone to give any information or make any representation about the Transactions or Student Advantage that differs from, or adds to, the information in this document or in Student Advantage's documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTIONS

     In the opinion of Student Advantage's Board of Directors, Student Advantage's public market valuation has been constrained for at least the past two years due to a number of factors including, but not limited to, its:

     - stock being delisted from the Nasdaq National Market in February 2003;

     - inability to generate the operating cash flow required to meet its working capital needs and to satisfy its fully secured short term debt obligations;

     - small market capitalization, which at November 17, 2003 (the day before the Merger Agreement was executed) was only $274,000;

     - stock having limited public float, which was only approximately 408,990 shares as of November 17, 2003;

     - stock having relatively low trading volume, which over the last year averaged only approximately 1,500 shares per week; and

     - lack of research coverage from securities analysts in the past year.

     The forgoing factors were first considered by the Board of Directors in July 2002, approximately 12 months in advance of the maturity of Student Advantage's then outstanding secured debt owed to Reservoir. As a result of Student Advantage's constrained market valuation, the Board of Directors determined that Student Advantage should explore a number of strategic alternatives in order to best ensure that it would be able satisfy its debt obligations and continue to fund its ongoing operations. The alternatives included the restructuring of its secured debt, the raising of additional equity and/or debt capital, the sale of certain assets and the sale of the entire company.

     At that time, Raymond V. Sozzi, Jr., Chairman of the Board, Chief Executive Officer and President of Student Advantage, advised the Board of Directors that he was interested in pursuing a management buyout of Student Advantage. Mr. Sozzi noted that he was considering such a transaction because:

     - Student Advantage had continued to incur substantial expenses, in excess of $1 million annually, associated with being a publicly held company and anticipated that these expenses would increase in the future;

     - Information contained in its public disclosures, particularly relating to the company's secured debt obligations, had been used by competitors to Student Advantage's competitive disadvantage;

     - Student Advantage's stock was at risk of being delisted from the Nasdaq National Market, a move that would further hinder the company; and

     - The prospect of raising $20 million in equity and/or debt capital, approximately the amount required to satisfy the company's secured debt and meet its ongoing working capital needs, was not feasible in light of the company's public market capitalization.

     However, Mr. Sozzi cautioned the Board of Directors that any offer from him would be contingent on his ability to secure sufficient financing. Mr. Sozzi also suggested that, because of an actual or perceived conflict of interest resulting from his proposal to acquire Student Advantage, it would be appropriate and necessary for the Board of Directors to appoint a Special Committee of independent directors that would be responsible for evaluating any proposal of his to acquire Student Advantage or any other acquisition proposal by a third party. After lengthy discussion, the Board of Directors approved the appointment of a Special Committee to evaluate Mr. Sozzi's potential proposal and any other acquisition proposal by a third party. The Board of Directors also determined that John Katzman and Charles Young were two members of the Board of Directors who were independent of Mr. Sozzi's potential proposal. Accordingly, they were appointed as the members of the Special Committee with authority to take any and all actions on behalf of Student Advantage with respect to negotiating any proposal that might be made by Mr. Sozzi or any third party, and with the authority to engage independent legal and financial advisors to advise the Special Committee. The Board of Directors also resolved to make all non-public information about Student Advantage available to the Special Committee and its advisors. The Board of Directors also approved the payment of a non-contingent fee of $35,000 to each of Mr. Katzman and Mr. Young for their service on the Special Committee, all of which was paid in early 2003.

     As a result of the appointment of the Special Committee, Mr. Katzman and Mr. Young were charged with the responsibility of negotiating on behalf of the unaffiliated stockholders of Student Advantage, and Mr. Sozzi was free to engage in discussions in his capacity as the potential acquiror.

     In July 2002, the Special Committee held a meeting and selected Luminary Capital as its independent financial advisor after having discussions with two other investment banks. The Special Committee selected Luminary Capital primarily because (1) although Luminary Capital was a relatively new firm, its principals had an excellent reputation; (2) Luminary Capital's proposed fees were reasonable; and (3) Luminary Capital had familiarity with Student Advantage's industry. The Special Committee also determined to engage Patterson Belknap LLP as independent counsel to the Special Committee. At the first meeting, representatives of Patterson Belknap reviewed with the members of the Special Committee their duties and responsibilities in connection with any forthcoming offer to acquire Student Advantage. The Special Committee, with the participation of Patterson Belknap, also identified significant matters which would have to be satisfactorily addressed in connection with any proposal, including the fiduciary duties of Student Advantage's Board of Directors under Delaware law, that there be adequate assurances that financing for any transaction be available, and there be an adequate opportunity for Student Advantage to receive, consider and act upon third party offers.

     Over the course of several meetings with the Special Committee, Luminary Capital reviewed possible strategic alternatives to maximize stockholder value and proceeded to focus on soliciting offers for the company as a whole as well as for each of its several operating businesses. Throughout August and September 2002, Luminary Capital had preliminary discussions with more than 20 potential suitors and entered into non-disclosure agreements and provided confidential financial information to 11 companies. In addition, in the same time period, Luminary Capital and the Special Committee entered into negotiations with a group of stockholders led by Mr. Sozzi regarding the sale of the entire company.

     The group made a preliminary proposal to acquire Student Advantage, but the proposal was conditioned on obtaining sufficient financing and the negotiation of a definitive agreement. In late September, Mr. Sozzi informed the Special Committee that the group was unable to secure sufficient financing and discussions regarding his proposal were subsequently abandoned. However, on September 30, 2002, Student Advantage entered into a $3.5 million loan agreement with Scholar, an entity formed by Mr. Sozzi and certain other Student Advantage stockholders, including, an affiliate of Atlas II L.P. and Greylock, of which William S. Kaiser, a member of Student Advantage's Board of Directors, is a general partner. Student Advantage and Scholar entered into the loan agreement so that Student Advantage could continue to meet its ongoing working capital needs. On December 30, 2002, Student Advantage, Scholar and Reservoir agreed to further amend the terms of the credit facility to reduce Student Advantage's total indebtedness to Reservoir from approximately $15.7 million to $9.5 million in exchange for a guarantee by Mr. John Katzman, a member of Student Advantage's Board of Directors who resigned at the time the amendment was consummated.

     Luminary Capital's solicitations produced no offers for the entire company from a third party. However, Luminary Capital's solicitations did generate interest in two of Student Advantage's operating businesses, SA Cash and OCM Direct. After considerable discussion with the Special Committee, Luminary Capital and Mr. Sozzi, the Board of Directors authorized Luminary Capital to pursue the sale of SA Cash, which was completed in February 2003, as well as the sale of OCM Direct, which was completed in May 2003. Approximately two-thirds of the proceeds generated from the asset sales were used to re-pay a portion of Student Advantage's then outstanding secured debt owed to Reservoir, Scholar and Katzman, and the company was able to extend the maturity of its remaining secured indebtedness from June 30, 2003 to January 31, 2005. The remainder of the proceeds was used to fund ongoing operations.

     On June 12, 2003, the Board of Directors once again met to review the ongoing working capital needs of the company as well as to discuss how the company would meet its remaining secured debt obligations. After deliberation, the Board of Directors determined that although the company's total indebtedness had been reduced considerably, many of the factors that led the Board of Directors to pursue strategic alternatives the year before were still very much in place. In addition, Mr. Sozzi expressed interest in continuing to pursue a management buyout of the company's remaining businesses.

     Once again, the Board of Directors directed a Special Committee to work with Luminary Capital in evaluating any potential proposal of Mr. Sozzi to acquire Student Advantage or any other acquisition proposal by a third party. The Special Committee included Charles Young and John Connolly who replaced Mr. Katzman on the Special Committee following Mr. Katzman's resignation from the Board in December 2002. The Special Committee chose to continue the relationship with Luminary Capital as its independent financial advisor and determined to engage Greenberg Traurig, LLP as the new independent counsel to the Special Committee.

     Throughout July and August 2003, Luminary Capital once again attempted to solicit offers for the company as a whole as well as its two remaining operating divisions, OCSN Business and the Student Advantage Membership business. In addition, Luminary Capital and the Special Committee entered into negotiations with Mr. Sozzi regarding his potential acquisition of the entire company. During the same time period, the company attempted to negotiate with the holders of its secured indebtedness to compromise the total amount that would be acceptable as repayment.

     On August 15, 2003, a meeting of the Special Committee was held with Luminary Capital and with Alan I. Annex, a shareholder with Greenberg Traurig, in attendance. Luminary Capital informed the Special Committee that their solicitation produced no third party offers for the entire company or for the Student Advantage Membership division. However, Luminary Capital did receive an informal offer to purchase substantially all of the assets related to the company's OCSN business for $7.1 million from NCSN. Student Advantage had no previous relationship with NCSN. In addition, Luminary Capital informed the Special Committee that Mr. Sozzi had made a verbal offer to purchase the company in a transaction that would result in a $0.85 per share cash payment to Student Advantage's stockholders. Luminary Capital was directed by the Special Committee to continue negotiations with Mr. Sozzi as well as with NCSN.

     On September 7, 2003, the Special Committee held a telephonic meeting attended by representatives of Greenberg Traurig and Luminary Capital to further discuss the status of Mr. Sozzi's offer as well as the progress on the potential sale of the OCSN business to NCSN. At the meeting, Luminary Capital discussed certain preliminary valuation analyses it had performed and advised the Special Committee that NCSN's $7.1 million offer for the OCSN business and Mr. Sozzi's proposed $0.85 per share price both appeared to be in line with the indicative valuations suggested by their preliminary valuation analysis. In addition, Luminary Capital explained that the holders of the company's secured indebtedness were willing to make certain compromises that would allow the company to retire substantially all of the debt with the proceeds from the sale of the OCSN business.

     Luminary Capital further indicated that the preparation of a formal valuation analysis for both offers would be subject to study and refinement, and that Luminary Capital would require additional discussions with management and conduct further due diligence before it could develop a complete valuation analysis. Thereafter, in order to facilitate the negotiation process, the Special Committee determined to hold another meeting to discuss the offers after Luminary Capital performed further due diligence and analysis and continued its negotiations to further strengthen the offers from Mr. Sozzi and NCSN.

     On September 18, 2003, Shack Siegel Katz & Flaherty P.C., counsel to Mr. Sozzi, delivered to Greenberg Traurig, a written non-binding proposal by Mr. Sozzi in the form of a draft merger agreement to effectuate a "going private" transaction on terms which would result in a $1.00 per share cash payment to Student Advantage's stockholders. The proposal was contingent upon the company's sale of the OCSN business on the terms then offered by NCSN. The proposal also contained a proposed termination fee of $400,000 plus out-of-pocket expenses payable in the event that, in the exercise of its fiduciary duties, the Board of Directors withdrew a favorable recommendation of the transaction to Student Advantage's stockholders after execution of a merger agreement with Mr. Sozzi.

     On September 21, 2003, the Special Committee held a telephonic meeting attended by representatives of Greenberg Traurig and representatives of Luminary Capital at which the new merger proposal and NCSN offer were discussed. At the meeting, Luminary Capital reviewed a summary fairness analysis which summarized the various valuation analyses performed by Luminary Capital and the price per share of common stock implied thereby. The summary fairness analysis included a summary of the proposed Merger, valuation analyses of selected comparable companies, prices at which comparable companies were sold, historical financial data analyses, historical stock price and trading volume data and trends, discounted cash flow analyses, and other matters Luminary Capital considered relevant to a valuation analysis of Student Advantage. Luminary Capital reviewed a similar analysis with respect to NCSN's offer for the OCSN business. Luminary Capital then discussed the information contained in the summary fairness analysis with the Special Committee. Luminary Capital also confirmed that if a satisfactory Merger Agreement was concluded, it would be prepared to issue an opinion that the price of $7.1 million for the OCSN Business, which funds would be used to repay the company's secured debt, followed by a payment of $1.00 per share for the outstanding shares not held by Mr. Sozzi was fair to Student Advantage's stockholders from a financial point of view. After hearing Luminary Capital's presentation, the Special Committee discussed the valuation analysis and the prior negotiations regarding the proposed price, and concluded that it concurred with the valuation analysis provided by Luminary Capital. The Special Committee then re-examined the other considerations that it considered relevant to its deliberations, such as (1) the lack of liquidity of the shares of the Company's common stock due to the absence of an active trading market in the common stock and the lack of analyst coverage, (2) the value to unaffiliated stockholders of Student Advantage of an opportunity to realize a substantial premium on disposition of a relatively illiquid investment as compared to the loss of the opportunity to participate in any future growth potential of Student Advantage, (3) the negative trends in both the trading volume and market price of Student Advantage stock over the past two years, and (4) the substantial ongoing expenses incurred by Student Advantage as a public reporting company with obligations to file periodic reports with the SEC. The Special Committee then designated, after consultation with counsel, the additions and changes in the draft merger agreement for which it would negotiate. In particular, the Special Committee wanted a substantially lower termination fee in the event of a superior offer.

     On September 24, 2003, Bryan Cave LLP, counsel to NCSN, delivered to Raymond Thek of Hale and Dorr LLP, counsel chosen by Student Advantage to work with Luminary Capital and the management of the company to negotiate the sale of the OCSN Business, a written non-binding proposal by NCSN in the form of a draft purchase and sale agreement to effectuate a purchase by NCSN of substantially all of the assets of the company's OCSN business for $7.1 million, consisting of $2.85 million in cash, a $4.25 million secured Note and warrants to purchase NCSN stock. (see "THE PURCHASE AND SALE AGREEMENT -- PURCHASE PRICE" below).

     On October 1, 2003, after considerable negotiation between Mr. Sozzi and Luminary Capital, Shack Siegel transmitted to Greenberg Traurig a revised draft merger agreement with a proposed price of $1.05 per share and a termination fee of $150,000. Additional changes that were negotiated into the Merger Agreement included a right on the part of Student Advantage and the Special Committee during a 30-day period following the execution of the agreement to entertain any and all offers, whether bona fide or not, to acquire Student Advantage (see "THE MERGER AGREEMENT -- SOLICITATION" below) and a $75,000 limitation on the obligation by Student Advantage to reimburse Mr. Sozzi for his out-of-pocket expenses if Student Advantage received and accepted a superior offer.

     On October 7, 2003, the Special Committee held a telephonic meeting attended by representatives of Greenberg Traurig and Luminary Capital. At this meeting, Luminary Capital delivered its completed valuation report, which updated the preliminary fairness analysis presented at the September 21, 2003 meeting through October 2, 2003, and advised the Special Committee that it was prepared to deliver its fairness opinions when a definitive Merger Agreement and Purchase and Sale Agreement were executed. The members of the Special Committee, based upon Luminary Capital's fairness analyses and the other factors it considered relevant to the value of the transaction to Student Advantage's stockholders resolved that, subject to satisfactory further negotiations of provisions of the Merger Agreement that the Special Committee believed were not material, the proposed transaction was, in the opinion of the Special Committee, fair to and in the best interests of Student Advantage's unaffiliated stockholders; that the Merger and Merger Agreement as well as the related Asset Sale and Purchase and Sale Agreement should be approved and recommended to the Board of Directors; and that the Special Committee would recommend that Student Advantage's stockholders approve and adopt the Merger and Merger Agreement as well as the Asset Sale and Purchase and Sale Agreement when submitted for their approval.

     On October 7, 2003, a meeting of the Board of Directors was held for the purpose of considering whether to approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Attending this meeting via teleconference were all members of the Board of Directors and representatives from Luminary Capital, Greenberg Traurig and Hale and Dorr. Mr. Sozzi stated that the purpose of the meeting was to discuss the proposed Merger and Merger Agreement as well as the Asset Sale and Purchase and Sale Agreement. Mr. Annex stated further that the Special Committee had determined, based in part upon the report of Luminary Capital, that both the Merger upon the terms set forth in the Merger Agreement and the Asset Sale upon the terms set forth in the Purchase and Sale Agreement were fair to, and in the best interests of Student Advantage's stockholders and was recommending that the Board of Directors vote to approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Luminary Capital then presented its fairness analysis to the Board of Directors in support of its opinion as to the fairness from a financial point of view of the consideration to be paid to Student Advantage's stockholders. Luminary Capital's analysis consisted of an executive summary, a situation analysis and a valuation analysis. Luminary Capital discussed certain valuation issues, Student Advantage's common stock suffering from illiquidity and a lack of visibility in the investment community, and Student Advantage's common stock trading at a significant discount to its peer group. Luminary Capital reported on the results of its comparable company analysis, comparable transaction analysis, discounted cash flow analysis, premiums paid analysis and liquidation analysis. Based on the foregoing analyses, Luminary Capital concluded that:

     - The discounted cash flow analysis based on management's projections yielded a range of stock prices from $(0.73) to $1.14 per share;

     - The premiums paid analysis resulted in an average premium of 31.3% over the stock price from October 2, 2003; and

     - The proposed $1.05 per share price represented a substantial premium to book value per share and Luminary Capital's estimate of liquidation value per share.

     Based upon the foregoing analyses, Luminary Capital presented its conclusion that the proposed price of $1.05 per share of common stock was fair, from a financial point of view, to Student Advantage's unaffiliated stockholders.

     Mr. Annex then presented a summary of the events that developed since June 2003, including the various meetings held by the Special Committee and negotiations with Mr. Sozzi. The Board of Directors agreed to review all of the materials and reconvene within five days to vote on the proposal.

     On October 12, 2003, a meeting of the Board of Directors was held for the purpose of considering whether to approve the Merger Agreement and the Merger as well as the Asset Sale and the Purchase and Sale Agreement. Attending this meeting via teleconference were all members of the Board of Directors and representatives from Luminary Capital, Greenberg Traurig and Hale and Dorr. Following deliberations among the members of the Board of Directors, the Board determined that the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement were in the best interests of Student Advantage and its stockholders and voted to adopt and approve the Merger and the Merger

Agreement as well as the Asset Sale and the Purchase and Sale Agreement and to recommend to Student Advantage's stockholders that they adopt and approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Mr. Sozzi abstained from the vote.

     Between October 12, 2003 and November 10, 2003, representatives of Student Advantage and NCSN finalized the definitive Purchase and Sale Agreement.

     On November 10, 2003, the Special Committee held a telephonic meeting attended by representatives of Greenberg Traurig and Luminary Capital to review the status of negotiations with Mr. Sozzi and with NCSN and to ensure that Luminary Capital's written analysis and opinion from October 7, 2003 had not changed since the prior meeting. Luminary Capital also advised the Special Committee that Student Advantage's management was recommending the sale of one of the company's websites, collegeclub.com, and that such sale did not in any way change Luminary Capital's opinion with respect to the fairness of the proposed Merger and Merger Agreement. However, due to the amount of time that had elapsed since the vote of the Board of Directors on October 12, 2003, Greenberg Traurig recommended that another vote be taken.

     On November 11, 2003, another meeting of the Board of Directors was held for the purpose of reaffirming the approval of the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Attending this meeting via teleconference were all members of the Board of Directors and representatives from Luminary Capital and Greenberg Traurig. Mr. Annex confirmed that the Special Committee had met the day before and, based in part upon the oral update of Luminary Capital, that the Merger upon the terms set forth in the Merger Agreement and the Asset Sale upon the terms set forth in the Purchase and Sale Agreement were fair to, and in the best interests of Student Advantage's stockholders and was recommending that the Board of Directors vote to approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Following a deliberation among the members of the Board of Directors, the Board once again determined that the Merger Agreement and Asset Sale were in the best interests of Student Advantage and its stockholders and again voted to adopt and approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement and to recommend to Student Advantage's stockholders that they adopt and approve the Merger and the Merger Agreement as well as the Asset Sale and the Purchase and Sale Agreement. Mr. Sozzi abstained from the vote.

     On November 18, 2003, the company executed the Merger Agreement as well as the Purchase and Sale Agreement. At that time, Luminary Capital delivered its written opinions, copies of which are attached to this proxy statement as APPENDIX C and APPENDIX D, that the merger consideration is fair to Student Advantage's unaffiliated stockholders from a financial point of view and the consideration offered for the OCSN business was fair to Student Advantage from a financial point of view.

THE PARTIES

     Student Advantage, a Delaware corporation, is a media and commerce company focused on the higher education market. Student Advantage works with hundreds of colleges, universities and campus organizations, and more than 15,000 participating national and local business locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus. Student Advantage's Official College Sports Network business is the largest, most trafficked network on the web devoted exclusively to college sports, providing online brand management and content delivery to more than 135 schools and athletic conferences. See "INFORMATION ABOUT STUDENT ADVANTAGE, INC." below for more information.

     NCSN, a Delaware corporation, owns and controls CSTV: College Sports Television, a 24-hour college sports network that televises regular season and championship event coverage in football, basketball, baseball, hockey, soccer and other sports from all of the major college conferences and associations. CSTV also presents NCAA post season action in baseball, women's ice hockey, field hockey, men's and women's lacrosse, men's and women's water polo, gymnastics and track and field, and other programming related to college sports and lifestyles.

     Raymond V. Sozzi, Jr. has served as the Chairman of the Board, Chief Executive Officer and President of Student Advantage since its inception. Mr. Sozzi has also served as the sole director, President and Secretary of each of Athena Ventures and Acquisition Sub since their formation in October 2003. See "INFORMATION ABOUT STUDENT ADVANTAGE, INC." below for more information.

     Athena Ventures and its wholly-owned subsidiary Acquisition Sub, are each newly formed Delaware corporations, formed at the direction of Raymond V. Sozzi, Jr. solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. See "INFORMATION ABOUT ATHENA VENTURES AND ACQUISITION SUB" below for more information.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTIONS

     The Special Committee of the Board of Directors has determined that the terms of the Merger and the Merger Agreement and the Asset Sale and the Purchase and Sale Agreement are fair to, and in the best interests of, the unaffiliated stockholders of Student Advantage.

     The Special Committee recommended to the Board of Directors that the Merger and the Merger Agreement be adopted and approved. The Special Committee considered a number of factors, as more fully described above under "BACKGROUND OF THE TRANSACTIONS" and as described below under "REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION," in making its recommendation. The Board of Directors, acting in part upon the recommendation of the Special Committee, determined that the terms of the Merger and the Merger Agreement are fair to, and in the best interests of, Student Advantage's unaffiliated stockholders.

     The Special Committee recommended to the Board of Directors that the Asset Sale and the Purchase and Sale Agreement be adopted and approved. The Special Committee considered a number of factors, as more fully described above under "BACKGROUND OF THE TRANSACTIONS" and as described below under "REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION," in making its recommendation. The Board of Directors, acting in part upon the recommendation of the Special Committee, determined that the terms of the Asset Sale and the Purchase and Sale Agreement are fair to, and in the best interests of, Student Advantage.

     THE BOARD OF DIRECTORS, BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT STUDENT ADVANTAGE'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE TRANSACTIONS AND THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE PURCHASE AND SALE AGREEMENT.

REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION

  THE MERGER AND THE MERGER AGREEMENT

     In recommending adoption and approval of the Merger Agreement and the Merger to the Board of Directors, the Special Committee considered a number of factors that it believed supported its recommendation that the Transaction is substantively fair to the unaffiliated stockholders, including but not limited to the following:

     - The valuation analysis prepared by Luminary Capital and Luminary Capital's interpretation of the valuation analysis, which analysis and interpretation of that analysis was adopted by the Special Committee. Such valuation analysis included several valuation calculations which the Special Committee considered, including a range of discounted cash flow values based upon management projections and a range of discounted cash flow values based upon goal case projections developed by Luminary Capital, which placed the merger consideration at the high end of that range of values. See "OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE" below.

     - The analysis prepared by Luminary Capital regarding the premium of the merger consideration of $1.05 per share over closing sales prices for the shares of common stock on the OTC Bulletin Board.

     - The lack of liquidity of the shares of common stock due to the absence of an active trading market in the common stock, the absence of analyst coverage and the value to unaffiliated stockholders of Student Advantage of an opportunity to realize a substantial premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of Student Advantage.

     - The negative trends in both the trading volume and market price over the past two years and the absence of any indication that the price of Student Advantage shares would necessarily trend up if Student Advantage's performance or the markets improve.

     - The recent improvement in Student Advantage's margins and the slowing of the rate of decline in revenue, as well as the uncertainty as to whether such improvement will be sustainable given the continuing decline in comparable year over year period revenues.

     - Uncertainties concerning the economy in general, Student Advantage's industry in particular, and the capital markets.

     - The liquidation of Student Advantage is not a practicable alternative to the Merger, since Luminary Capital's conclusion was that the prospective realizable asset values on liquidation, net of liabilities, are, in the aggregate, substantially below the $1.05 per share merger consideration.

     - The substantial ongoing expenses incurred by Student Advantage as a public reporting company with obligations to file periodic reports with the SEC.

     - The degree of likelihood that the Merger will be completed. In connection with this factor, the Special Committee considered, among other things, the lack of a financing or due diligence condition to closing.

     - The terms and conditions of the Merger Agreement, including those described above and those which provide Student Advantage with the right, subject to a termination fee of $150,000 and an obligation to reimburse Athena Ventures for out-of-pocket expenses not to exceed $75,000, which the Special Committee believed would not be an impediment to a competitive offer from a third party, for Student Advantage to negotiate for a superior transaction with a third party that approaches Student Advantage prior to the vote on the Merger and to entertain offers, whether bona fide or not, for a period of 30 days after the signing of the Merger Agreement, permit the Special Committee and the Board of Directors to terminate the Merger Agreement if a superior offer is made and Athena Ventures does not provide an offer considered equivalent or superior by the Special Committee, provided that the Special Committee and the Board of Directors may withdraw their recommendations of the Merger to stockholders if such withdrawal is required as a matter of fiduciary duty, and require that any amendments to the Merger Agreement must be approved by the Special Committee.

     - The unaffiliated stockholders of Student Advantage will receive a fixed amount of cash, rather than securities or some form of deferred payment.

     In recommending adoption and approval of the Merger Agreement and the Merger to the Board of Directors, the Special Committee also considered a number of factors that it believed supported its determination of the procedural fairness of the process under which the Merger Agreement was negotiated and the procedural fairness of the transaction itself, including, but not limited to, the following:

     - That the Special Committee exercised exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and had received advice from its own independent legal and financial advisors.

     - That extensive time and attention was devoted to the transaction by the members of the Special Committee.

     - That the proposed transaction resulted from negotiations that were active and lengthy and intended to simulate arm's length negotiations.

     - That these negotiations resulted in increases in the original per share price offer and in material improvements in the financial and non-financial terms of the originally proposed Merger Agreement.

     - The rights of dissenting stockholders to seek appraisal of the value of their shares of common stock under Delaware law; the obligation of the Special Committee to consider third party offers after the execution of the Merger Agreement; the right of the Special Committee to terminate the Merger Agreement if a superior offer is received, subject only to the break-up fee; and the right of the Special Committee to withdraw its favorable recommendation if required to do so in the exercise of its fiduciary duty.

     The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger but determined that these factors were outweighed by the benefits of the factors supporting the Merger. These negative factors included, but were not limited to, the following:

     - The conflicts of interest of Mr. Sozzi who will continue as the owner of Student Advantage after the Merger.

     - The risk that the stockholders will not approve the Transactions.

     - The unaffiliated stockholders will lose the opportunity to participate in any future growth of Student Advantage but will also be insulated from any decline in the current value of Student Advantage.

     After considering these factors, the Special Committee concluded that the positive factors relating to the Merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after considering all of the factors together.

  THE ASSET SALE AND THE PURCHASE AND SALE AGREEMENT

     In recommending adoption and approval of the Purchase and Sale Agreement and the Purchase and Sale to the Board of Directors, the Special Committee considered a number of factors that it believed supported its recommendation that the transaction is substantively fair to Student Advantage's stockholders, including but not limited to the following:

     - The proposals received from several potential acquirers and analysis of the various alternative proposals, which were less favorable to Student Advantage.

     - The belief that, after reviewing Student Advantage's on-going financial condition, results of operations and business and earning prospects, and notwithstanding the concerted efforts of management and the Board of Directors to scale its business and increase revenues and profitability, remaining an independent operating company focusing on Student Advantage's historical business was not reasonably likely to create greater value for its stockholders than the prospects presented by the Asset Sale.

     - The opinion of Luminary Capital, to the effect that as of October 7, 2003, the purchase price set forth in the Purchase and Sale Agreement was fair, from a financial point of view, to the unaffiliated stockholders of Student Advantage, and the board of director's view that the material information and data upon which Luminary Capital's fairness opinion relating to the Asset Sale is based did not materially change between that date and November 18, 2003, the date the Purchase and Sale Agreement was executed.

     - The belief that, while no assurances can be given, the Asset Sale is likely to be completed because of the limited nature of the closing conditions included in the Purchase and Sale Agreement.

     - Uncertainties concerning the economy in general, Student Advantage's industry in particular, and the capital markets.

     - The belief that the benefits to Student Advantage contemplated in connection with the Asset Sale, in particular the fact that the receipt of the purchase price at closing will be used by Student Advantage to pay all amounts outstanding to Reservoir, Scholar and Mr. Katzman under its existing loan agreements.

     - That Student Advantage may not be able to generate sufficient cash flow from operations to fund its long-term financing obligations, including its debt owed to Reservoir, Scholar and Mr. Katzman.

     - The due diligence and negotiation process undertaken by NCSN in connection with the preparation of the Purchase and Sale Agreement.

     - The amount and form of the consideration to be paid in the Asset Sale.

     - The terms of the Purchase and Sale Agreement, including the limitation on the Company's potential indemnification, compensation and reimbursement obligations for breaches of Student Advantage's representations and warranties to NCSN under the terms of the Purchase and Sale Agreement.

     - The potential cost savings through the transfer of assets and reduction of workforce.

     - The fact that the Asset Sale was not subject to a financing condition.

     The Special Committee also considered a variety of risks and other potentially negative factors concerning the Asset Sale but determined that these factors were outweighed by the benefits of the factors supporting the Asset Sale. These negative factors included, but were not limited to, the following:

     - The potential conflicts of interest of Mr. Sozzi, Mr. Kaiser, due to his position as a general partner of Greylock, and other stockholders of Scholar, which will receive repayment of outstanding indebtedness owed to it by Student Advantage if the Asset Sale is consummated.

     - The risk that the Asset Sale may not be consummated, including the risks associated with obtaining the necessary approval of Student Advantage's stockholders and the consent from certain third parties required to complete the Asset Sale.

     - The risk of management and employee disruption associated with the Asset Sale, including the risk that key personnel might not remain employed by Student Advantage through the consummation of the Asset Sale.

     - The potential impact of the Asset Sale on employees of Student Advantage not offered employment by NCSN.

     - The significant costs involved in consummating the Asset Sale.

     - The potential impact of the two-year non-competition provisions set forth in the Purchase and Sale Agreement.

     - Under the terms of the Purchase and Sale Agreement, Student Advantage is unable to solicit other acquisition proposals for the OCSN Business.

     - That Student Advantage may be selling its assets at the bottom of a market cycle.

     After considering these factors, the Special Committee concluded that the positive factors relating to the Asset Sale outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after considering all of the factors together.

REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATION

  THE MERGER AND THE MERGER AGREEMENT

     The Board of Directors consists of five directors, two of whom served on the Special Committee. In reporting to the Board of Directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of the Board of Directors at the special meetings of the Board of Directors held on each of October 12 and November 11, 2003 to consider and vote upon the Merger, on the course of its negotiations with Athena Ventures, its review of the Merger Agreement and the factors it took into account in reaching its determination that the terms of the Merger Agreement, including the original offer price of $0.85 per share and the subsequent increase thereof to $1.05 per share, and the Merger are fair to and in the best interests of Student Advantage and its unaffiliated stockholders. In view of the wide variety of factors considered in its evaluation of the proposed Merger, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the Board of Directors based its position on the totality of the information presented and considered, including Luminary Capital's oral opinion originally delivered on October 7, 2003, subsequently confirmed by its written opinion, dated November 18, 2003, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of November 18, 2003, the $1.05 per share cash consideration that was to be received by Student Advantage's unaffiliated stockholders in the proposed Merger was fair, from a financial point of view to Student Advantage's unaffiliated stockholders. In connection with its consideration of the recommendation of the Special Committee, as part of its determination with respect to the Merger, the Board of Directors adopted the analysis and conclusions underlying the Special Committee's fairness determination based upon its view as to the reasonableness of that analysis.

     The Board of Directors believes that the Merger, the Merger Agreement and the related transactions are substantively and procedurally fair to, and in the best interests of, the unaffiliated stockholders of Student Advantage for all of the reasons set forth above and below even though no disinterested representative, other than the Special Committee, consisting of two independent directors, and its legal and financial advisors, was retained to act solely on behalf of the unaffiliated stockholders and no separate vote of Student Advantage's unaffiliated stockholders will be conducted. See "RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTIONS" and "REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION" above.

     The Board of Directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders or to structure the Merger to require approval of at least a majority of unaffiliated stockholders because:

     - the Board of Directors established a Special Committee of directors, consisting of directors who are not employees of Student Advantage and who will not have any continuing interest in or other relationship with Student Advantage as the surviving corporation, to negotiate the terms of the Merger;

     - the Special Committee retained an independent financial advisor, who delivered its opinion that the merger consideration was fair to Student Advantage stockholders; and

     - the Merger was approved by all of the directors of Student Advantage who are not employees of Student Advantage and who will not have any continuing interest in or other relationship with Student Advantage as the surviving corporation.

     In reaching its conclusions, the Board of Directors considered it significant that:

     - The merger consideration of $1.05 in cash per share was the highest price Athena Ventures indicated it was willing to pay following extensive arm's-length negotiations between the Special Committee, Luminary Capital and representatives of Athena Ventures;

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

     - no member of the Special Committee has an interest in the proposed Merger different from that of Student Advantage stockholders generally;

     - the Special Committee retained its own financial and legal advisors who have extensive experience with transactions similar to the Merger and who assisted the Special Committee in evaluating the Merger and in negotiating with Athena Ventures; and

     - Luminary Capital was retained to, among other things, advise the Special Committee as to the fairness, from a financial point of view, of offers received. Luminary Capital reached the conclusion expressed in its written opinion dated November 18, 2003 that, subject to the considerations and limitations set forth in the opinion, the per share consideration of $1.05 is fair, from a financial point of view, to the unaffiliated stockholders of Student Advantage.

  THE ASSET SALE AND THE PURCHASE AND SALE AGREEMENT

     As noted above, the Board of Directors consists of five directors, two of whom served on the Special Committee. In reporting to the Board of Directors regarding its determination and recommendation, the Special Committee, with its legal and financial advisors participating, advised the other members of the Board of Directors at the special meetings of the Board of Directors held on each of October 12, 2003 and November 11, 2003 to consider and vote upon the Asset Sale, on the course of its negotiations with NCSN, its review of the Purchase and Sale Agreement and the factors it took into account in reaching its determination that the terms of the Purchase and Sale Agreement, including the aggregate purchase price and portion of the purchase price to be paid by the delivery of the Note, and the Asset Sale are fair to and in the best interests of Student Advantage and its stockholders. In view of the wide variety of factors considered in its evaluation of the proposed Asset Sale, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the Board of Directors based its position on the totality of the information presented and considered, including Luminary Capital's oral opinion on October 12, 2003 and updated oral opinion on November 11, 2003, subsequently confirmed by its written opinion, dated November 18, 2003, that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of November 18, 2003, the purchase price set forth in the Purchase and Sale Agreement was fair, from a financial point of view, to Student Advantage, and the board of director's view that the material information and data upon which Luminary Capital's fairness opinion is based did not materially change between that date and November 18, 2003, the date the Purchase and Sale Agreement was executed. In connection with its consideration of the recommendation of the Special Committee, as part of its determination with respect to the Asset Sale, the Board of Directors adopted the analysis and conclusions underlying the Special Committee's fairness determination based upon its view as to the reasonableness of that analysis.

     The Board of Directors believes that the Asset Sale, the Purchase and Sale Agreement and the related transactions are substantively and procedurally fair to, and in the best interests of, the unaffiliated stockholders of Student Advantage for all of the reasons set forth above and below even though no disinterested representative, other than the Special Committee, consisting of two independent directors, and its legal and financial advisors, was retained to act solely on behalf of the unaffiliated stockholders and no separate vote of Student Advantage's unaffiliated stockholders will be conducted. See "RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTIONS" and "REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION."

     The Board of Directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders or to structure the Asset Sale to require approval of at least a majority of unaffiliated stockholders because:

     - the Board of Directors established a Special Committee of directors, consisting of directors who are not employees of Student Advantage and who, upon consummation of the Transactions will not have any continuing interest in or other relationship with Student Advantage as the surviving corporation, to negotiate the terms of the Asset Sale;

     - the purchaser is an unaffiliated third party;

     - the Special Committee retained an independent financial advisor, who delivered its opinion that the consideration to be paid in connection with the Asset Sale was fair to Student Advantage; and

     - the Asset Sale was approved by all of the directors of Student Advantage who are not employees of Student Advantage and who, upon consummation of the Transactions will not have any continuing interest in or other relationship with Student Advantage as the surviving corporation.

     In reaching its conclusions, the Board of Directors considered it significant that:

     - the consideration to be paid in connection with the Asset Sale of $2.85 million in cash, the Note in the aggregate principal amount of $4.25 million and a warrant to purchase 580,601 shares (subject to adjustment in accordance with terms of the warrant) of NCSN common stock was the highest price NCSN indicated it was willing to pay following extensive arm's-length negotiations between the Special Committee, Luminary Capital and representatives of NCSN;

     - no member of the Special Committee has an interest in the proposed Asset Sale different from that of Student Advantage stockholders generally;

     - the Special Committee retained its own financial and legal advisors who have extensive experience with transactions similar to the Asset Sale and who assisted the Special Committee in evaluating the Asset Sale and in negotiating with NCSN;

     - Luminary Capital was retained to, among other things, advise the Special Committee as to the fairness, from a financial point of view, of offers received. Luminary Capital reached the conclusion expressed in its written opinion dated November 18, 2003 that, subject to the considerations and limitations set forth in the opinion the purchase price set forth in the Purchase and Sale Agreement is fair, from a financial point of view, to Student Advantage.

     In addition to the recommendation of the Special Committee, Student Advantage's Board of Directors consulted with senior management and its financial and legal advisors and considered a number of factors, including the following, in evaluating the Asset Sale:

     - the potential benefits and potential negative factors associated with the Asset Sale;

     - the amount of Student Advantage's outstanding indebtedness under its existing loan agreements with Reservoir, Scholar and Mr. Katzman and its ability to generate sufficient cash flow from operations to fund its repayment thereof;

     - the less attractive alternative terms of transactions in the current economic environment;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Student Advantage's common stock;

     - the terms of the Purchase and Sale Agreement and related agreements;

     - the continuing nature of Student Advantage's operating losses and the likelihood that such losses would continue in the future;

     - that the Board of Directors conducted an extensive review of strategic alternatives and concluded that a sale of assets provided the best method of maximizing stockholder value;

     - the risk that the Asset Sale might not be consummated;

     - the questionable sustainability of Student Advantage's current business model;

     - the potential that the value of Student Advantage's assets, including its intellectual property and customer contracts and customer relationships, would decline with the passage of time; and

     - the potential impact of the Asset Sale on Student Advantage's customers, strategic partners and employees.

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

     After consideration of all the material factors, as described above, and based in part on the recommendation of the Special Committee, the Board of Directors recommends that the stockholders of Student Advantage vote "FOR" the approval of the Transactions and adoption and approval of the Merger Agreement and the Purchase and Sale Agreement.

POSITION OF RAYMOND V. SOZZI, JR. AND ATHENA VENTURES AS TO THE FAIRNESS OF THE MERGER

     The rules of the SEC require Mr. Sozzi and Athena Ventures to express their belief as to the fairness of the Merger Agreement and the proposed Merger to Student Advantage's unaffiliated stockholders. Mr. Sozzi was not part of, and did not participate in the deliberations of, the Special Committee. However, as a director of Student Advantage, Mr. Sozzi participated in the deliberations of the Board of Directors described above under "BACKGROUND OF THE TRANSACTIONS," "REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION" and "REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATIONS." Based on his belief regarding the reasonableness of the conclusions and analyses of the Special Committee and the Board of Directors, Mr. Sozzi and Athena Ventures adopted the analyses and conclusions underlying the Special Committee's and the Board of Directors' fairness determination described above and believe that the $1.05 merger consideration is substantively and procedurally fair to Student Advantage's unaffiliated stockholders.

     Mr. Sozzi and Athena Ventures have determined that the Merger is substantively fair to the unaffiliated stockholders. In making such determination, Mr. Sozzi and Athena Ventures considered the following factors:

     - The relationship between the $1.05 per share to be paid in the Merger and the recent and historical market prices of Student Advantage's common stock. The Merger price of $1.05 per share to be paid in the Merger represents approximately a 106% premium to the closing price of Student Advantage's common stock on November 18, 2003, the last trading day before the public announcement on November 19, 2003 of the signing of the Merger Agreement, and exceeds the closing sales prices of Student Advantage's common stock for approximately 90 days prior to that date.

     - The terms of the Merger Agreement, including the ability of the Board of Directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals. Mr. Sozzi and Athena Ventures also considered that the Merger is subject to various conditions, and that the Merger contemplates the payment of a termination fee under certain circumstances.

     Mr. Sozzi and Athena Ventures have determined that the Merger is procedurally fair to the unaffiliated stockholders. In making such determination, Athena Ventures considered the following factors:

     - The negotiation and deliberation process conducted by the Special Committee which led to the approval of the Merger Agreement by the Special Committee and the Board of Directors; Luminary Capital's opinion as to the fairness of the Merger, from a financial point of view, to the unaffiliated stockholders; and that the Special Committee was permitted for a limited time after signing the Merger Agreement to seek alternative transaction proposals.

     - The fact that the Special Committee received an opinion delivered by Luminary Capital stating that the $1.05 per share consideration to be received by Student Advantage's unaffiliated stockholders in the Merger was fair, from a financial point of view, to such holders.

     - Under Delaware law, Student Advantage stockholders have the right to demand an appraisal by the Delaware Court of Chancery of the "fair value" of their shares, which may be determined to be more or less than the $1.05 per share merger consideration.

     - The overall procedural fairness of the process under which the Merger Agreement was negotiated and the procedural fairness of the transaction itself due to the Special Committee's exercise of exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of the Merger Agreement, the Special Committee retaining its own independent legal and financial advisors, and the extensive time and attention devoted to the transaction by the Special Committee throughout the negotiation process.

     Mr. Sozzi and Athena Ventures considered the fact that the Merger did not require the vote of only unaffiliated stockholders. In evaluating this factor, Mr. Sozzi and Athena Ventures considered the rights of dissenting stockholders to seek appraisal of the value of their shares of common stock under Delaware law; the obligation of the Special Committee to enter into and maintain or continue discussions or negotiations with any person or group in furtherance of any unsolicited inquiry, whether such inquiry is bona fide or reasonably likely to lead to a takeover proposals after the execution of the Merger Agreement (of which there were no inquiries); the right of the Special Committee to terminate the Merger Agreement if a superior offer is received, subject only to a break-up fee and reimbursement of expenses; and the right of the Special Committee to withdraw its favorable recommendation if required to do so in the exercise of its fiduciary duty.

     In reaching its determination as to fairness, Mr. Sozzi and Athena Ventures did not assign specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their belief that the Merger is fair to the unaffiliated stockholders of Student Advantage. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the Merger.

     In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the Merger to Student Advantage's unaffiliated stockholders, and the complexity of these matters, Mr. Sozzi and Athena Ventures did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. Moreover, Mr. Sozzi and Athena Ventures have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

     Mr. Sozzi and Athena Ventures did not consider the net book value or liquidation value of Student Advantage to be material to their conclusion regarding the fairness of the Merger because it is their view that neither book value nor liquidation value accurately reflects the value of Student Advantage in light of Student Advantage not being a capital intensive business, and that, based upon the opinion received by the Special Committee from Luminary Capital, a liquidation of Student Advantage would not yield net proceeds to Student Advantage stockholders in excess of $1.05 per share.

PROJECTIONS PROVIDED TO FINANCIAL ADVISOR

     Student Advantage does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because this information was made available to Luminary Capital in connection with its analysis of Student Advantage. The forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, Ernst & Young LLP, Student Advantage's independent auditor, has not examined, compiled or applied any procedures to the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability.

     The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including Student Advantage's ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Student Advantage's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Student Advantage's results to differ materially from those expressed or implied by the forward-looking statements. These factors include Student Advantage's competitive environment, economic and other market conditions in which Student Advantage operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Student Advantage's control. Accordingly, there can be no assurance that the projections are indicative of Student Advantage's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements."

     In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by Student Advantage, the Board of Directors of Student Advantage, the Special Committee, or any of their advisors, agents or representatives that these projections will prove to be correct.

     Specifically, Student Advantage projected total revenue of $17.6 million, $19.7 million, $22.3 million, $25.3 million, and $28.8 million for the years ending December 31, 2003, 2004, 2005, 2006 and 2007, respectively. In addition, Student Advantage projected earnings before interest, taxes, depreciation and amortization (otherwise known as "EBITDA") of $(2.9) million, $(0.9) million, $0.4 million, $2.0 million and $3.8 million for the years ending December 31, 2003, 2004, 2005, 2006 and 2007, respectively. After taking into account the impact of the proposed sale of the OCSN Business to NCSN, Student Advantage projected revenue of $5.9 million, $6.6 million, $7.3 million, $8.0 million, and $8.9 million for the years ending December 31, 2003, 2004, 2005, 2006 and 2007, respectively. In addition, Student Advantage projected EBITDA of $(2.2) million, $(1.3) million, $(0.9) million, $(0.4) million and $0.2 million for the years ending December 31, 2003, 2004, 2005, 2006 and 2007, respectively. As described above, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the forecasts to be inaccurate as compared to actual results. Accordingly, it is expected that there will be differences between actual and forecasted results, and you are cautioned that actual results may be materially different from those contained in the forecasts.

     The inclusion of the forecasts should not be regarded as an indication that Student Advantage considers the forecasts to be a guaranty or accurate prediction of future results. The forecasts represent Student Advantage management's reasonable estimate of possible future performance as of October 1, 2003, the date of the forecasts, and were not made or updated as of any later date. You should take all of the foregoing qualifications into account when evaluating any factors or analyses based on the forecasts.

OPINIONS OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     Luminary Capital was retained by the Special Committee to, among other things, render an opinion as to the fairness, from a financial point of view, of the per share consideration to be received by Student Advantage stockholders in connection with the Merger and the fairness to Student Advantage, from a financial point of view, of the consideration to be received from NCSN in the Asset Sale. Luminary Capital is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions. The Special Committee selected Luminary Capital based on its reputation, the reasonableness of its proposed fees, and its familiarity with Student Advantage's industry.

     Copies of Luminary Capital's opinions discussed below have been filed as appendices to this proxy statement and as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3, filed with the SEC with respect to the Transactions, and will be made available for inspection and copying at Student Advantage's principal executive offices at 280 Summer Street, Boston, Massachusetts 02210 during regular business hours by an interested stockholder or his or her representative who has been so designated in writing.

  FEES PAYABLE TO LUMINARY CAPITAL

     On July 29, 2002, Student Advantage entered into an engagement agreement with Luminary Capital which was subsequently amended on May 1, 2003 and further amended on September 23, 2003, pursuant to which Student Advantage agreed to pay Luminary Capital a non-contingent fee of two $25,000 payments, payable upon delivery of its fairness opinions as described below and to reimburse Luminary Capital for all of its reasonable travel and other out-of-pocket expenses. In connection with such amended engagement agreement, Student Advantage also agreed to pay Luminary Capital a financial advisory fee equal to $100,000, of which $50,000 is payable upon the completion of all required contract assignments under the Asset Sale and $50,000 is payable upon the closing of the Transactions. In addition, Student Advantage agreed to indemnify Luminary Capital and its affiliates against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Luminary Capital.

  THE MERGER AND MERGER AGREEMENT

     On October 12, 2003, at a meeting of the Board of Directors, Luminary Capital delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Merger is fair to Student Advantage's unaffiliated stockholders. Subsequently, on November 11, 2003, Luminary Capital updated its oral opinion, which was followed by its written opinion, that as of November 18, 2003, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Merger is fair to the unaffiliated stockholders from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF LUMINARY CAPITAL DATED AS OF NOVEMBER 18, 2003 IS ATTACHED AS APPENDIX C AND IS INCORPORATED BY REFERENCE (THE "LUMINARY OPINION"). YOU ARE URGED TO READ THE LUMINARY OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LUMINARY CAPITAL IN RENDERING ITS OPINION. THE SUMMARY OF THE LUMINARY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Luminary Opinion is addressed to the Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by Student Advantage stockholders, other than Mr. Sozzi and Athena Ventures, pursuant to the Merger. The Luminary Opinion does not address the merits of Student Advantage's underlying decision to engage in the Merger. The Luminary Opinion does not constitute, nor should it be construed as, a recommendation as to any action any stockholder of Student Advantage should take in connection with the Merger. In connection with the preparation of the Luminary Opinion, Luminary Capital, among other things:

     - reviewed, from a financial point of view, a draft of the Merger
       Agreement;

     - reviewed certain publicly available historical business and financial information and other data relating to Student Advantage, including but not limited to information contained in Student Advantage's Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (but not any subsequent public filings);

     - reviewed and discussed with representatives of the management of Student Advantage certain other financial and operating information relating to Student Advantage furnished to Luminary Capital by Student Advantage, including financial analyses and projections and related assumptions;

     - considered the historical financial results and present financial condition of Student Advantage;

     - inquired about and discussed the proposed Merger and other matters related thereto with Student Advantage's management and its legal counsel;

     - reviewed the reported historical and recent market prices and trading volumes of the common stock;

     - compared the financial and operating performance of Student Advantage with certain other companies deemed comparable;

     - reviewed the financial terms, to the extent applicable, of certain other acquisition transactions deemed comparable; and

     - performed such other analyses and examinations as Luminary Capital deemed appropriate.

     Luminary Capital also took into account economic, market and financial conditions generally and within the industry in which Student Advantage is engaged. In preparing the Luminary Opinion, Luminary Capital assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available. Luminary Capital also assumed that the Asset Sale will be consummated in accordance with the terms described herein, without any further material amendments or modifications thereto, and without waiver of the material conditions to any obligations thereunder. Luminary Capital did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of Student Advantage nor was it furnished with any such independent evaluation or appraisal. In addition, Luminary Capital has not assumed any obligation to conduct any physical inspection of the properties or facilities of Student Advantage. With respect to the financial projection information furnished to or discussed with Luminary Capital by Student Advantage, Luminary Capital has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Student Advantage's management as to the expected future financial performance of Student Advantage. Luminary Capital expresses no opinion as to such financial projection information or the assumptions on which they were based. Luminary Capital's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to Luminary Capital, as of the date of the opinion. In accordance with customary investment banking practice, Luminary Capital employed generally accepted valuation methods in reaching the opinions expressed in the Luminary Opinion.

     The following is a summary of the financial analysis used by Luminary Capital in connection with providing the Luminary Opinion. The financial analyses contained therein were prepared as of October 2, 2003. Some of these summaries of financial analyses include information in tabular format. In order to understand fully the financial analyses used by Luminary Capital, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Luminary Capital's financial analyses. In arriving at its opinion, Luminary Capital considered the results of all of its analyses described below and all of the factors it considered as a whole and did not assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Luminary Capital believes that its analyses, and the summary set forth below, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Luminary Capital, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the Luminary Opinion. Luminary Capital confirmed to the Special Committee and to the Board of Directors on November 11, 2003 and on November 12, 2003, that any changes subsequent to October 7, 2003 only served to improve the fairness, from a financial point of view, of the merger consideration to be received by the unaffiliated stockholders.

  HISTORICAL SHARE PRICE PERFORMANCE

     Luminary Capital reviewed the historical common stock performance of Student Advantage. Luminary Capital noted that the implied premium of the consideration of $1.05 per share to be paid in the Merger compared to various Student Advantage stock prices was as of October 2, 2003, the prior 30-day trading period and the prior 90-day trading period was 31.3%, 47.4% and 52.2%, respectively.

     Luminary Capital performed a premiums paid analysis for Student Advantage based upon the review and analysis of the range of premiums paid in acquisitions that were similar in size announced during the period between September 4, 2001 and September 17, 2003. For the period selected, Luminary Capital reviewed 90 selected transactions that Luminary Capital deemed relevant where the equity values were below $25 million and where over 50% of the target was acquired. Using information obtained from publicly available information, Luminary Capital obtained the premium of the offer price per share relative to the target company's stock price one day, five days and thirty days prior to the date of announcement of the respective transactions (the "Announcement"). The range of premiums paid to the target company's stock price one day, five days and thirty days prior to Announcement were (90.7%) to 243.8%, (91.4%) to 261.4%, and (94.5%) to 258.6%, respectively.

  STUDENT ADVANTAGE DISCOUNTED CASH FLOW ANALYSIS

     Luminary Capital performed a discounted cash flow analysis of Student Advantage based on certain financial projections prepared by Student Advantage's management for the fiscal years 2004 to 2007, and taking into account publicly available information and discussions with certain members of Student Advantage's management. Luminary Capital discounted the free cash flows of Student Advantage over the forecast period at a range of discount rates representing an estimated weighted average cost of capital for Student Advantage, and applied terminal values based on a range of EBITDA multiples based on current public market valuation implied EBITDA multiples of comparable companies. Unlevered free cash flow was calculated as net income available to common shareholders plus the aggregate of depreciation and amortization, deferred taxes and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. For purposes of this analysis, Luminary Capital calculated Student Advantage's discounted free cash flow value using a discount rate range of 15% to 19%. The discounted cash flow analysis implied a range of values for Student Advantage's common stock of approximately $(0.73) to $1.14 per share. The merger consideration is nearer the upper end of the range derived from the discounted cash flow analysis of management's projections. Luminary Capital does not consider Student Advantage's projections as necessarily indicative of actual future results.

  CONSIDERATION OF THE PRECEDENT TRANSACTIONS VALUATION ANALYSIS AND SELECTED COMPARABLE PUBLIC COMPANIES ANALYSIS METHODOLOGIES

     While a Precedent Transactions Valuation Analysis and Selected Comparable Public Companies Analyses are commonly used valuation methodologies, Luminary Capital performed such analyses but determined that such analyses were not relevant for the purposes of rendering its opinion. Given the lack of public acquisition targets with a comparable mix of business lines, Luminary Capital considered the M & A multiples from the Selected Precedent Transactions Analysis and the trading multiples from the Selected Comparable Public Companies Analysis inappropriate for valuing Student Advantage.

     The summary set forth above does not purport to be a complete description of the analysis presented by Luminary Capital. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Luminary Capital believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Luminary Capital's opinion. In arriving at its opinion, Luminary Capital considered the results of all such analyses. The analyses performed by Luminary Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which Student Advantage might actually be sold or the prices at which Student Advantage shares may trade at any time in the future. Such analyses were prepared solely for the purposes of Luminary Capital providing its opinion to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Student Advantage shares in the merger. Analyses based upon projections or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Luminary Capital, Student Advantage, Raymond V. Sozzi, Jr. or any other person assumes responsibility if future results or actual values are materially different from those projected. The foregoing summary does not purport to be a complete description of the analysis performed by Luminary Capital and is qualified by reference to the written opinion dated as of November 18, 2003 of Luminary Capital as attached as APPENDIX C hereto. In addition, Luminary Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Luminary Capital's view of the actual value of Student Advantage.

  THE ASSET SALE AND PURCHASE AND SALE AGREEMENT

     Luminary Capital also was retained by the Board of Directors to, among other things, render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Student Advantage in connection with the Asset Sale. The stockholders of Student Advantage will not receive any of the proceeds from the Asset Sale. The purchase price will be paid to Student Advantage and used by it to repay its outstanding debt obligations, including its debt to Scholar.

     On October 12, 2003, at a meeting of the Board of Directors, Luminary Capital delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Asset Sale is fair to Student Advantage. Subsequently, on November 11, 2003, Luminary Capital updated its oral opinion, which was followed by its written opinion, that as of November 18, 2003, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the consideration to be received in the Asset Sale is fair to Student Advantage from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF LUMINARY CAPITAL DATED AS OF NOVEMBER 18, 2003 IS ATTACHED AS APPENDIX D AND IS INCORPORATED BY REFERENCE (THE "LUMINARY ASSET OPINION"). YOU ARE URGED TO READ THE LUMINARY ASSET OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LUMINARY CAPITAL IN RENDERING ITS OPINION. THE SUMMARY OF THE LUMINARY ASSET OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Luminary Asset Opinion is addressed to the Board of Directors of Student Advantage and addresses only the fairness from a financial point of view of the consideration to be received by Student Advantage pursuant to the Asset Sale. The Luminary Asset Opinion does not address the merits of Student Advantage's underlying decision to engage in the Asset Sale. The Luminary Asset Opinion does not constitute, nor should it be construed as, a recommendation as to any action any stockholder of Student Advantage should take in connection with the Asset Sale. In connection with the preparation of the Luminary Asset Opinion, Luminary Capital, among other things:

     - reviewed, from a financial point of view, a draft of the Asset Sale Agreement;

     - reviewed certain publicly available historical business and financial information and other data relating to the OCSN Business, including but not limited to information contained in Student Advantage's Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (but not any subsequent public filings);

     - reviewed and discussed with representatives of the management of Student Advantage certain other financial and operating information relating to the OCSN Business furnished to Luminary Capital by Student Advantage, including financial analyses and projections and related assumptions;

     - considered the historical financial results and present financial condition of the OCSN Business;

     - inquired about and discussed the proposed Asset Sale and other matters related thereto with Student Advantage's management and its legal counsel;

     - compared the financial and operating performance of the OCSN Business with certain other companies deemed comparable;

     - reviewed the financial terms, to the extent applicable, of certain other acquisition transactions deemed comparable; and

     - performed such other analyses and examinations as Luminary Capital deemed appropriate.

     Luminary Capital also took into account economic, market and financial conditions generally and within the industry in which Student Advantage is engaged. In preparing the Luminary Asset Opinion, Luminary Capital assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available. Luminary Capital did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of Student Advantage nor was it furnished with any such independent evaluation or appraisal. In addition, Luminary Capital has not assumed any obligation to conduct any physical inspection of the properties or facilities of Student Advantage. With respect to the financial projection information furnished to or discussed with Luminary Capital by Student Advantage, Luminary Capital has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Student Advantage's management as to the expected future financial performance of Student Advantage. Luminary Capital expresses no opinion as to such financial projection information or the assumptions on which they were based. Luminary Capital's opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to Luminary Capital, as of the date of the opinion. In accordance with customary investment banking practice, Luminary Capital employed generally accepted valuation methods in reaching the opinions expressed in the Luminary Asset Opinion.

     The following is a summary of the financial analysis used by Luminary Capital in connection with providing the Luminary Asset Opinion. In arriving at its opinion, Luminary Capital considered the results of all of its analyses described below and all of the factors it considered as a whole and did not assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Luminary Capital believes that its analyses, and the summary set forth below, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Luminary Capital, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the Luminary Asset Opinion.

  DISCOUNTED CASH FLOW ANALYSIS

     Luminary Capital performed a discounted cash flow analysis of the OCSN Business based on certain financial projections prepared by Student Advantage's management for the fiscal years 2004 to 2007, and taking into account publicly available information and discussions with certain members of Student Advantage's management. Luminary Capital discounted the free cash flows of the OCSN Business over the forecast period at a range of discount rates representing an estimated weighted average cost of capital for the OCSN Business, and applied terminal values based on a range of EBITDA multiples based on current public market valuation implied EBITDA multiples of comparable companies. Free cash flow was calculated as net income available to common shareholders plus the aggregate of depreciation and amortization, deferred taxes and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. For purposes of this analysis, Luminary Capital calculated the OCSN Business' discounted free cash flow value using a discount rate range of 18% to 22%. The discounted cash flow analysis implied a range of asset values for the OCSN Business of approximately $5.6 million to $7.4 million. The consideration to be received by Student Advantage in the Asset Sale is nearer the upper end of the range derived from the discounted cash flow analysis of management's projections. Luminary Capital does not consider the OCSN Business' projections as necessarily indicative of actual future results.

  PRECEDENT TRANSACTIONS VALUATION ANALYSIS

     Luminary Capital compared the asset value range of the OCSN Business with publicly available information with respect to nine acquisition transactions identified below that Luminary Capital believed to be appropriate for comparison. These transactions were selected because the targets are publicly traded Internet direct marketing companies. The following transactions were selected for use in Luminary Capital's analysis: Alloy, Inc.'s acquisition of dELiA*s, Barnes & Noble's acquisition of barnesandnoble.com, Drugstore.com's acquisition of Custom Nutrition Services, 1-800 Contacts' acquisition of Lens Express Inc., ValueVision Media, Inc.'s acquisition of FanBuzz, GSI Commerce's acquisition of Ashford.com, management-led going private transaction of Buy.com, Autobytel's acquisition of Autoweb and Universal Music Group's acquisition of Emusic.com, Inc.

     Using publicly available information concerning financial performance, Luminary Capital calculated the transaction values for the target companies as a multiple of Latest Twelve Months ("LTM") Revenue for the Comparable Transactions for the latest twelve months immediately preceding the announcement of the respective transactions, resulting in a range of $0.4 million to $11.3 million (as compared to the Asset Sale's value of $7.1 million). Luminary Capital also calculated the transaction values for target companies as a multiple of One-Year Forward Revenue for the Comparable Transactions, resulting in a range of $0.4 million to $12.7 million. No company utilized in the Comparable Transaction Analyses described above is identical to the OCSN Business nor is any transaction identical to the contemplated transaction between the OCSN Business and NCSN. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of the OCSN Business and the companies involved in the Comparable Transactions, as well as other facts that could affect their publicly traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to Comparable Transactions.

  SELECTED COMPARABLE PUBLIC COMPANIES ANALYSIS

     Luminary Capital compared the asset value range of the OCSN Business with the corresponding asset value range of a group of publicly traded companies engaged primarily in the Internet direct marketing industry that Luminary Capital deemed to be comparable to the OCSN Business. For the purpose of its analyses, the following companies were used as companies comparable to the OCSN
Business: dELiA*s, barnesandnoble.com, 1-800 Contacts, 1-800 Flowers and, GSI Commerce (collectively the "Comparable Companies"). For the Comparable Companies, Luminary Capital calculated a range of asset value as a multiple of LTM Revenue of $3.6 million to $22.9 million (as compared to the Asset Sale value of $7.1 million). Luminary Capital also calculated the asset value for the Comparable Companies as a multiple of 2003 Estimated Revenue and 2004 Estimated Revenue, resulting in ranges of $10.6 million to $23.1 million and $10.7 million and $21.3 million, respectively (as compared to the Asset Sale's value of $7.1 million). To calculate the multiples utilized in the Comparable Company Analysis, Luminary Capital used publicly available information concerning the historical financial performance of the Comparable Companies. None of the Comparable Companies is, of course, identical to the OCSN Business. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies, as well as that of the OCSN Business. For the Comparable Company Analysis, companies that engage in direct marketing and delivery of content over the Internet were selected for comparison.

     The summary set forth above does not purport to be a complete description of the analysis presented by Luminary Capital. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Luminary Capital believes that selecting any portion of its analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Luminary Capital's opinion. In arriving at its opinion,

Luminary Capital considered the results of all such analyses. The analyses performed by Luminary Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the OSCN Business might actually be sold at any time in the future. Such analyses were prepared solely for the purposes of Luminary Capital providing its opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by holders of Student Advantage shares in the merger. Analyses based upon projections or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Luminary Capital, Student Advantage, Raymond V. Sozzi, Jr. or any other person assumes responsibility if future results or actual values are materially different from those projected. The foregoing summary does not purport to be a complete description of the analysis performed by Luminary Capital and is qualified by reference to the written opinion dated as of November 18, 2003 of Luminary Capital as attached as Appendix D hereto. In addition, Luminary Capital may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Luminary Capital's view of the actual value of the OCSN Business.

PURPOSE AND STRUCTURE OF THE MERGER

     For Student Advantage, the purpose of the Merger is to allow Student Advantage stockholders to realize the value of their investment in Student Advantage in cash at a price that represents a premium of over 106% over the closing market price of the common stock as quoted on the OTC Bulletin Board on the last trading day before the public announcement of the execution of the Merger Agreement. The Board of Directors believes that Student Advantage has not been able to realize fully the benefits of public company status. The reasons for their belief include the limited ability of Student Advantage's stockholders to sell their stock quickly at the current market price due to the low trading volume and the under valuation of the common stock in the public market due to Student Advantage's small market capitalization, limited public float, limited research coverage from securities analysts and the inability to generate the type of rapid revenue and unit growth generally expected by the public markets. At the same time, public company status has imposed a number of limitations on Student Advantage and its management in conducting Student Advantage's operations, including being subject to the possible use of Student Advantage's required publicly disclosed information by its competitors. These limitations include the costs and time associated with public company reporting obligations and the short-term focus on quarter-to-quarter performance goals to meet expectations of the public markets. Accordingly, one of the purposes of the Merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance and to be able to pursue opportunities that Student Advantage could not previously pursue because of its duties to the public stockholders. Further, the Merger is intended to enable Student Advantage to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

     For Mr. Sozzi and Athena Ventures, the purpose of the Merger is to acquire complete ownership of Student Advantage. Athena Ventures believes that Student Advantage has good potential business prospects, based upon publicly available information regarding Student Advantage and based upon its knowledge of the Student Advantage membership business. Athena Ventures will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The transaction has been structured as a merger of Acquisition Sub into Student Advantage in order to preserve Student Advantage's identity, goodwill and existing contractual arrangements with third parties. Athena Ventures chose to make the offer for Student Advantage stock now because Student Advantage has not attracted, and Athena Ventures did not believe that Student Advantage would be able to attract, any interest or following of institutional investors and research analysts due to its failure to generate sufficient growth in revenues and earnings.

     The transaction has been structured as a merger in which each outstanding share of common stock (other than shares held by Student Advantage as treasury shares, shares held by stockholders who perfect their appraisal rights and shares held by Athena Ventures and/or Acquisition Sub) will convert into the right to receive a cash payment of $1.05 per share, in which Acquisition Sub will be merged with and into Student Advantage. Mr. Sozzi is expected to contribute his shares of Student Advantage common stock to Athena Ventures prior to the consummation of the Merger. As a result, the shares currently held by Mr. Sozzi will be cancelled in the Merger. Student Advantage will be the surviving corporation in the Merger. The Merger has not been structured to require the approval of at least a majority of Student Advantage's unaffiliated stockholders. Student Advantage's purpose in submitting the Merger to the vote of its stockholders with a favorable recommendation at this time is to allow the stockholders an opportunity to receive a cash payment at a fair price, to provide a prompt and orderly transfer of ownership of Student Advantage to Athena Ventures and to provide the unaffiliated stockholders with cash for all of their shares of its common stock.

ATHENA VENTURES' FINANCING OF THE MERGER

     The Merger will be funded by Mr. Sozzi with his personal funds. Total funds to be used in the Merger are estimated to be approximately $485,000. Mr. Sozzi is expected to contribute his shares of Student Advantage common stock to Athena Ventures prior to the closing of the Merger, in which case no merger consideration will be paid in respect of such shares and they will be cancelled at the effective time of the Merger.

EFFECTS OF THE MERGER

     Upon consummation of the Merger, Student Advantage will be a privately held corporation, wholly owned by Athena Ventures. The current unaffiliated stockholders of Student Advantage will cease to have ownership interests in Student Advantage or rights as Student Advantage stockholders and will not benefit from any continuing operations or growth of Student Advantage, or any transactions in which Student Advantage may be involved in the future. The unaffiliated stockholders of Student Advantage will be entitled to receive $1.05 in cash for each share of common stock which they own. All outstanding and unexercised options to purchase shares of common stock, whether or not then vested, will, as of the effective time of the Merger, be cancelled and each holder will be entitled to receive a cash payment, if any, in an amount equal to the product of (1) the number of shares of common stock subject to such option, and (2) the excess of $1.05 over the exercise price per share subject to such option, for each cancelled option. Options with an exercise price equal to or greater than $1.05 per share will be cancelled at the effective time of the Merger without any payment or other consideration therefor. In addition, as of the effective time of the Merger, each holder of an outstanding warrant to purchase shares of common stock, will become entitled to receive a cash payment upon exercise, if any, in an amount equal to the product of (1) the number of shares of common stock subject to such warrant, and (2) the excess, if any, of $1.05 over the exercise price per share subject to such warrant. Holders of warrants with an exercise price equal to or greater than $1.05 per share will not be entitled to receive any payment or other consideration therefor upon exercise. As a result of the Merger, all shares of Acquisition Sub common stock outstanding and held by Athena Ventures immediately prior to the effective time of the Merger will become shares of common stock of Student Advantage as the surviving corporation.

     As a result of the Merger, Student Advantage will be a privately held corporation, and there will be no public market for its common stock. After the Merger, shares of Student Advantage's common stock will cease to be quoted on the OTC Bulletin Board, and price quotations of shares of its common stock in the public market will no longer be available. In addition, registration of its common stock under the Exchange Act will be terminated. This termination will make most provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholders' meetings and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 no longer applicable to Student Advantage.

Accordingly, after the effective time of the Merger, Student Advantage will no longer be required to file periodic reports with the SEC.

     At the effective time of the Merger:

     - Raymond V. Sozzi, Jr. will be the sole director and officer of Student Advantage as the surviving corporation;

     - Student Advantage's certificate of incorporation will be amended and will be the certificate of incorporation of the surviving corporation; and

     - Acquisition Sub's bylaws, as in effect immediately prior to the effective time of the Merger, will be the bylaws of Student Advantage as the surviving corporation.

  PLANS FOR STUDENT ADVANTAGE FOLLOWING THE MERGER

     It is expected that, upon consummation of the Merger, the operations of Student Advantage will be conducted substantially as they currently are being conducted. Student Advantage and Athena Ventures do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the Merger involving Student Advantage's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Student Advantage as the surviving corporation, will continue to evaluate Student Advantage's business and operations after the Merger and may develop new plans and proposals that Student Advantage considers to be in the best interests of Student Advantage and its then current stockholders.

  EXECUTIVE OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     As a condition to the closing of the Merger, each of the current directors of Student Advantage and its subsidiaries will resign from their positions.

     Raymond V. Sozzi, Jr., the current sole officer and director of the Acquisition Sub will be the sole officer and sole director of Student Advantage, as the surviving corporation, immediately following the Merger. See "INFORMATION ABOUT ATHENA VENTURES AND ACQUISITION SUB" below for more information about the current officer and director of Acquisition Sub.

INTERESTS OF RAYMOND V. SOZZI, JR.; APPOINTMENT OF SPECIAL COMMITTEE; CERTAIN RELATIONSHIPS

  INTERESTS OF RAYMOND V. SOZZI, JR.

     The following table sets forth Mr. Sozzi's interest in the net book value and net loss of Student Advantage as of September 30, 2003, based upon the percentage of his beneficial ownership of its common stock as of September 30, 2003:

NAME                                    OWNERSHIP PERCENTAGE   NET BOOK VALUE(1)   NET LOSS(2)
----                                    --------------------   -----------------   ------------
Raymond V. Sozzi, Jr..................          14.1%              $(632,000)       $(511,000)

---------------

(1) Based on Student Advantage's stockholders' deficit as of September 30, 2003 (unaudited).

(2) Based on Student Advantage's net income for the three quarters ended September 30, 2003.

     Following the consummation of the Merger, Mr. Sozzi will continue to be the sole stockholder of Athena Ventures, which will be the sole stockholder of Student Advantage, as the surviving corporation in the Merger. As a result, Mr. Sozzi will be the indirect owner of Student Advantage.

  THE SPECIAL COMMITTEE

     In considering the recommendation of the Board of Directors, Student Advantage stockholders should be aware that Mr. Sozzi has interests different from Student Advantage stockholders generally. As a result of this conflict of interest, the Board of Directors appointed the Special Committee, consisting of independent directors who are not officers or employees of Student Advantage and who have no financial interest in the Merger different from Student Advantage stockholders generally. The Special Committee was appointed to evaluate, negotiate and, if appropriate, recommend the Merger Agreement and to evaluate whether the Merger is in the best interests of Student Advantage stockholders. The Special Committee was aware of the differing interests between Mr. Sozzi and Student Advantage stockholders generally, and considered such differing interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to the Board of Directors that the Merger Agreement and the Merger be adopted and approved.

     The Board of Directors of Student Advantage approved the payment by Student Advantage to each of Mr. Katzman and Mr. Young, in consideration of their services as members of the Special Committee, a non-contingent fee of $35,000, all of which was paid in early 2003. No additional consideration has been paid to Mr. Young and no consideration has been paid to Mr. Connolly (who replaced Mr. Katzman as a member of the Special Committee in December 2002) for services as members of the Special Committee.

  VOTING AGREEMENT WITH RAYMOND V. SOZZI, JR.

     In connection with the Purchase and Sale Agreement, Raymond V. Sozzi, Jr., Student Advantage's Chairman of the Board, President, and Chief Executive Officer, has entered into a voting agreement with NCSN in which he has agreed, and will cause his affiliates that own any capital stock of Student Advantage, to vote (i) in favor of the Asset Sale, and (ii) against any other sale or other business combination between Student Advantage and any person or entity, or any other action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of Student Advantage under the Purchase and Sale Agreement or which would result in any of the conditions to Student Advantage's obligations under the Purchase and Sale Agreement to not be fulfilled.

  CERTAIN TRANSACTIONS

     During the year ended December 31, 2002, Mr. Sozzi advanced an aggregate of $1.1 million to Student Advantage, all of which was repaid during the year ended December 31, 2002. There have been no advances made by Mr. Sozzi for the year ending December 31, 2003.

     As discussed above under "BACKGROUND OF THE TRANSACTIONS," on September 30, 2002, Student Advantage announced that a Special Committee of its Board of Directors, formed to consider strategic alternatives, was in discussions regarding a proposal for the acquisition of Student Advantage made by a group of stockholders, including Mr. Sozzi and Atlas II, L.P. The proposal was subject to, among other things, the receipt of sufficient financing and the negotiation of a definitive agreement. Mr. Sozzi was unable to secure sufficient financing and the proposal was abandoned.

     On September 30, 2002, Student Advantage entered into a $3.5 million loan agreement with Scholar, Inc., an entity formed by Mr. Sozzi and certain other Student Advantage stockholders, including an affiliate of Atlas II L.P. and Greylock, of which William S. Kaiser, a member of Student Advantage's Board of Directors is a general partner, and certain other Student Advantage stockholders. The loan, which has the same terms as Student Advantage's loan agreement with Reservoir, has an interest rate of 10% per annum and a maturity date of January 31, 2005. As of September 30, 2003, the outstanding principal and interest outstanding under the Scholar loan was $2.5 million. Mr. Sozzi's, Atlas II L.P.'s and Greylock's ownership interests in Scholar are 37.5%, 50% and 18.75%, respectively.

     In December 2002, John S. Katzman, a former member of Student Advantage's Board of Directors, provided a guarantee of Student Advantage's obligations under the loan agreement with Reservoir in exchange for a guarantee fee of $1,000,000 to be paid upon repayment of the Reservoir loan. Mr. Katzman resigned from Student Advantage's Board of Directors at the time the guarantee was provided. Mr. Katzman has agreed to accept, subject to the close of the Transactions, $550,000 in cash as full payment of the amount outstanding to him.

     On May 6, 2002, Student Advantage issued an aggregate of 36,000 shares of common stock to three investors, including Marc J. Turtletaub, a member of its Board of Directors and Compensation Committee, for an aggregate purchase price of $2.7 million. Student Advantage also granted these investors the right, exercisable at any time prior to November 1, 2002, to purchase in the aggregate an additional 4,500 shares of common stock for a purchase price of $75.00 per share and an additional 4,500 shares of common stock with a purchase price of $100.00 per share. On November 1, 2002, the right to purchase additional shares expired unexercised. Mr. Turtletaub purchased 13,333 shares on May 6, 2002 and had the right until November 1, 2002 to purchase an additional 1,666 shares for $75.00 a share and 1,666 shares for $100.00 per share.

  MERGER CONSIDERATION TO BE RECEIVED BY RAYMOND V. SOZZI, JR., ATHENA VENTURES AND ACQUISITION SUB

     All shares of common stock held by Athena Ventures or Acquisition Sub will be cancelled and will not be converted into the right to receive the $1.05 per share merger consideration. Mr. Sozzi is expected to contribute his shares of Student Advantage common stock to Athena Ventures prior to the closing of the Merger. Thus, Athena Ventures, Acquisition Sub and Mr. Sozzi (if he contributes his shares to Athena Ventures) will not receive any merger consideration in connection with the Merger.

  MERGER CONSIDERATION TO BE RECEIVED BY DIRECTORS AND EXECUTIVE OFFICERS OF STUDENT ADVANTAGE OTHER THAN RAYMOND V. SOZZI, JR.

     The directors and executive officers of Student Advantage other than Mr. Sozzi who are also stockholders will be entitled to receive $1.05 per share of common stock held by them upon completion of the Merger. None of the options or warrants held by the executive officers and directors have an exercise price in excess of $1.05, so no consideration will be payable in respect of such options and warrants. As of December 15, 2003, the following executive officers and directors of Student Advantage will be entitled to receive the following amounts in the Merger for their shares of common stock:

                                                                           AGGREGATE MERGER
NAME                                                    NUMBER OF SHARES    CONSIDERATION
----                                                    ----------------   ----------------
Sevim M. Perry........................................           --                 --
Heather Lourie........................................          357            $   375
John M. Connolly......................................           --                 --
William S. Kaiser(1)..................................       42,500            $44,625
Marc J. Turtletaub....................................       43,333            $45,450
Charles E. Young......................................           --                 --

---------------

(1) Mr. Kaiser may be deemed to beneficially own shares held by Greylock, of which he is a general partner. See "BENEFICIAL OWNERSHIP OF VOTING STOCK" below.

PURPOSE OF THE ASSET SALE

     For Student Advantage, the purpose of the Asset Sale is to allow Student Advantage to realize the value of the assets related to its OCSN business and use the consideration received in the sale to satisfy the obligations to its lenders. The consideration to be received by Student Advantage from OCSN in the Asset Sale represents the results of an arms length negotiations and the highest price NCSN indicated it was willing to pay for the OCSN assets.

     The transaction has been structured as an acquisition of the OCSN Business for cash, the Note and a warrant to purchase NCSN stock in order to maximize total value based on NCSN's unwillingness to pay more in cash and Student Advantage's lenders being willing to accept the Note and warrant in lieu of cash in settlement of its debt obligations. The Asset Sale has not been structured to require the approval of at least a majority of Student Advantage's unaffiliated stockholders.

EFFECTS OF THE ASSET SALE

     Under Section 271 of the Delaware General Corporation Law, the sale by Student Advantage of "all, or substantially all" of its assets requires approval by the affirmative vote of the holders of a majority of the outstanding shares of common stock on the record date. Student Advantage believes that the sale of the OCSN Business to NCSN requires such stockholder approval because the Asset Sale constitutes the sale of "all, or substantially all" of the assets of Student Advantage. As a result, approval of Student Advantage's stockholders has been included as a condition to the obligation of the parties to the Purchase and Sale Agreement to consummate the transactions contemplated by the agreement. Accordingly, the Asset Sale is being submitted to stockholders for approval, together with the Merger.

     If the stockholders approve the Transactions, and the Asset Sale is completed, the consideration received by Student Advantage at closing will be used by Student Advantage to pay all amounts outstanding to Reservoir under its existing loan agreements and related amendments with Reservoir, and all amounts due to Scholar and John S. Katzman in connection with the Reservoir loan agreement. Mr. Sozzi and certain other stockholder of Student Advantage, including Greylock, of which Mr. Kaiser, a member of Student Advantage's Board of Directors is a general partner, are the stockholders of Scholar. Repayment of this indebtedness will allow Student Advantage, as the surviving corporation in the Merger, to avoid the limitations imposed on its business by this indebtedness and the terms of the loan agreement.

     The current unaffiliated stockholders of Student Advantage will continue to have the ownership interests in Student Advantage and rights as Student Advantage stockholders and will not receive any consideration as a result of the Asset Sale.

     It is expected that, upon consummation of the Asset Sale, the remaining operations of Student Advantage will be conducted substantially as they currently are being conducted. Student Advantage does not have any plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the Asset Sale involving Student Advantage's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets, other than the closing of the Merger promptly following the Asset Sale. However, Student Advantage as the surviving corporation, will continue to evaluate Student Advantage's business and operations after the closing of the Transactions and may develop new plans and proposals that Student Advantage considers to be in the best interests of Student Advantage and its then current stockholders.

USE OF PROCEEDS OF THE ASSET SALE

     As of September 30, 2003, Student Advantage had $8.0 million of total indebtedness, consisting of $5.5 million in principal borrowings and interest under the Reservoir credit facility and $2.5 million in principal borrowings and interest under the Scholar loan, respectively. The amount outstanding under the Reservoir credit facility includes a guarantee fee of $1 million owed to John S. Katzman, a former member of Student Advantage's Board of Directors who provided a guarantee of its obligations to Reservoir in exchange for such fee. The debt obligations to Reservoir, Scholar and Mr. Katzman have a maturity date of January 31, 2005. Reservoir, Scholar and Mr. Katzman have agreed, subject to the closing of the proposed Transactions, to accept $4.25 million in the form of the non-cash consideration to be paid by NCSN (the Note and the warrant to purchase NCSN common stock), $2.25 million and $550,000, respectively, in cash as full payment of all amounts outstanding to them. As noted above, Mr. Sozzi and other stockholders of Student Advantage are the stockholders of Scholar. In the event the proposed Transactions are not consummated, the terms of the Reservoir loan agreement, Scholar loan and Mr. Katzman's guarantee fee would remain unchanged.

                              THE MERGER AGREEMENT

     The following description of the Merger Agreement describes the material terms of the Merger Agreement. A complete copy of the Merger Agreement appears as APPENDIX A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the entire Merger Agreement carefully.

THE MERGER

     The Merger Agreement provides that, subject to the conditions summarized below, Acquisition Sub will merge with and into Student Advantage. Upon consummation of the Merger, Acquisition Sub will cease to exist and Student Advantage will continue as the surviving corporation and wholly owned subsidiary of Athena Ventures.

EFFECTIVE TIME OF MERGER

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. This time is referred to as the "effective time." Student Advantage and Acquisition Sub have agreed to file the certificate of merger no later than two business days following satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF STUDENT ADVANTAGE AS THE SURVIVING CORPORATION

     When the Merger is completed:

     - the certificate of incorporation of Student Advantage as in effect immediately prior to the effective time will be the certificate of incorporation of Student Advantage as the surviving corporation, such certificate having been amended to reduce, among other things, the number of authorized shares of common stock to 3,000;

     - the by-laws of Acquisition Sub as in effect immediately prior to the effective time will be the by-laws of Student Advantage as the surviving corporation;

     - Raymond V. Sozzi, Jr., the sole director of Acquisition Sub immediately prior to the effective time, will be the initial director of Student Advantage as the surviving corporation; and

     - Raymond V. Sozzi, Jr., the sole officer of Acquisition Sub immediately prior to the effective time, will be the initial officer of Student Advantage as the surviving corporation.

CONVERSION OF COMMON STOCK

     At the effective time, each outstanding share of Student Advantage common stock will automatically be converted into and represent the right to receive $1.05 in cash, without interest, except for:

     - shares of common stock held by Student Advantage in treasury and shares of common stock held by Athena Ventures or Acquisition Sub (including the shares expected to be contributed by Mr. Sozzi immediately prior to the consummation of the Merger), all of which will be cancelled without any payment therefor; and

     - shares held by stockholders seeking appraisal rights in accordance with Delaware law.

     At the effective time, since the certificate of incorporation of Student Advantage as in effect immediately prior to the effective time will be the certificate of incorporation of Student Advantage as the surviving corporation, and will have been amended to reduce the number of authorized shares of common stock to 3,000, Athena Ventures will then hold all outstanding shares of common stock of Student Advantage as the surviving corporation.

PAYMENT FOR SHARES

     As of the effective time of the Merger, Athena Ventures will deposit with the exchange agent designated by Athena Ventures (and approved by Student Advantage) sufficient funds to pay the merger consideration. As soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of shares of common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

STOCKHOLDERS OF STUDENT ADVANTAGE SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     Each of Student Advantage's stockholders will be entitled to receive $1.05 per share only upon surrender to the exchange agent of a stock certificate, together with a letter of transmittal, properly completed in accordance with the instructions provided in the letter of transmittal. If a stock certificate has been lost, stolen or destroyed, the holder of such certificate is required to make an affidavit of that fact. In addition, Student Advantage, as the surviving corporation, may require that such stockholder provide a bond in such reasonable amount as Student Advantage may determine as indemnity against any claim that may be made against Student Advantage with respect to such lost stock certificate before any payment of the merger consideration will be made to such holder. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the stock certificate is registered, it will be a condition of payment that (1) the surrendered stock certificate be properly endorsed or otherwise in proper form for transfer and
(2) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the exchange agent. No interest will accrue or be paid to any stockholders on any merger consideration.

     Beginning 180 days after the effective time of the Merger, Athena Ventures will be entitled to require the exchange agent to deliver to it all cash and documents in its possession, which have been deposited with the exchange agent and which have not been disbursed to stockholders. Thereafter, holders of certificates representing shares of Student Advantage common stock outstanding before the effective time will surrender their certificates to Athena Ventures and will be entitled to look only to Athena Ventures and only as general unsecured creditors for payment of any claims for merger consideration to which they may be entitled. None of Athena Ventures, Student Advantage, as the surviving corporation, or the exchange agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

     At the effective time, the stock transfer books of Student Advantage will be closed and there will be no further transfers on the records of Student Advantage as the surviving corporation, or by its transfer agent of certificates representing shares of common stock outstanding before the effective time. Any stock certificates presented to Student Advantage for transfer will be cancelled. From and after the effective time, the holders of stock certificates representing shares of Student Advantage's common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the Merger Agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those stock certificates in accordance with the terms of the Merger Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the stock certificates.

TREATMENT OF STOCK OPTIONS AND WARRANTS

     Each outstanding stock option, whether or not then vested or exercisable, will, as of the effective time of the Merger, be cancelled and converted, at the effective time, into the right to receive in cash from Student Advantage an amount, if any, equal to the product of (1) the number of shares of Student Advantage's common stock subject to such options, whether or not then exercisable, and (2) the excess, if any, of $1.05 over the exercise price per share subject or related to such option.

     As of the effective time of the Merger, each holder of an outstanding warrant to purchase common stock, will, upon exercise of such warrant after the effective time of the merger, become entitled to receive in cash from Student Advantage an amount, if any, equal to the product of (1) the number of shares of Student Advantage's common stock subject to such warrant, and (2) the excess, of $1.05 over the exercise price per share subject or related to such warrant.

STUDENT ADVANTAGE SPECIAL MEETING

     Student Advantage has agreed with Athena Ventures and Acquisition Sub to provide due notice of and convene as promptly as practicable a special meeting of its stockholders for the purpose of voting upon the approval of the Merger Agreement and the Merger (and the transactions contemplated by the Merger Agreement and the Merger). Student Advantage (through the Student Advantage Board of Directors) has agreed to recommend to Student Advantage stockholders the approval of the Merger Agreement and the Merger; and use its best efforts to solicit the vote of the holders of a majority of Student Advantage's outstanding common stock in favor of approval of the Merger Agreement (including, if necessary, adjourning or postponing and subsequently reconvening, the special meeting for the purpose of obtaining such votes). However, Student Advantage's Board of Directors may, with respect to a third party proposal, withdraw, modify or change its recommendation if failure to take such action would be contrary to their fiduciary obligations as board members under applicable law.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that all rights to indemnification set forth in Student Advantage's certificate of incorporation, bylaws or indemnification agreements existing as of the date of the Merger Agreement in favor of the directors and officers of Student Advantage, with respect to their activities as such at or prior to the effective time of the Merger, will continue in full force and effect for at least six years after the effective time of the Merger. In addition, to the extent not provided by an existing right of indemnification or other agreement or policy, following the completion of the Merger, Student Advantage as the surviving corporation is required to indemnify, defend and hold harmless all current and former officers and directors of Student Advantage from
(1) all liabilities, costs, expenses and claims arising out of the fact that such person is or was a director or officer arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger whether asserted at or prior to or after the effective time of the Merger and
(2) all liabilities arising out of or pertaining to the Merger Agreement, or the transactions contemplated thereby. Student Advantage as the surviving corporation is also required to use its reasonable best efforts to (i) maintain for a period of one year directors' and officers' liability insurance policies with coverage in a maximum amount of $5,000,000 with respect to acts or omissions prior to the effective time which were committed by such officers and directors in connection their capacity as such and (ii) maintain any existing directors and officers liability insurance policies of Student Advantage until their expiration on June 30, 2004.

REPRESENTATIONS AND WARRANTIES

     Representations and Warranties of Student Advantage. The Merger Agreement contains various customary representations and warranties (which will not survive completion of the Merger) made by Student Advantage to Athena Ventures and Acquisition Sub, subject to identified exceptions, qualifications and limitations, relating to, among other things:

     - Student Advantage's and its subsidiaries' due organization, valid existence, good standing and requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted;

     - the capitalization of Student Advantage;

     - the authorization, execution, delivery and enforceability of the Merger Agreement;

     - the absence of any conflicts between the Merger Agreement and Student Advantage's certificate of incorporation and bylaws, charter or bylaws of any Student Advantage subsidiary, any applicable laws and material contracts and agreements;

     - the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the Merger Agreement, required for Student Advantage to complete the Merger;

     - compliance with applicable federal, state, local, or foreign statutes, orders, judgments, decrees, laws, rules, regulations or ordinances;

     - the adequacy and accuracy of filings made by Student Advantage with the SEC since January 1, 2000;

     - the conduct of Student Advantage's business in the ordinary course and the absence of material changes in Student Advantage's business, capitalization or accounting practices since September 30, 2003;

     - the absence of any action, claim, suit, investigation or proceeding actually pending or threatened against Student Advantage or its subsidiaries that if adversely determined, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on Student Advantage's business or results of operations, except for those disclosed in Student Advantage's reports filed with the SEC;

     - the accuracy of information concerning Student Advantage in this proxy statement;

     - the filing of tax returns, payment of taxes and other tax matters;

     - certain matters relating to employee benefit plans and certain labor matters;

     - compliance with laws related to environmental matters;

     - the stockholder voting requirements to approve the Merger;

     - the inapplicability of Delaware anti-takeover laws to the Merger and the Merger Agreement;

     - the right to use, and absence of infringement of, material intellectual property of Student Advantage;

     - title to all property and assets used in the conduct of Student Advantage and its subsidiaries;

     - certain matters relating to material contracts, agreements and commitments of Student Advantage;

     - the absence of undisclosed brokers', finders' or other fees or commissions fees; and

     - the receipt by the Special Committee of Student Advantage's Board of Directors of the fairness opinion of Luminary Capital.

     Representations and Warranties of Athena Ventures and Acquisition Sub. The Merger Agreement contains various customary representations and warranties (which will not survive completion of the Merger) made by Athena Ventures and Acquisition Sub to Student Advantage, subject to identified exceptions, qualifications and limitations, relating to, among other things:

     - the due organization, valid existence, good standing and requisite corporate power and authority of Athena Ventures and Acquisition Sub to own, lease and operate its assets and properties and to carry on its business as it is now being conducted;

     - the capitalization of Athena Ventures and Acquisition Sub;

     - the authorization, execution, delivery and enforceability of the Merger Agreement;

     - the absence of any conflicts between the Merger Agreement on the one hand and Athena Ventures' and Acquisition Sub's certificate of incorporation or bylaws, any applicable law or material contracts or agreements;

     - the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the Merger Agreement, required for Athena Ventures and Acquisition Sub to complete the Merger;

     - compliance with applicable federal, state, local, or foreign statutes, orders, judgments, decrees, laws, rules, regulations or ordinances; and

     - the accuracy of information concerning information provided by Athena Ventures and Acquisition Sub in connection with this proxy statement.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement imposes various restrictions on Student Advantage's conduct and operations until the Merger is completed. Student Advantage has agreed that, prior to the effective time of the Merger, Student Advantage and each of its subsidiaries will operate their respective businesses in the ordinary course consistent with past practices, use commercially reasonable efforts to preserve intact their present business organization and goodwill, preserve their relationships with their respective customers and suppliers and others having business dealings with them, keep available the services of its officers and employees, and maintain and keep material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted. Student Advantage has also agreed, subject to identified exceptions, that it will not and will not permit any of its subsidiaries to do, among other things, any of the following, without the prior written consent of Athena Ventures, which consent shall not be unreasonably withheld:

     - declare or pay any dividend or make other distributions in respect of, or split, combine or reclassify, or redeem, repurchase or otherwise acquire, any shares of Student Advantage's or any of its subsidiaries' capital stock;

     - issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Student Advantage's or any of its subsidiaries' capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities;

     - amend its certificate of incorporation or bylaws or similar governing documents;

     - acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation or other business organization, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business;

     - sell, lease or otherwise dispose of any assets, other than the Asset Sale and in the ordinary course of business consistent with past practice;

     - enter into, adopt, amend or increase or accelerate the amount payable under any employee benefit plan, or otherwise increase the compensation or benefits of any director, officer or other employee, except for normal increases for non-officer employees in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense;

     - enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment of any director or officer;

     - except as required by law, rule, regulation or GAAP, make any change in its accounting methods;

     - take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement or in any of its representations and warranties set forth in the Merger Agreement being untrue on the closing date of the Merger;

     - pay, discharge or satisfy any material claims, liabilities or obligations;

     - enter into, modify, amend or terminate, any material contract or agreement, except in the ordinary course of business consistent with past practice;

     - incur any indebtedness for borrowed money, other than any indebtedness existing on the date of the Merger Agreement, or guarantee any such indebtedness for any other person; and

     - make or rescind any tax election, settle or compromise any tax liability or amend any tax return.

SOLICITATION

     Athena Ventures and Acquisition Sub agreed that during the 30 day period that commenced on November 18, 2003, Student Advantage, its subsidiaries, the Special Committee of Student Advantage's Board of Directors and their respective officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives are, if approached with an unsolicited inquiry (whether such inquiry is bona fide or reasonably likely to lead to a takeover proposal (as defined below)), obligated to enter into and maintain or continue discussions or negotiations with any person or group in furtherance of such unsolicited inquiry, but only pursuant to appropriate confidentiality and standstill agreements with any such third parties prohibiting the purchase by such third parties of common stock for a six-month period. See "SPECIAL FACTORS -- BACKGROUND OF THE TRANSACTIONS" above.

     Student Advantage has agreed that following the 30 day period described above until the earlier of the effective time of the Merger or the termination of the Merger Agreement, it will not, and it will cause its subsidiaries not to authorize or permit its respective officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives directly or indirectly to:

     - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any takeover proposal;

     - furnish any information regarding Student Advantage or any of its subsidiaries to any person in connection with or in response to a takeover proposal;

     - engage in negotiations or discussions with any person with respect to a takeover proposal;

     - approve, endorse or recommend any takeover proposal; or

     - enter into any letter of intent or similar document or any contract contemplating an acquisition of Student Advantage.

     The Merger Agreement provides, however, that Student Advantage, the Board of Directors and the Special Committee of the Board of Directors are not prohibited from (1) complying with the rules of the Exchange Act, or making any public announcement, disclosure, or filing required pursuant to the rules of any national securities exchange or U.S. inter-dealer quotation system, (2) maintaining or continuing discussions or negotiations with any person who submitted a takeover proposal within the thirty day period following the date of the Merger Agreement, or (3) from furnishing information regarding Student Advantage or any of its subsidiaries to, or entering into discussions with, any person in response to a takeover proposal that is submitted by such person (and not withdrawn) if:

     - neither Student Advantage nor any officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Student Advantage or any of its subsidiaries have violated any non-solicitation restrictions contained in the Merger Agreement;

     - a majority of Student Advantage's Board of Directors or the Special Committee of the Board of Directors concludes in good faith that the failure to take action, furnish information or enter into discussions regarding a takeover proposal would be inconsistent with its fiduciary obligations;

     - a majority of Student Advantage's Board of Directors or the Special Committee of the Board of Directors determines in good faith that taking such action would be reasonably likely to lead to delivery of a superior offer (as defined below);

     - prior to furnishing any such information to, or entering into discussions with, such person, Student Advantage gives Athena Ventures and Acquisition Sub written notice of the identity of such person (to the extent it can do so without breaching its fiduciary duties or violating the takeover proposal) and Student Advantage receives from such person a confidentiality agreement containing customary terms and conditions; and

     - Student Advantage furnishes any nonpublic information to Athena Ventures at or prior to the time delivered to any person.

     As used in the Merger Agreement the term "takeover proposal" means any offer, proposal, letter of intent, inquiry or expression or indication of interest contemplating or otherwise relating to any "acquisition transaction."

     As used in the Merger Agreement an "acquisition transaction" means any transaction or series of transactions involving:

     - any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (1) Student Advantage or any of its subsidiaries is a constituent corporation, (2) a person or "Group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Student Advantage or any of its subsidiaries, or (3) Student Advantage or any of its subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of Student Advantage or any of its subsidiaries;

     - any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Student Advantage or any of its subsidiaries; or

     - any liquidation or dissolution of Student Advantage or any of its subsidiaries.

     As used in the Merger Agreement the term "superior offer" means a bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction with respect to Student Advantage or any of its subsidiaries on terms that the Board of Directors of Student Advantage or the Special Committee of the Board of Directors determines, in good faith (after consultation with outside legal counsel and a nationally recognized independent financial advisor), if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer, and would, if consummated, be more favorable to Student Advantage's stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement. However, any such offer will not be deemed to be a "superior offer" if (1) any financing required to consummate the transaction contemplated by such offer is not committed or is not, in the good faith judgment of Student Advantage, reasonably capable of being obtained by such third party on a timely basis or (2) Athena Ventures and Acquisition Sub have, within two business days after receipt of written notice from Student Advantage of such bona fide superior offer, submitted an alternative takeover proposal which the Board of Directors of Student Advantage or the Special Committee of the Board of Directors determines, in good faith (after consultation with outside legal counsel and a nationally recognized independent financial advisor), if accepted, is more favorable to Student Advantage's stockholders, from a financial point of view, than such proposed superior offer.

     Student Advantage has agreed to advise Athena Ventures and Acquisition Sub promptly (and in no event later than 24 hours) after receipt of any takeover proposal or any request for nonpublic information related to Student Advantage or any of its subsidiaries (including, to the extent it may do so without breaching its fiduciary duties and without violating any of the conditions of the takeover proposal, the identity of the person making or submitting such takeover proposal, and the terms thereof to the extent then known) that is made or submitted by any person prior to the closing of the Merger. Student
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

Advantage has agreed to keep Athena Ventures and Acquisition Sub fully informed with respect to the status of any such takeover proposal, and any modification or proposed modification thereto. Student Advantage has agreed simultaneously to provide to Athena Ventures and Acquisition Sub any nonpublic information concerning Student Advantage provided to any person in connection with any takeover proposal, which was not previously provided to Athena Ventures and Acquisition Sub.

     The recommendations of the Board of Directors of Student Advantage or the Special Committee of the Board of Directors may be withheld, withdrawn or modified in a manner adverse to Athena Ventures and Acquisition Sub if:

     - the Board of Directors of Student Advantage or the Special Committee determines in good faith, after consultation with Student Advantage's outside legal counsel, that the failure to withdraw or modify such recommendations would be inconsistent with its fiduciary obligations;

     - Student Advantage shall have released Athena Ventures and Acquisition Sub from the provisions of any standstill or similar agreement restricting Athena Ventures and Acquisition Sub from acquiring securities of Student Advantage; and

     - neither Student Advantage nor any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives shall have violated any of the non-solicitation restrictions of the Merger Agreement.

ACCESS TO INFORMATION

     Student Advantage has agreed that between the date of the Merger Agreement and the effective time of the Merger it will, and will cause its subsidiaries to, afford to Athena Ventures' officers, employees, counsel, accountants and other representatives reasonable access, during normal business hours, to all of its properties, books, contracts, commitments, personnel and records. Student Advantage has further agreed that during such period it will promptly furnish to Athena Ventures (a) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to the requirements of federal or state securities laws or filed with the SEC, and (b) all other information concerning its business, properties, assets and personnel as Athena Ventures may reasonably request.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligation. The obligations of Student Advantage, Athena Ventures and Acquisition Sub to complete the Merger are subject to the satisfaction or waiver on or prior to the effective time of certain conditions, including the following:

     - the absence of any law, order or injunction that prohibits the completion of the Merger;

     - the parties to the Merger Agreement have obtained all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity needed in connection with the Merger and the other transactions contemplated by the Merger Agreement; and

     - the Merger and the Merger Agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of common stock.

     Conditions to Athena Ventures and Acquisition Sub's Obligation. The obligations of Athena Ventures and Acquisition Sub to complete the Merger are subject to the satisfaction, or waiver by Athena Ventures and Acquisition Sub, on or prior to the effective time of certain conditions, including the following:

     - Student Advantage shall have performed in all material respects its agreements and covenants contained in or contemplated by the Merger Agreement required to be performed at or prior to the effective time of the Merger;

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     - the representations and warranties made by Student Advantage in the
       Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger;

     - no action or proceeding by any governmental entity has been instituted or is pending (1) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Athena Ventures or any of its subsidiaries of all or any portion of the business of Student Advantage or any of its subsidiaries, or of Athena Ventures or any of its subsidiaries or to compel Athena Ventures or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Student Advantage or any of its subsidiaries or of Athena Ventures or any of its subsidiaries, (2) seeking to impose or confirm limitations on the ability of Athena Ventures or any of its subsidiaries effectively to exercise full rights of ownership of Student Advantage common stock (or shares of stock of Student Advantage as the surviving corporation) including the right to vote any such shares on any matters properly presented to stockholders or (3) seeking to require divestiture by Athena Ventures or any of its subsidiaries of any such shares;

     - Athena Ventures shall have received the resignations of each director of Student Advantage and its subsidiaries;

     - the Asset Sale shall have been consummated;

     - Student Advantage shall have completed the settlement of its pending litigation with the trustee of the CollegeClub bankruptcy estate;

     - Student Advantage shall have satisfied its obligations to Reservoir, Scholar and Mr. Katzman and terminated the Reservoir loan agreement;

     - holders of not more than 5% of the outstanding shares of common stock shall have exercised their right to appraisal under the Delaware General Corporation Law;

     - no event has occurred that could reasonably be expected to have a material adverse effect on Student Advantage; and

     - Student Advantage shall have received and furnished to Athena Ventures and Acquisition Sub all material approvals and consents from third parties and governmental entities necessary or required to complete the transactions contemplated by the Merger Agreement.

     Conditions to Student Advantage's Obligation. The obligation of Student Advantage to effect the Merger is subject to the satisfaction, or waiver by Student Advantage, on or prior to the effective time, of certain conditions, including the following:

     - Athena Ventures and Acquisition Sub will have performed in all material respects their agreements and covenants contained in or contemplated by the Merger Agreement required to be performed at or prior to the effective time of the Merger; and

     - the representations and warranties made by Athena Ventures and Acquisition Sub in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger.

WAIVER

     At any time prior to the effective time of the Merger, any party to the Merger Agreement may, with respect to any other party:

     - extend the time for the performance of any of the obligations or other acts;

     - waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

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

     - waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such waiver by Student Advantage is subject to the approval of the Special Committee.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated before the effective time of the Merger, whether before or after the stockholders of Student Advantage have approved and adopted the Transactions:

     - if the parties agree by mutual written consent;

     - by either Student Advantage or Athena Ventures, if the Merger is not completed on or before April 30, 2004;

     - by either Student Advantage or Athena Ventures if the Transactions have not been approved by the requisite vote of the holders of the outstanding shares of common stock;

     - by either Student Advantage or Athena Ventures if a court of competent jurisdiction or other governmental authority has issued a final and non-appealable order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

     - by Athena Ventures, if a triggering event (as defined below) has occurred;

     - by Athena Ventures, if Student Advantage has breached or failed to perform in any respect any of its representations, warranties or covenants required to be performed by it under the Merger Agreement, and such breach or failure is not cured within a 10-day period following notice of the breach or failure from Athena Ventures and Acquisition Sub;

     - by Student Advantage, if Athena Ventures or Acquisition Sub has breached or failed to perform in any respect any of their material representations, warranties or covenants required to be performed by it under the Merger Agreement, and such breach or failure is not cured within a 10-day period following notice of the breach or failure from Student Advantage; or

     - by Student Advantage, if (1) Student Advantage has received a bona fide proposal that the Board of Directors has determined in good faith after consultation with its financial advisor is a "superior offer" (as used in the Merger Agreement), (2) Student Advantage has complied with its obligations with respect to non-solicitations, (3) the Board of Directors has determined in good faith after consultation with its outside legal counsel that termination of the Merger Agreement is required for the Board to fulfill its fiduciary duties under applicable law and (4) contemporaneously with, and as a condition to, its termination of the Merger Agreement, Student Advantage pays to Athena Ventures the fees and expenses discussed below.

     Under the Merger Agreement, a "triggering event" will be deemed to have occurred if:

     - there shall have been submitted to Student Advantage a takeover proposal and:

      - the Board of Directors of Student Advantage has failed to make and include in the proxy statement, or shall have withdrawn, or modified in a manner adverse to Athena Ventures and Acquisition Sub, the recommendations of Student Advantage's Board of Directors to the stockholders of Student Advantage to vote to approve the Merger Agreement;

      - the Board of Directors of Student Advantage or the Special Committee of the Board of Directors has publicly recommended the takeover proposal or has publicly announced an intention to do so, or Student Advantage shall have entered into an agreement providing for an acquisition transaction; or

      - Student Advantage has materially breached its non-solicitation obligations under the Merger Agreement.

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

     - a tender offer or exchange offer for Student Advantage common stock has been commenced, and the Board of Directors of Student Advantage or the Special Committee of the Board of Directors has publicly recommended that stockholders tender or exchange their shares or fails to recommend against such tender or exchange; or

     - for any reason Student Advantage fails to hold the special meeting or submit the Merger for stockholder approval by April 30, 2004.

     Generally, if the Merger Agreement is terminated, other than as described below, there will be no liability on the part of either Athena Ventures and Acquisition Sub or Student Advantage or their respective officers or directors.

     Student Advantage will be obligated to reimburse Athena Ventures for all reasonable out-of-pocket fees and expenses actually incurred by Athena Ventures and Acquisition Sub in connection with the Merger, which fees and expenses will not exceed $75,000, and to pay Athena Ventures and Acquisition Sub a non-refundable fee in the amount of $150,000, in the event of termination of the Merger Agreement:

     - by Athena Ventures if the Merger is not completed by April 30, 2004 and if the conditions to the Merger, other than those controlled by certain third parties, are not satisfied;

     - by Athena Ventures as a result of a "triggering event" (as defined above);

     - by Athena Ventures as a result of Student Advantage being in breach of or failing to perform any representation, warranty, covenant or agreement beyond any applicable cure period;

     - by Athena Ventures or Student Advantage if the Merger Agreement and the Merger have not been approved by the requisite vote of the holders of its common stock; or

     - by Student Advantage if (1) Student Advantage has received a bona fide proposal that the Board of Directors has determined in good faith after consultation with its financial advisor is a "superior offer" as defined above, (2) Student Advantage has complied with its obligations with respect to non-solicitations and (3) the Board of Directors has determined in good faith after consultation with its outside legal counsel that termination of the Merger Agreement is required for the Board to fulfill its fiduciary duties under applicable law.

     In the event the Merger Agreement is terminated by either Student Advantage or Athena Ventures and Acquisition Sub as a result of certain conditions of Student Advantage having not been satisfied or waived by April 30, 2004 and Athena Ventures and Acquisition Sub are not in material breach of its obligations under the Merger Agreement, Student Advantage will be obligated to reimburse Athena Ventures for all reasonable out-of-pocket fees and expenses actually incurred by Athena Ventures and Acquisition Sub in connection with the Merger, which fees and expenses shall not exceed $75,000.

EXPENSES OF THE PARTIES

     Except for fees payable to Athena Ventures in the event of termination of the Merger Agreement as described above, Student Advantage, Athena Ventures and Acquisition Sub are responsible for their own fees and expenses incurred in connection with the solicitation of proxies in connection with the Merger, including the fees and expenses associated with the preparation of this proxy statement. Student Advantage has agreed to pay all of the fees and expenses (other than Athena Ventures' attorneys' fees and expenses) associated with the filing, printing and mailing of this proxy statement and any amendments to this proxy statement. See "THE TRANSACTIONS -- ESTIMATED FEES AND EXPENSES" below.

AMENDMENTS

     The Merger Agreement may be amended by the parties to the Merger Agreement pursuant to action of the Special Committee of Student Advantage and the respective boards of directors of the parties, at any time before or after approval of the Merger Agreement by the stockholders of Athena Ventures,

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Acquisition Sub and Student Advantage and prior to the effective time of the
Merger. However, after any such stockholder approval has been obtained, no amendment will be made that by law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                        THE PURCHASE AND SALE AGREEMENT

     The following is a description of the material aspects of the Asset Sale, including the Purchase and Sale Agreement. The description is not complete and is qualified in its entirety by reference to the copy of the Purchase and Sale Agreement attached to this proxy statement as APPENDIX B and incorporated by reference herein. You should carefully read this document and the documents to which you are referred for a more complete understanding of the Asset Sale and related transactions.

THE ASSET SALE

     Under the terms of the Purchase and Sale Agreement, NCSN has agreed to purchase substantially all of the assets relating to the operation of the OCSN Business, including all of its intellectual property and technology and to assume certain of Student Advantage's obligations under those contracts assumed by NCSN in exchange for $2.85 million in cash, subject to adjustment for Student Advantage's failure to obtain certain consents (described in more detail below under "PURCHASE PRICE"), the Note in the aggregate principal amount of $4.25 million and a warrant to purchase 580,601 shares (subject to adjustment in accordance with terms of the warrant) of NCSN common stock. The purchase price is also subject to adjustment based on the working capital of the OCSN Business as of the date of the closing (described in more detail below under "PURCHASE PRICE").

ASSETS AND LIABILITIES TO BE SOLD

     Student Advantage has agreed to sell to NCSN substantially all of the assets relating to the operation of Student Advantage's OCSN Business, including the following:

     - all of the intellectual property, intellectual property rights and related goodwill;

     - all of the accounts receivable and notes receivable;

     - all of the tangible personal property, including computers, equipment, furniture, and fixtures;

     - all of the leased real property;

     - all of the rights to agreements with third parties, including license agreements, web hosting agreements, and media services agreements;

     - all telephone and facsimile numbers;

     - all goods and services received after the closing arising out of Student Advantage's payments prior to the closing;

     - all prepaid deposits and other prepaid asset items; and

     - all books, records, accounts, ledgers, files, and other documents and printed or written materials related to the purchased assets.

     NCSN will assume substantially all of Student Advantage's liabilities relating to the OCSN Business, as follows:

     - all liabilities reflected on the interim balance sheet (as of June 30, 2003) of the OCSN Business and all liabilities incurred after such balance sheet in the ordinary course of business, except to the extent satisfied prior to the closing and excluding intercompany payables;

     - all liabilities under the contracts and leases transferred under the Asset Sale, except for those liabilities arising on or prior to the closing;
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

     - all liabilities relating to the operation of the OCSN Business or the purchased assets arising after the closing;

     - all liabilities arising out of the real property leases occurring after the closing;

     - certain liabilities with respect to employees and employee benefits;

     - all tax liabilities arising after the closing; and

     - all liabilities arising out of a third party consents, which if obtained, would constitute a breach of the third party agreement.

EXCLUDED ASSETS AND LIABILITIES

     Student Advantage is not selling to NCSN, and will retain, the following assets:

     - all of its cash, cash equivalents and liquid investments, bank accounts, commercial paper, certificates of deposit, and marketable securities;

     - all properties, rights, tangible and intangible assets other than those specifically included in the Asset Sale;

     - all rights to insurance claims, related refunds and proceeds for the benefit of Student Advantage;

     - all rights under the Purchase and Sale Agreement, and the consideration to be paid to Student Advantage pursuant to the terms of the Purchase and Sale Agreement;

     - any claims and causes of actions relating to transactions arising before, on or after the date of the closing, except with respect to the assets purchased by NCSN;

     - any rights relating to refunds or recoupments of any taxes;

     - any books, records, accounts, ledgers, files, and other documents and printed or written materials, except with respect to the assets purchased by NCSN; and

     - any corporate functions, facilities, assets and properties servicing Student Advantage's business as a whole and which are not related to the OCSN Business, such as payroll systems, finance and accounting functions.

     Student Advantage will retain all liabilities not specifically assumed by NCSN following the closing of the Asset Sale.

PURCHASE PRICE

     NCSN will pay to Student Advantage an aggregate purchase price of $7.1 million consisting of $2.85 million in cash (subject to adjustment as more fully described below), a Note in the principal amount of $4.25 million, and warrants to purchase 580,601 shares (subject to adjustment in accordance with the terms of the warrant) of NCSN common stock. In the event NCSN provides written notice to Student Advantage prior to the closing that delivery of the Note to Student Advantage would place NCSN in breach of the terms of the Note, Student Advantage may either accept (a) $4.25 million in cash, or (b) delivery of the Note and the warrant, with a waiver and release of any of NCSN's breaches of any of its representations or warranties of which Student Advantage had knowledge.

     The purchase price is subject to adjustment as follows:

     - if the estimated working capital exceeds $50,000 or is less than negative $50,000, the cash consideration can be adjusted upwards or downwards by such excess or shortfall; and

     - if Student Advantage fails to obtain certain third party consents with respect to the assignment of certain contracts of the OCSN Business to NCSN, the cash consideration is subject to a reduction of up to $255,000.

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COMPLETION OF THE ASSET SALE

     Student Advantage expects to complete the Asset Sale in the first quarter of 2004, after the special meeting of Student Advantage's stockholders is held (assuming approval of the Transactions by Student Advantage's stockholders), and all conditions to closing described below under "CONDITIONS TO COMPLETING THE ASSET SALE" have been met or waived by the parties.

REPRESENTATIONS AND WARRANTIES

     Representations and Warranties of Student Advantage. Student Advantage has made a number of customary representations and warranties, subject in some cases to customary qualifications, to NCSN regarding aspects of its OCSN Business, financial condition, customer contracts, intellectual property and other facts pertinent to the Asset Sale, including:

     - its corporate organization, existence, good standing and qualification to do business;

     - its authority to enter into and perform its obligations under the Purchase and Sale Agreement, the approval of the Purchase and Sale Agreement and the Asset Sale by its Board of Directors and stockholders, and the enforceability of the Purchase and Sale Agreement;

     - its financial statements;

     - its compliance with applicable laws and regulations;

     - the absence of conflicts with Student Advantage's charter or bylaws, and existing agreements resulting from the execution and delivery of the Purchase and Sale Agreement, or the consummation of the Asset Sale;

     - the absence of any material adverse changes and certain other material changes in the OCSN Business, or the purchased assets since June 30, 2003;

     - the use of brokers or financial advisors in connection with the Asset
       Sale;

     - the absence of any orders, judgments, actions, suits, claims, or proceedings relating to the Asset Sale or any of the assets or properties related to the OCSN Business;

     - the sufficiency of the purchased assets for the conduct of the OCSN Business in the manner that it is presently conducted and the manner in which Student Advantage currently proposes to conduct it;

     - the right, title and interest in Student Advantage's proprietary information, intellectual property and the enforceability and non-infringement of such intellectual property;

     - the protection of Student Advantage's confidential information;

     - the assets being purchased by NCSN and Student Advantage's ownership of such assets;

     - its payment of applicable taxes;

     - the property leased by the OCSN Business and the enforceability of such leases;

     - the existence and provisions of Student Advantage's customer and third party contracts related to the OCSN Business;

     - the employees of the OCSN Business and the existence of the employee benefit plans for such employees;

     - the agreements with Student Advantage's affiliates;

     - the existence and enforceability of the insurance policies of the OCSN Business;

     - the absence of undisclosed liabilities;

     - the highest producers of revenue for the OCSN Business;
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     - the accounts receivable of the OCSN Business;

     - its solvency; and

     - the existence and receipt of an opinion from Luminary Capital stating that the consideration to be received by Student Advantage in connection with the Asset Sale is fair to Student Advantage from a financial point of view.

     All of Student Advantage's representations and warranties will survive for a period of one year following the date of the closing, except that Student Advantage's representations and warranties relating to (a) its compliance with applicable laws and other regulations, the existence of employee benefit plans, and its payment of applicable taxes shall continue until the expiration of the applicable statute of limitations, and (b) broker's fees, and its title to the purchased assets, will continue in full force and effect forever. In addition, if at any time prior to the end of these periods Student Advantage receives notice from NCSN of a claim for indemnification, then that claim will survive, including any adverse consequences NCSN may suffer after the end of the survival period, until the claim is fully and finally resolved, despite the limitations outlined above.

     Representations and Warranties of NCSN. NCSN has made a number of customary representations and warranties, subject in some cases to customary qualifications, to Student Advantage regarding aspects of its business, financial condition, and other facts pertinent to the Asset Sale, including:

     - the corporate organization, existence, and good standing of NCSN;

     - NCSN's authority to enter into and perform its obligations under the Purchase and Sale Agreement, the approval of its Board of Directors, and the enforceability of Purchase and Sale Agreement;

     - the absence of conflicts with applicable laws and regulations, NCSN's charter or bylaws, and existing agreements resulting from the execution and delivery of the Purchase and Sale Agreement or the consummation of the Asset Sale;

     - NCSN's ability to pay the purchase price; and

     - the absence of any orders, judgments, actions, suits, claims, or proceedings relating to the Asset Sale or the transaction contemplated by the Purchase and Sale Agreement.

     NCSN's representations and warranties will survive for a period of one year following the date of the closing.

CONDUCT OF BUSINESS PENDING THE ASSET SALE

     Under the Purchase and Sale Agreement, Student Advantage has agreed that, unless NCSN otherwise consents in writing, it will comply with certain restrictions relating to the operation of the OCSN Business prior to the closing of the Asset Sale. These restrictions include provisions relating to the following matters:

     - operating the OCSN Business in the ordinary course and using commercially reasonable efforts to preserve the business substantially intact;

     - preserving Student Advantage's relationships with the customers and suppliers of the OCSN Business and keeping the services provided by the OCSN Business available to such customers;

     - making capital expenditures in the excess of $5,000 without providing NCSN with at least two business days notice;

     - maintaining the insurance policies relating to the OCSN Business;

     - entering into any contracts outside the ordinary course of business;

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     - selling, assigning or transferring any of the purchased assets in an amount in excess of $5,000, except for those assets which are not useful in the OCSN Business;

     - making severance payments or increasing compensation payments to the employees of the OCSN Business, or entering into any employment or deferred compensation agreements with such employees;

     - incurring or guaranteeing any indebtedness for borrowed money, except in the ordinary course of business;

     - failing to take steps to prevent the abandonment of the intellectual property of the OCSN Business;

     - providing NCSN with at least 2 business days notice before entering into any licensing arrangement with any programming network substantially devoted to sports programming;

     - materially changing Student Advantage's accounting principles and procedures;

     - acquiring any operating business;

     - adopting any plan of reorganization, other than one in connection with the Asset Sale;

     - taking any action which might delay or interfere with the completion of the Asset Sale; and

     - agreeing to take any of the actions described above.

LIMITATION ON SOLICITING OTHER TRANSACTIONS

     Student Advantage has agreed that it will not initiate, solicit, or encourage any proposal, offer or discussion with any party, other than NCSN, concerning any merger, business combination, sale of stock or sale of assets, other than sales of assets in the ordinary course of business, involving the OCSN Business. Notwithstanding these agreements, Student Advantage's Board of Directors may authorize discussions or negotiations about any acquisition proposal with any person, if the Board of Directors determines in the exercise of its fiduciary duties that such action is in the best interest of Student Advantage's stockholders.

PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING

     Student Advantage has agreed to call and hold a special meeting of its stockholders to approve the Asset Sale and related transactions and matters. In connection with this special meeting, Student Advantage has also agreed to solicit from its stockholders proxies in favor of the adoption and approval of the Asset Sale. These actions include the preparation and filing of this proxy statement with the SEC.

CONDITIONS TO COMPLETING THE ASSET SALE

     Conditions to NCSN's Obligation. NCSN's obligations to complete the Asset Sale are subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

     - the Asset Sale will have been approved by a majority vote of Student Advantage's stockholders entitled to vote on the Asset Sale;

     - each of Student Advantage's representations and warranties must have been accurate in all material respects as of date of the closing (unless otherwise specified), except where the failure to be so accurate does not have and would not reasonably be expected to have a material adverse effect on the OCSN Business;

     - Student Advantage must have performed or complied with all of the covenants and obligations required to be performed or complied with by us under the terms of the Purchase and Sale Agreement, except where the failure to be so accurate does not have and would not reasonably be expected to have a material adverse effect on the OCSN Business;

     - no legal proceeding will be pending that challenges the Asset Sale;
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

     - Student Advantage must have delivered a certificate to NCSN stating that the conditions specified above have been met;

     - Student Advantage must have obtained all third party consents required to assign the contracts of the OCSN Business to NCSN, except that a failure to obtain certain consents will not be considered a violation this condition;

     - NCSN must have received a legal opinion from Hale and Dorr LLP, counsel to Student Advantage, with respect to Student Advantage's good standing, corporate power and authority, due organization and lack of conflict with its certificate of incorporation and by-laws;

     - NCSN must have received a non-competition agreement executed between Raymond V. Sozzi, Jr. and Student Advantage, which has been assigned to NCSN;

     - NCSN must have received access to the data on Student Advantage's accounting system;

     - NCSN must have received customary certificates showing authorization of the transaction;

     - Student Advantage must have paid all applicable compensation to the employees of the OCSN Business; and

     - Student Advantage must have obtained a waiver of, or cured, any defaults relating to certain leases.

     Conditions to Student Advantage's Obligation. Student Advantage's obligations to complete the Asset Sale are subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

     - the Asset Sale will have been approved by a majority vote of Student Advantage's stockholders entitled to vote on the Asset Sale;

     - each of NCSN's representations and warranties must have been accurate in all material respects as of date of the closing (unless otherwise specified), except where the failure to be so accurate does not have and would not reasonably be expected to have a material adverse effect on NCSN's ability to consummate the transaction contemplated by the Purchase and Sale Agreement;

     - NCSN must have performed or complied with all of the covenants and obligations required to be performed or complied with by it under the terms of the Purchase and Sale Agreement, except where the failure to be so accurate does not have and would not reasonably be expected to have a material adverse effect on NCSN's ability to consummate the transaction contemplated by the Purchase and Sale Agreement;

     - no legal proceeding will be pending that challenges the Asset Sale;

     - NCSN must have delivered a certificate to Student Advantage stating that the conditions specified above have been met;

     - NCSN must have obtained all required third party consents;

     - Student Advantage must have received customary certificates showing authorization of the transaction; and

     - Student Advantage will have closed the Merger, except that if such closing has not occurred as a result of a breach by any of the parties to the Merger Agreement, NCSN will be deemed to have waived this condition.

     The closing of the Asset Sale is not contingent on NCSN obtaining financing.

POST-CLOSING COVENANTS AND AGREEMENTS

     After the closing, both Student Advantage and NCSN have agreed to cooperate and afford reasonable access to records related to the OCSN Business and personnel of the other party, at the cost of the party

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

asking for such access. Each party also agrees to use commercially reasonable efforts to keep the information it receives in strict confidence.

     After the closing, Student Advantage has agreed to collect and forward to NCSN any accounts receivable related to the OCSN Business that Student Advantage receives after the closing, and use its best efforts to continue to obtain third party consents to assign the contracts acquired as part of the Asset Sale. Student Advantage will also provide NCSN with access to the data included in its accounting systems relating to the period beginning April 1, 2002 through the closing.

     Student Advantage has also agreed not to take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate from maintaining the same business relationship with Student Advantage as it had prior to the closing.

     Student Advantage has also agreed not to compete in certain respects with NCSN. For two years after the closing, Student Advantage has agreed not to engage in, render any services to, become associated with, or have any ownership interest in any business providing a network devoted to college sports which (a) offers content delivery, brand management, or consumer marketing solutions to university athletic departments through the internet or VOD distribution, (b) includes an on-line wire service offering content of college newspapers, or (c) engages in activities similar to those provided on the OCSN Business websites.

     After the closing, NCSN has agreed to reimburse Student Advantage for any amounts paid after the closing related to the purchased assets and assumed liabilities, and pay any sales taxes, stock transfer taxes, real estate transfer taxes, personal property taxes or other similar taxes incurred in connection with the Asset Sale.

EMPLOYEE MATTERS

     NCSN has agreed to offer employment to Student Advantage employees actively employed and primarily or exclusively engaged in the OCSN Business as of the closing of the Asset Sale. Student Advantage is responsible for any compensation and benefits payable to these employees prior to the closing while NCSN is responsible for any compensation and benefits payable to these employees after the closing. In addition, in the event that any of the six identified OCSN Business employees accepted employment with NCSN and are terminated without cause by NCSN within six months following the closing, such employee will receive the same compensation and benefits from NCSN for the six month period following the closing.

APPROVALS AND CONSENTS

     Student Advantage has agreed to obtain all third party consents required to assign the contracts of the OCSN Business to NCSN, except that a failure to obtain certain consents will not be considered a violation this condition. Student Advantage has also agreed to continue to use its best efforts to obtain any third party consents not obtained prior to the closing of the Asset Sale. In addition, Student Advantage has agreed to repay certain amounts to NCSN in the event that it is unable to obtain certain of the specified third party consents. These amounts, which could be substantial, will, if repaid, reduce the purchase price received by Student Advantage with respect to the Asset Sale as described above under "PURCHASE PRICE."

TERMINATION

     The Purchase and Sale Agreement may be terminated:

     - by mutual agreement of the parties;

     - by either Student Advantage or NCSN, if Student Advantage's stockholders do not approve the Asset Sale by the requisite vote;

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

     - by NCSN if there is a breach by Student Advantage of its obligations under the Purchase and Sale Agreement that would cause a material adverse effect which is not cured within 30 days of written notice by NCSN to Student Advantage;

     - by Student Advantage if there is a breach by NCSN of its obligations under the Purchase and Sale Agreement that would cause a material adverse effect which is not cured within 30 days of written notice by Student Advantage to NCSN;

     - by Student Advantage if the closing shall not have occurred on or prior to April 30, 2004, by reason of the failure of any of the conditions to its obligation to close, unless the failure results primarily from Student Advantage's breach of any representation, warranty, or covenant contained in the Purchase and Sale Agreement (see "CONDITIONS TO COMPLETING THE ASSET SALE" above);

     - by NCSN, if the closing shall not have occurred on or prior to April 30, 2004, by reason of the failure of any of the conditions to NCSN's obligation to close, unless the failure results primarily from NCSN's breach of any representation, warranty, or covenant contained in the Purchase and Sale Agreement (see "CONDITIONS TO COMPLETING THE ASSET SALE" above); or

     - by NCSN, in the event Student Advantage provides an update to the disclosure schedules to the Purchase and Sale Agreement prior to the closing which contains information that, absent such, would have the effect of causing, among other things, the representations and warranties of Student Advantage, set forth in the Purchase and Sale Agreement, to be untrue, and Student Advantage has failed to cure the event or condition causing the failure of such conditions within 30 days following delivery by NCSN of written notice relating thereto.

INDEMNIFICATION

     Under the Purchase and Sale Agreement, Student Advantage agreed to indemnify NCSN, its affiliates, officers, directors, assigns and successors for any loss arising from or as a result of, or in connection with:

     - any breach by Student Advantage of any of its representations or warranties set forth in the Purchase and Sale Agreement;

     - any breach by Student Advantage of any of its covenants set forth in the Purchase and Sale Agreement;

     - any liability that arises from or in connection with its failure to comply with any bulk transfer or similar laws in connection with the Asset Sale;

     - any liability that arises from or in connection with its failure to pay any sales, use or similar taxes with respect to the OCSN Business attributable to the Asset Sale occurring on or prior to the closing; or

     - any liability or asset not specifically assumed by NCSN.

     - Student Advantage will indemnify NCSN for a maximum aggregate amount of $1.5 million, except that its maximum aggregate liability will be the purchase price (see "PURCHASE PRICE" above) for:

     - breaches of its representations or warranties with respect to: (a) certain employee matters, (b) the ownership of the purchased assets, (c) the payment of taxes, (d) the obligations under employee benefit plans, and (e) its compliance with applicable laws and other regulations,

     - its failure to provide required notices under the Worker Adjustment and Retraining Notification Act or the Consolidated Omnibus Budget Reconciliation Act of 1986, or

     - any tax liabilities.

     Subject to any losses in connection with fraud, Student Advantage's indemnification obligations do not arise until the aggregate amount of losses to NCSN exceeds $150,000 (the "Deductible Amount"). When

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

the Deductible Amount is reached, Student Advantage will only pay for losses to NCSN in excess of the Deductible Amount, except in the event of (a) breach of its representation and warranty regarding its obligation to disclose the intellectual property exclusively or primarily used in the OCSN Business, or (b) any liabilities or obligations arising after the closing (in such case the deductible amount will be $50,000). In addition, if Student Advantage breaches its representation and warranty with respect to its ownership of the purchased assets, the deductible amount will be $10,000 instead of $150,000.

     Under the Purchase and Sale Agreement, NCSN has agreed to indemnify Student Advantage, its affiliates, officers, directors, assigns and successors for any loss arising from or as a result of, or in connection with:

     - any breach of its representations, warranties, and covenants; or

     - NCSN's failure to pay any of the liabilities it assumes.

     NCSN will indemnify Student Advantage for a maximum aggregate amount of $1.5 million, except that NCSN's maximum aggregate liability will be the purchase price (see "PURCHASE PRICE" above) for (a) breaches of covenants with respect to the employees of the OCSN Business (see "EMPLOYEE MATTERS"), and (b) any of its tax liabilities.

     Subject to any losses in connection with fraud, NCSN's indemnification obligations do not arise until the aggregate amount of losses to Student Advantage exceed the Deductible Amount. When the Deductible Amount is reached, NCSN will only pay for losses to Student Advantage in excess of the Deductible Amount.

EXPENSES AND TERMINATION FEES

     Each party has agreed to bear its own costs and expenses. Neither party will pay a termination fee if the Asset Sale does not close. See "THE TRANSACTIONS -- ESTIMATED FEES AND EXPENSES" below.

OTHER AGREEMENTS RELATING TO THE ASSET SALE

  VOTING AGREEMENT

     In connection with the Purchase and Sale Agreement, Raymond V. Sozzi, Jr., Student Advantage's Chairman of the Board, President, and Chief Executive Officer, has entered into a voting agreement with NCSN in which he has agreed, and will cause his affiliates that own any capital stock of Student Advantage, to vote (a) in favor of the Asset Sale, and (b) against any other sale or other business combination between Student Advantage and any person or entity, or any other action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of Student Advantage under the Purchase and Sale Agreement or which would result in any of the conditions to Student Advantage's obligations under the Purchase and Sale Agreement to not be fulfilled.

  NOTE AGREEMENT

     In connection with the Purchase and Sale Agreement, NCSN has agreed to issue to Student Advantage a senior secured and guaranteed Note (see "PURCHASE PRICE" above) in an aggregate amount of $4.25 million. The Note will bear interest at a rate equal to the prime rate (as announced by Citibank, N.A., at its principal office in New York City) plus 3%, but in no event less than 7%. Under the terms of the Note, NCSN has agreed to pay Student Advantage the outstanding principal amount of $4.25 million within two years from the date that the Note is issued. Upon an initial public offering or a change of control of NCSN, NCSN will have to pay the outstanding amount of the Note in full. Student Advantage expects to deliver the Note and the warrant described below to its secured lenders in satisfaction of its obligations under the Reservoir credit facility.

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

  WARRANT

     In connection with the Purchase and Sale Agreement and the Note, NCSN has agreed to issue Student Advantage a warrant to purchase 580,601 shares (subject to adjustment in accordance with terms of the warrant) of NCSN common stock, par value $0.01 per share. Such number of shares may be adjusted from time to time, and such adjustment is calculated by dividing the principal and accrued and unpaid interest outstanding under the Note by the exercise price then in effect. The exercise price for the warrant is $7.32 per share, subject to adjustment in accordance with the terms of the warrant. Student Advantage may exercise the warrant upon an initial public offering or change in control of NCSN, or upon the second anniversary of the date of issuance of the warrant. If the warrant is not exercised at such time, the warrant will expire.

                                THE TRANSACTIONS

CONDUCT OF THE BUSINESS OF STUDENT ADVANTAGE IF THE TRANSACTIONS ARE NOT
COMPLETED

     If the Transactions are not completed, the Board of Directors expects to continue to operate Student Advantage's business substantially as presently operated. The Board of Directors would reassess the strategic alternatives available to Student Advantage to enhance stockholder value, including the possibility of a sale of Student Advantage and alternatives that would keep Student Advantage independent and publicly owned.

ESTIMATED FEES AND EXPENSES OF THE TRANSACTIONS

     Whether or not the Transactions are consummated and except as otherwise described herein, all fees and expenses incurred in connection with the Transactions will be paid by the party incurring such fees and expenses. Estimated fees and expenses to be incurred by Student Advantage and Athena Ventures in connection with the Transactions are as follows:

Financial advisor's fees and expenses.......................  $160,000
Securities and Exchange Commission filing fees..............  $    113
Legal, accounting and consulting fees and expenses..........  $500,000
Printing, mailing fees and expenses.........................  $ 40,000
Special Committee fees (maximum)............................  $ 70,000
Exchange agent fees and expenses............................  $ 11,500
                                                              --------
Total.......................................................  $781,613

     Neither Student Advantage nor Athena Ventures will pay any fees or commission to any broker, dealer or other person for soliciting proxies pursuant to the Merger. Prior to the effective time, Student Advantage and Athena Ventures will designate an exchange agent. The exchange agent will receive reasonable and customary compensation for its services in connection with the Merger, plus reimbursement for out-of-pocket expenses.

     The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by Student Advantage.

     These expenses will not reduce the merger consideration to be received by Student Advantage stockholders in the Merger.

ACCOUNTING TREATMENT

     The Asset Sale will be accounted for, by Student Advantage, in accordance with purchase method of accounting under accounting principles generally accepted in the United States of America. Upon the completion of the Asset Sale, Student Advantage will recognize a financial reporting gain, if any, equal to

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

the net proceeds (the sum of the purchase price received less the expenses relating to the Asset Sale) less the net book value of the assets purchased and the fair value of the indemnification liability retained.

     The Merger will be accounted for, by Student Advantage, in accordance with the purchase method of accounting, under accounting principles generally accepted in the United States of America.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  THE ASSET SALE

     The Asset Sale will result in the following United States federal income tax consequences to Student Advantage. Student Advantage will recognize gain or loss in an amount equal to the cash received plus liabilities assumed (if any) in exchange for the assets, less Student Advantage's adjusted tax basis in the purchased assets. Student Advantage's gain (if any) will be offset to the extent of current year losses from operations plus available net operating loss (NOL) carryforwards, subject to applicable limitations under the ownership change rules and the alternative minimum tax rules under the Internal Revenue Code, as amended (the "Code"). Where an ownership change occurs, the annual utilization of the NOL carryforwards may be restricted. Additionally, to the extent any gain on the sale of assets exceeds the current year loss from operations, an alternative minimum tax may be due on the excess. Any tax liabilities generated as a result of the Asset Sale are expected to be immaterial.

  THE MERGER

     The following discussion is a summary of the material United States federal income tax consequences of the Merger to stockholders of Student Advantage. This discussion addresses only the United States federal income tax consequences to stockholders who hold their stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances. This discussion does not address the tax consequences to stockholders who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction, or holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not address the tax consequences to holders of warrants or options to purchase stock. In addition, this discussion does not address the tax consequences to stockholders under any state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

     The following summary is not binding on the Internal Revenue Service (the "IRS") or a court. It is based on the Code, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. As a result, Student Advantage cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the Merger. Stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to them, including the applicable federal, state, local and foreign tax consequences of the Merger to them and the effect of possible changes in tax laws.

  TAX CONSEQUENCES TO STOCKHOLDERS

     The Merger will result in the following United States federal income tax consequences to stockholders of Student Advantage:

     - Upon the closing, each stockholder of Student Advantage (other than Athena Ventures and Acquisition Sub) will recognize gain or loss in an amount equal to the difference between (i) the

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

       cash received by the holder in exchange for the holder's stock, and (ii) the holder's adjusted tax basis in the stock exchanged therefor.

     - Such gain or loss generally will be long-term capital gain or loss if the stock exchanged was held for more than one year as of the closing and will be short-term capital gain or loss if the stock was held for a shorter period.

     Certain noncorporate stockholders may be subject to backup withholding on cash received pursuant to the Merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. If a holder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the holder furnishes the required information to the IRS.

     THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF STOCKHOLDERS, AND IT DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. STUDENT ADVANTAGE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

PROVISIONS FOR PUBLIC STOCKHOLDERS

     No provision has been made in connection with the Transactions to grant the public stockholders access to the corporate files of Student Advantage or any other party to the Transactions or to obtain counsel or appraisal services at Student Advantage's expense.

CERTAIN REGULATORY MATTERS

     The approval of the Transactions and the approval and adoption of the Merger Agreement and the Purchase and Sale Agreement by Student Advantage's stockholders is required under the corporate law of the State of Delaware and will be sought at the special meeting.

     Student Advantage and Athena Ventures do not believe that any governmental filings are required with respect to the Merger other than (1) the filing of the certificate of merger with the Secretary of State of the State of Delaware, and
(2) filings with the SEC and the OTC Bulletin Board. Student Advantage and Athena Ventures do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Student Advantage and NCSN do not believe that any governmental filings are required with respect to the Asset Sale.

     Other than as set forth above, the parties do not believe that there are any federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Transactions.

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

                      INFORMATION ABOUT STUDENT ADVANTAGE

STUDENT ADVANTAGE, INC.

     Student Advantage's principal executive offices are located at 280 Summer Street, Boston, Massachusetts 02210, and its telephone number is (617) 912-2000.

     Student Advantage has not been convicted of a criminal proceeding or been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Student Advantage from future violations of, or prohibiting activities subject to, federal or state securities laws.

BUSINESS

  OVERVIEW

     Student Advantage, an integrated media and commerce company focused on the higher education market, works with hundreds of colleges, universities and campus organizations, and more than 15,000 participating national and local business locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus.

     Student Advantage reaches consumers offline through its Student Advantage Membership Program, and online through its highly trafficked websites studentadvantage.com and its Official College Sports Network ("OCSN"). The Student Advantage Membership Program is a national fee-based membership program that provides its student members with exclusive benefits including ongoing discounts on products and services currently offered by more than 15,000 participating national and local business locations. Discounts are made available to students both through the studentadvantage.com website and at sponsors' retail and online locations. OCSN is the largest, most trafficked network on the web devoted exclusively to college sports, providing online brand management and content delivery to more than 135 schools and athletic conferences.

     Student Advantage was incorporated in the State of Delaware on October 20, 1998. Student Advantage began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and became a C Corporation in 1998. From inception through December 1997, its revenue was derived primarily from annual membership fees generated by the Student Advantage Membership program. Since that time, Student Advantage has expanded its product and service offerings through internal growth as well as acquisitions. However, despite the expansion of its products and service offerings, Student Advantage operates as one business segment.

     "Student Advantage", "U-WIRE", "OCSN" and "SA Cash", are trademarks and service marks of Student Advantage. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

  BUSINESS DEVELOPMENTS DURING 2002 AND 2003

     In February 2002, Student Advantage's subsidiary, OCM Direct and its two subsidiaries, CarePackages, Inc. and Collegiate Carpets, Inc., entered into a revolving loan agreement with Bank of America providing for a $5.0 million loan facility, which is referred to as the OCM loan. On May 5, 2003, in connection with the sale of substantially all of the assets of OCM Direct to Alloy, Inc., Alloy assumed substantially all of the liabilities of OCM Direct and its subsidiaries, including its obligations under the OCM loan with Bank of America as they existed on May 1, 2003.

     Effective April 1, 2002, Student Advantage entered into a two year Sales Agency Agreement with Alloy, Inc., appointing Alloy as the primary, non-exclusive agent for the purpose of selling its CollegeClub.com media inventory. Under the agreement, Student Advantage received an agent fee of $4.9 million, must make quarterly payments to Alloy for agent performance and base commissions and may make additional variable commission payments to Alloy based on CollegeClub.com media revenues

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

over the two-year term of the agreement. For each quarter for the first twelve months of the agreement, the payments for agent performance were $0.2 million per quarter. For each quarter during the term of the agreement, the base commission payments are $0.1 million per quarter. On November 14, 2003, Student Advantage completed the sale of substantially all of its assets related to its CollegeClub.com business to 360 Youth LLC, a wholly-owned subsidiary of Alloy, Inc., for cash consideration of $600,000, the assumption of certain liabilities and a performance-based earn-out providing for the potential to earn additional proceeds of up to $600,000 based on the revenues of the CollegeClub.com business earned from November 15, 2003 through February 29, 2004. In addition, Student Advantage agreed to provide certain transition services, the cost of which is expected to equal Student Advantage's earnings under the performance earn-out.

     Effective May 8, 2002, Student Advantage sold the assets relating to its SA Marketing Group brand to Triple Dot, Inc., a subsidiary of Alloy, Inc., for a cash payment of $6.5 million and an opportunity to earn up to an additional $1.5 million based on the performance of certain pending proposals. In June 2002, Triple Dot prepaid to Student Advantage $1.0 million of the potential earn-out that was scheduled to be paid in August 2003. At the time of the agreement, the parties entered into a non-compete agreement under which Student Advantage agreed to certain restrictions regarding its events and promotions activities until November 2005. In addition, the parties entered into a marketing services agreement providing for pre-payments by Student Advantage of $2.2 million in May 2002 to Alloy for future marketing services. Student Advantage received the $2.2 million of marketing services in 2002.

     On September 30, 2002, Student Advantage announced that a Special Committee of its Board of Directors, formed to consider strategic alternatives, was in discussions regarding a proposal for the acquisition of Student Advantage made by a group of stockholders, including Raymond V. Sozzi, Jr., Student Advantage's President and Chief Executive Officer, and Atlas II, L.P.. The proposal was subject to, among other things, the receipt of sufficient financing and the negotiation of a definitive agreement. See "SPECIAL FACTORS -- BACKGROUND OF THE TRANSACTIONS" above for additional information.

     On September 30, 2002, Student Advantage agreed to borrow $3.5 million from Scholar, Inc., an entity formed by Raymond V. Sozzi, Jr., Student Advantage's President and Chief Executive Officer, an affiliate of Atlas II, L.P. and certain other of Student Advantage's stockholders, including Greylock, of which William S. Kaiser, a member of Student Advantage's Board of Directors is a general partner. The loan is referred to as the Scholar loan, initially had an annual interest rate of 8%, a maturity date of July 1, 2003 and, otherwise had the same terms as the Reservoir credit facility.

     During 2002, Student Advantage entered into several agreements with Reservoir to modify the credit facility. On May 6, 2002, Student Advantage agreed with Reservoir to delete from the Reservoir loan agreement its obligation to comply with the financial covenants. On September 30, 2002, Reservoir agreed, absent future defaults, not to demand payment for principal, interest and fees due under the credit facility prior to the July 1, 2003 maturity date for the credit facility. Reservoir also agreed to cancel the warrants previously issued under the credit facility and the associated right to require Student Advantage to repurchase the warrants for cash in exchange for a $4.2 million increase in the principal amount outstanding under the credit facility.

     On December 30, 2002, Reservoir agreed to further amend the terms of the credit facility to reduce Student Advantage's total indebtedness to them from approximately $15.7 million to $9.5 million in exchange for a guarantee by Mr. John Katzman, a member of Student Advantage's Board of Directors who resigned at the time the amendment was consummated. In exchange for his guarantee, Student Advantage agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. In addition, Reservoir agreed to lend Student Advantage an additional $2.0 million, which is not secured by Mr. Katzman. As of December 31, 2002, the debt obligations to Reservoir and Mr. Katzman carried an annual interest rate of 12% and required payments of $3.5 million on January 31, 2003, $4.0 million on March 31, 2003 and the remaining balance on the July 1, 2003 loan maturity date.

     On each of January 31, 2003, March 14, 2003, April 14, 2003 and April 28, 2003, the terms of the Reservoir credit facility were further amended. On January 31, 2003, Reservoir agreed to reduce the
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

$3.5 million payment due on January 31, 2003 to $1.5 million, which payment was made on that date. On March 14, 2003, Reservoir agreed to lend Student Advantage an additional $0.5 million. On March 31, 2003, Reservoir agreed to lend Student Advantage an additional $1.5 million and agreed to change the date on which Student Advantage was required to repay $4.0 million of borrowings under the loan agreement from March 31, 2003 to April 14, 2003. On April 14, 2003, the repayment date for the $4.0 million was amended to become April 28, 2003. On April 28, 2003, the repayment date for the $4.0 million was amended to become May 2, 2003.

     Effective May 1, 2003, Student Advantage amended its loan agreement with Reservoir and John Katzman, to provide for a payment of $7.8 million of the principal amount outstanding under the Reservoir credit facility upon the consummation of the sale of the assets of its OCM Direct subsidiary to Alloy, Inc. The payment was made on May 6, 2003. In addition, Reservoir and Mr. Katzman agreed to extend the maturity date of their loans from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and require quarterly payments of interest beginning September 30, 2003. Reservoir and Mr. Katzman also agreed to waive all accrued and unpaid interest under the loan through April 30, 2003. In addition, Student Advantage agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any of the loans are outstanding as of such date.

     In January 2003, Student Advantage sold the portion of its assets relating to its SA Cash brand to Blackboard, Inc. In connection with the sale, Student Advantage entered into a limited licensing agreement with Blackboard under which it will continue to offer the SA Cash product line to a set of designated colleges and universities, but otherwise will not compete with Blackboard in the SA Cash business other than in connection with schools operating on the Diebold payments platform until January 2010. Student Advantage does not anticipate that the SA Cash product will be a significant source of revenue in the future.

     On May 5, 2003, Student Advantage completed the sale of substantially all the assets of its OCM Direct subsidiary to Alloy Inc., for cash consideration of $15.6 million and $1.8 million as settlement of the intercompany balance between OCM Direct and Student Advantage and the amendment of the terms of OCM Direct's outstanding indebtedness to Bank of America. Of the cash consideration of $15.6 million, $1.0 million was placed into an escrow account, which expires on May 1, 2005, and may be drawn down by Student Advantage upon payment of tax liabilities related to OCM Direct prior to that date. The assets sold consisted of primarily cash, accounts receivable, property and equipment, goodwill and intangible assets, inventory and prepaid expenses. Alloy also assumed certain accounts payable, accrued liabilities and the outstanding balance on the OCM loan. In connection with the sale, Student Advantage agreed not to compete with Alloy in the business of selling diploma frames, carpets, residence halls linens and related dorm accessories as well as care packages and related sampling programs except as currently done through its websites and membership program until May 2007.

     On November 11, 2003, Student Advantage's Board of Directors approved, subject to the approval of its stockholders, the Merger and Asset Sale described in more detail under "SPECIAL FACTORS," "THE MERGER AGREEMENT" and "THE PURCHASE AND SALE AGREEMENT" above.

     On November 13, 2003, Student Advantage entered into a letter agreement with Reservoir, Scholar and Mr. Katzman, pursuant to which Reservoir, Scholar and Mr. Katzman agreed to accept the $4.25 million OCSN Non-cash Consideration, $2.25 million and $550,000, respectively, as full payment of all amounts outstanding to them by Student Advantage through the date of the closing of the proposed Transactions. In the event the proposed Transactions are not consummated, the terms of the Loan Agreement, Scholar Loan and Mr. Katzman's guarantee fee would remain unchanged.

  STRATEGY

     Student Advantage's objective following the completion of the Transactions is to continue setting the standard for commerce in higher education by working with universities and businesses to make what

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

students need easily available to them, by making it less expensive and helping them pay for it more conveniently. Student Advantage intends to achieve these objectives through the following:

     Enhance Student Commerce Through University-Endorsed
Relationships. Student Advantage intends to continue its focus on increasing the volume and average value of transactions in its core Membership Program by enhancing its value to students and their parents through new products and services marketed offline and online in conjunction with its university and business partners.

     Continue to Build the Student Advantage Brand. Student Advantage believes that in order to attract and expand its membership base and its service offerings to colleges and universities, and corporate partners, it must continue to build strong brands. By partnering with leading national and local sponsors and universities, Student Advantage works to integrate commerce opportunities into the student experience. Student Advantage remains its most important consumer brand. Student Advantage will also continue to enhance its branding both directly and through co-marketing arrangements with its sponsors.

     Aggressively Grow Student Reach. Student Advantage intends to continue to grow the number of paid participants in the Student Advantage Membership Program, as well as the number of registered users on its network of websites through a variety of initiatives including:

     - increasing the frequency of new paid memberships through online membership sales on studentadvantage.com through corporate sponsored distributions and through university and college sales, and

     - increasing its number of corporate sponsors, and therefore, the content on its network of websites and the benefits of its Membership Program.

     Continue to Pursue Strategic Alliances. Student Advantage intends to continue to enter into strategic alliances in order to expand and strengthen its offerings to students, their parents, universities and corporate partners.

  PRODUCTS AND SERVICES

     Student Advantage works with colleges and universities and in cooperation with businesses to develop products and services that are easily available to students and their parents. The Student Services division offers students a broad range of products and services, through the Student Advantage Membership Program, as well as services and content on its websites specifically created for their unique needs. The Corporate and University Services division offers corporate customers marketing services and offers universities content, commerce and data management services. The following describes Student Advantage's current products and services, however, if the Asset Sale is completed, Student Advantage will no longer provide the products and services described below under "Official College Sports Network ("OCSN")."

     The Student Advantage Membership Program and studentadvantage.com. The Student Advantage Membership Program is an annual fee-based program, providing students with discounts and partner benefits at nearly 15,000 participating retail locations serving college campuses nationwide. Companies such as Amtrak(R), Greyhound, Tower Records, 1800 Flowers, Dollar Rent-a-Car, US Airways, Foot Locker and BarnesandNoble.com utilize Student Advantage's membership platform as a customer relationship management program for acquisition, activation and usage of their products and services. By aggregating and communicating with students through the Membership Program, Student Advantage offers its partners a single point-of-contact to access, influence and reward student-purchasing behaviors. Memberships are distributed in several ways. Student Advantage sells memberships directly to parents and students for an annual membership fee that is currently $20, distributes memberships at no cost to certain qualified students and sells memberships to certain of its corporate partners and universities for resale to students at their retail locations and campuses. Complementing the membership program is studentadvantage.com, an online resource of commerce relationships, proprietary information and services developed exclusively for students. In addition, Student Advantage's online technology store, formerly Edu.com, gives verified

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college students, faculty and staff access to academic pricing on name-brand computer hardware and software.

     Official College Sports Network ("OCSN"). Through its official athletic sites, OCSN provides online brand management, content delivery and e-commerce services to more than 135 university athletic departments and athletic conferences throughout the country. CollegeSports.com serves as the network hub for individual official athletic sites. In addition, through OCSN's U-WIRE , a newswire service which is free for college newspaper media, OCSN distributes student-produced content to more than 600 U-WIRE member publications, professional media outlets and syndication partners such as Yahoo! Sports, NYTimes.com and Lexis-Nexis. Student Advantage's sponsors and business partners can utilize U-WIRE to send press releases directly to the student editors at member college newspapers.

  CUSTOMERS

     Student Advantage's primary customers are consumers -- college students, their parents and alumni -- who purchase products and services that it makes available to them offline and online. Student Advantage also works with approximately 1,100 colleges and universities, campus organizations, and alumni associations to develop and market valuable and highly-relevant products and services. These relationships provide Student Advantage with resources to reach its primary customers as well as certain content and commerce rights that give Student Advantage a strong competitive advantage by differentiating it in the marketplace. Student Advantage's corporate customers are the third essential element of its customer base. Many of them serve as Student Advantage's marketing partners by adopting the Student Advantage Membership Program as the platform by which they extend student discounts, thereby increasing the value of the program to students, while other corporate clients pay Student Advantage advertising and related promotional fees to gain access to its customer base.

  SALES AND MARKETING

     As of September 30, 2003, Student Advantage had a direct sales organization consisting of 6 professionals, who are engaged in a variety of sales functions, including selling banner advertising and sponsorships, enlisting additional national sponsors for its Membership Program, seeking opportunities for corporate-sponsored events and promotions targeted at college students and managing existing sponsor relationships.

     Student Advantage uses a variety of online and traditional marketing programs to increase brand recognition. Its marketing strategy for its brands contains a mix of online advertising, programs which direct members to its websites, in-store advertising in local retail locations, on-campus direct solicitation of students, outbound e-mail, co-marketing with colleges and universities through on-campus posters and student mailbox drops, print advertising, new media banner campaigns and direct mail. Student Advantage employed 10 marketing professionals as of September 30, 2003.

  TECHNOLOGY

     Student Advantage has implemented a broad array of site management, advertising management, customer interaction, registration systems, transaction-processing and fulfillment systems using a combination of its own proprietary technologies and commercially available, licensed technologies. Student Advantage's current strategy is to license commercially available technology whenever possible rather than seek internally developed solutions. Student Advantage uses internal resources to develop the specialized software necessary for its business, such as the software required to register members online.

     Consistent with its preference for off-the-shelf software components, the hardware systems that Student Advantage utilizes also consist of commercially available components. Student Advantage believes that this architecture provides the ability to increase scale quickly and reliably at a relatively low cost. Student Advantage's existing infrastructure currently exceeds present demand, and as such, it has no plans for additional upgrades.

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     The Student Advantage membership database and the related system hardware are currently hosted at Navisite, Inc. in Massachusetts. The Student Advantage membership database utilizes Oracle 8i database software running in a primary/standby mode on Sun Microsystems hardware. Student Advantage's production web/application servers utilize Compaq hardware running Apache web server and Tomcat JSP software.

     The Official College Sports Network web environment is currently hosted at Cable & Wireless in Irvine, Calif. The front-end web and application environment runs on Dell hardware, running the Linux operating system and Apache web server. The database environment utilizes Oracle 8i, running on a Sun Microsystems and EMC hardware platform. The Ecommerce environment runs on Dell hardware, running the Windows NT and Windows 2000 operating systems and Microsoft Internet Information Services web server.

     A group of systems administrators and network managers at OCSN operate the web sites and network operations and monitor its systems 24 hours a day. Navisite and Cable & Wireless manage its data centers and Internet connectivity operations.

     Student Advantage's operations are dependent upon the ability of Navisite and Cable & Wireless to maintain their systems in effective working order and to protect their systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Student Advantage's servers are powered by an uninterruptible power supply to provide a safeguard against unexpected power loss and are equipped with redundant file systems, which allows for prompt replacement of defective disks without interruption of service. Student Advantage's systems are copied to backup tapes each night and stored at an off-site storage facility for one year.

  COMPETITION

     Student Advantage competes with other companies targeting the student population, such as:

     - publishers and distributors of traditional offline media, particularly those targeting college students, such as campus newspapers, other print media, television and radio; and

     - vendors of college student information, merchandise, products and services distributed through online and offline means, including retail stores, direct mail and schools.

     Student Advantage competes for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange through the Internet will proliferate in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for membership programs.

     Competition for online users and advertisers is intense and is expected to increase over time, as barriers to entry are relatively low. Student Advantage competes for visitors, traffic, sponsors and online merchants with web directories, search engines, content sites, online service providers and traditional media companies. Student Advantage also faces competition from other companies maintaining websites dedicated to college students as well as high-traffic websites sponsored by companies such as AOL Time Warner, CBS, Disney, Terra Lycos, Microsoft, MTV and Yahoo!.

     Many of its competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than Student Advantage. In addition, substantially all of its current advertising customers have established collaborative relationships with other high-traffic websites. As a result, its advertising customers might conclude that other Internet businesses, such as search engines, commercial online services and sites that offer professional editorial content are more effective sites for advertising than Student Advantage's sites. Moreover, Student Advantage may be unable to maintain either the level of traffic on its web sites or a stable membership

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base, which would make its sites less attractive than those of its competitors.
Increased competition from these and other sources could require Student Advantage to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions that may be less favorable to it than it could otherwise establish or obtain.

  INTELLECTUAL PROPERTY AND PROPERTY RIGHTS

     Student Advantage regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as important to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, sponsors and others to protect its proprietary rights. Student Advantage strategically pursues the registration of its trademarks and service marks. However, effective patent, trademark, service mark, copyright and trade secret protection may not be available in all instances. There can be no assurance that the steps taken by Student Advantage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its patents, copyrights, trademarks, trade secrets, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not independently develop substantially equivalent intellectual property. A failure by Student Advantage to protect its intellectual property in a meaningful manner could have a material adverse effect on its business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce its intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of financial and managerial resources, which could have a material adverse effect on Student Advantage's business.

     Student Advantage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties.

     Student Advantage may be required to obtain licenses from others to refine, develop, market and deliver new products and services. There can be no assurance that Student Advantage will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

  GOVERNMENT REGULATION

     Student Advantage is subject to various laws and regulations relating to its business. Although there are currently few laws or regulations directly governing access to or commerce on the internet, due to the increasing popularity and use of the internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. In addition, several telecommunications providers have petitioned the Federal Communications Commission to regulate and impose fees on internet service providers and online service providers in a manner similar to long distance telephone carriers. The adoption of any such laws or regulations could adversely affect Student Advantage's product and service offerings, adversely affect the growth in use of its products and services, decrease the acceptance of the internet as a communications and commercial medium or restrict its ability to introduce new products. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the internet. Any new laws or regulations relating to the internet could decrease demand for its products and services or otherwise have a material adverse effect on its business.

  EMPLOYEES

     As of September 30, 2003, Student Advantage employed 108 full-time employees. Student Advantage also hires temporary employees, particularly at the beginning of each school semester, and contract service providers as necessary. None of its employees are represented by a labor union or is the subject of a collective bargaining agreement. Student Advantage believes that relations with its employees are generally

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good. Competition for qualified personnel in its industry is intense, particularly among sales, online product development and technical staff. Student Advantage believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

     All share and per share amounts in this proxy statement have been adjusted to reflect the one-for-ten reverse split of the common stock effected on each of June 28, 2002, and June 30, 2003.

PROPERTIES

     Student Advantage's principal executive offices are located at 280 Summer Street in Boston, Massachusetts, where it presently leases an aggregate of approximately 18,000 square feet. Student Advantage's current leases for this facility expire at various times through 2005. Student Advantage also maintains regional offices in Carlsbad, California and Atlanta, Georgia. In total, its leased office and warehouse space aggregates approximately 34,000 square feet.

     Student Advantage believes that its current facilities and other facilities that will be available to it will be adequate to accommodate its needs for the foreseeable future. There can be no assurance that Student Advantage will be successful in obtaining or disposing of additional space, if required, or if such transactions to lease or dispose of the space will be on terms acceptable to it.

LEGAL PROCEEDINGS

     In November 2002, Student Advantage was named as a defendant in a lawsuit filed against it and General Motors by Richard M. Kipperman, Liquidating Trustee of the bankruptcy estate of CollegeClub.com, Inc., Campus24, Inc. and CollegeStudent.com, Inc., in the U.S. Bankruptcy Court for the Southern District of California. The suit sought damages of $2.25 million and interest and costs relating to payments received by Student Advantage under an agreement with General Motors that it acquired from CollegeClub.com. The trustee alleged that the payments were earned by CollegeClub.com prior to Student Advantage's acquisition of the agreement and were not sold to it as part of the agreement. On October 8, 2003, Student Advantage entered into a settlement agreement with the Liquidating Trustee, whereby it will pay $250,000 in cash and issued a promissory note for $150,000, which accrues interest at a rate of five percent per year and is due on August 31, 2004 to the bankruptcy estate. If Student Advantage elects to pay the promissory note by March 15, 2004, the Liquidating Trustee has agreed to accept $100,000 as full payment for the note.

     Student Advantage is periodically a party to contractual disputes, litigation and potential claims arising in the ordinary course of its business. Student Advantage does not believe that the resolution of these matters will have a material adverse effect on its financial condition or results of operations.

     Student Advantage has not been convicted of a criminal proceeding or been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Student Advantage from future violations of, or prohibiting activities subject to, federal or state securities laws.

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DIRECTORS AND OFFICERS OF STUDENT ADVANTAGE

     Below are the name, age and principal occupations for the last five years of Student Advantage's directors and executive officers as of December 15, 2003. Each of the persons named below is a citizen of the United States of America.

NAME                                    AGE                  POSITION
----                                    ---                  --------
Raymond V. Sozzi, Jr..................  35    Chairman of the Board of Directors,
                                              Chief Executive Officer, President and
                                              Secretary
John M. Connolly......................  51    Director
William S. Kaiser.....................  48    Director
Marc J. Turtletaub....................  57    Director
Charles E. Young......................  71    Director
Sevim M. Perry........................  33    Chief Financial Officer, Vice
                                              President, Finance and Assistant
                                              Treasurer
Heather L. Lourie.....................  32    Vice President, Corporate Development

     Raymond V. Sozzi, Jr. founded Student Advantage in 1992 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of Student Advantage since its inception.

     John M. Connolly has served as a member of Student Advantage's Board of Directors since May 1999. Mr. Connolly founded Mainspring, Inc., an internet e-strategy service firm, and served as its Chairman of the Board, President and Chief Executive Officer from June 1996 until it was acquired by IBM in June 2001. From June 2001 until November 2002, Mr. Connolly served as General Manager, Global Head for IBM Strategy & Change Consulting. Mr. Connolly currently serves as Partner, Vice President and General Manager, Financial Services Sector, IBM Business Consulting Services, Americas and Global Business Consulting Services.

     William S. Kaiser has served as a member of Student Advantage's Board of Directors since October 1998. Since 1986, Mr. Kaiser has been an employee of Greylock Management Corporation, a venture capital company, and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Kaiser currently serves as a director of Red Hat, Inc.

     Marc J. Turtletaub has served as a member of Student Advantage's Board of Directors since October 1998. Mr. Turtletaub has served as Manager of Deep River Ventures L.L.C., an entity which invests in growth companies, since December 1999. Mr. Turtletaub served as Chief Executive Officer of The Money Store, Inc., a financial services company, from 1979 through 1999.

     Charles E. Young has served as a member of Student Advantage's Board of Directors since September 1999. Dr. Young has served as President of the University of Florida since November 1999. Dr. Young served as Chancellor of the University of California Los Angeles (UCLA) from September 1968 to June 1997, and served as Chancellor Emeritus of UCLA from July 1997 to October 1999. Dr. Young currently serves as a director of Intel Corporation.

     Sevim M. Perry has served as Vice President, Finance and Assistant Treasurer of Student Advantage since February 2002 and Chief Financial Officer since May 2003. From February 2000 to February 2002, Ms. Perry served as Corporate Controller of HighGround Systems, a network storage company. Before joining Highground Systems, Ms. Perry was the Assistant Corporate Controller and Assistant Treasurer of Marcam Solutions, an international software and services business, from January 1999 to February 2000. From January 1998 to January 1999, she was a member of the finance organization at USWest. From 1993 to February 1998, Ms. Perry was a member in the audit division of Coopers and Lybrand LLP, a public accounting firm.

     Heather L. Lourie has served as Vice President, Corporate Development of Student Advantage since January 2000 and as Director, Corporate Development since May 1999. From 1993 to April 1999,

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Ms. Lourie was a member and a manager in the Transaction Services Division of
PricewaterhouseCoopers LLP, a public accounting firm.

     To the knowledge of Student Advantage, during the last five years, none of the foregoing directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been party to a civil proceeding before a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining such person from future violations of, or prohibiting such person from activities subject to, federal or state securities laws, or finding violations by such person with respect to such laws.

     The business address and business telephone number for each director and executive officer of Student Advantage listed above is c/o Student Advantage, Inc., 280 Summer Street, Boston, MA 02210 and (617) 912-2000.

             INFORMATION ABOUT ATHENA VENTURES AND ACQUISITION SUB

ATHENA VENTURES AND ACQUISITION SUB

     Athena Ventures is a newly formed Delaware corporation, which was formed at the direction of Raymond V. Sozzi, Jr. Mr. Sozzi is the sole stockholder of Athena Ventures, which was formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement.

     Acquisition Sub is a newly formed Delaware corporation which was formed at the direction of Mr. Raymond Sozzi, Jr. It is a wholly-owned subsidiary of Athena Ventures. Acquisition Sub was formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement.

     Neither Athena Ventures nor Acquisition Sub has been convicted of a criminal proceeding or been a party to a judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining Athena Ventures or Acquisition Sub from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS AND OFFICERS OF ATHENA VENTURES AND ACQUISITION SUB

     Below are the name, age and principal occupation for the last five years of Athena Ventures' sole director and executive officer as of December 15, 2003 and Acquisition Sub's sole director and executive officer as of December 15, 2003. The person named below is a citizen of the United States of America.

NAME                                          AGE                  POSITION
----                                          ---                  --------
Raymond V. Sozzi, Jr........................  35    President, Secretary and sole Director

     Raymond V. Sozzi, Jr. founded Student Advantage in 1992 and has served as Chairman of the Board of Directors, President and Chief Executive Officer of Student Advantage since its inception. In October 2003, Mr. Sozzi founded Athena Ventures and Acquisition Sub and has served as the President, Secretary and sole director or each entity since inception.

     To the knowledge of Athena Ventures and Acquisition Sub, during the last five years, Mr. Sozzi has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has he been party to a civil proceeding before a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) resulting in a judgment, decree or final order enjoining Mr. Sozzi from future violations of, or prohibiting him from activities subject to, federal or state securities laws, or finding violations by him with respect to such laws.

     The business address and business telephone number for Mr. Sozzi is c/o Athena Ventures, 280 Summer Street, Boston, MA 02210 and (617) 912-2000.

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                      BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table contains information regarding the beneficial ownership of the common stock of Student Advantage as of December 15, 2003 by:

     - each person known to beneficially own more than 5% of the outstanding shares of common stock,

     - each of Student Advantage's directors and "named executive officers", as defined in Item 402(a)(3) of Regulation S-K,

     - all of Student Advantage's current directors and executive officers as a group, and

     - Athena Ventures, Acquisition Sub and the sole executive officer and director thereof.

     Unless otherwise noted, each person or entity listed in the table below has sole voting power and investment power with respect to the shares owned beneficially and the address of each beneficial owner is c/o Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210. As of December 15, 2003, there were 537,309 shares of common stock outstanding.

                                                                                PERCENTAGE OF
                                                                SHARES             COMMON
                                                             BENEFICIALLY           STOCK
NAME OF BENEFICIAL OWNER                                         OWNED           OUTSTANDING
------------------------                                  -------------------   -------------
5% STOCKHOLDERS
Raymond V. Sozzi, Jr.(1)................................         75,629             14.1%
Greylock IX Limited Partnership(2)......................         45,000              8.4
William S. Kaiser(2)....................................         45,000              8.4
Marc J. Turtletaub......................................         43,333              8.1
Atlas II, L.P.(3).......................................         40,912              7.6
Pentagram Partners(3)...................................         39,461              7.3

OTHER DIRECTORS OF STUDENT ADVANTAGE
John M. Connolly(4).....................................            100                *
Charles E. Young(5).....................................            126                *

OTHER NAMED EXECUTIVES OF STUDENT ADVANTAGE
Heather L. Lourie(6)....................................          1,295                *
Michael J. Phelan(7)....................................            225                *
Jay P. Summerall(8).....................................             80                *
Kevin M. Roche(9).......................................              0                *
All executive officers and directors as a group (8
  persons)(10)..........................................        167,893             31.1

OTHER PARTIES
Athena Ventures(1)......................................              0                *
Acquisition Sub.........................................              0                *
Raymond V. Sozzi, Jr.(1)................................         75,629             14.1

---------------

 *  Less than 1%.

(1) Mr. Sozzi intends to contribute his shares of common stock to Athena Ventures prior to the closing of the Merger.

(2) Consists of 42,500 shares held of record and 2,500 shares subject to warrants that were exercisable on or within 60 days of December 15, 2003 by Greylock IX Limited Partnership. Mr. Kaiser is a general partner of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership. Greylock IX GP Limited Partnership has sole voting and investment power with respect to these shares. Mr. Kaiser disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Greylock IX Limited Partnership and Greylock IX GP Limited Partnership is One Federal Street, Boston, Massachusetts 02110. This information is based solely on a Schedule 13D/A filed with the SEC on May 30, 2003.

(3) Consists of shares held by Atlas II, L.P. and Pentagram Partners, L.P. Atlas II, L.P. has sole voting and investment power with respect to 40,912 shares and Pentagram Partners, L.P. has sole voting and investment power with respect to 39,461 shares. Richard Jacinto II is the General Partner of Atlas II, L.P. and Pentagram Partners, L.P. and has sole voting and investment power with respect to the shares held by Atlas II, L.P. and Pentagram Partners, L.P. The address for Atlas II, L.P., Pentagram Partners, L.P. and Mr. Jacinto is 630 Fifth Avenue, 20th Floor, New York, New York 10100. This information is based solely on a Schedule 13D/A filed with the SEC on May 30, 2003.

(4) Consists of 100 shares subject to options held by Mr. Connolly that were exercisable on or within 60 days of December 15, 2003.

(5) Consists of 126 shares subject to options held by Mr. Young that were exercisable on or within 60 days of December 15, 2003.

(6) Includes of 938 shares subject to options held by Ms. Lourie that were exercisable on or within 60 days of December 15, 2003.

(7) Consists of 225 shares subject to options held by Mr. Phelan that were exercisable on or within 60 days of December 15, 2003. Mr. Phelan's employment with Student Advantage terminated on August 1, 2003.

(8) Consists of 80 shares held by Mr. Summerall's minor children. Mr. Summerall resigned from his position as Chief Operating Officer on February 7, 2003.

(9) Mr. Roche resigned from his position as Vice President, Human Resources on April 16, 2003 and his options expired on July 16, 2003.

(10) Includes 1,064 shares subject to options held by current executive officers and directors and 2,500 shares subject to a warrant that a director may be deemed to beneficially own that were exercisable on or within 60 days of December 15, 2003.

PRIOR STOCK PURCHASES AND OTHER TRANSACTIONS

     In the past two years, no purchases of Student Advantage common stock have been made by Student Advantage, Athena Ventures, Acquisition Sub or Mr. Sozzi, except that Mr. Sozzi purchased 950 shares of common stock during the first quarter of 2002 at prices ranging from $85.00 to $99.00 per share. The average purchase price Mr. Sozzi paid during the quarter was $94.00 per share.

     No transaction in Student Advantage common stock has occurred during the past 60 days effected by Student Advantage, Athena Ventures and any of their executive officers, directors, controlling persons, associates or majority-owned subsidiary or subsidiaries.

                          MARKET FOR THE COMMON STOCK

PRICE RANGE OF STUDENT ADVANTAGE COMMON STOCK

     Student Advantage's common stock, $0.01 par value per share, began trading on the Nasdaq National Market on June 18, 1999 under the symbol "STAD". Prior to that time there had been no market for the common stock. On June 28, 2002, Student Advantage effected a one-for-ten reverse split of the common stock. On June 30, 2003, Student Advantage effected a second one-for-ten reverse split of the common stock. All share and per share amounts in the table below have been adjusted to reflect these one-for-ten reverse splits. On February 13, 2003, the common stock was delisted from the Nasdaq National Market and commenced trading on the OTC Bulletin Board under the symbol "STAD.OB". Effective on July 1, 2003, the trading symbol for the common stock on the OTC Bulletin Board changed to "STUA.OB" as a result of the reverse stock split. As of December 15, 2003, there were 537,309 shares of common stock outstanding and 398 record holders of common stock. As indicated above under "THE MERGER

AGREEMENT -- STRUCTURE OF THE MERGER", if the Transactions are consummated, Athena Ventures will be the sole holder of Student Advantage common stock, and due to Mr. Sozzi's ownership of all of the outstanding stock of Athena Ventures, he will indirectly own all outstanding shares of Student Advantage common stock.

     The table below sets forth the high and low closing sales prices per share for the common stock on the Nasdaq National Market and the OTC Bulletin Board for the periods indicated. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR ENDED DECEMBER 31, 2001
First quarter...............................................  $587.50   $206.30
Second quarter..............................................  $288.00   $175.00
Third quarter...............................................  $219.00   $ 90.00
Fourth quarter..............................................  $153.00   $ 96.00
FISCAL YEAR ENDED DECEMBER 31, 2002
First quarter...............................................  $149.99   $ 85.00
Second quarter..............................................  $ 92.00   $ 17.00
Third quarter...............................................  $ 21.86   $  6.50
Fourth quarter..............................................  $ 13.40   $  3.90
FISCAL YEAR ENDING DECEMBER 31, 2003
First quarter...............................................  $  4.10   $  0.40
Second quarter..............................................  $  1.50   $  0.60
Third quarter...............................................  $  0.80   $  0.35
Fourth quarter (through December 15, 2003)..................  $  0.98   $  0.51

DIVIDEND POLICY

     Student Advantage has never paid or declared any cash dividends on its common stock. Student Advantage's loan agreement with Reservoir prohibits the payment of both cash and stock dividends.

PRIOR PUBLIC OFFERINGS

     Student Advantage has not made an underwritten public offering of its common stock for cash during the past three years.

                      CONSOLIDATED SELECTED FINANCIAL DATA

     The following selected consolidated financial data are derived from the financial statements of Student Advantage. The historical results presented are not necessarily indicative of future results. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes. All amounts for all periods presented have been restated to reflect the acquisition of University Netcasting, Inc. in June 1999, which was accounted for as a pooling of interests, the EDU.com step acquisition accounting, and the disposition of OCM Direct, Inc. in May 2003, which is presented in the financial statements as a discontinued operation.

     Effective June 18, 1999, the date Student Advantage acquired University Netcasting, Inc., University Netcasting, Inc.'s fiscal year end was changed from March 31 to December 31 to conform to Student Advantage' fiscal year end. University Netcasting, Inc.'s results of operations for the years ended March 31, 1999 have been included in Student Advantage's results of operations for the years ended December 31, 1998. University Netcasting's results of operations for the twelve months ended December 31, 1999 have been included in Student Advantage's twelve months ended December 31, 1999. Accordingly, University Netcasting's results of operations for the three months ended March 31, 1999 have been included in Student Advantage's results for both the years ended December 31, 1998 and 1999. Total revenue and net loss for University Netcasting for the three months ended March 31, 1999 were $0.7 million and $1.6 million, respectively. This net loss amount has been reported as an adjustment to the consolidated accumulated deficit.

                                                                                                          NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                              ------------------------------------------------------------------   -------------------------
                                1998        1999          2000           2001           2002          2002          2003
                              --------   -----------   -----------   ------------   ------------   -----------   -----------
                                         (RESTATED)*   (RESTATED)*   (RESTATED)**   (RESTATED)**   (UNAUDITED)   (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data
Revenue
  Student services..........  $ 15,174    $ 19,722      $ 28,099       $ 31,246       $ 24,271      $ 17,219       $11,331
  Corporate and university
    solutions...............     4,186       7,922        19,915         13,783          4,524         3,673         2,083
                              --------    --------      --------       --------       --------      --------       -------
    Total revenue...........    19,360      27,644        48,014         45,029         28,795        20,892        13,414
                              --------    --------      --------       --------       --------      --------       -------
Costs and expenses
  Cost of student services
    revenue.................     7,416      11,093        10,263          8,253          9,576         5,834         4,534
  Cost of corporate and
    university solutions....     2,963       4,541         9,929          7,070          2,147         2,092            --
  Product development.......     5,169       9,974        18,377         17,125          7,414         5,405         4,411
  Sales and marketing.......     7,759      12,251        17,880         18,385         15,582        10,475         3,922
  General and
    administrative..........     5,555       8,876        11,196         10,112          7,102         5,484         2,580
  Restructuring and
    impairment of long-lived
    assets..................        --          --            --          6,651            242            --            --
  Interest (income) expense,
    net.....................      (121)     (1,358)       (1,434)         1,718          3,718         2,383          (279)
  Non-cash NBC media
    expense.................        --          --            --          3,348             --            --            --
  Depreciation and
    amortization............     1,155       1,822         6,382         12,772          7,767         5,904         3,861
                              --------    --------      --------       --------       --------      --------       -------
    Total costs and
      expenses..............    29,896      47,199        72,593         85,434         53,548        37,577        19,029
                              --------    --------      --------       --------       --------      --------       -------
  Operating loss from
    continuing operations...   (10,536)    (19,555)      (24,579)       (40,405)       (24,753)      (16,685)       (5,615)
  Equity interest in edu.com
    net loss................        --        (316)       (3,776)          (495)            --            --            --
  Realized gain on debt
    restructuring...........        --          --            --             --          2,937            --            --
  Realized gain (loss) on
    sale of assets..........        --          --          (367)         1,508          6,805         6,532         5,838
                              --------    --------      --------       --------       --------      --------       -------
  Loss from continuing
    operations before income
    taxes...................   (10,536)    (19,871)      (28,722)       (39,392)       (15,011)      (10,153)          223
  Provision for income
    taxes...................        --          --            --           (207)           (61)           --            --
                              --------    --------      --------       --------       --------      --------       -------
  Loss from continuing
    operations..............   (10,536)    (19,871)      (28,722)       (39,599)       (15,072)      (10,153)          223
                              --------    --------      --------       --------       --------      --------       -------
Discontinued operations:
  Income (loss) from
    operations of
    discontinued
    subsidiary..............        --          --            --          3,811           (858)          814        (3,159)
  Loss on disposal of
    discontinued
    operations..............        --          --            --             --             --            --          (690)
                              --------    --------      --------       --------       --------      --------       -------
Net Loss....................  $(10,536)   $(19,871)     $(28,722)      $(35,788)      $(15,930)     $ (9,339)      $(3,626)
                              --------    --------      --------       --------       --------      --------       -------
Earnings per share -- Basic
  and Diluted:
  Loss from continuing
    operations..............  $ (59.49)   $ (72.50)     $ (78.58)      $ (88.91)      $ (29.29)     $ (20.14)      $  0.42
  Income (loss) from
    discontinued
    operations..............        --          --            --           8.56          (1.67)         1.62         (7.18)
                              --------    --------      --------       --------       --------      --------       -------
Basic and diluted net loss
  per share.................  $ (59.49)   $ (72.50)     $ (78.58)      $ (80.35)      $ (30.96)     $ (18.53)      $ (6.76)
                              --------    --------      --------       --------       --------      --------       -------
  Shares used in computing
    basic and diluted net
    loss per share..........       177         274           366            445            515           504           536
                              --------    --------      --------       --------       --------      --------       -------

---------------

  * restatement pertains to Edu.com step acquisition accounting

 ** restatement pertains to disposition of OCM Direct, Inc.

*** All share and per share items have been adjusted to reflect the one-for-ten reverse split of the Common Stock effected on each of June 28, 2002 and June 30, 2003

                                                              DECEMBER 31,
                                   ------------------------------------------------------------------   SEPTEMBER 30,
                                     1998        1999          2000           2001           2002           2003
                                   --------   -----------   -----------   ------------   ------------   -------------
                                              (RESTATED)*   (RESTATED)*   (RESTATED)**   (RESTATED)**    (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data
Cash and cash equivalents........  $  6,140     $15,370       $12,762       $ 3,688        $  1,468        $ 2,075
Restricted cash..................        --          --            --           667             515            483
Marketable securities............        --      20,546            --            --              --             --
Working capital (deficit)........    (2,355)     24,139         4,257        (9,263)        (28,354)        (1,247)
Total assets.....................    11,704      60,480        51,570        58,131          38,489         10,793
Deferred revenue and other
  advances.......................     7,064       9,576         4,013         3,521           8,280          2,489
Long-term obligation under
  capital leases.................        --          --         1,861           628              --             --
Redeemable convertible preferred
  stock..........................    10,196          --            --            --              --             --
Stockholders' equity (deficit)...   (10,548)     41,378        30,543        11,791            (853)        (4,479)

---------------

 * restatement pertains to Edu.com step acquisition accounting

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited condensed pro forma financial statements as of the nine months ended September 30, 2003 and the year ended December 31, 2002 have been prepared to effect for the sale of the assets of Student Advantage's OCSN business. The condensed pro forma statements reflect the disposition as of December 31, 2002 for balance sheet purposes and as if the disposition had occurred on January 1, 2003 for income statement purposes. Student Advantage has not provided pro forma data giving effect to the Merger as it does not believe such information is material.

     The pro forma financial statements have been prepared by management of Student Advantage and are based upon the historical financial statements of Student Advantage. Pro forma adjustments are described in the accompanying notes. The pro forma statements of operations may not be indicative of the results of operations that actually would have occurred if the transaction had been in effect as of the beginning of the respective periods nor do they purport to indicate the results of future operations of Student Advantage.

                            STUDENT ADVANTAGE, INC.
         PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS -- (UNAUDITED)

                                                            AS REPORTED       OCSN
                                                           SEPTEMBER 30,    PRO FORMA    PRO FORMA
                                                               2003        ADJUSTMENTS   COMBINED
                                                           -------------   -----------   ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
Current assets
  Cash and cash equivalents..............................    $   2,075           (602)a  $   1,473
  Restricted cash........................................          350           (250)a        100
  Accounts receivable....................................        1,915         (1,078)a        837
  Prepaid expenses.......................................          790           (222)a        568
  Other current assets...................................          861             --          861
                                                             ---------      ---------    ---------
     Total current assets................................        5,991         (2,152)       3,839
  Notes receivable.......................................        3,420             --        3,420
  Long term restricted cash..............................          133             --          133
  Property and equipment, net............................        1,249           (277)a        972
                                                             ---------      ---------    ---------
     Total assets........................................    $  10,793      $  (2,429)   $   8,364
                                                             =========      =========    =========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable.......................................    $   1,299           (725)a        574
  Other accrued expenses.................................        3,326         (1,018)a      2,308
  Accrued compensation...................................          122             --          122
  Deferred revenue and other advances....................        2,489           (192)a      2,297
  Current obligation under capital lease.................            2             --            2
                                                             ---------      ---------    ---------
     Total current liabilities...........................        7,238         (1,935)       5,303
  Deferred gain..........................................          534             --          534
  Notes payable..........................................        5,250         (5,250)a         --
  Related party note payable.............................        2,250         (2,250)a         --
                                                             ---------      ---------    ---------
     Total long-term obligations.........................        8,034         (7,500)         534
                                                             ---------      ---------    ---------
     Total liabilities...................................       15,272         (9,435)       5,837
                                                             ---------      ---------    ---------
Stockholders' deficit
  Preferred stock, $0.01 par value, 100,000 shares
     authorized, no shares issued and outstanding........           --             --           --
  Common stock, $0.01 par value; authorized: 1,000,000;
     issued and outstanding: 536,261.....................            5             --            5
  Additional paid-in capital.............................      124,006             --      124,006
  Accumulated deficit....................................     (128,440)         7,006a    (121,434)
  Note receivable from stockholder.......................          (50)            --          (50)
                                                             ---------      ---------    ---------
     Total stockholders' deficit.........................       (4,479)         7,006        2,527
                                                             ---------      ---------    ---------
     Total liabilities and stockholders' deficit.........    $  10,793      $  (2,429)   $   8,364
                                                             =========      =========    =========

---------------

* All share and per share items have been adjusted to reflect the one-for ten reverse split of the common stock effected on June 30, 2003

     The following table sets forth selected historical financial information for Student Advantage as previously reported and pro forma excluding the results of operations of the OCSN business for the nine months ended September 30, 2003.

                            STUDENT ADVANTAGE, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              NINE MONTHS ENDED SEPTEMBER 30, 2003 -- (UNAUDITED)

                                                             AS REPORTED       OCSN
                                                            SEPTEMBER 30,    PRO FORMA    PRO FORMA
                                                                2003        ADJUSTMENTS   COMBINED
                                                            -------------   -----------   ---------
                                                                        (IN THOUSANDS)
Revenues..................................................      13,414         (6,357)b      7,057
Costs and expenses
  Cost of revenues........................................       4,534         (2,969)b      1,565
  Product development.....................................       4,411         (1,866)b      2,545
  Sales and marketing.....................................       3,922         (1,296)b      2,626
  General and administrative..............................       2,580           (650)b      1,930
  Depreciation and amortization...........................       3,861           (119)c      3,742
                                                               -------        -------      -------
     Total costs and expenses.............................      19,308         (6,900)      12,408
                                                               -------        -------      -------
Loss from operations......................................      (5,894)           543       (5,351)
Realized gain (loss) on sale of assets....................       5,838             --        5,838
Interest and other income (expense).......................         279             --          279
                                                               -------        -------      -------
Loss from continuing operations...........................         223            543          766
                                                               -------        -------      -------
Discontinued operations:
  Loss from operations of discontinued subsidiary.........      (3,159)            --       (3,159)
  Loss on disposal of discontinued subsidiary.............        (690)            --         (690)
                                                               -------        -------      -------
Net loss..................................................     $(3,626)       $   543      $(3,083)
                                                               =======        =======      =======
Earnings per share -- Basic and Diluted:
Loss from continuing operations...........................        0.42                        1.43
Loss from discontinued operations.........................       (7.18)                      (7.18)
                                                               -------                     -------
Net loss..................................................     $ (6.76)                    $ (5.75)
                                                               =======                     =======
Weighted-average number of shares.........................         536                         536
                                                               =======                     =======

     The following table sets forth selected historical financial information for Student Advantage as previously reported and pro forma excluding the results of operations of the OCSN business for the year ended December 31, 2002.

                            STUDENT ADVANTAGE, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002

                                                             AS REPORTED      OCSN
                                                               31-DEC       PRO FORMA     PRO FORMA
                                                                2002       ADJUSTMENTS    COMBINED
                                                             -----------   -----------   -----------
                                                              (AUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                         (IN THOUSANDS)
Revenues...................................................     28,795       (10,285)b       18,510
Costs and expenses
     Cost of revenues......................................     11,723        (5,975)b        5,748
     Product development...................................      7,414        (3,262)b        4,152
     Sales and marketing...................................     15,582        (1,829)b       13,753
     General and administrative............................      7,102          (929)b        6,173
     Depreciation and amortization.........................      7,767          (102)c        7,665
                                                              --------      --------       --------
       Total costs and expenses............................     49,588       (12,097)        37,491
                                                              --------      --------       --------
Loss from operations.......................................    (20,793)        1,812        (18,981)
Realized gain on sale of assets............................      6,805            --          6,805
Realized gain on restructured debt.........................      2,937            --          2,937
Impairment of long-lived assets............................       (242)           --           (242)
Interest and other income (expense), net...................     (3,718)           (3)d       (3,721)
                                                              --------      --------       --------
Loss from continuing operations before income taxes........    (15,011)        1,809        (13,202)
                                                              --------      --------       --------
  Provision for income tax.................................        (61)           --            (61)
                                                              --------      --------       --------
Loss from continuing operations............................    (15,072)        1,809        (13,263)
                                                              --------      --------       --------
Discontinued operations:
     Loss from operations of discontinued operations.......       (858)           --           (858)
                                                              --------      --------       --------
Net loss...................................................   $(15,930)     $  1,809       $(14,121)
                                                              ========      ========       ========
Earnings per share -- Basic and Diluted:
Loss from continuing operations............................   $ (29.27)                    $ (25.75)
Loss from discontinued operations..........................      (1.67)                       (1.67)
                                                              --------                     --------
Net loss...................................................   $ (30.94)                    $ (27.42)
                                                              ========                     ========
Weighted-average number of shares..........................        515                          515
                                                              ========                     ========

---------------

(a) To reflect the sale of the OCSN assets and the reduction of Student Advantage's secured debt by the proceeds received at closing from the OCSN Sale.

(b)  To eliminate revenues and operating expenses for OCSN.

(c)  To eliminate depreciation expense for OCSN.

(d) To eliminate interest expense for the reduction of capital leases due to the sale of OCSN.

(e) Diluted net loss per share does not differ from basic net loss per share since potential common shares from the exercise of stock options and warrants are anti-dilutive.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Student Advantage's consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 and for the nine months ended September 30, 2003 and related notes included elsewhere in this document.

RECENT DEVELOPMENTS

     As described in more detail above under "SPECIAL FACTORS," Student Advantage has entered into the Merger Agreement with Athena Ventures and Acquisition Sub, pursuant to which Acquisition Sub will be merged with and into Student Advantage. Student Advantage will remain as the surviving corporation and will be a wholly-owned subsidiary of Athena Ventures. Upon the effective time of the Merger, all of the outstanding shares of common stock of Student Advantage (other than shares held by dissenting shareholders, Athena Ventures or Acquisition Sub) will be converted into the right to receive $1.05 cash consideration. Simultaneous to the execution of the Merger Agreement, Student Advantage has entered into a Purchase and Sale Agreement with NCSN for the sale of Student Advantage's OCSN Business for $7.1 million. The proceeds from the OCSN Sale will be used to repay Student Advantage's secured debt.

BUSINESS OVERVIEW

     As described in more detail above under "INFORMATION ABOUT STUDENT ADVANTAGE", Student Advantage is a media and commerce company focused on the higher education market. Student Advantage works with colleges and universities and in cooperation with businesses to develop products and services that enable students to make less expensive and more convenient purchases on and around campus. Student Advantage reports revenue in two categories: student services revenue and corporate and university solutions revenue.

CRITICAL ACCOUNTING POLICIES

     The discussion and analysis of Student Advantage's financial condition and results of operations are based upon Student Advantage's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Student Advantage to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses.

     On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, bad debts, intangible assets, contingencies and litigation. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. However, results may differ from these estimates under different assumptions or conditions. Student Advantage's significant accounting policies are described in Note 2 to the consolidated financial statements included elsewhere herein. Critical accounting policies are those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. Student Advantages most critical accounting polices are described below.

  ACCOUNT RECEIVABLE

     Student Advantage evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where Student Advantage becomes aware of a specific customer's inability to meet its financial obligations, such as a bankruptcy filing or a substantial down-grading of a customer's credit rating, Student Advantage records a specific reserve to reduce its net receivable to the amount Student Advantage reasonably expects to collect. Student Advantage also records reserves for bad debts based on the length of time its receivables are past due, the payment history of its individual customers and the current financial condition of its customers based on obtainable data and historical payment and
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loss trends. Student Advantage's allowance for doubtful accounts was $0.7 million, $0.2 million and $0.2 million at December 31, 2001, December 31, 2002 and September 30, 2003, respectively. The decrease in its estimate during 2002 resulted from the write-off of previously reserved accounts receivables. Uncertainties affecting its estimates include future industry and economic trends and the related impact on the financial condition of its customers, as well as the ability of its customers to generate cash flows sufficient to pay Student Advantage's amounts due. If circumstances change, such as higher than expected defaults or an unexpected material adverse change in a customer's ability to meet its financial obligations, its estimates of the recoverability of the receivables due could be reduced by a material amount.

  REVENUE RECOGNITION

     Student Advantage reports revenues in two categories: student services revenue and corporate and university solutions revenue. Student services revenue is attributable to the parts of Student Advantage's business focused primarily on providing goods and services to students, their parents and alumni. Student Advantage derives student services revenue from commerce, subscription and advertising. Commerce revenue from continuing operations is derived primarily from transaction-based revenue earned for reselling products and services and processing stored value transactions. Until May 2003, commerce revenue primarily included revenue received from the sale of residence hall linens and related accessories, care packages and diploma frames through direct mail marketing, fees from SA Cash transactions and e-commerce revenue from Student Advantage's network of websites. As a result of the May 2003 sale of the assets of its OCM Direct subsidiary, revenue from the sale of residence hall linens and related accessories, care packages and diploma frames will be presented in the results of discontinued operations on Student Advantage's Consolidated Statements of Operations. Commerce revenue is recognized upon the completion of the related contractual obligations. Subscription revenue is derived from membership fees related to enrolling students in the Student Advantage Membership Program. Subscription revenue is recognized ratably from the date of subscription to the end of the annual membership period. Advertising revenue consists primarily of fees for banner advertisements and sponsorships on Student Advantage's network of websites. Website advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations remain and collection of the related receivable is assured. Certain advertising arrangements include guarantees of a minimum number of impressions. For arrangements with guarantees, revenue is recognized based upon the lesser of:
(1) ratable recognition over the period the advertising is displayed, provided that no significant obligations remain and collection of the receivable is assured, or (2) a pro-rata portion of contract revenue based upon impressions delivered relative to minimum guaranteed impressions to be delivered. In the past, Student Advantage also derived revenue from advertisements placed in SAM, Student Advantage Magazine. Revenue from fees related to advertisements placed in SAM was recognized when the magazine was shipped to members. The revenues related to SAM are only applicable to the year 2000 as no issues were produced during 2001, 2002 or 2003.

     Corporate and university solutions revenue is attributable to the parts of business focused primarily on providing goods and services to corporations and universities and consists of marketing services revenue from corporate clients and licensing, management and consulting fees from universities. Marketing services revenue is derived primarily from providing tailored event management and execution services to businesses seeking to market their products and services to college students. This revenue is recognized upon the completion of the related contractual obligations. Fees from marketing services are recognized as the related services are rendered, provided that no significant obligations remain and collection of the related receivable is assured. Payments received in advance of revenue being earned are recorded as deferred revenue.

     In accordance with the EITF Issue No. 99-17 "Accounting for Advertising Barter Transactions," barter revenue and expense is recorded based upon the fair value of the advertising surrendered in the transaction. Fair value is established by reference to comparable cash transactions during the six-month period preceding the barter transaction. Generally, barter transactions involve exchanges of banner advertising. For the years ended December 31, 2000, 2001, 2002 and for the nine months ended

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September 30, 2003, Student Advantage recorded $1.2 million, $4.1 million, $2.9 million and $19,000, respectively, of barter revenue and $1.2 million, $4.1 million, $2.9 million and $19,000 of barter expense recorded as sales and marketing expense, respectively.

     In accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and EITF Issue No. 99-19 "Reporting Revenue Gross as a Principal versus Net," Student Advantage has evaluated its revenue and determined that it is being reported in accordance with the guidance. Student Advantage has recorded certain of its commerce revenue at gross, as it is considered the primary obligor in the transaction.

     In November 2001, the Emerging Issues Task Force concluded its discussions on EITF Issue 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". This guidance requires that an entity account for consideration given to a customer as a reduction of revenue unless it can demonstrate an identifiable benefit that can be sufficiently separable from the sale of the products or services to the customer, and can reasonably estimate the fair value of the benefit identified. Student Advantage adopted EITF Issue 01-9 effective January 1, 2002. In accordance with EITF 01-9, the amortization of consideration given to certain vendors is offset against revenue (for the nine-months ended September 30, 2003, this approximated $0.9 million). While consideration given and received by Student Advantage is carried at the gross value of the amounts on the balance sheet, any revenue recognized is reflected on a net basis in the accompanying statement of operations.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets include the excess of the purchase price over identifiable tangible net assets acquired in acquisitions. Such assets include goodwill, completed technology, workforce, customer lists, non-compete agreements, websites and other intangible assets, which are being amortized on a straight-line basis over their estimated economic lives ranging from two to fifteen years. As a result of the application of SFAS 142 in 2002, Student Advantage stopped amortizing the remaining goodwill related to the acquisition of OCM Direct in the first quarter of 2002. Student Advantage continued to amortize the remaining value of its intangible assets related to completed technology, workforce, customer lists, non-compete agreements and contracts related to its acquisitions of OCM Direct and CollegeClub. As of May 1, 2003, in relation to Student Advantage's sale of the assets of OCM Direct, it removed $17.8 million of net goodwill and intangible assets as part of the overall loss on sale calculation. As of September 30, 2003, the remaining intangible asset related to its acquisition of CollegeClub had been fully amortized. Amortization expense from continuing operations for the nine month period ended September 30, 2002 and 2003 was $1.1 million and $0.8 million, respectively.

     Student Advantage completed an analysis to assess the carrying value of the remaining goodwill amounts, as of December 31, 2002, and determined there was no impairment.

  LONG-LIVED ASSETS

     Student Advantage assesses the realizability of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Long-lived assets are reviewed for impairment if events and circumstances indicate the carrying amount of an asset may not be recoverable. Due to its announced restructuring in the fourth quarter of 2001 and its continued restructuring in 2002, Student Advantage evaluated the realizability of its long-lived assets based on profitability and cash flow expectations for the related assets. As a result of its review, Student Advantage recorded asset impairment charges of $1.9 million and $0.2 million for the years ended December 31, 2001 and December 31, 2002, respectively.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     Student Advantage accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options
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issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Student Advantage's common stock at the date of grant. Student Advantage has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

     During 1998 and 1999, Student Advantage granted stock options to purchase 23,130 and 476 shares of its common stock with exercise prices of $33.00 and $187.00 per share, respectively. Deferred compensation of $4.2 million and $0.2 million was recorded in 1998 and 1999, respectively, representing the difference between estimated fair market value of the common stock on the date of grant and the exercise price. These amounts were offset by reductions of $0.3 million, $0.7 million and $0.2 million, in 1999, 2000 and 2001, respectively, due to stock option cancellations as a result of employee terminations. Of the remaining $3.2 million deferred, the full amount had been amortized to expense as of March 31, 2002, of which $0.8 million, $0.5 million and $49,000 was recorded as an expense in 2000, 2001 and 2002, respectively. The stock based compensation charges have been included in the individual operating expense line items in the financial statements.

  DISCONTINUED OPERATIONS

     Effective May 1, 2003, Student Advantage completed the sale of substantially all the assets of its OCM Direct subsidiary to Alloy Inc., for cash consideration of $15.6 million and $1.8 million as settlement of the intercompany balance between Student Advantage and OCM Direct and the amendment of the terms of OCM Direct's outstanding indebtedness to Bank of America. Of the $15.6 million cash consideration, $1.0 million of the consideration paid was placed into an escrow account, which expires on May 1, 2005, and may be drawn down by upon payment of tax liabilities related to OCM Direct prior to that date. The assets sold consisted of primarily cash, accounts receivable, property and equipment, goodwill and intangible assets, inventory and prepaid expenses. Alloy also assumed certain accounts payable, accrued liabilities and the outstanding balance on the Bank of America line of credit. OCM Direct's sales, reported in discontinued operations, for the years ended December 2001 and 2002 and for the nine months ended September 30, 2003, were $20.3 million, $28.5 million and $4.2 million, respectively. OCM Direct's income (loss), reported in discontinued operations, for the years ended December 2001 and 2002 and for the nine months ended September 30, 2003, were $3.8 million, $(0.9) million and $(3.2) million, respectively. The results of operations of the OCM Direct business are reported in the results of discontinued operations for all periods presented.

RESULTS OF CONTINUING OPERATIONS

  COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2003 WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2002

     Student Services Revenue. Student services revenue decreased to $11.3 million in the first nine months of 2003 from $17.2 million in the first nine months of 2002. The decrease in student services revenue was primarily due to a reduction in barter revenue of $2.5 million, a $1.5 million reduction in the amount of revenue related to the contract with General Motors, which expired in May 2003, and the sale of substantially all of the assets of the SA Cash brand in February 2003.

     Corporate and University Solutions Revenue. Corporate and university solutions revenue decreased to $2.1 million in the first nine months of 2003 from $3.7 million in the first nine months of 2002. The decrease in revenue was due to the sale of the assets of the SA Marketing Group brand on May 8, 2002, and partially offset by increases in licensing fees from universities.

     For the nine month period ended September 30, 2003 and 2002 there was no individual customer that accounted for more than 10% of total revenue.

     Cost of Student Services Revenue. Cost of student services revenue decreased to $4.5 million in the first nine months of 2003 from $5.8 million in the first nine months of 2002. The decrease was primarily

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due to the sale of substantially all the assets of the SA Cash brand in February
2003, consistent with the decrease in the related revenue.

     Cost of Corporate and University Solutions Revenue. There was no cost of corporate and university solutions revenue in the first nine months of 2003 compared to $2.1 million in the first nine months of 2002, consistent with the sale of the SA Marketing Group assets on May 8, 2002, which constituted the only cost against the corporate and university solutions revenue.

     Product Development. Product development expenses decreased to $4.4 million in the first nine months of 2003 from $5.4 million in the first nine months of 2002. The decrease was primarily due to the sale of substantially all of the assets of the SA Cash brand in February 2003, the reduction in number of employees engaged in product development in the first nine months of 2003 and a general reduction in technology spending.

     Sales and Marketing. Sales and marketing expenses decreased to $3.9 million in the first nine months of 2003 from $10.5 million in the first nine months of 2002. The decrease was primarily related to a reduction in barter expense of $2.5 million, the sale of the SA Marketing Group assets in May 2002, and the sale of substantially all of the assets of the SA Cash brand in February 2003.

     General and Administrative. General and administrative expenses decreased to $2.6 million in the first nine months of 2003 from $5.5 million in the first nine months of 2002. The decrease was primarily due to a significant reduction in the number of employees engaged in general and administrative functions.

     Depreciation and Amortization. Depreciation expense decreased to $3.1 million in the first nine months of 2003 from $4.8 million in the first nine months of 2002, primarily due to decreased capital expenditures in 2002 and 2003. Amortization expense decreased to $0.8 million in the first nine months of 2003 from $1.1 million in the first nine months of 2002 resulting from the full amortization of Student Advantage's intangible assets in April 2003 relating to the acquisition of CollegeClub.

     Realized Gain (Loss) on Sale of Assets. On February 3, 2003, Student Advantage completed the sale of certain assets of the SA Cash brand to Blackboard Inc. for a cash payment of $4.5 million and recorded a net gain of $4.3 million. In May 2002, Student Advantage sold the assets of the SA Marketing Group brand to Triple Dot, Inc., for a cash payment of $6.5 million and an opportunity to earn up to an additional $1.5 million based on the performance of certain pending proposals. For the nine-month period ended September 30, 2002, Student Advantage recorded a gain of $7.0 million. Effective May 5, 2003, Student Advantage amended the purchase agreement with Triple Dot, Inc., to provide that all obligations had been met by both parties in relation to the $1.5 million earn-out in the original agreement. $1.5 million as additional gain on sale during the nine month period ended September 30, 2003 was recorded. For the nine-month period ended September 30, 2002, the gain was partially offset by the sale of certain fixed assets at a price lower than the net book value.

     Interest and Other Income (Expense), Net. Interest and other income, net, includes interest income, net, of $0.3 million in the first nine months of 2003 compared to $(2.4) million of interest expense, net, in the first nine months of 2002. The decrease in interest expense was mainly a result of December 31, 2002 debt restructuring with Student Advantage's lenders. In accordance with SFAS 15 "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring", Student Advantage recorded the anticipated total interest expense over the remaining term of the debt as of December 31, 2002. Accordingly, no interest expense was recorded for the three-month period ended March 31, 2003. The decrease in interest expense was also a result of the May 1, 2003 amendment to the Reservoir credit facility. Reservoir agreed to waive $0.5 million of accrued and unpaid interest under the loan through April 30, 2003 and Student Advantage made payments on its principal debt balance of approximately $9.1 million from the proceeds of the sale of the OCM Direct subsidiary in May 2003.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 WITH THE YEAR ENDED DECEMBER 31, 2001

     Student Services Revenue. Student services revenue decreased to $24.3 million in 2002 from $31.2 million in 2001. The decrease in revenue was primarily due to the one time recognition of
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$1.0 million in revenue related to Edu.com in the first quarter of 2001, divestitures of eStudentLoan and Rail Connection in 2001 and a decrease in advertising revenue resulting from decreased online advertising on the network of web sites during 2002.

     Corporate and University Solutions Revenue. Corporate and university solutions revenue decreased to $4.5 million in 2002 from $13.8 million in 2001. The decrease in revenue was primarily due to the sale of the Voice FX assets on December 31, 2001, the sale of the SA Marketing Group assets on May 8, 2002 and the reduction in fees related to the restructuring of the AT&T agreement under which Student Advantage did not earn any fees from AT&T after August 31, 2001. The decrease was also a result of the reduction in marketing spending by several corporate customers. The reduction in marketing spending is attributable to the continued overall slow-down in the economy and more specifically, the advertising and marketing sectors.

     For the twelve month period ended December 31, 2002 there were no individual customers that accounted for more than 10% of total revenue. For the twelve month period ended December 31, 2001, General Motors Corp. and Capital One accounted for approximately 16% and 13% of total revenue, respectively.

     Cost of Student Services Revenue. Cost of student services revenue consists of the costs associated with subscriptions, commerce and advertising revenue. Subscription costs consist of the costs associated with the fulfillment of membership subscriptions and customer service. Commerce costs include costs of goods sold paid to partners in connection with selling products and personnel-related costs associated with acquiring customers. Advertising costs consist primarily of royalties paid to colleges and universities and fees paid to partners in exchange for the right to place media inventory on such parties' websites. Cost of student services revenue increased to $9.6 million in 2002 from $8.3 million in 2001. The increase in cost of student service revenue was due to the 2002 revenue mix including a higher overall percentage of e-commerce revenue which historically has low gross margins as compared to the revenue mix in 2001 which had a lower percentage of e-commerce revenue and a higher percentage of high margin marketing revenue and membership subscription revenue.

     Cost of Corporate and University Solutions Revenue. Cost of corporate and university solutions revenue consists primarily of the costs of marketing services and the costs of acquiring customers on behalf of corporate clients. Marketing services costs primarily include the direct and indirect costs associated with planning and implementing events and promotions. Cost of corporate and university solutions revenue decreased to $2.1 million in 2002 from $7.1 million in 2001, consistent with decreases in revenues for marketing services, decreases in revenues due to the sale of the Voice FX assets on December 31, 2001 and the sale of the SA Marketing Group assets on May 8, 2002.

     Product Development. Product development expenses consist primarily of personnel-related and consulting costs associated with the development and enhancement of the Student Advantage suite of products, which includes the Student Advantage Membership Program and its network of websites. Product development expenses decreased to $7.4 million in 2002 from $17.1 million in 2001. The decrease was primarily due to the reduction in number of employees engaged in product development throughout 2002, an overall reduction in technology spending, the sale of the eStudentLoan and Voice FX assets in the fourth quarter of 2001 and the sale of the SA Marketing Group assets on May 8, 2002.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel and other costs related to the sales and marketing programs. Sales and marketing expenses decreased to $15.6 million in 2002 from $21.7 million in 2001. The decrease was primarily related to $3.4 million of non-cash expense for television advertising recorded in the second quarter of 2001, the sale of the Voice FX assets on December 31, 2001 and the sale of the SA Marketing Group assets in May 2002. The decrease was partially offset by the $2.2 million expense relating to the marketing agreement with Alloy in May 2002.

     General and Administrative. General and administrative expenses consist primarily of costs related to general corporate functions, including executive management, finance, human resources, facilities, accounting and legal. General and administrative expenses decreased to $7.1 million in 2002 from

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$10.1 million in 2001. The decrease was primarily due to the sale of the Voice
FX and SA Marketing Group assets on December 31, 2001 and May 8, 2002, respectively.

     Depreciation and Amortization. Depreciation expense decreased to $6.1 million in 2002 from $6.4 million in 2001, due primarily to reductions due to the sale of assets, impairment of remaining assets and an overall decline in capital spending. Amortization expense decreased to $1.7 million in 2002 from $6.4 million in 2001 as a result of the application of SFAS 142 in 2002. In accordance with SFAS 142, Student Advantage continued to amortize the value of the acquired customer contract attributable to the acquisition of College Club. On July 15, 2002, Student Advantage agreed to a lease termination regarding the facility in San Diego, CA. The facility was acquired during the October 2000 acquisition of CollegeClub and at that time Student Advantage stated its intention to vacate the facility. As a result, Student Advantage provided for an accrual on unused space for the future lease obligation as part of the purchase price. At the time of the lease termination, Student Advantage carried a $2.4 million accrual related to the purchase price accrual. In accordance with EITF 95-3, the accrual against a portion of the remaining goodwill related to the acquisition during the quarter ended September 30, 2002 was reversed.

     Stock-Based Compensation. During 1998 and 1999, Student Advantage granted stock options to purchase 231,300 and 4,755 shares of its common stock with exercise prices of $3.30 and $18.70 per share, respectively. Student Advantage recorded deferred compensation of $4.2 and $0.2 million in 1998 and 1999, respectively, representing the difference between estimated fair market value of the common stock on the date of grant and the exercise price. These amounts were offset by reductions of $0.3, $0.7 and $0.2 million, in 1999, 2000 and 2001, respectively, due to stock option cancellations as a result of employee terminations. Of the remaining $3.2 million deferred, the full amount had been amortized to expense as of March 31, 2002, of which $0.8 million, $0.5 million and $49,000 was recorded as an expense in 2000, 2001 and 2002, respectively. The stock based compensation charges have been included in the individual operating expense line items in the financial statements.

     Interest Income (Expense), Net. Interest income (expense), net, was $(3.7) million in 2002 compared to $(1.7) million in 2001. The increase in interest expense was partially a result of the September 2002 amendment to Student Advantage's credit facility with Reservoir. Reservoir agreed to cancel warrants previously issued under the credit facility and the associated right to require Student Advantage to repurchase the warrants for cash in exchange for a $4.2 million increase in the amount of principal indebtedness under the Reservoir credit facility. Prior to the amendment, Student Advantage recorded warrant liability and deferred financing costs of $2.5 million and had amortized $1.5 million of the deferred financing as interest expense since the inception of the loan in June 2001. As a result of the amendment, the $2.5 million of warrant liability was reclassified to notes payable and recorded an additional $1.7 million to notes payable and deferred financing costs. The remaining balance of $2.7 million in deferred financing costs was being amortized to interest expense over the remaining nine-month term of the loan. On December 30, 2002, the credit facility with Reservoir was again amended resulting in an overall decrease of approximately $6.2 million to the debt balance. In accordance with SFAS 15 "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," Student Advantage recorded the $3.0 million gain on forgiveness of debt net of expenses, including $0.5 million of anticipated interest expense based on the payment schedule and remaining deferred financing costs of $1.8 million. Both of these amounts were recorded against the gain on forgiveness of debt and not as interest expense. The $0.9 million deferred financing charge for the three-months ended December 31, 2002 was appropriately recorded as interest expense. The increase in interest expense from 2002 to 2001 is also a result of borrowings under the Scholar loan entered into in September 2002.

     Impairment of Long-Lived Assets. Student Advantage recorded a charge of $0.2 million for the impairment of long-lived assets during 2002 related to a write-down of certain fixed assets. Student Advantage also recorded a charge of $1.9 million for the impairment of long-lived assets in the fourth quarter of 2001 relating in part to a write-down of $1.6 million of goodwill associated with its acquisitions of or asset purchases from Edu.com, College411, Collegiate Advantage and Campus Agency. The remaining $0.3 million was a write-down of certain fixed assets that were acquired from Edu.com. Student

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Advantage performed an evaluation of long-lived assets in accordance with FAS
121 as a result of the restructuring activity in the fourth quarter of 2001 and the continued restructuring during 2002.

     Restructuring Charges. In the fourth quarter of 2001, Student Advantage announced a restructuring, which included a reduction in staff of approximately 15% of the total employees and charges related to operating leases for office space no longer utilized in its current operations. The costs associated with this restructuring charge aggregated approximately $4.7 million and were recorded in 2001.

     Equity Interest in Edu.com. In the second quarter of 2001, Student Advantage purchased substantially all of the assets of Edu.com, Inc. Prior to the acquisition, it held a minority interest in Edu.com, which was accounted for under the cost method of accounting. The resulting treatment of the additional investment in the second quarter of 2001 was in accordance with Accounting Principles Board Opinion 18: The Equity Method for Accounting for Investments in common stock ("APB 18"), which requires the application of step accounting in accordance with Accounting Research Bulletin 51: Consolidated Financial Statements Elimination of Intercompany Investment ("ARB 51"). Accordingly, Student Advantage retroactively restated its investment in Edu.com on the equity method of accounting and recorded its ownership percentage of Edu.com's net loss. As a result of applying the equity method to the Edu.com investment, Student Advantage recorded an equity interest in Edu.com's net loss of $0.5 million for the twelve months ended December 31, 2001.

     Realized Gain on Sale of Assets, Net. On May 8, 2002, Student Advantage sold its SA Marketing Group assets to Triple Dot, Inc., a subsidiary of Alloy, Inc., for a cash payment of $6.5 million, assumption by Triple Dot of negative working capital of $0.5 million and an opportunity to earn up to an additional $1.5 million based on the performance of certain pending proposals. In relation to the sale of the SA Marketing Group assets, Student Advantage recorded a gain of $7.0 million. For the twelve month period ended December 31, 2002, the gain was partially offset by the sale of certain fixed assets at a price lower than the net book value. For the twelve month period ended December 31, 2002, Student Advantage recorded a net gain of $6.8 million. The gain of $1.5 million in 2001 was a result of the sales of the Rail Connection, Voice FX and eStudentLoan assets during 2001.

     Realized Gain on Restructured Debt. On December 30, 2002, Reservoir agreed to amend the terms of the Reservoir credit facility to reduce the total indebtedness to them from approximately $15.7 million to $9.5 million in exchange for a guarantee from Mr. John Katzman, a member of the Board of Directors who resigned at the time the amendment was consummated. In exchange for his guarantee, Student Advantage agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. The debt obligations to Reservoir and Mr. Katzman carry an annual interest rate of 12% and as of December 31, 2002, required payments of $3.5 million on January 31, 2003, $4.0 million on March 31, 2003 and the remaining balance on the July 1, 2003 loan maturity date (see discussion of subsequent amendments to the Reservoir Credit facility under "Item 1. Business"). In accordance with SFAS 15 "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," Student Advantage recorded the $3.0 million gain on forgiveness of debt net of expenses, including $0.5 million of anticipated interest expense based on the payment schedule, remaining deferred financing costs of $1.8 million, and the $1.0 million guarantee fee paid to Mr. Katzman.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 WITH THE YEAR ENDED DECEMBER 31, 2000

     Student Services Revenue. Student services revenue increased to $31.2 million in 2001 from $28.1 million in 2000. The increase in student services revenue was primarily due to organic growth in the Official College Sports Network and CollegeClub brands. Additionally, online advertising on the network of websites increased primarily as a result of increased advertising from CollegeClub.com, which was acquired in the fourth quarter of 2000, and online campaigns provided to General Motors Corp. Transaction-based commerce revenues from the SA Cash programs also contributed to the increase. These increases were offset, in part, by significant decreases in fees from AT&T as a result of the restructuring of the AT&T agreements in June 2000.

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

     Corporate and University Solutions Revenue. Corporate and university solutions revenue decreased to $13.8 million in 2001 from $19.9 million in 2000. Decreases in marketing services revenues resulted from decreased marketing spending by several corporate customers. This decrease is attributed to the overall slow-down in the economy and the events of September 11, 2001 and more specifically, the declines in spending by the advertising and marketing industries. Revenues related to the Voice FX business decreased as a result of a lower volume in mailings by corporate customers, which has a direct effect on the volume of transactions.

     General Motors Corp. accounted for approximately 16% and 3% of total revenue in 2001 and 2000, respectively. Additionally, General Motors accounted for approximately 21% and 5% of student services revenue in 2001 and 2000, respectively. Capital One accounted for approximately 13% and 16% of total revenue and 42% and 36% of corporate and university solutions revenue for 2001 and 2000, respectively. AT&T accounted for approximately 5% and 34% of total revenue for 2001 and 2000, respectively. Additionally, AT&T accounted for approximately 6% and 46% of student services revenue and 5% and 17% of corporate and university solutions for 2001 and 2000, respectively.

     Cost of Student Services Revenue. Cost of student services revenue consists of the costs associated with subscriptions, commerce and advertising revenue. Subscription costs consists of the costs associated with the fulfillment of membership subscriptions and customer service. Commerce costs include costs of goods sold paid to third parties in connection with selling products, and personnel-related costs associated with acquiring customers and corporate clients. Advertising costs consist primarily of production and mailing costs for SAM, Student Advantage Magazine, certain royalties paid to colleges and universities and fees paid to partners in exchange for the right to place media inventory on such parties' websites. The costs related to SAM are only applicable to the year 2000 as no issues were produced during 2001. Cost of student services revenue decreased to $8.3 million in 2001 from $10.3 million in 2000. The decrease was primarily due to no costs being incurred for the production of SAM in 2001.

     Cost of Corporate and University Solutions Revenue. Cost of corporate and university solutions revenue consists primarily of the costs of marketing services and the costs of acquiring customers on behalf of corporate clients. Marketing services costs primarily include the direct and indirect costs associated with planning and implementing events and promotions. Cost of corporate and university solutions revenue decreased to $7.1 million in 2001 from $9.9 million in 2000. This decrease is primarily due to the decrease in costs consistent with the decrease in both marketing services and revenues provided by the Voice FX business.

     Product Development. Product development expenses consist primarily of personnel-related and consulting costs associated with the development and enhancement of the suite of products, which includes the Student Advantage Membership Program, the SA Cash Programs and the network of websites. Product development expenses decreased to $17.1 million in 2001 from $18.4 million in 2000. The decrease is due in part to the capitalization of internally developed software costs in 2001 and the impact of the restructuring charge taken in the fourth quarter of 2001. The decrease was offset in part by the acquisitions of substantially all the assets of CollegeClub.com in 2000 and certain assets of Edu.com in 2001.

     Sales and Marketing. Sales and marketing expenses consist primarily of personnel and other costs related to sales and marketing programs. Sales and marketing expenses increased to $21.7 million in 2001 from $17.9 million in 2000. The increase in sales and marketing expenses was due to increased expenditures related to the expansion of the sales force, expanding and servicing the corporate and university base of partners, university commissions paid to colleges for the use of organizational names and logos, building brand awareness, supporting the marketing services business and as a result of acquisitions of certain assets of CollegeClub.com during 2000 and certain of Edu.com's assets in 2001. In addition, the increase was due, in large part, to a non-cash expense of $3.4 million for television advertising relating to CollegeClub.

     General and Administrative. General and administrative expenses consist primarily of costs related to general corporate functions, including executive management, finance, human resources, facilities, accounting and legal. General and administrative expenses decreased to $10.1 million in 2001 from $11.2 million in 2000. The decrease was primarily due to the impact of the restructuring charge taken in 2001. The decrease was offset, in part, by increases in general and administrative expenses were primarily due to higher facilities, legal, accounting and personnel related costs associated with continued growth, as well as acquisitions of businesses over the past year, including certain assets of CollegeClub.com during 2000 and certain of Edu.com's assets in 2001.

     Depreciation and Amortization. Depreciation expense increased to $6.4 million in 2001 from $2.9 million in 2000 primarily as a result of fixed asset purchases during the latter part of 2000 and 2001 and amortization of capital leases. Amortization expense increased to $6.4 million in 2001 from $3.5 million in 2000, primarily as a result of the acquisitions of ScholarAid, College411 and certain assets of eStudentLoan and CollegeClub.com during the second and third quarters of 2000.

     Stock-Based Compensation. Student Advantage recorded deferred compensation charges of $4.2 and $0.2 million in 1998 and 1999, respectively, which were offset by reductions of $0.3, $0.7 and $0.2 million, during 1999, 2000 and 2001, respectively, due to stock option cancellations as a result of employee terminations. The remaining $3.2 million was mostly amortized as of December 31, 2001, of which $0.8 and $0.5 million were recorded as expense in 2000 and 2001, respectively. The remaining amount of deferred compensation of $49,000 will be amortized in 2002. The stock based compensation charges have been included in the individual operating expense line items in the financial statements.

     Interest Income (Expense), Net. Interest income (expense), net, includes interest income from cash balances and interest expense related to financing obligations. Interest income (expense), net, was $(1.7) million in 2001 compared to $1.4 million in 2000. The increase in interest expense during 2001 was a result of the $10.2 million term loan and $5.0 million revolving loan entered into in June 2001 with Reservoir.

     Impairment of Long-Lived Assets. Student Advantage recorded a charge of $1.9 million for the impairment of long-lived assets in the fourth quarter of 2001 relating in part to a write-down of $1.6 million of goodwill associated to acquisitions of or asset purchases from Edu.com, College411, Collegiate Advantage and Campus Agency. The remaining $0.3 million was a write-down of certain fixed assets that were acquired from Edu.com. Student Advantage performed an evaluation of long-lived assets in accordance with FAS 121 as a result of the restructuring activity in the fourth quarter of 2001.

     Restructuring Charges. In the fourth quarter of 2001, Student Advantage announced a restructuring, which included a reduction in staff of approximately 15% of the total employees and charges related to operating leases for office space no longer utilized in the current operations. The costs associated with the restructuring charge aggregated approximately $4.7 million.

     Equity Interest in Edu.com. In the second quarter of 2001, Student Advantage purchased substantially all assets of Edu.com, Inc. Prior to the acquisition Student Advantage held a minority interest in Edu.com, which was accounted for under the cost method of accounting. The resulting treatment of the additional investment in the second quarter of 2001, was in accordance with Accounting Principles Board Opinion 18: The Equity Method for Accounting for Investments in common stock ("APB 18"), which requires the application of step accounting in accordance with Accounting Research Bulletin 51: Consolidated Financial Statements Elimination of Intercompany Investment ("ARB 51"). Accordingly, Student Advantage retroactively restated the investment in Edu.com on the equity method of accounting and recorded its ownership percentage of Edu.com's net loss. As a result of applying the equity method to the Edu.com investment, Student Advantage recorded an equity interest in Edu.com's net loss of $3.8 and $0.5 million for the years ended December 31, 2000 and 2001, respectively.

     Realized Gain (Loss) on Sale of Assets and Write-off of
Investments. Realized gain (loss) was $1.5 million in 2001 compared to $(0.4) million in 2000. The gain on sale of assets of $1.5 million in 2001 was a result of the sales of the Rail Connection, Voice FX and eStudentLoan assets during 2001. Realized loss on investment in 2000 represented the write-off of the investment in alumnipride.com, Inc.

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

RESULTS OF DISCONTINUED OPERATIONS

     Effective May 1, 2003, Student Advantage sold substantially all of the assets of the OCM Direct subsidiary to Alloy, Inc., for a cash payment of $15.6 million and $1.8 million in settlement of the intercompany balance between OCM Direct and Student Advantage.

     OCM Direct is accounted for as a discontinued operation in the accompanying financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." OCM Direct's results of operations and cash flows have been removed from the results of continuing operations for all periods presented. All related disclosures have also been adjusted to reflect the discontinued operation. Summarized selected financial information from discontinued operations for the periods indicated is as follows:

                                               YEAR ENDED           NINE MONTHS ENDED
                                              DECEMBER 31,            SEPTEMBER 30,
                                            -----------------   -------------------------
                                             2001      2002        2002          2003
                                            -------   -------   -----------   -----------
                                                                (UNAUDITED)   (UNAUDITED)
Revenue...................................  $20,334   $28,483     $23,632       $ 4,187
                                            -------   -------     -------       -------
Income (loss).............................  $ 3,811   $  (858)    $   814       $(3,159)
                                            =======   =======     =======       =======

The assets and liabilities of the discontinued operation are stated separately in the balance sheet. The following is a summary of the primary asset and liability categories as of December 31, 2001 and 2002:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Cash........................................................  $ 1,405   $ 1,290
Accounts receivable, net....................................      758     1,047
Prepaid Expenses and other current assets...................      314       787
Inventories (finished goods)................................    1,753     1,413
Property and equipment, net.................................    1,487     1,049
Goodwill....................................................   18,261    16,843
Intangible assets...........................................       --     1,194
                                                              -------   -------
  Total assets..............................................  $23,978   $23,623
                                                              =======   =======
Accounts payable............................................  $   809   $   553
Accrued liabilities.........................................    1,756     1,584
Borrowings under line of credit.............................       --     1,670
Other liabilities...........................................      272       196
                                                              -------   -------
  Total Liabilities.........................................  $ 2,837   $ 4,003
                                                              =======   =======

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Student Advantage has financed its operations primarily through the private placement and public offering of securities, cash from operations, borrowings under its term loan, credit facilities, loans from equity holders, sales of accounts receivable and dispositions of businesses. Liquidity needs arise primarily from operating losses, working capital requirements, debt service on the indebtedness to Reservoir, which is referred to as the Reservoir credit facility and debt service on the Scholar loan. In addition, Student Advantage expects to have additional liquidity needs as a result of required repayments of the Reservoir credit facility, the Scholar loan and the guarantee fee to Mr. Katzman. As of December 31, 2002 and September 30, 2003, Student Advantage had $16.5 million and $8.0 million of total indebtedness, consisting of $13.0 million and $5.5 million in principal borrowings and interest under the Reservoir credit facility and $3.5 million and $2.5 million in principal borrowings and interest under the Scholar loan, respectively. The debt obligations to Reservoir, Scholar and Mr. Katzman require payments of interest accrued at a rate of 10% per annum beginning September 30, 2003 and have a maturity date of January 31, 2005. Reservoir, Scholar and Mr. Katzman have agreed, subject to the closing of the Transactions, to waive all interest due to them through the closing of the Transactions and accept $4.25 million in the form of the non-cash consideration from the Asset Sale, $2.25 million and $550,000, respectively, as full payment of all amounts outstanding to them. In the event the Transactions are not consummated, the terms of the Reservoir credit facility, Scholar loan and Mr. Katzman's guarantee fee would remain unchanged.

     As of September 30, 2003, Student Advantage had cash and cash equivalents of $2.1 million. In addition, it had current restricted cash of $0.4 million, which represents amounts held by a third party credit card processor, and long-term restricted cash of $0.1 million held in escrow pursuant to the terms of the acquisition agreement entered into relating to the sale of OCM Direct.

     Net cash used in operating activities from continuing operations was $11.8 million for the nine months ended September 30, 2003, an increase of $3.2 million compared to net cash used for operating activities of $8.6 million for the nine months ended September 30, 2002. Net cash used in operating activities from continued operations in the nine months ended September 30, 2003 was primarily a result of a net gain on sale of assets of $5.8 million, a decrease in accounts payable of $3.4 million, a decrease in deferred revenue of $4.8 million and a decrease in other accrued expenses of $1.0 million, partially offset by depreciation and amortization of $3.9 million.

     Net cash provided by investing activities from continuing operations was $21.7 million for the nine months ended September 30, 2003. Net cash provided by investing activities was $5.6 million for the nine months ended September 30, 2002. Net cash provided by investing activities in the nine months ended September 30, 2003 was primarily a result of the proceeds received for the sale of the assets of OCM Direct in May 2003 and SA Cash in February 2003, which was partially offset by purchases of fixed assets. Net cash provided by investing activities the first nine months of 2002 was a result of the proceeds received for the sale of the assets of its SA Marketing Group brand in May 2002, offset by purchases of fixed assets.

     Net cash (used in) provided by financing activities from continuing operations was $(8.5) million and $0.4 million for the nine months ended September 30, 2003 and 2002, respectively. The net cash used in financing activities in the nine months ended September 30, 2003 was primarily the result of net repayment of $8.5 million under the Reservoir credit facility. The net cash provided by financing activities in the nine months ended September 30, 2002 was primarily the result of the net proceeds of $2.7 million from the sale of 36,000 shares of common stock in a private placement in May 2002, partially offset by the net repayment of $1.8 million of Student Advantage's obligations to Reservoir.

     On September 30, 2002, Student Advantage agreed to borrow $3.5 million from Scholar, an entity formed by Raymond V. Sozzi, Jr., its President and Chief Executive Officer, an affiliate of Atlas II, L.P. and certain other Student Advantage stockholders including Greylock. The loan is referred to as the Scholar loan, has an interest rate of 10% per annum and a maturity date of January 31, 2005 and otherwise has the same terms as the Reservoir credit facility.

     On December 30, 2002, Reservoir agreed to reduce the total indebtedness to it from approximately $15.7 million to $9.5 million in exchange for a guarantee from Mr. John Katzman, a member of the Board of Directors who resigned at the time the amendment was consummated. In exchange for his guarantee, Student Advantage agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. In addition, Reservoir agreed to lend Student Advantage an additional $2.0 million, which was not secured by Mr. Katzman's guarantee. On January 31, 2003, Reservoir Capital agreed to reduce the $3.5 million payment due on January 31, 2003 to $1.5 million.

     Effective April 30, 2003, Student Advantage amended its loan agreements with Reservoir, Scholar and Mr. Katzman, to provide for payments of $7.8 million of the principal amount outstanding under the Reservoir credit facility and $1.2 million of the principal outstanding under the Scholar loan upon the consummation of the sale of substantially all the assets of the OCM Direct subsidiary to Alloy, Inc. In addition, Reservoir agreed to extend the maturity date of the loan from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and require quarterly payments of interest beginning on September 30, 2003. Reservoir and Mr. Katzman also agreed to waive all accrued and unpaid interest under the loan through April 30, 2003. In addition, Student Advantage agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any of the loans are outstanding as of such date. After payment of an aggregate of $9.0 million on May 6, 2003 in accordance with the terms of the amendments, the outstanding principal amounts under the Reservoir credit facility and the Scholar loan were $5.3 million and $2.3 million, respectively. In connection with the sale of substantially all of the assets of OCM Direct to Alloy, Inc., Alloy assumed substantially all of the liabilities of OCM Direct and its subsidiaries, including its obligations under the OCM loan with Bank of America. Student Advantage's guarantee of the loan was terminated as of May 1, 2003.

     Reservoir, Scholar and Mr. Katzman have agreed, subject to the closing of the Transactions, to waive all interest due to them through the closing of the Transactions and accept the $4.25 million non-cash consideration from the Asset Sale, $2.25 million and $550,000, respectively, as full payment of all amounts outstanding to them. In the event the Transactions are not consummated, the terms of the Reservoir credit facility, Scholar loan and Mr. Katzman's guarantee fee would remain unchanged.

     Student Advantage has experienced substantial net losses since its inception and, as of September 30, 2003, had an accumulated deficit of $128.4 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of Student Advantage's products and services and the establishment of infrastructure. Student Advantage has also experienced a reduction in revenue and an increase in net losses as a result of the economic downturn, in particular, the downturn in the media and advertising sector, and as a result of the sale of various assets, including the OCM Direct business. During 2003, Student Advantage has continued to reduce its operating costs.

     Student Advantage intends to carefully manage its use of cash and attempt to increase revenues through the closing of the Transactions. However, in the event the Transactions are not consummated, cash requirements for debt service, primarily the repayment of debt, and continued operations are substantial and available resources may not be sufficient to fund such obligations, requiring additional financing or the sale of additional assets. Student Advantage believes that its available cash resources are sufficient to meet its current obligations. However, if the Transactions are not consummated and Student Advantage is unable to realize an anticipated increase in revenue for the remainder of 2003 and cost savings through significant reductions in net cash loss, it may be required to obtain additional financing or sell additional assets. In addition, based on current expectations, it will be required to raise additional financing in order to repay outstanding indebtedness when the indebtedness becomes due beginning on January 31, 2005.

     In the event the Transactions are not consummated, there can be no assurance that new or additional sources of financing will be available or will be available upon terms acceptable to Student Advantage. To the extent that its requirements are financed through the issuance of additional equity securities, any such issuance would result in dilution to the interests of the stockholders. Furthermore, to the extent that indebtedness is incurred in connection with financing activities, Student Advantage will be subject to all of the risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The loan agreement with Reservoir imposes significant restrictions on the ability of Student Advantage to raise funds through the sale of equity, make investments and acquisitions, restructure operations, obtain other financing and realize proceeds from sales of assets or equity financings. As of the filing of the annual report on Form 10-K, as amended, for the year ended December 31, 2002, these and other factors raised concerns about the ability of Student Advantage to continue as a going concern. With the proceeds of the sales of the SA Cash product line and substantially all of the assets of OCM Direct subsidiary, the related reduction of its debt obligations and restructuring of remaining debt, Student Advantage believes that it has sufficient cash resources for at least the next 12 months.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- amendment of SFAS 123", "SFAS 148". SFAS 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", "SFAS 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amends the disclosure requirements for SFAS 123, to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Student Advantage has elected to continue to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", "APB 25", and related interpretations. Accordingly, compensation cost for stock options and restricted stock awards is measured as the excess, if any, of the quoted market price of Student Advantage's stock at the date of the grant over the exercise price an employee must pay to acquire the stock. Student Advantage has adopted the annual disclosure provisions of SFAS 148 in its financial statements for the year ended December 31, 2002 and will adopt the interim disclosure provisions in its financial statements for the quarter ended March 31, 2003. Since the adoption of SFAS 148 involves disclosure only, Student Advantage does not expect a material impact on Student Advantage earnings or financial position.

     The requirements of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantee", is effective for financial statements of interim or annual periods after December 15, 2002. Student Advantage does not believe that the adoption of this standard will have an impact on these financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("Interpretation 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. Interpretation 46 requires the consolidation of a variable interest entity (including a special purpose entity such as that utilized in an accounts receivable securitization transaction) by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns or both. The provisions of Interpretation 46 are required to be adopted by Student Advantage in fiscal 2003. Student Advantage does not believe the adoption of Interpretation 46 will have a material impact on its overall financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     On June 27, 2002, upon the recommendation and approval of its Audit Committee, Student Advantage dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent accountants and engaged Ernst & Young, LLP ("E&Y") on July 19, 2002 as independent accountants for the year ended December 31, 2002. The information required by Item 9 of Form 10-K and Item 304 of Regulation S-K is included in the Current Reports on Form 8-K filed with the SEC on June 27, 2002 and July 25, 2002, respectively.

     Under applicable rules and regulations of the Securities and Exchange Commission, the proxy statement to be delivered to stockholders in connection with the pending Transactions must include audited financial statements that reclassify any business sold since the financial statements were originally published, as a discontinued operation for all periods presented in such statements. The consolidated financial statements as of and for the fiscal year ended December 31, 2001 were originally audited by Arthur Andersen. On August 31, 2002, Arthur Andersen ceased practicing before the SEC. Student Advantage engaged E&Y to perform the required re-audit of the year ended December 31, 2001 due to the sale of the OCM Direct subsidiary in May 2003. If Student Advantage had not sold OCM Direct, no re-audit of its historical audited annual financial statements would have been required in connection with the preparation of the proxy statement. The re-audit does not result from any inquiry made by the

Securities and Exchange Commission or any other party, and would be required of any similarly situated public company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Student Advantage does not believe that it has any material market risk exposure with respect to derivative or other financial instruments.

                                 OTHER MATTERS

DISSENTERS' RIGHTS OF APPRAISAL

     Due to the provisions of the Delaware General Corporation Law (DGCL) which require the approval of Student Advantage's stockholders in order to complete the Merger, under Section 262 of the DGCL, if you do not vote in favor of or consent to the approval of the Transactions and the approval and adoption of the Purchase and Sale Agreement and the Merger Agreement, you will be entitled to elect to have the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Transactions, judicially determined and paid to you in cash.

     Holders of Student Advantage common stock will not have appraisal or dissenters' rights in connection with the sale of the OCSN Business. Neither the DGCL nor Student Advantage's certificate of incorporation provides a stockholder of Student Advantage with appraisal or dissenters' rights in connection with the Asset Sale.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as APPENDIX D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Student Advantage common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect your appraisal rights.

     Under Section 262, where a proposed transaction is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting of Student Advantage stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix D. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and are urged to consider seeking advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

     If you wish to exercise the right to dissent from the Transactions and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

     - You must deliver to Student Advantage a written demand for appraisal of your shares before the vote on the Transactions at the special meeting, which demand will be sufficient if it reasonably informs Student Advantage of your identity, and that you intend to demand the appraisal of your shares.

     - You must not vote in favor of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against or abstain from voting on the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement.

     - You must continuously hold your shares from the date of making your demand through the effective time of the Transactions. If you hold shares of common stock on the date the written demand for appraisal is made but thereafter sell, transfer or otherwise dispose of your shares prior to the effective time of the Transactions, you will lose any right to appraisal in respect of the shares.

     Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of Student Advantage common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's common stock.

     If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for one or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 must mail or deliver a written demand to Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210, Attention: Secretary.

     Within ten days after the effective time of the Transactions, Student Advantage, as the surviving corporation, must send a notice as to the effectiveness of the Transactions to each former Student Advantage stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement. Within 120 days after the effective time of the Transactions, but not thereafter, either Student Advantage or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. Student Advantage is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that Student Advantage will file such a petition or that Student Advantage will initiate any negotiations with respect to the fair value of the shares.

     Within 120 days after the effective time of the Transactions, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Student Advantage, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the Transactions and approval and adoption of the Purchase and Sale Agreement and the Merger Agreement and with respect to which demands for appraisal have been received by Student Advantage and the aggregate number of holders of such shares. Student Advantage must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Student Advantage, which will then be obligated within 20 days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Transactions, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $1.05 per share you would receive pursuant to the Merger Agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

     Although Student Advantage believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Student Advantage does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, from and after the effective time of the Transactions, be entitled to vote such stockholder's shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the Transactions).

     You may withdraw your demand for appraisal and accept the $1.05 per share merger consideration by delivering to Student Advantage a written withdrawal of your demand for appraisal as an acceptance of the Transactions, except that:

     - any attempt to withdraw such demand made more than 60 days after the effective time of the Transactions will require written approval of Student Advantage, and

     - no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

OTHER MATTERS AT THE SPECIAL MEETING

     The Board of Directors does not know of any other matters which may come before the special meeting. However, if any other matters are properly presented to the special meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

FUTURE STOCKHOLDER PROPOSALS

     Any proposal that a stockholder wishes to be considered for inclusion in Student Advantage's proxy statement and proxy card for the 2004 annual meeting must be received by Student Advantage's Secretary at its principal executive offices no later than February 10, 2004.

     Student Advantage's by-laws require that it be given advance written notice of stockholder nominations for election to its Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in its proxy statement which are discussed above). The required notice must be given within the prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that the 2004 annual meeting is held on or after June 10, 2004 and on or before September 8, 2004 (as Student Advantage currently anticipates), the bylaws would require notice to be provided to the Secretary at Student Advantage's principal offices no earlier than April 1, 2004 and no later than April 21, 2004. Student Advantage's by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of Student Advantage's proxy statement or annual report may have been sent to multiple stockholders in the same household. Student Advantage will promptly deliver a separate copy of either document to any stockholder upon request by writing or calling Student Advantage at the following address or phone number: Student Advantage, Inc., 280 Summer Street, Boston, Massachusetts 02210, Attention: Secretary or by calling 1-888-825-7823. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact Student Advantage at the above address and phone number.

AVAILABLE INFORMATION

     Student Advantage files reports, proxy statements and other documents with the SEC. You may read and copy any document Student Advantage files at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Student Advantage's SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

                                          By Order of the Board of Directors,

                                          Raymond V. Sozzi, Jr., Secretary

[          ], 200[  ]

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                    STUDENT ADVANTAGE, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................  106
Consolidated Balance Sheets as of December 31, 2001 and
  2002......................................................  108
Consolidated Statements of Operations for the years ended
  December 31, 2000, 2001 and 2002..........................  110
Consolidated Statements of Changes in Stockholders Equity
  (Deficit) for the years ended December 31, 2000, 2001 and
  2002......................................................  111
Consolidated Statements of Cash Flows for the years ended
  December 2000, 2001 and 2002..............................  112
Notes to Consolidated Financial Statements..................  114
Unaudited Consolidated Balance Sheet as of September 30,
  2003......................................................  142
Unaudited Consolidated Statements of Operations for the
  three and nine months ended September 30, 2002 and 2003...  143
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2003..................  144
Notes to Unaudited Consolidated Financial Statements........  145

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Student Advantage, Inc:

     We have audited the accompanying consolidated balance sheets of Student Advantage, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of and for the year ended December 31, 2000 were audited by other auditors whose report dated February 7, 2001, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Student Advantage, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that Student Advantage, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 13, 2003
Except as to the matter discussed in Note 17
as to which the date is December 10, 2003

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Student Advantage, Inc.

     In our opinion, the consolidated statements of operations, of changes in stockholders equity (deficit) and of cash flows present fairly, in all material respects, the results of operations and cash flows of Student Advantage, Inc. and its subsidiaries for the year December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 2, the accompanying consolidated financial statements for the year ended December 31, 2000 have been restated to reflect the application of the equity method of accounting for the Company's investment in Edu.com, Inc.

                                          /s/ PRICEWATERHOUSECOOPERS, LLP

Portland, Maine
February 7, 2001
Except as to the restatement described in Note 2, as to which the date is May 10, 2001

                            STUDENT ADVANTAGE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2002
                                                              -----------   -----------
                                                              (RESTATED)*   (RESTATED)*
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
                                        ASSETS
Current assets
  Cash and cash equivalents.................................   $   3,688     $   1,468
  Restricted cash...........................................         667           515
  Accounts receivable (net of reserves of $737 and $207 at
    December 31, 2001 and 2002, respectively)...............       5,405         1,901
  Inventory.................................................         110            11
  Prepaid expenses..........................................       2,795         1,204
  Other current assets......................................          --           557
  Current assets of discontinued operations.................       4,230         4,537
                                                               ---------     ---------
    Total current assets....................................      16,895        10,193
  Notes receivable..........................................       4,378         4,156
  Property and equipment, net...............................      10,546         4,296
  Intangible and other assets, net..........................       6,564           758
  Noncurrent assets of discontinued operations..............      19,748        19,086
                                                               ---------     ---------
    Total assets............................................   $  58,131     $  38,489
                                                               =========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable.............................................   $      --     $  12,500
  Related party note payable................................          --         3,500
  Borrowings under revolving line of credit.................       2,500            --
  Accounts payable..........................................       4,387         4,717
  Accrued compensation......................................       1,598           691
  Other accrued expenses....................................      10,219         4,950
  Deferred revenue and other advances.......................       3,521         8,280
  Current obligation under capital lease....................       1,232            14
  Current liabilities of discontinued operations............       2,701         3,895
                                                               ---------     ---------
    Total current liabilities...............................      26,158        38,547
                                                               ---------     ---------
Long-term obligations
  Deferred gain.............................................         534           534
  Other accrued expenses....................................       4,188           153
  Warrants payable..........................................       1,996            --
  Borrowings under revolving line of credit.................       2,500            --
  Notes payable.............................................      10,200            --
  Long-term obligation under capital lease..................         628            --
  Long-term obligations of discontinued operations..........         136           108
                                                               ---------     ---------
    Total long-term obligations.............................      20,182           795
                                                               ---------     ---------
    Total liabilities.......................................      46,340        39,342
                                                               ---------     ---------
Commitments and Contingencies (see Note 14)
Stockholders' equity (deficit)
Preferred stock, $0.01 par value, 5,000,000 shares
  authorized, no shares issued and outstanding..............          --            --
Common stock, $0.01 par value; 150,000,000 shares
  authorized; issued and outstanding:
  475,313 and 536,261 at December 31, 2001 and 2002,
    respectively............................................           5             5
  Additional paid-in capital................................     120,769       124,006
  Accumulated deficit.......................................    (108,884)     (124,814)
  Notes receivable from stockholders........................         (50)          (50)
  Deferred compensation.....................................         (49)           --
                                                               ---------     ---------
    Total stockholders' equity (deficit)....................      11,791          (853)
                                                               ---------     ---------
    Total liabilities and stockholders' equity (deficit)....   $  58,131     $  38,489
                                                               =========     =========

---------------

 * restatement pertains to disposition of OCM Direct, Inc.

** All share and per share items have been adjusted to reflect the one-for-ten reverse splits of the common stock effected on each of June 28, 2002 and June 30, 2003.

  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                              2000           2001           2002
                                                           -----------   ------------   ------------
                                                           (RESTATED)*   (RESTATED)**   (RESTATED)**
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Student services.......................................   $ 28,099       $ 31,246       $ 24,271
  Corporate and university solutions.....................     19,915         13,783          4,524
                                                            --------       --------       --------
     Total revenue.......................................     48,014         45,029         28,795
Costs and expenses
  Cost of student services revenue.......................     10,263          8,253          9,576
  Cost of corporate and university solutions revenue.....      9,929          7,070          2,147
  Product development....................................     18,377         17,125          7,414
  Sales and marketing....................................     17,880         21,733         15,582
  General and administrative.............................     11,196         10,112          7,102
  Depreciation and amortization..........................      6,382         12,772          7,767
                                                            --------       --------       --------
     Total costs and expenses............................     74,027         77,065         49,588
                                                            --------       --------       --------
Loss from operations.....................................    (26,013)       (32,036)       (20,793)
  Interest income (expense), net.........................      1,434         (1,718)        (3,718)
  Impairment of long-lived assets........................         --         (1,916)          (242)
  Equity interest in Edu.com net loss....................     (3,776)          (495)            --
  Realized gain on restructured debt.....................         --             --          2,937
  Realized gain on sale of assets........................         --          1,508          6,805
  Realized loss on write-off of investment...............       (367)            --             --
  Restructuring charges..................................         --         (4,735)            --
                                                            --------       --------       --------
Loss from continuing operations before income taxes......    (28,722)       (39,392)       (15,011)
                                                            --------       --------       --------
  Provision for income tax...............................         --           (207)           (61)
                                                            --------       --------       --------
Loss from continuing operations..........................    (28,722)       (39,599)       (15,072)
                                                            --------       --------       --------
Discontinued operations:
  Income (loss) from operations of discontinued
     subsidiary..........................................         --          3,811           (858)
                                                            --------       --------       --------
Net Loss.................................................   $(28,722)      $(35,788)      $(15,930)
                                                            ========       ========       ========
Earnings per share -- Basic and Diluted:
Loss from continuing operations..........................   $ (78.58)      $ (88.91)      $ (29.27)
Income (loss) from discontinued operations...............         --           8.56          (1.67)
                                                            --------       --------       --------
Net loss per share.......................................   $ (78.58)      $ (80.35)      $ (30.94)
                                                            ========       ========       ========
Shares used in computing basic and diluted net loss per
  share..................................................        366            445            515
                                                            ========       ========       ========

---------------

  * restatement pertains to Edu.com step acquisition accounting

 ** restatement pertains to disposition of OCM Direct, Inc.

*** All share and per share items have been adjusted to reflect the one-for-ten reverse split of the common stock effected on each of June 28 2002 and June 30, 2003.
  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                         NOTES
                                         COMMON STOCK      ADDITIONAL                  RECEIVABLE
                                       -----------------    PAID-IN     ACCUMULATED       FROM         TREASURY       DEFERRED
                                        SHARES    AMOUNT    CAPITAL       DEFICIT     STOCKHOLDERS      STOCK       COMPENSATION
                                       --------   ------   ----------   -----------   ------------   ------------   -------------
                                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Balance December 31, 1999............   354,354   $   4     $ 88,040     $ (44,374)       $(79)        $(2,213)       $ 41,378
                                       --------   -----     --------     ---------        ----         -------        --------
Exercise of common stock options.....     3,900      --          172            --          --              --             172
Sale of common stock under employee
  stock purchase plan................     1,456      --          414            --          --              --             414
Issuance of common stock in
  connection with the acquisitions of
  ScholarAid and College411..........     3,255      --        1,715            --          --              --           1,715
Issuance of common stock and warrants
  to At Home Corporation and John
  Hancock Small Cap Value Fund.......    20,000      --        9,965            --          --              --           9,965
Issuance of common stock in
  connection with the acquisition of
  CollegeClub........................    13,248      --        4,821            --          --              --           4,821
Deferred compensation related to
  cancellation of stock options for
  terminated employees...............        --      --         (677)           --          --             677              --
Compensation relating to grants of
  stock options......................        --      --           --            --          --             771             771
Repayment of stock subscription......        --      --           --            --          29              --              29
Net loss.............................        --      --           --       (28,722)         --              --         (28,722)
                                       --------   -----     --------     ---------        ----         -------        --------
Balance December 31, 2000............   396,212   $   4     $104,450     $ (73,096)       $(50)        $  (765)       $ 30,543
                                       --------   -----     --------     ---------        ----         -------        --------
Exercise of common stock options.....     1,182      --           72            --          --              --              72
Sale of common stock under employee
  stock purchase plan................     1,684      --          269            --          --              --             269
Issuance of common stock and warrants
  in connection with the acquisition
  of Edu.com.........................       900      --        1,164            --          --              --           1,164
Issuance of common stock in
  connection with the Greylock,
  Jennison & Stark PIPES financing,
  net of financing fees..............    50,000       1        9,799            --          --              --           9,800
Issuance of common stock in
  connection with the acquisition of
  OCM................................    24,333      --        5,110            --          --              --           5,110
Issuance of common stock in
  connection with the acquisition of
  CarePackages.......................     1,000      --           82            --          --              --              82
Deferred compensation related to
  cancellation of stock options for
  terminated employees...............        --      --         (177)           --          --             177              --
Compensation relating to grants of
  stock options......................        --      --           --            --          --             539             539
Net loss.............................        --      --           --       (35,788)         --              --         (35,788)
                                       --------   -----     --------     ---------        ----         -------        --------
Balance December 31, 2001............   475,313   $   5     $120,769     $(108,884)       $(50)        $   (49)       $ 11,791
                                       --------   -----     --------     ---------        ----         -------        --------
Exercise of common stock options.....       332      --           14            --          --              --              14
Issuance of common stock in
  connection with the OCM earn out...    20,000      --          440            --          --              --             440
Sale of common stock under employee
  stock purchase plan................     4,617      --           58            --          --              --              58
Issuance of common stock in
  connection with private
  placement..........................    36,000      --        2,725            --          --              --           2,725
Compensation relating to grants of
  stock options......................        --      --           --            --          --              49              49
Net loss.............................        --      --           --       (15,930)         --              --         (15,930)
                                       --------   -----     --------     ---------        ----         -------        --------
Balance December 31, 2002............   536,261   $   5     $124,006     $(124,814)       $(50)        $    --        $   (853)
                                       ========   =====     ========     =========        ====         =======        ========

---------------

* All share and per share items have been adjusted to reflect the one-for-ten reverse split of the common stock effected on each of June 28, 2002 and June 30, 2003

  The accompanying notes are an integral part of these consolidated financial statements.

                             STUDENT ADVANTAGE, INC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                 2000           2001           2002
                                                              -----------   ------------   ------------
                                                              (RESTATED)*   (RESTATED)**   (RESTATED)**
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Loss from continuing operations...........................   $(28,722)      $(39,599)      $(15,072)
  Adjustments to reconcile loss from continuing operations
    to net cash used in operating activities:
    Depreciation............................................      2,925          6,383          6,060
    Amortization of intangible assets.......................      3,457          6,389          1,709
    Net gain on forgiveness of debt.........................         --             --         (2,974)
    Net gain on sale of assets..............................         --             --         (6,532)
    Deferred financing amortization.........................         --             --          2,147
    Impairment of long term assets..........................         --          1,916            242
    Restructuring charge, net...............................         --          3,113             --
    Equity interest in Edu.com net loss.....................      3,776            495             --
    Reserve for allowances and bad debts....................        487            655           (107)
    Compensation expense relating to issuance of equity.....        771            539             49
    Issuance of stock in exchange for services..............         --             15             --
    Exchange of notes receivable for assets sold............         --           (480)            --
    Amortization of marketing expense associated with common
      stock warrant.........................................        888            888             --
    Realized loss on write-off of investment................        367             --             --
    Changes in current assets and liabilities, net of
      effects of acquisitions:
      Accounts and notes receivable.........................     (1,904)        (1,858)         3,834
      Prepaid expenses, other current assets................      1,512          1,560            639
      Inventory.............................................         --           (110)            99
      Accounts payable......................................        128          1,072            330
      Accrued compensation..................................      1,299         (1,166)          (907)
      Other accrued expenses................................      2,768            549         (5,257)
      Long-term accrued expenses............................         --          2,335             --
      Deferred gain on sale of Voice FX.....................         --           (534)            --
      Deferred revenue and other advances...................     (5,811)          (239)         4,759
                                                               --------       --------       --------
Net cash used in operating activities from continuing
  operations................................................    (18,059)       (18,077)       (10,981)
                                                               --------       --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Purchases of fixed assets.................................     (3,098)        (3,529)        (1,368)
  Acquisitions of businesses for cash and common stock......    (10,992)        (9,361)            --
  Purchases of marketable securities........................     (8,813)            --             --
  Proceeds from sale of marketable securities...............     29,359             --             --
  Purchase of investment....................................     (1,368)            --             --
  Proceeds from sale of Voice FX............................         --            338             --
  Proceeds from sale of eStudentLoan........................         --          2,077             --
  Proceeds from sale of assets..............................         --             --          6,770
                                                               --------       --------       --------
Net cash provided by (used in) investing activities from
  continuing operations.....................................      5,088        (10,475)         5,402
                                                               --------       --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Increase (decrease) in restricted cash....................         --           (667)           152
  Proceeds from sale of preferred and common stock, net of
    issuance costs..........................................      9,965          9,800          2,725
  Repayment of note from stockholder........................         29             --             --
  Proceeds from exercise of common stock options, warrants
    and employee stock purchase plan........................        586            341             71
  Repayment of capital lease obligations....................       (217)        (1,209)        (1,054)
  Proceeds of revolving line of credit, net.................         --             11             --
  Proceeds from related party note payable..................         --             --          3,500
  Repayment of note payable.................................         --         (1,100)        (7,700)
  Proceeds of notes payable.................................         --         10,200          4,500
                                                               --------       --------       --------
Net cash provided by financing activities from continuing
  operations................................................     10,363         17,376          2,194
                                                               --------       --------       --------
Net cash provided by discontinued operations................         --          2,102          1,165
                                                               --------       --------       --------
Net decrease in cash and cash equivalents...................     (2,608)        (9,074)        (2,220)
Cash and cash equivalents, beginning of period..............     15,370         12,762          3,688
                                                               --------       --------       --------
Cash and cash equivalents, end of period....................   $ 12,762       $  3,688       $  1,468
                                                               ========       ========       ========

---------------

 * restatement pertains to Edu.com step acquisition accounting

** restatement pertains to disposition of OCM Direct, Inc.
  The accompanying notes are an integral part of these consolidated financial statements.

                             STUDENT ADVANTAGE, INC

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2000         2001         2002
                                                              ----------   ----------   ----------
                                                              (RESTATED)   (RESTATED)   (RESTATED)
                                                                         (IN THOUSANDS)
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest....................   $      5     $   315       $1,084
                                                               ========     =======       ======
  Cash paid during the year for taxes.......................   $     --     $    --       $  159
                                                               ========     =======       ======
Supplemental Disclosure of Noncash Activities:
  Issuance of warrants to purchase common stock.............   $  2,100     $ 6,000       $   --
                                                               ========     =======       ======
  During 2000, the Company acquired businesses as follows:
  Fair value of intangible and tangible assets and goodwill
     acquired...............................................   $ 21,292     $    --       $   --
  Common stock, common stock options and warrants issued....     (6,536)         --           --
  Cash paid.................................................    (11,004)         --           --
                                                               --------     -------       ------
  Liabilities assumed.......................................   $  3,752     $    --       $   --
                                                               ========     =======       ======
  During 2001, the Company acquired businesses as follows:
  Fair value of intangible and tangible assets and goodwill
     acquired...............................................   $     --     $30,744       $   --
  Common stock, common stock options and warrants issued....         --      (6,331)          --
  Cancellation of debt......................................         --      (1,000)          --
  Decrease in prior investment..............................         --      (3,200)          --
  Cash paid.................................................         --      (9,198)          --
                                                               --------     -------       ------
  Liabilities assumed.......................................   $     --     $11,015       $   --
                                                               ========     =======       ======
  During 2001, the Company disposed of product lines as
     follows:
  Cash received.............................................   $     --     $ 2,966       $   --
  Notes received............................................         --       5,140           --
  Net assets given up.......................................         --      (6,270)          --
  Deferred gain.............................................         --        (534)          --
  Other gain................................................         --         206           --
                                                               --------     -------       ------
  Gain on sale..............................................   $     --     $ 1,508       $   --
                                                               ========     =======       ======
  During 2002, the Company disposed of product lines and
     assets as follows:
  Cash received.............................................         --          --        6,770
  Net assets given up.......................................         --          --         (465)
  Other gain................................................         --          --          500
                                                               --------     -------       ------
  Gain on sale..............................................   $     --     $    --       $6,805
                                                               ========     =======       ======

---------------

 * restatement pertains to Edu.com step acquisition accounting

** restatement pertains to disposition of OCM Direct, Inc.

  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     Student Advantage, Inc. is an integrated media and commerce company focused exclusively on the higher education market. The Company works with colleges and universities and in cooperation with businesses to develop products and services that are easily available to students and alumni.

     The Company is subject to the risks and uncertainties common to growing companies, including reliance on certain customers, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Raymond V. Sozzi, Jr., Student Advantage's President and Chief Executive Officer, and limited operating history.

     The Company has experienced substantial net losses since its inception and, as of December 31, 2002, had an accumulated deficit of $124.8 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of the Company's products and services and the establishment of the Company's infrastructure. As of the filing of the Company's annual report on Form 10-K, as amended, for the year ended December 31, 2002, certain factors raised concerns about the Company's ability to continue as a going concern. The Company has taken significant steps through the sale of its SA Cash product line in February 2003 for proceeds of $4.5 million, the sale of the assets of its OCM Direct subsidiary in early May 2003 for cash proceeds of $15.6 million, $1.8 million in settlement of intercompany obligations and the assumption by Alloy of OCM Direct's outstanding indebtedness to Bank of America, enabling the Company to significantly reduce its outstanding debt obligations and to restructure the remainder of its debt obligations. The Company's operating and financing plan for the remainder of 2003, assumes that it will be able to achieve significant reduction in net cash loss for the remainder of 2003 and into 2004. However, if the Company's revenue and expense projections do not materialize as anticipated, the Company will be required to obtain additional financing. Failure to generate sufficient revenues, reduce certain discretionary spending and obtain additional capital or financing, if needed, would have a material adverse effect on the Company's ability to achieve its intended business objectives. With the proceeds of the sales of its SA Cash product line and the assets of its OCM Direct subsidiary, the related reduction of its debt obligations and restructuring of its remaining debt, the Company believes that it has sufficient cash resources for at least the next 12 months.

     The 2000 financial statements have been retroactively restated to reflect the investment in Edu.com on the equity method of accounting due to step acquisition accounting. See Note 2 for further discussion. The 2001 and 2002 financial statements have been restated to reflect the disposition of OCM Direct, Inc. in May 2003. The results of OCM Direct, Inc. are presented in the financial statements in the results of discontinued operations. See Note 16 for further discussion.

     All share and per share items in these Notes to the Consolidated Financial Statements have been adjusted to reflect the one-for-ten reverse split of the Company's Common Stock effected on each of June 28, 2002 and June 30, 2003.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Student Advantage, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents. The Company invests its excess cash in money markets and certificates of deposit, which are subject to minimal credit and market risk. The Company's cash

                            STUDENT ADVANTAGE, INC.

equivalents are classified as "available for sale" and are recorded at cost, which approximates fair value. As of December 31, 2001 and 2002, the Company had cash and cash equivalents of $3.7 million and $1.5 million, respectively. In addition to the Company's restricted cash of $0.7 million and $0.5 million at December 31, 2001 and 2002, respectively which is being held by our third party credit card processor and in an escrow account as agreed in certain acquisitions.

  INVESTMENTS

     The Company's investments have historically not had readily determinable fair values and were, therefore, accounted for using the cost method. The Company periodically reviews the value of its investments to consider whether an "other than temporary" decline in market value, below the related carrying amount, has occurred. Factors considered include the current estimated fair value of the investment, the length of time and extent to which market value has been less than cost and the financial condition and near-term prospects of the issuer. When appropriate an impairment loss is recognized related to a decline in investment value.

     On November 12, 1999, the Company made an equity investment in Edu.com, Inc. ("Edu.com"), a privately held e-commerce company. The Company paid approximately $4.3 million in exchange for approximately 922,000 shares of Series B preferred stock of Edu.com. In January 2000, the Company invested an additional $1.0 million in exchange for approximately 217,000 shares of Series B preferred stock of Edu.com. On May 10, 2001, the Company acquired certain assets of Edu.com in exchange for 900 shares of Student Advantage common stock and a warrant to purchase 2,250 shares of common stock, with an exercise price of $228.00 and a warrant to purchase 2,250 shares of common stock with an exercise price of $342.00, and assumed certain liabilities of Edu.com. In addition, the Company canceled the $1.0 million secured promissory note previously issued to the Company by Edu.com in exchange for the assets securing the note. This consideration and the Company's previous investment in preferred stock of Edu.com was accounted for under the purchase method of accounting. The accounting treatment of the additional investment was in accordance with Accounting Principles Bulletin: The Equity Method for Accounting for Investments in Common Stock ("APB 18"), which requires the application of step accounting in accordance with Accounting Research Bulletin 51: Consolidated Financial Statements Elimination of Intercompany Investment ("ARB 51"). Accordingly, the Company retroactively restated its investment in Edu.com on the equity method of accounting and recorded its ownership percentage of Edu.com's net loss for the year ended December 31, 2000. As a result of applying the equity method in Edu.com, a portion of the cost of the Company's investment was allocated to the equity in the net assets of Edu.com, amounting to approximately $0.2 and $0.5 million for the transactions occurring in 2000 and 2001 respectively. During the fourth quarter of 2001, the Company evaluated the value of the acquisition under FAS 121, due to the announced restructuring of the Company. As a result, the Company determined that the remaining balance of goodwill was permanently impaired and accordingly recorded a loss on investment of $0.9 million. In addition to the loss, the Company had amortized $0.7 million of goodwill as of December 31, 2001.

     On July 12, 2000, the Company made an investment in alumnipride.com, Inc., ("alumnipride.com"), a privately held company providing customized websites to national alumni associations. The Company paid approximately $0.4 million in exchange for approximately 97,000 shares of Series B preferred stock of alumnipride.com. In October 2000, alumnipride.com was acquired by UConnections.com, Inc. ("Uconnections.com"), and the shares of preferred stock of alumnipride.com were exchanged for 270,569 shares of common stock of UConnections.com. At December 31, 2000 the Company evaluated the investment and determined that the fair value had been permanently impaired and accordingly recorded a realized loss in the amount of $0.4 million.

                            STUDENT ADVANTAGE, INC.

  INVENTORY

     The Company's inventories are carried at the lower of cost or market. Cost is determined by the first-in, first-out or commonly known as the FIFO method. The entire inventory of the Company is finished goods.

  ACCOUNTS RECEIVABLE

     Our consolidated accounts receivable balance is net of allowances for doubtful accounts of $0.7 million and $0.2 million at December 31, 2001 and December 31, 2002, respectively. A rollforward of the allowance for doubtful accounts is as follows.

                                     BALANCE AT
                                    PREVIOUS END                                  BALANCE AT END
                                      OF YEAR      ADDITIONS(A)   DEDUCTIONS(B)      OF YEAR
                                    ------------   ------------   -------------   --------------
                                                          (IN THOUSANDS)
December 31, 2000:
  Allowance for doubtful
     accounts.....................      $328           $527           $ (40)           $815
December 31, 2001:
  Allowance for doubtful
     accounts.....................      $815           $655           $(733)           $737
December 31, 2002:
  Allowance for doubtful
     accounts.....................      $737           $460           $(990)           $207

---------------

(a) Includes recoveries and amounts charged to costs and expense.

(b) Includes accounts deemed uncollectible.

  REVENUE RECOGNITION

     We report revenues in two categories: student services revenue and corporate and university solutions revenue. Student services revenue is attributable to the parts of our business focused primarily on providing goods and services to students, their parents and alumni. We derive student services revenue from commerce, subscription and advertising. Commerce revenue from continuing operations is derived primarily from transaction-based revenue earned for reselling products and services and processing stored value transactions. Until May 2003, commerce revenue primarily included revenue that we received from the sale of residence hall linens and related accessories, care packages and diploma frames through direct mail marketing, fees from SA Cash transactions and e-commerce revenue from our network of websites. As a result of the May 2003 sale of the assets of our OCM Direct subsidiary, revenue from the sale of residence hall linens and related accessories, care packages and diploma frames will be presented in the results of discontinued operations on our Consolidated Statements of Operations. Commerce revenue is recognized upon the completion of the related contractual obligations. Subscription revenue is derived from membership fees related to enrolling students in the Student Advantage Membership Program. Subscription revenue is recognized ratably from the date of subscription to the end of the annual membership period. Advertising revenue consists primarily of fees for banner advertisements and sponsorships on our network of websites. Website advertising revenue is recognized as the related impressions are displayed, provided that no significant obligations remain and collection of the related receivable is assured. Certain advertising arrangements include guarantees of a minimum number of impressions. For arrangements with guarantees, revenue is recognized based upon the lesser of:
(1) ratable recognition over the period the advertising is displayed, provided that no significant Company obligations remain and collection of the receivable is assured, or (2) a pro-rata portion of contract revenue based upon impressions delivered relative to minimum guaranteed impressions to be delivered. In the past, we also derived revenue from advertisements placed in SAM, Student Advantage Magazine. Revenue from fees

                            STUDENT ADVANTAGE, INC.

related to advertisements placed in SAM was recognized when the magazine was shipped to members. The revenues related to SAM are only applicable to the year 2000 as no issues were produced during 2001 or 2002.

     Corporate and university solutions revenue is attributable to the parts of the Company's business which are focused primarily on providing goods and services to corporations and universities and is made up of marketing services revenue from corporate clients and licensing, management and consulting fees from universities. Marketing services revenue is derived primarily from providing tailored event management and execution services to businesses seeking to market their products and services to college students. This revenue is recognized upon the completion of the related contractual obligations. Fees from marketing services are recognized as the related services are rendered, provided that no significant obligations remain and collection of the related receivable is assured. Payments received in advance of revenue being earned are recorded as deferred revenue.

     In accordance with the EITF Issue No. 99-17 "Accounting for Advertising Barter Transactions," the Company has appropriately recorded barter revenue and expense based upon the fair value of the advertising surrendered in the transaction. Fair value is established by reference to comparable cash transactions during the six-month period preceding the barter transaction. Generally, barter transactions involve exchanges of banner advertising. For the year ended December 31, 2000, 2001 and 2002, the Company recorded $1.2 million, $4.1 million and $2.9 million, respectively, of barter revenue and $1.2 million, $4.1 million and $2.9 million of barter expense recorded as sales and marketing expense, respectively.

     In accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" and EITF Issue No. 99-19 "Reporting Revenue Gross as a Principal versus Net," the Company has evaluated our revenue and determined that it is being reported in accordance with the guidance. The Company records certain of its commerce revenue at gross, as it is considered the primary obligor in the transaction.

     In November 2001, the Emerging Issued Task Force concluded its discussions on EITF Issue 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)". This guidance requires that an entity account for consideration given to a customer as a reduction of revenue unless it can demonstrate an identifiable benefit that can be sufficiently separable from the sale of the products or services to the customer, and can reasonably estimate the fair value of the benefit identified. The Company adopted EITF 01-9 effective January 1, 2002. In accordance with EITF 01-9, the Company has offset amortization of consideration given to certain vendors against revenue. While consideration given and received by the Company is carried at the gross value of the amounts on the balance sheet, the transaction is reflected on a net basis in the accompanying statement of operations.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, which include cash equivalents, investments, notes receivable, accounts payable, accrued expenses and notes payable, approximate their fair values at December 31, 2001 and 2002.

                            STUDENT ADVANTAGE, INC.

  CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", requires disclosure of any significant off-balance sheet risk and concentrations of credit risk. The Company does not have any significant off-balance sheet risk. Financial instruments, which potentially expose the Company to concentration of credit risk, are comprised primarily of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents with financial institutions that have high credit ratings. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate non-performance by the counter parties and, accordingly, does not require collateral. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. For the year ended December 31, 2000 and 2001, two customers accounted for 50% of total revenue, and three customers accounted for 34% of total revenue, respectively. For the year ended December 31, 2002 no single customer accounted for 10% or more of total revenue. At December 31, 2000 and 2001, two customers accounted for 36% of accounts receivable, and one customer accounted for 37% of accounts receivable, respectively. At December 31, 2002, no single customer accounted for 10% or more of accounts receivable.

  PRODUCT DEVELOPMENT

     Costs incurred in product development are expensed as incurred.

  PROPERTY AND EQUIPMENT

     Fixed assets are recorded at cost. Depreciation is recorded using the straight-line method over estimated useful lives as follows:

                                                              YEARS
                                                              -----
Furniture and fixtures......................................     3
Computer equipment and software.............................   2-3
Equipment...................................................     3

     Amortization of capitalized leased assets and leasehold improvements is recorded using the straight-line method over the shorter of the lease term or the useful life. Repair and maintenance costs are expensed as incurred. When fixed assets are retired or otherwise disposed of, the asset cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in income.

  CAPITALIZED COMPUTER SOFTWARE COSTS

     The Company records expenditures for computer software in accordance with the provision of Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". In accordance with this statement, costs incurred for data conversion, training and maintenance are expensed as incurred. Once the preliminary project stage is completed, direct costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the asset. The Company capitalized $1.6 million and $1.1 million in 2001 and 2002, respectively. Amortization of software cost is provided on a straight-line basis over the estimated useful life, which is approximately two or three years.

                            STUDENT ADVANTAGE, INC.

  WEB SITE DEVELOPMENT COSTS

     The Company records expenditures for website development in accordance with the provision of the Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs." In accordance with this statement, costs incurred for data conversion, training and maintenance are expensed as incurred. Once the preliminary project stage is completed, direct costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the asset. The Company capitalized $0.6 million in 2001 and zero in 2002, respectively. Amortization of website development cost is provided on a straight-line basis over the estimated useful life, which is approximately two years.

  GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. As of January 1, 2002, the Company adopted SFAS No. 142. This Standard eliminates goodwill amortization from the Statement of Income and requires an evaluation of goodwill for impairment upon adoption of this Standard, as well as subsequent evaluations on an annual basis, and more frequently if circumstances indicate a possible impairment. For these evaluations, the Company is using an implied fair value approach, which uses a discounted cash flow analysis and other valuation methodologies. These evaluations use many assumptions and estimates in determining an impairment loss, including certain assumptions and estimates related to future earnings to be derived from the Company's turnaround initiatives.

     Intangible assets include the excess of the purchase price over identifiable tangible net assets acquired in acquisitions. Such assets include goodwill, completed technology, workforce, customer lists, non-compete agreements, websites and other intangible assets, which are being amortized on a straight-line basis over their estimated economic lives ranging from two to fifteen years. Accumulated amortization was $10.0 million and $11.3 million at December 31, 2001 and 2002, respectively. As a result of the application of SFAS 142 in 2002, the company stopped amortizing the remaining goodwill related to the acquisitions of OCM Direct in the first quarter of 2002. The Company is continuing to amortize the remaining value of our intangible assets related to contracts. The Company periodically evaluates its intangible assets for potential impairment. On July 15, 2002, the Company agreed to a lease termination regarding its facility in San Diego, CA. The lease obligation was acquired during the October 2000 acquisition of College Club and at that time the Company identified its intentions to vacate the facility. As a result, the Company provided for an accrual on unused space for the future lease obligation as part of the purchase price. At the time of the lease termination, the Company carried a $2.4 million accrual related to the purchase price accrual. In accordance with EITF 95-3, the company reversed the accrual against a portion of the remaining goodwill related to the acquisition.

     A reconciliation of previously reported net income and earnings per share, to the amounts adjusted for the exclusion of goodwill follow (in thousands, except per share amounts). These amounts are adjusted for each of the periods presented in the Form 10-K. In the fourth quarter of 2002, the Company performed an

                            STUDENT ADVANTAGE, INC.

analysis to assess the carrying value of the remaining goodwill amounts and determined there was no impairment.

                                                            YEAR ENDED DECEMBER 31,
                                                       ----------------------------------
                                                         2000        2001         2002
                                                       --------   ----------   ----------
                                                                  (RESTATED)   (RESTATED)
Reported loss from continuing operations.............  $(28,722)   $(39,599)    $(15,072)
Add: Goodwill amortization...........................     4,568       4,269           --
                                                       --------    --------     --------
Adjusted loss from continuing operations.............  $(24,154)   $(35,330)    $(15,072)
Basic and diluted loss per share:
Reported loss from continuing operations per share...  $ (78.58)   $ (88.91)    $ (29.27)
Add: Goodwill amortization...........................     12.50        9.58           --
                                                       --------    --------     --------
Adjusted basic and diluted loss from continuing
  operations per share...............................  $ (66.08)   $  (6.95)    $ (29.27)

     The company has completed an impairment evaluation using these assumptions as of December 31, 2002 and has concluded that no impairment exists relative to the carrying value of the goodwill.

  LONG-LIVED ASSETS

     The Company assesses the realizability of long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company reviews its long-lived assets for impairment if events and circumstances indicate the carrying amount of an asset may not be recoverable. Due to the announced restructuring in the fourth quarter of 2001 and the Company's continued restructuring in 2002, the Company evaluated the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. As a result of its review, the Company recorded asset impairment charges of $1.9 million and $0.2 million for the year ended December 31, 2001 and 2002, respectively. The impairment for 2001 related to $1.6 million of goodwill associated to the Company's acquisitions of or asset purchases from Edu.com, College411, Collegiate Advantage and Campus Agency. The remaining $0.3 million in 2001 was related to certain fixed assets acquired from Edu.com. The $0.2 million impairment for 2002 related to certain fixed assets acquired from CollegeClub.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

                            STUDENT ADVANTAGE, INC.

     Had compensation cost for the Company's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2000          2001          2002
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss:
  As reported........................................   $(28,722)     $(35,788)     $(15,930)
  Pro forma..........................................    (33,739)      (42,004)      (18,838)
Basic and diluted net loss per share:
  As reported........................................     (78.58)       (80.35)       (30.94)
  Pro forma..........................................     (92.18)       (94.39)       (36.58)

  INCOME TAXES

     The Company applies Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect for the year in which the differences are expected to reverse. SFAS No. 109 requires deferred tax assets and liabilities to be adjusted when the tax rates or other provisions of the income tax laws change.

  ADVERTISING EXPENSE

     The Company recognizes advertising expense as incurred. Advertising expense from continuing operations was approximately $1.0 million, $3.6 million and $3.7 million for the years ended December 31, 2000, 2001 and 2002, respectively.

  NET LOSS PER SHARE

     In accordance with SFAS No.128, "Earnings per Share", basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average basic and diluted number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common stock, as their effect is anti-dilutive. All share and per share amounts have been adjusted to reflect the one-for-ten reverse split of the Company's Common Stock on June 30, 2003.

     All outstanding options and warrants to purchase common stock in 2002 totaling 39,746 were excluded from the calculation of diluted earnings per share for all periods presented because their inclusion would have been anti-dilutive.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- amendment of SFAS 123", "SFAS 148". SFAS 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", "SFAS 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amends the disclosure requirements for SFAS 123, to require prominent disclosure in both annual and interim financial statements about the method of accounting for

                            STUDENT ADVANTAGE, INC.

stock-based employee compensation and the effect of the method used on reported results. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", "APB 25", and related interpretations. Accordingly, compensation cost for stock options and restricted stock awards is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the exercise price an employee must pay to acquire the stock. The Company has adopted the annual disclosure provisions of SFAS 148 in our financial statements for the year ended December 31, 2002 and will adopt the interim disclosure provisions in our financial statements for the quarter ended March 31, 2003. Since the adoption of SFAS 148 involves disclosure only, the Company does not expect a material impact on our earnings or on our financial position.

     The requirements of FASB Interpretation No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantee, is effective for financial statements of interim or annual periods after December 15, 2002. The Company does not believe that the adoption of this standard will have an impact on these financial statements.

3.  ACQUISITIONS

     For acquisitions accounted for under the purchase method, the purchase price of each transaction has been allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities at the respective acquisition dates.

     On May 17, 2000, the Company acquired College411.com, Inc. ("College411"), a provider of web-based college and university student-focused content. In connection with the acquisition, the Company issued 1,939 shares of common stock, assumed all of College411's outstanding common stock options, which were converted into options to purchase a total of 362 shares of the Company's common stock, and forgave a loan of approximately $0.3 million. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of College411 beginning on the date of acquisition. Goodwill and other intangible assets in the aggregate amount of $1.5 million have been recorded in connection with the acquisition and are being amortized on a straight-line basis over two years. At December 31, 2001, due to the company restructuring in the fourth quarter, the company evaluated the value of its intangible assets in accordance with FAS 121. As a result, in 2001 the Company wrote down $0.3 million related to the remaining goodwill of College411.

     On May 18, 2000, the Company acquired ScholarAid.com, Inc. ("ScholarAid"), a provider of web-based scholarship and educational research tools. In connection with the acquisition, the Company issued 1,316 shares of common stock, assumed all of ScholarAid's outstanding common stock options, which were converted into options to purchase a total of 213 shares of the Company's common stock, and forgave a loan of approximately $0.5 million. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of ScholarAid beginning on the date of acquisition. Goodwill and other intangible assets in the aggregate amount of $1.4 million have been recorded in connection with the acquisition and are being amortized on a straight-line basis over three years. On November 26, 2001, in relation to the sale of eStudentLoan, the remaining $0.7 million of goodwill was written off against the gain on the eStudentLoan transaction.

     On July 28, 2000, the Company acquired from CollegeClub.com, Inc. ("CollegeClub"), certain assets of its eStudentLoan, LLC ("eStudentLoan") subsidiary relating to its student loan search engine business, in exchange for approximately $0.9 million in cash. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of eStudentLoan beginning on the date of acquisition. An

                            STUDENT ADVANTAGE, INC.

intangible asset in the approximate amount of $1.1 million was recorded in connection with the acquisition and is being amortized on a straight-line basis over three years. On November 26, 2001, the Company completed the sale of its eStudentLoan business to a third-party. As consideration for the transaction the Company received net proceeds of $2.3 million in cash. The Company has recognized $0.9 million as a gain in their statement of operations related to this transaction during the year ended December 31, 2001. The recorded gain was net of $1.2 million of remaining goodwill related to the acquisitions of eStudentLoan and ScholarAid.

     On October 31, 2000, the Company acquired substantially all of the assets of CollegeClub, an integrated communications and media internet company for college students, and certain of its subsidiaries that had filed for protection under Chapter 11 of the federal Bankruptcy Code, in exchange for approximately $8.3 million in cash, 13,248 shares of common stock and the assumption of certain liabilities. The sale was approved by the federal Bankruptcy Court in Southern California. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of College Club beginning on the date of acquisition. An intangible asset, related to a contract with a customer that was acquired through the acquisition, in the approximate amount of $4.6 million was recorded in connection with the acquisition and is being amortized on a straight-line basis over thirty months. As of December 31, 2002, $3.9 million had been amortized. The remaining $0.7 million will be amortized during the first two quarters of 2003.

     The acquired assets and assumed liabilities associated with the purchase of CollegeClub have been allocated as follows (in thousands):

Working capital, net........................................  $ 2,359
Long-term obligation under capital leases...................   (2,045)
Fixed assets................................................    8,769
Contracts...................................................    4,649
                                                              -------
  Total purchase price......................................  $13,732
                                                              =======

     The following unaudited pro forma data summarizes the results of operations for the year ended December 31, 2000 as if the acquisition of CollegeClub had been completed on the first day of the period. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to reflect amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 2000, or that may be obtained in the future. The pro forma amounts below do not include amounts related to insignificant acquisitions that occurred during 2000.

                                                              (UNAUDITED, IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
                                                              -------------------------
Net revenue.................................................          $ 54,239
Net loss....................................................          $(73,074)
Net loss per common share:
  Basic and diluted.........................................          $(200.00)

     On May 10, 2001, the Company acquired certain assets of Edu.com, Inc., a privately held e-commerce company specializing in sales of consumer electronics, hardware and software to students. Prior to the acquisition, the Company was a stockholder of Edu.com and a party to a marketing and distribution agreement with Edu.com. On November 12, 1999, the Company made an equity investment in Edu.com of approximately $4.3 million in exchange for approximately 9,220 shares of Series B preferred stock and entered into a marketing and distribution agreement with Edu.com providing for payments of $2.0 million to the Company over the term of the agreement. In January 2000, the Company invested an

                            STUDENT ADVANTAGE, INC.

additional $1.0 million in exchange for approximately 21,700 shares of Series B preferred stock. At December 31, 2000, $1.0 million remained payable under the agreement. In satisfaction of this obligation, the Company accepted a secured promissory note, which was payable on December 31, 2001, from Edu.com. In connection with the Company's acquisition of certain assets of Edu.com in May 2001, the Company issued 900 shares of its common stock and a warrant to purchase 2,250 shares of common stock with an exercise price of $228.00 and a warrant to purchase 2,250 shares of common stock with an exercise price of $342.00, and assumed certain liabilities of Edu.com. In addition, the Company canceled the $1.0 million secured promissory note previously issued to it by Edu.com in exchange for the transfer of assets securing the note. This consideration, including the Company's previous investment in Edu.com was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations". The resulting treatment of the additional investment is in accordance with Accounting Principles Board Opinion No. 19: The Equity Method for Accounting for Investments in Common Stock ("APB 18"), which requires the application of step accounting in accordance with Accounting Research Bulletin 51: Consolidated Financial Statements Elimination of Intercompany Investment ("ARB 51"). Accordingly, the Company retroactively restated its investment in Edu.com on the equity method of accounting and recorded its ownership percentage of Edu.com's net loss for the year ended December 31, 2000. As a result of applying the equity method in Edu.com, a portion of the cost of the Company's investment has been allocated to the equity in the net assets of Edu.com, amounting to approximately $0.2, and $0.5 million for the transactions occurring in 2000 and 2001 respectively. Goodwill and other intangible assets aggregated approx. $1.6 million in connection with the acquisition of Edu.com. During the fourth quarter of 2001, the Company evaluated the value of the acquisition under FAS 121, due to the announced restructuring of the Company. As a result, the Company determined that the remaining balance of goodwill was permanently impaired and accordingly recorded a loss on investment of $0.9 million. In addition to the loss, the Company had amortized $0.7 million of goodwill as of December 31, 2001.

     On June 25, 2001, the Company entered into an Agreement and Plan of Merger (the "OCM Acquisition Agreement"), by and among the Company, Orion Acquisition Corp., a wholly owned subsidiary of the Company ("Orion"), OCM Enterprises, Inc. ("OCM") and Devin A. Schain, Michael S. Schoen, Howard S. Dumhart, Jr., Paul D. Bogart and Steven L. Matejka (the "OCM Stockholders"). Pursuant to the OCM Acquisition Agreement, OCM was merged with and into Orion, which survived the merger and changed its name to OCM Direct, Inc. ("OCM Direct"). The aggregate consideration paid by the Company to the OCM Stockholders in connection with the acquisition of OCM was (i) $8.0 million in cash paid at the closing, (ii) 24,333 shares of the Company's common stock, issued at the closing, (iii) shares of common stock to be issued not later than June 25, 2002 with a value of $1.25 million at the time of issuance based on the average of the last reported sales prices per share of common stock over the ten trading days ending on the trading day that is three days prior to the date of issuance, provided that the number of shares will not be less than 2,083 or greater than 12,500, and (iv) in the event that OCM Direct attains certain revenue performance goals described in the OCM Acquisition Agreement after the closing, up to $1.5 million payable at the Company's option in either shares of common stock or a combination of shares of common stock and cash, with the shares of common stock valued at the time of issuance based on the average of the last reported sales prices per share over the ten trading days ending on the trading day that is three days prior to the date of issuance or $1.00, whichever is greater, subject to adjustment under certain circumstances described in the OCM Acquisition Agreement. In June 2002, the Company and the OCM Stockholders agreed to an issuance of 20,000 shares of common stock in satisfaction of the deferred payment and the revenue performance goals. Under certain circumstances, the Company agreed to register with the Securities and Exchange Commission the shares of common stock issued in connection with the acquisition of OCM for resale by the OCM Stockholders. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of

                            STUDENT ADVANTAGE, INC.

OCM Direct beginning on the date of acquisition. Goodwill and other intangible assets aggregated $18.5 million in connection with the acquisition of OCM Direct.

     The acquired assets and assumed liabilities associated with the purchase of OCM Direct have been allocated as follows (in thousands):

Working capital, net........................................  $ 4,921
Long-term obligation under capital leases...................     (552)
Fixed assets................................................    1,633
Contracts...................................................    1,400
Technology..................................................      300
Goodwill....................................................   16,818
                                                              -------
Total purchase price........................................  $24,520
                                                              =======

     The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 2001 as if the acquisition of OCM Direct had been completed on the first day of the period. The pro forma data gives effect to actual operating results prior to the acquisition and adjustments to reflect amortization of goodwill and other intangible assets. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 2001, or that may be obtained in the future. The pro forma amounts below do not include amounts related to insignificant acquisitions that occurred during 2001.

                                                                        2001
                                                                      ---------
                                                              (UNAUDITED, IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
Net revenue.................................................          $ 71,387
Net loss....................................................          $(40,164)
Net loss per common share:
  Basic and diluted.........................................          $ (88.00)

     On October 1, 2001, the Company and its wholly-owned subsidiary, OCM Direct, Inc., acquired substantially all of the assets of CarePackages.com, LLC, a privately held e-commerce company specializing the sale of direct mail gift packages or care packages to college students. The acquisition was accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations", and the Company has consolidated the operations of OCM Direct beginning on the date of acquisition. In connection with the acquisition, the Company issued 1,000 shares of the Company's common stock, and paid $30,000 in cash to creditors of CarePackages.com, LLC. Goodwill and other intangible assets aggregated $0.1 million in connection with the acquisition.

4.  DISPOSITIONS

     On May 31, 2001, the Company completed the sale of its Rail Connection business to Wandrian, Inc. (Wandrian), for aggregate consideration of $0.6 million, in the form of a secured promissory note for $0.2 million payable over the next three years and a second promissory note for $0.4 million convertible into Wandrian's Series B Preferred Stock and maturing on May 31, 2006. As a result of this transaction, the Company recorded a gain of $0.3 million, which was net of remaining goodwill of approximately $68,000, in its results for the period ended December 31, 2001. On September 18, 2002, the Company amended the promissory note for $0.2 million to provide for early settlement in exchange for a payment of $0.1 million.

                            STUDENT ADVANTAGE, INC.

     On November 7, 2001, the Company transferred substantially all of the assets and liabilities relating to its Voice FX business to a newly formed, wholly owned limited liability company, Voice FX, LLC ("Voice FX"). As of the same date, two former managers and owners (the "Buyers") of its Voice FX business, who sold the business to Student Advantage in 1999, entered into a call option agreement (the "Option") with the Company to purchase all of the Company's interest in Voice FX. In consideration for the entering into the Option the Company received $0.9 million, of which $0.6 million was paid in cash and $0.3 million was in the form of a Promissory Note (the "First Note"), bearing interest of 12.9%, with an original maturity of December 31, 2002. The Option was exercised on November 7, 2001 and on December 31, 2001, the Company sold its interest in Voice FX to the Buyer, for consideration consisting of a Promissory Note for $3.0 million (the "Second Note"), a Promissory Note for $0.9 million (the "Third Note"), and $1.1 million related to the net working capital of the Voice FX business, of which $0.2 million was received January 3, 2002 and $0.9 million was received in March 2002 and potential earn out payments based on future revenues. The Second Note, bearing interest of 14.5%, requires payments of interest to begin on March 31, 2003, with the principal and remaining interest coming due on December 31, 2006. The Third Note, which is non-interest bearing, requires payments of principal beginning June 30, 2003, with the final payment coming due on December 31, 2007. The Company recorded the Second Note and Third Note at their net present value using a discount rate of 8%. As a result of the transaction, the Company recorded a total gain of $1.0 million, which was net of $0.3 million in transaction expenses. Of the gain, $0.5 million was deferred until such time as the outstanding notes are collected. At the time the Buyers consummated the transaction in December 2001, the Company and the Buyer entered into two marketing agreements, under which the Company would provide marketing and promotional services to the Buyer for a cumulative fee of $2.7 million. The services were to be provided from January 1, 2002 through March 31, 2006.

     In August 2002, the parties amended certain documents executed in connection with the transaction and the Buyers paid the Company $50,000 in full satisfaction of obligations potentially due from earn out calculations on Voice FX's future revenues. The Buyers and the Company amended the marketing services and card fulfillment agreement executed in December 2001 to provide for payments totaling $1.0 million in August and September of 2002 as full satisfaction of $2.0 million in payment obligations under that agreement which would have otherwise commenced in quarterly payments starting March 2003. The parties also modified certain financial and operating covenants, modified certain payment terms under the various promissory notes, and exchanged releases concerning certain ancillary claims arising under the Option Agreement. The $0.7 million payment for the promotional services agreement was paid in the first quarter of 2002.

     On November 26, 2001, the Company completed the sale of its eStudentLoan business to a third-party. As consideration for the transaction the Company received net proceeds of $2.3 million in cash. The Company recognized $0.9 million as a gain in their statement of operations related to this transaction during the year ended December 31, 2001. The recorded gain was net of $1.2 million of remaining goodwill related to the acquisitions of eStudentLoan and ScholarAid.

     Effective May 8, 2002, the Company sold the assets relating to its SA Marketing brand to Triple Dot, Inc., a subsidiary of Alloy, Inc., for a cash payment of $6.5 million and an opportunity to earn up to an additional $1.5 million based on the performance of certain pending proposals. In June 2002, Triple Dot prepaid to the Company $1.0 million of the potential earn-out. This amount was deferred and as of December 31, 2002 remains classified as deferred revenue since per the agreement, the earn-out calculation will be reviewed in August 2003. At the time of the agreement, the parties entered into a non-compete agreement under which the Company agreed to certain restrictions regarding its events and promotions activities until November 2005. In addition, the parties entered into a marketing services agreement providing for payments to Alloy of $2.2 million for future marketing services. These payments

                            STUDENT ADVANTAGE, INC.

were made in May 2002 and recorded as prepaid expenses by the Company. The Company has expensed the $2.2 million in 2002.

     On February 3, 2003, the Company completed the sale of certain assets of its SA Cash brand to Blackboard Inc. for aggregate consideration of $4.5 million in cash. As part of the agreement, the Company will become the exclusive provider of membership and rewards programs to Blackboard's client base. In the connection with the SA Cash sale, the Company agreed that it would not compete with Blackboard in the SA Cash business other than in connection with schools operating on the Diebold payments platform until January 2010. In addition, Blackboard and the Company entered into a limited licensing agreement whereby it will continue to offer the SA Cash product line to a set of designated colleges and universities.

     Effective May 1, 2003, the Company completed the sale of substantially all the assets of its OCM Direct subsidiary to Alloy Inc., for cash consideration of $15.6 million, $1.8 million as settlement of the intercompany balance between OCM Direct and the Company and the assumption by Alloy of OCM Direct's outstanding indebtedness to Bank of America. Of the $15.6 million cash consideration, $1.0 million was placed into an escrow account, which expires on May 1, 2005, and may be drawn down by the Company upon payment of tax liabilities related to OCM Direct prior to that date. The assets sold consisted of primarily cash, accounts receivable, property and equipment, goodwill and intangible assets, inventory and prepaid expenses. Alloy also assumed certain accounts payable, accrued liabilities and the outstanding balance on the Bank of America line of credit. OCM Direct's sales, reported in discontinued operations, for the years ended December 31, 2001 and 2002 were $20.3 million and $28.5 million, respectively. OCM Direct's income (loss), reported in discontinued operations, for the years ended December 31, 2001 and 2002 were $3.8 million and $(0.9) million respectively. In connection with the sale, the Company agreed not to compete with Alloy in the business of selling diploma frames, carpets, residence halls linens and related dorm accessories as well as care packages and related sampling programs except as currently done through the Company's websites and membership program until May 2007.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
Furniture and fixtures......................................  $   422   $   449
Computer equipment and software.............................    9,717    11,040
Equipment...................................................    9,328     5,626
Leasehold improvements......................................      843       843
                                                              -------   -------
                                                               20,310    17,958
Less: Accumulated depreciation..............................    9,764    13,662
                                                              -------   -------
                                                              $10,546   $ 4,296
                                                              =======   =======

     Depreciation expense with respect to property and equipment and capital leases for the years ended December 31, 2000, 2001 and 2002 was $2.9 million, $6.4 million and $6.1 million, respectively. The Company has capitalized computer software costs of $2.2 million and $1.1 million at December 31, 2001 and December 31, 2002, respectively. Amortization expense with respect to capitalized software costs was $0.8 million, $1.2 million and $2.1 million for the years ended December 31, 2000, December 31, 2001 and December 31, 2002, respectively.

                            STUDENT ADVANTAGE, INC.

6.  BORROWINGS

     On June 25, 2001, the Company entered into a loan agreement (the "Loan Agreement") by and among the Company, the subsidiaries of the Company and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P. (collectively the "Lenders") providing for the establishment of credit facility in the aggregate principal amount of up to $15.0 million, consisting of a $10.0 million term loan and a $5.0 million revolving loan. The Company borrowed $10.0 million in the form of a term loan (the "Term Loan") and $5.0 million in the form of a revolving loan (the "Revolving Loan"), and used substantially all of these proceeds to pay the cash portion of the purchase price for the acquisition and existing debt of OCM Direct (formerly OCM Enterprises), Inc. The remainder of the proceeds from the credit facility were used for working capital and general corporate purposes of the Company. The credit facility is secured by a lien against substantially all of the assets of the Company, and is guaranteed by all the Company's subsidiaries (excluding OCM Direct and it's subsidiaries), which guarantees are also secured, excluding OCM Direct and its subsidiaries. From time to time the terms of the credit facility have been amended.

     In February 2002, the Company's subsidiary, OCM Direct and its two subsidiaries, CarePackages, Inc. and Collegiate Carpets, Inc., entered into a revolving loan agreement with Bank of America providing for a $5.0 million loan facility, which is referred to as the OCM loan. On May 5, 2003, in connection with the Company's sale of substantially all of the assets of OCM Direct to Alloy, Inc., Alloy assumed substantially all of the liabilities of OCM Direct and its subsidiaries, including its obligations under the OCM loan with Bank of America as they existed on May 1, 2003. Until May 1, 2003, the Company provided an unsecured guaranty of the obligations of its three subsidiaries to Bank of America and the interest rate under the OCM loan was LIBOR plus 2.5.

     On September 30, 2002, Reservoir Capital agreed to amend the credit facility and absent future defaults, not to demand payment for principal, interest and fees due under the credit facility prior to the July 1, 2003 maturity date for the credit facility. Reservoir Capital also agreed to cancel the warrants previously issued under the credit facility and the associated right to require the Company to repurchase the warrants for cash in exchange for a $4.2 million increase in the amount outstanding under the credit facility. Prior to the amendment, the Company had previously recorded a warrant liability and deferred financing costs of $2.5 million and had amortized $1.5 million of the deferred financing cost as interest expense since the inception of the loan in June 2001. Consequently, the Company reclassified the $2.5 million of warrant liability to notes payable and recorded an additional $1.7 million to notes payable and deferred financing costs. The remaining balance of $2.7 million in deferred financing costs was being amortized to interest expense over the remaining nine-month term of the loan.

     On September 30, 2002, the Company agreed to borrow $3.5 million from Scholar, Inc., an entity formed by the Company's President and Chief Executive Officer an affiliate of Atlas II, L.P. and certain other of its stockholders. The loan is referred to as the Scholar loan, had an annual interest rate of 8% through April 30, 2003 and otherwise has the same terms as the Reservoir credit facility. As of December 31, 2002, $3.5 million was outstanding under the Scholar Loan. On May 6, 2003, pursuant to an amendment to the Scholar Loan, the Company made a payment of $1.3 million of the principal outstanding under the Scholar loan with a portion of the proceeds from the sale of the assets of the Company's OCM Direct subsidiary to Alloy, Inc. Scholar agreed to extend the maturity date of the loan from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and to require quarterly payments of interest beginning September 30, 2003. In addition, the Company agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any amount of the loan is outstanding as of such date.

     On December 30, 2002, the Reservoir Lenders agreed to reduce the total indebtedness to them from approximately $15.7 million to $9.5 million in exchange for a guarantee by Mr. John Katzman, a member

                            STUDENT ADVANTAGE, INC.

of the Company's Board of Directors who resigned at the time the amendment was consummated. In addition, the Reservoir Lenders agreed to lend the Company an additional $2.0 million. In exchange for his guarantee, the Company agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. As of December 31, 2002, the debt obligations to the Reservoir Lenders and Mr. Katzman carried an annual interest rate of 12% and required payments of $3.5 million on January 31, 2003, $4.0 million on March 31, 2003 and the remaining balance on the July 1, 2003 loan maturity date. In accordance with SFAS 15 "Accounting by Debtors and Creditors Regarding Troubled Debt Restructuring," the Company recorded the $3.0 million gain on forgiveness of debt net of expenses, including $0.5 million of anticipated interest expense based on the payment schedule, remaining deferred financing costs of $1.8 million, and the $1.0 million guarantee fee paid to Mr. Katzman.

     On each of January 31, 2003, March 14, 2003, April 14, 2003 and April 28, 2003, the terms of the Reservoir Capital credit facility were further amended. On January 31, 2003, the Reservoir Lenders agreed to reduce the $3.5 million payment due on January 31, 2003 to $1.5 million, which payment was made on that date. On March 14, 2003, the Reservoir Lenders agreed to lend the Company an additional $0.5 million. On March 31, 2003, Reservoir Capital agreed to lend the Company an additional $1.5 million and agreed to change the date on which the Company is required to repay $4.0 million of borrowings under the loan agreement from March 31, 2003 to April 14, 2003. On April 14, 2003, the repayment date for the $4.0 million was amended to become April 28, 2003. On April 28, 2003, the repayment date for the $4.0 million was amended to become May 2, 2003.

     Effective May 1, 2003, the Company amended its loan agreement with the Reservoir Lenders and John Katzman, to provide for a payment of $7.8 million of the principal amount outstanding under the Reservoir credit facility upon the consummation of the sale of the assets of the Company's OCM Direct subsidiary to Alloy, Inc. The payment was made on May 6, 2003. In addition, the Reservoir Lenders and Mr. Katzman agreed to extend the maturity date of their loans from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and require quarterly payments of interest beginning September 30, 2003. The Reservoir Lenders and Mr. Katzman also agreed to waive all accrued and unpaid interest under the loan through April 30, 2003. In addition, the Company agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any of the loans are outstanding as of such date.

     As of December 31, 2001 and 2002 the Company had total borrowings outstanding of $15.2 and $16.5 million, respectively.

7.  PREFERRED STOCK

  UNDESIGNATED PREFERRED STOCK

     On April 5, 1999, the Company's Board of Directors approved, which the stockholders approved in May 1999, 5,000,000 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval), in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights, which may be more expansive than the rights of holders of common stock. At December 31, 2001 and 2002 there were no shares of undesignated preferred stock issued or outstanding.

     On June 30, 2003, the Company's shareholders approved a reduction in the number of authorized shares of preferred stock from 5,000,000 to 100,000.

                            STUDENT ADVANTAGE, INC.

8.  STOCKHOLDERS' EQUITY

  PRIVATE PLACEMENT

     On October 27, 2000, the Company issued 8,000 shares of common stock to At Home Corporation ("Excite@Home"), a provider of broadband services, and 12,000 shares of common stock to John Hancock Small Cap Value Fund, for an aggregate purchase price of $10.0 million. The Company also issued to these investors warrants to purchase a total of 10,000 shares of common stock, half of which were issued with an exercise price of $500.00 per share and half of which were issued with an exercise price of $600.00 per share. In connection with the transaction, the Company entered into an alliance agreement with Excite@Home to jointly market Excite@Home's broadband service and Student Advantage Network content to student and university customers.

     On May 1, 2001, the Company issued 50,000 shares of common stock to five investors, for an aggregate purchase price of $10.0 million. We also issued to these investors warrants to purchase an additional 23,000 shares of common stock, including warrants to purchase 15,000 shares of common stock with an exercise price of $300.00 per share and warrants to purchase 8,000 shares of common stock with an exercise price of $100.00 per share.

     See warrant footnote below for discussion of the valuation of warrants.

     On May 6, 2002, the Company issued 36,000 shares of Student Advantage common stock to three investors for an aggregate purchase price of $2.7 million. The Company also granted these investors the right, exercisable at any time prior to November 1, 2002, to purchase in the aggregate an additional 4,500 shares of common stock for a purchase price of $75.00 per share and an additional 4,500 shares of common stock with a purchase price of $100.00 per share. On November 2002, the right to purchase additional shares expired unexercised. No additional shares were issued under the agreement.

     On June 26, 2002, the Company issued 20,000 shares of Student Advantage common stock to former shareholders of OCM Direct, Inc. as final payment for the acquisition of OCM Direct. The shares were valued at the previous days close price of $22.00 per share or $0.4 million and recorded as additional goodwill related to the OCM acquisition.

  WARRANTS

     In July 1999, the Company entered into a marketing agreement with Lycos, Inc. In connection with the transaction, Lycos was granted a warrant (the "Lycos warrant") to purchase 5,500 shares of common stock at a purchase price of $1,088.00 per share. The Lycos warrant expired unexercised on July 21, 2002. The Company valued the Lycos warrant, using the Black-Scholes method, at $2.2 million, which was included in other assets and recognized as a sales and marketing expense. During 2000 and 2001, $0.9 and $0.9 million of the warrants value was recognized as sales and marketing expense, respectively. As of December 31, 2001 the Company had completely amortized the asset.

     In May 1999, the Company issued a warrant for the purchase of 240 shares of common stock at a purchase price of $1,108.00 per share in connection with its acquisition of Mentor Interactive Corp. This warrant was exercisable upon issuance and expired unexercised on May 27, 2000.

     In October 2000, in connection with the private placement, the Company issued two warrants to Exite@Home. The first warrant for the purchase of 2,000 shares of common stock at an exercise price of $500.00 was exercisable upon issuance and expired unexercised on October 26, 2002. The second warrant for the purchase of 2,000 shares of common stock at an exercisable price of $600.00 was exercisable upon issuance and expired unexercised on October 26, 2003. The Company valued the warrants, using the Black-Scholes method, at $0.8 million.

                            STUDENT ADVANTAGE, INC.

     In October 2000, in connection with the private placement, the Company issued two warrants to John Hancock Small Cap Value Fund. The first warrant for the purchase of 3,000 shares of common stock at an exercise price of $500.00 was exercisable upon issuance and expired unexercised on October 26, 2002. The second warrant for the purchase of 3,000 shares of common stock at an exercisable price of $600.00 was exercisable upon issuance and expired unexercised on October 26, 2003. The Company valued the warrants, using the Black-Scholes method, at $1.3 million.

     In May 2001, in connection with the Company's private placement, the Company issued warrants to purchase 23,000 shares of common stock. Of the warrants issued, 8,000 and 15,000 have exercise prices of $100.00 and $300.00, respectively. These warrants were exercisable upon issuance and expire on May 1, 2005. The Company valued the warrants, using the Black-Scholes method, at $3.8 million, and recorded the amount as a cost of the private placement.

     In May 2001, in connection with the purchase of certain Edu.com assets, the Company issued a warrant for the purchase of 2,250 shares of common stock with an exercise price of $228.00 and an additional warrant for the purchase of 2,250 shares of common stock with an exercise price of $342.00. These warrants were exercisable upon issuance and expire May 9, 2006. The Company valued the warrants, using the Black-Scholes method, at $0.9 million.

     In June 2001, in connection with the transaction contemplated by the Loan Agreement with Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P. (collectively, "Reservoir Capital") the Company entered into a Warrant Agreement (the "Warrant Agreement"), dated June 25, 2001, by and among the Company and Reservoir Capital, under which the Company issued to Reservoir Capital warrants to purchase a number of shares of common stock based on the outstanding balance of the term loan and revolving loan with an exercise price of $1.00 per share. These warrants were cancelled with the December 30, 2002 amendment of the Reservoir Capital credit facility.

     In September 2001, the Company issued a warrant for the purchase of 175 shares of common stock with an exercise price of $150.00 in connection with certain services provided. The Company valued the warrant, using the Black-Scholes method, at $15,000, which was recorded as a sales and marketing expense.

     On November 6, 2001, the Company modified certain provisions and covenants of its loan agreement with Reservoir Capital Partners, Reservoir Capital Associates and Reservoir Capital Master Fund (collectively, the "Lenders") and issued immediately exercisable warrants to purchase an aggregate of 1,000 shares of common stock with an exercise price of $1.00 per share. These warrants were cancelled in connection with the December 30, 2002 amendment of the Reservoir Capital credit facility.

     As of December 31, 2002, the Company has reserved 32,675 shares of its common stock for the exercise of these warrants.

9.  STOCK AWARD PLANS

  1995 STOCK OPTION PLAN

     In 1995, the Board of Directors of UNI adopted the 1995 Stock Option Plan (the "1995 Plan") authorizing the issuance of incentive and non-qualified options and UNI common stock to select employees and non-employees. Options granted under the 1995 Plan expire in ten years or less. The vesting terms were set by the 1995 Plan's administrator, and were generally established with cliff vesting at the end of the first year of 25% followed by monthly vesting over the remaining three years. Stock option activity under this plan is reflected in the table below.

                            STUDENT ADVANTAGE, INC.

  1996 STOCK OPTION PLAN

     In 1996, the Board of Directors of UNI adopted the 1996 Stock Option Plan (the "1996 Plan") authorizing the issuance of incentive and non-qualified stock to eligible employees. Options granted under the 1996 Plan expire in ten years or less. The vesting terms were set by the 1996 Plan's administrator, and were generally established with cliff vesting at the end of the first year of 25% followed by monthly vesting over the remaining three year period. Stock option activity under this plan is reflected in the table below.

  1998 STOCK INCENTIVE PLAN

     Under the 1998 Incentive Stock Plan, the Board of Directors may award options and restricted stock or other stock-based awards. Incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant, for a term not to exceed ten years and generally vesting over a four-year period. The exercise price under each non-qualified stock option shall be specified by the Board of Directors. Awards made under the 1998 Stock Plan may be made at the discretion of the Board of Directors with terms to be defined therein.

     On April 5, 1999, the Board approved an amendment to the 1998 Stock Plan, which the stockholders approved in May 1999, providing for the issuance of up to an aggregate 75,000 shares of the Company's common stock to eligible employees, officers, the Board of Directors with terms to be defined therein.

     On May 19, 2000, the Board approved an amendment to the 1998 Stock Plan, which the stockholders approved in May 2000, providing for an increase in the number of shares of common stock issuable under the plan from 75,000 to 95,000 shares.

     On May 21, 2001, the Board approved an amendment to the 1998 Stock Plan, which the stockholders approved in May 2001, providing for an increase in the number of shares of common stock issuable under the plan from 95,000 shares to 120,000 shares.

     During 1998 and 1999, the Company granted stock options to purchase 23,130 and 476 shares of its common stock with exercise prices of $33.00 and $187.00 per share, respectively. During 1998 and 1999, the Company recorded deferred compensation of $4.2 million and $0.2 million, respectively, representing the differences between the estimated fair market value of the common stock on the date of grant and the exercise price. In 2000 and 2001, as a result of employee terminations, deferred compensation related to certain of these options was reduced by approximately $0.7 million and $0.2 million, respectively. During 2000 and 2001 the Company recorded compensation expense relating to these options totaling, $0.8 million and $0.5 million, respectively. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' equity (deficit) and is being amortized over the vesting periods of the related options. Had compensation cost for the Company's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2000          2001          2002
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss:
  As reported........................................   $(28,722)     $(35,788)     $(15,930)
  Pro forma..........................................    (33,739)      (42,004)      (18,838)
Basic and diluted net loss per share:
  As reported........................................     (78.58)       (80.35)       (30.96)
  Pro forma..........................................     (92.18)       (94.39)       (36.58)

                            STUDENT ADVANTAGE, INC.

     Because additional option grants are expected to be made subsequent to December 31, 2002 and because most options vest over several years, the pro forma effects of applying the fair value method may be material to the results of operations in future years. The weighted average grant date fair values of options granted during 2000, 2001 and 2002 were $196.00, $208.00 and $95.50, respectively.

     Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants made during the years ended December 31, 2000, 2001 and 2002: no dividend yield; risk free interest rates of 5.35%, 5.10% and 5.00%, respectively; 100%, 88% and 100% volatility in 2000, 2001 and 2002, respectively, and an expected option term of 6, 6 and 5 years, respectively.

     Stock option activity under the Company's option plans since January 1, 2000 is as follows:

                                                               OUTSTANDING OPTIONS
                                        ------------------------------------------------------------------
                                                2000                   2001                   2002
                                        --------------------   --------------------   --------------------
                                        WEIGHTED    AVERAGE    WEIGHTED    AVERAGE    WEIGHTED    AVERAGE
                                        NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                         SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                        ---------   --------   ---------   --------   ---------   --------
Outstanding -- beginning of year......    38,834    $707.00      64,908    $575.00      64,091    $457.80
  Granted, at fair value..............    49,747    $475.00      14,402    $213.60         303    $ 52.20
  Granted, at below fair value........        --    $    --       2,944    $187.60          --    $    --
  Granted, at above fair value........        --    $    --       6,362    $205.60       6,838    $101.30
  Exercised...........................    (4,573)   $ 44.00      (1,186)   $ 33.10        (331)   $ 46.10
  Canceled............................   (19,100)   $727.00     (23,338)   $551.10     (31,155)   $492.60
                                         -------                -------                -------
Outstanding at December 31,...........    64,908    $575.00      64,091    $457.80      39,746    $373.47
                                         =======                =======                =======
Exercisable at December 31,...........     6,783    $748.00      25,625    $518.20      22,710    $445.00
                                         =======                =======                =======

     As of December 31, 2002, 40,462 shares were available for grant under the 1998 Stock Plan.

     The following table summarizes information about stock options outstanding at December 31, 2002:

                                                                         OPTIONS EXERCISABLE
                                         OPTIONS OUTSTANDING           -----------------------
                                 -----------------------------------    NUMBER OF
                                    NUMBER      WEIGHTED                  SHARES
                                 OUTSTANDING     AVERAGE    WEIGHTED   EXERCISABLE    WEIGHTED
                                    AS OF       REMAINING   AVERAGE       AS OF       AVERAGE
                                 DECEMBER 31,     LIFE      EXERCISE   DECEMBER 31,   EXERCISE
                                     2002        (YEARS)     PRICE         2002        PRICE
                                 ------------   ---------   --------   ------------   --------
$  5.70 - $   33.00............      2,232        7.35      $ 24.94        1,407      $ 33.00
$ 67.00 - $ 105.00.............      4,818        9.15      $104.42           48      $ 87.06
$110.00 - $ 150.00.............      1,047        8.72      $139.40          110      $134.46
$160.00 - $ 173.00.............      4,456        8.62      $171.87        1,589      $171.96
$175.00 - $ 210.00.............      4,079        8.48      $204.83        2,755      $206.38
$213.00 - $ 306.30.............      5,805        7.71      $282.80        4,833      $285.90
$312.50 - $ 437.50.............      4,566        4.93      $374.02        2,545      $375.65
$440.60 - $ 500.00.............      1,730        7.41      $494.17        1,269      $492.98
$525.00 - $ 562.50.............      4,545        1.50      $561.82        2,966      $561.48
$570.00 - $1,625.00............      6,469        6.64      $893.52        5,189      $880.88
                                    ------                                ------
                                    39,746                                22,710
                                    ======                                ======

                            STUDENT ADVANTAGE, INC.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     On April 5, 1999, the Board of Directors authorized, which the stockholders approved in May 1999, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provided for the issuance of up to 4,500 shares of the Company's common stock to eligible employees. Under the Purchase Plan, the Company is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the closing price of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan) whichever is lower. During 2000, 640 shares of the Company's common stock were purchased under the Purchase Plan at $260.00 per share and 817 shares of the Company's common stock were purchased under the Purchase Plan at $303.00 per share. During 2001, 879 shares of the Company's common stock were purchased under the Purchase Plan at $213.00 per share and 805 shares of the Company's common stock were purchased under the Purchase Plan at $102.00 per share. During 2002, 3,043 shares of the Company's common stock were purchased under the Purchase Plan at $16.20 per share and 1,574 shares of the Company's common stock were purchased under the Purchase Plan at $6.00 per share. On May 16, 2002, the board approved an amendment to the 1999 Employee stock Purchase Plan, providing for an increase in the number of shares of common stock issuable under the plan from 4,500 shares to 10,000 shares.

10.  LOSS PER SHARE

     Basic loss per share excludes dilution and is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding for the period. For all periods, diluted net loss per share does not differ from basic net loss per share since potential common shares from exercise of stock options and warrants are anti-dilutive. Options to purchase 64,908, 64,092 and 39,746 shares of common stock were outstanding at December 31, 2000, December 31, 2001 and December 31, 2002, respectively, but were not included in the computation of diluted earnings per share, as the effect would have been anti-dilutive.

     The following table sets forth the computation of basic and diluted loss from continuing operations per share (amounts in thousands, except per share data):

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2000          2001          2002
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted loss from continuing operations per
  share:
Loss from continuing operations......................    $(28,722)     $(39,599)     $(15,072)
                                                         ========      ========      ========
Basic and diluted weighted average common shares
  outstanding(1)(2)..................................         366           445           515
                                                         ========      ========      ========
Basic and diluted net loss per share.................    $ (78.58)     $ (88.91)     $ (29.27)
                                                         ========      ========      ========

11.  INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS 109, "Accounting for Income Taxes". Under SFAS 109, a deferred tax asset or liability is recorded for all temporary differences between book and tax reporting of assets and liabilities. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of any deferred tax assets will not be realized. At December 31, 2002, the Company has available net operating losses (NOL's) of approximately $93.3 million that are available to offset future taxable income through 2020. It is likely that the Company experienced an ownership change as defined by Section 382 of the Internal Revenue

                            STUDENT ADVANTAGE, INC.

Code, during the current year. Under this section of the IRC, there could be substantial annual limitations on the Company's ability to carryforward these losses to offset taxable income in future years. Due to the uncertainty surrounding the Company's ability to realize these NOL's and the Company's other deferred tax assets, a full valuation allowance has been placed against the otherwise recognizable tax asset.

     The approximate income tax effect of each type of temporary difference and carryforwards is as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                  2001         2002
                                                              ------------   --------
Deferred tax assets:
  Deferred revenue..........................................    $  1,272     $  1,464
  Net operating loss carryforwards..........................      37,062       36,963
  Non current assets........................................       2,187        2,768
  Accruals..................................................       1,467        2,803
  Other.....................................................         164          164
                                                                --------     --------
     Total deferred tax assets..............................      42,152       44,162
Deferred tax asset valuation allowance......................    $(42,152)    $(44,162)
                                                                --------     --------
                                                                $     --     $     --
                                                                ========     ========

     A reconciliation of the federal statutory rate to the effective rate as of December 31, 2002 is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
Federal statutory rate......................................     (34.00)%
State taxes, net of federal benefit.........................      (5.01)%
Nondeductible amortization..................................       1.69%
Increase in valuation allowance.............................      37.58%
Other.......................................................       0.22%
                                                                 ------
  Effective rate............................................       0.48%
                                                                 ------

12.  EMPLOYEE SAVINGS PLAN

     During 1998, the Company adopted an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 20%. For the year ended December 31, 2000, 2001, and 2002, the Company provided for employer match funds to the 401(k) Plan on behalf of its employees of $0.2 million, $0.2 million and zero, respectively. The employer match for 2001 was partially funded in 2002. The remaining $0.1 million was funded in the second quarter of 2003.

13.  RELATED PARTY AND OTHER TRANSACTIONS

     Effective May 15, 2000, the Company entered into an Affiliate and E-Commerce Agreement with Princeton Review Publishing, LLC, and The Princeton Review Management, LLC ("TPR"). Princeton Review Publishing, LLC is a stockholder of the Company and one of its officers and equity holders was a member of the Company's Board of Directors until September 2002. Under the agreement, TPR paid the Company a fee to participate in the Student Advantage network by placing the Student Advantage logo

                            STUDENT ADVANTAGE, INC.

and content on The Princeton Review's review.com website. In addition, TPR provided discounts as part of the Student Advantage Membership Program and marketed the discount to high school, college and university students. Additionally, under the agreement the Company paid TPR a fee in exchange for exclusive advertising sales responsibilities for the review.com website. The agreement expired on March 31, 2002. The Company recorded revenues of $0.6 million, $0.8 million and $0.2 million, and expenses of $0.7 million, $0.7 million and $0.2 million related to this agreement for the year ended December 31, 2000, 2001 and 2002, respectively. Additionally, the Company recorded revenue and expenses of approximately $0.5 million and $0.5 million, respectively, related to additional work performed by both parties for the twelve month period ended December 31, 2002.

     On December 30, 2002, Reservoir Capital agreed to reduce the total indebtedness to them from approximately $15.7 million to $9.5 million in exchange for a guarantee from Mr. John Katzman, a member of the Company's Board of Directors who resigned at the time the amendment was consummated. In addition, Reservoir Capital agreed to lend the Company an additional $2.0 million. In exchange for his guarantee, the Company agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. The debt obligations to Reservoir Capital and Mr. Katzman carry an annual interest rate of 12% and require payments of $3.5 million on January 31, 2003, $4.0 million on March 31, 2003 and the remaining balance on the July 1, 2003 loan maturity date.

     For the year ended December 31, 2002, Raymond V. Sozzi, Jr., the Company's President and Chief Executive Officer, advanced an aggregate of $1.1 million to the Company, all of which was repaid during the year ended December 31, 2002. There were no advances for the year ended December 31, 2001.

     On September 30, 2002, the Company entered into a $3.5 million loan agreement with Scholar, Inc., an entity formed by Raymond V. Sozzi, Jr., the Company's President and Chief Executive Officer, Atlas II, L.P. and certain other stockholders. The loan is referred to as the Scholar loan, has an interest rate of 8% per annum, matures on July 1, 2003 and otherwise has the same terms as the Reservoir Capital credit facility.

14.  COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

     The Company leases its operating facility and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 2000, 2001 and 2002 totaled approximately $1.9 million, $1.5 million and $1.2 million, respectively.

     As a result of the Company's acquisitions of ScholarAid and CollegeClub during 2000 and certain assets of Edu.com in 2001, the Company assumed certain capital leases of computer equipment. Initial lease terms range from 3 to 5 years.

                            STUDENT ADVANTAGE, INC.

     Future minimum lease payments under noncancelable operating and capital leases at December 31, 2002 are as follows (in thousands):

                                                              CAPITAL   OPERATING
YEAR ENDING DECEMBER 31,                                      LEASES     LEASES
------------------------                                      -------   ---------
2003........................................................    $14      $  769
2004........................................................     --         436
2005........................................................     --         289
Thereafter..................................................     --          --
                                                                ---      ------
Total minimum lease payments................................    $14      $1,494
                                                                ===      ======
Less: Imputed interest (at rates from 4.48% to 27.72%)......     --
                                                                ---
Present Value of net minimum lease payments.................    $14
                                                                ===

     On July 15, 2002, the Company agreed to a lease termination regarding its facility in San Diego, CA. The facility was acquired during the October 2000 acquisition of CollegeClub and at that time the Company identified its intention to vacate the facility. As a result, the Company provided for an accrual on unused space for the future lease obligation as part of the original accounting of the purchase price. At the time of the termination of the lease, the Company had $2.4 million accrual remaining related to unused space. In accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination", the Company reversed the accrual against the goodwill related to the acquisition during the quarter ended September 30, 2002.

  LEGAL PROCEEDINGS

     The Company is from time to time subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position or results of operations.

     In November 2002, the Company was named as a defendant in a lawsuit filed against it and General Motors by Richard M. Kipperman, Liquidating Trustee of the bankruptcy estate of CollegeClub.com, Inc., Campus24, Inc. and CollegeStudent.com, Inc., in the U.S. Bankruptcy Court for the Southern District of California. The suit sought damages of $2.25 million and interest and costs relating to payments received by the Company under an agreement with General Motors that the Company acquired from CollegeClub.com. The trustee alleged that the payments were earned by CollegeClub.com prior to the Company's acquisition of the agreement and were not sold to the Company as part of the agreement. On October 8, 2003, the Company entered into a settlement agreement with the Liquidating Trustee, whereby the Company agreed to pay $250,000 in cash and issued a promissory note for $150,000, which accrues interest at a rate of five percent per year and is due on August 31, 2004 to the bankruptcy estate. If the Company elects to pay the promissory note by March 15, 2004, the Liquidating Trustee has agreed to accept $100,000 as full payment for the note.

15.  RESTRUCTURING CHARGE

     For the year ended December 31, 2001, the Company recorded a $4.7 million charge in connection with a restructuring of the Company's operations. Included in the $4.7 million charge was $1.1 million related to a reduction in staff of approximately 15% of the Company's total employees and $3.6 million in charges related to operating leases for office space no longer utilized in our current operations. The balance of the severance and related charges were incurred in association with the Company's decision to restructure certain of its operations in order to improve workflow efficiencies.

                            STUDENT ADVANTAGE, INC.

     As of December 31, 2002, $0.3 million in restructuring charges related to the facility lease costs are accrued and unpaid.

     A rollforward of the restructuring accrual is as follows:

                                         BALANCE AT
                                          PREVIOUS                                 BALANCE AT
                                         END OF YEAR   ADDITIONS   CASH PAYMENTS   END OF YEAR
                                         -----------   ---------   -------------   -----------
December 31, 2001:
  Restructuring accrual................    $   --       $4,735        $(1,463)       $3,272
December 31, 2002:
  Restructuring accrual................    $3,272       $   --        $(3,001)       $  271

16.  DISCONTINUED OPERATIONS

     On May 5, 2003, the Company completed the sale of substantially all the assets of its OCM Direct subsidiary to Alloy Inc., for cash consideration of $15.6 million, $1.8 million as settlement of the intercompany balance between OCM Direct and the Company and the assumption by Alloy of OCM Direct's outstanding indebtedness to Bank of America. Of the $15.6 million cash consideration, $1.0 million was placed in an escrow account, which expires on May 31, 2005, and may be drawn down by the Company upon payment of tax liabilities related to OCM Direct prior to that date. The Company recorded a net loss of $0.7 million, inclusive of transaction costs of $1.0 million.

     OCM Direct is accounted for as discontinued operations in the accompanying financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." OCM Direct's results of operations and cash flows have been removed from the Company's results of continuing operations for all periods presented. All related disclosures have also been adjusted to reflect the discontinued operations. Summarized selected financial information from discontinued operations for fiscal 2000 through fiscal 2002 (excluding the loss) is as follows:

                                                YEAR ENDED           NINE MONTHS ENDED
                                               DECEMBER 31,            SEPTEMBER 30,
                                             -----------------   -------------------------
                                              2001      2002        2002          2003
                                             -------   -------   -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
Revenue....................................  $20,334   $28,483     $23,632       $ 4,187
                                             -------   -------     -------       -------
Income (loss)..............................  $ 3,811   $  (858)    $   814       $(3,159)
                                             =======   =======     =======       =======

                            STUDENT ADVANTAGE, INC.

     The assets and liabilities of the discontinued operation are stated separately in the condensed consolidated balance sheets. The primary asset and liability categories follow:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Cash........................................................  $ 1,405   $ 1,290
Accounts receivable, net....................................      758     1,047
Prepaid Expenses and other current assets...................      314       787
Inventories (finished goods)................................    1,753     1,413
Property and equipment, net.................................    1,487     1,049
Goodwill....................................................   18,261    16,843
Intangible assets...........................................       --     1,194
                                                              -------   -------
  Total assets..............................................  $23,978   $23,623
                                                              =======   =======
Accounts payable............................................  $   809   $   553
Accrued liabilities.........................................    1,756     1,584
Borrowings under line of credit.............................       --     1,670
Other liabilities...........................................      272       196
                                                              -------   -------
  Total Liabilities.........................................  $ 2,837   $ 4,003
                                                              =======   =======

17.  SUBSEQUENT EVENT

     On November 19, 2003, the Company announced that it had entered into a merger agreement with Athena Ventures, Inc. an entity wholly owned by Raymond V. Sozzi, Jr., the Company's Chief Executive Officer and President, providing for the merger of the Company and Athena Ventures (the "Merger"), whereby each outstanding share of common stock of the Company will be converted into and represent the right to receive $1.05 per share in cash. As a result of the Merger, Mr. Sozzi would acquire all of the outstanding shares of capital stock of the Company. The Company also announced that (1) on November 14, 2003, it sold the assets related to its CollegeClub business to Alloy, Inc. for $0.6 million in cash at the closing plus a potential earn-out of up to $0.6 million and (2) it had entered into an asset purchase agreement with NCSN, Inc., a wholly-owned subsidiary of CSTV, Inc., providing for the sale (the "OCSN Sale" and together with the Merger, the "proposed Transactions") of the assets of its Official College Sports Network business ("OCSN") for $2.85 million in cash and a convertible note in the amount of $4.25 million and warrants to purchase 580,601 shares for $7.32 per share (the notes and warrants are referred to herein as the "OCSN Non-cash Consideration"). The proposed Transactions are subject to various closing conditions, including approval of our stockholders. In connection with the execution of the agreements relating to the proposed Transaction, the Reservoir Lenders, Scholar and Mr. Katzman agreed to accept $4.25 million (or at the option of the Company, the OCSN Non-cash Consideration), $2.25 million and $550,000, respectively, as full payment of all amounts outstanding to them through the date of the closing of the proposed Transactions. In the event the proposed Transactions are not consummated, the terms of the Loan Agreement, Scholar Loan and Mr. Katzman's guarantee fee would remain unchanged.

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth unaudited quarterly statement of operations data for each of the four quarters in the years ended December 31, 2001 and 2002. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and

                            STUDENT ADVANTAGE, INC.

include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

     All revenue for the Company has been generated in the United States, therefore no geographic disclosure is required.

                                                       QUARTER ENDED
                             -----------------------------------------------------------------
                             MARCH 31,    JUNE 30,      SEPT. 30,     DEC. 31,      MARCH 31,
                               2001         2001          2001          2001          2002
                             ---------   -----------   -----------   -----------   -----------
                                         (RESTATED)*   (RESTATED)*   (RESTATED)*   (RESTATED)*
                                                 (UNAUDITED, IN THOUSANDS)
Revenue
  Student services.........   $ 9,038      $ 7,880       $ 7,247      $  7,081       $ 7,181
  Corporate and university
    solutions..............     4,170        3,145         2,835         3,633         1,476
                              -------      -------       -------      --------       -------
    Total revenue..........    13,208       11,025        10,082        10,714         8,657
                              -------      -------       -------      --------       -------
Costs and expenses
  Cost of student services
    revenue................     1,810        1,781         1,631         3,031         1,972
  Cost of corporate and
    university solutions
    revenue................     2,437        1,570         1,330         1,732         1,038
  Product development......     5,821        4,757         3,759         2,786         2,038
  Sales and marketing......     6,049        6,121         6,414         3,149         3,408
  General and
    administrative.........     2,830        2,750         2,303         2,231         3,045
  Depreciation and
    amortization...........     2,711        3,498         3,406         3,156         1,629
                              -------      -------       -------      --------       -------
    Total costs and
      expenses.............    21,658       20,477        18,843        16,085        13,130
                              -------      -------       -------      --------       -------
Loss from operations.......    (8,450)      (9,452)       (8,761)       (5,371)       (4,473)
  Interest income
    (expense), net.........       (70)         (47)         (500)       (1,102)         (586)
  Impairment of long-lived
    assets.................        --           --            --        (1,916)           --
  Restructuring charges....        --           --            --        (4,735)           --
  Equity interest in
    edu.com net loss.......      (495)          --            --            --            --
  Realized gain on
    restructured debt......        --           --            --            --            --
  Realized gain (loss) on
    sale of assets.........        --          288            --         1,220            --
                              -------      -------       -------      --------       -------
Loss from continuing
  operations before income
  taxes....................    (9,015)      (9,211)       (9,261)      (11,904)       (5,059)
                              -------      -------       -------      --------       -------
  Provision for income
    taxes..................        --           --            --          (207)           --
                              -------      -------       -------      --------       -------
Loss from continuing
  operations...............    (9,015)      (9,211)       (9,261)      (12,111)       (5,059)
                              -------      -------       -------      --------       -------
Discontinued operations:
  Income (loss) from
    operations of
    discontinued
    subsidiary.............        --          818         2,948            45        (2,502)
                              -------      -------       -------      --------       -------
Net Loss...................   $(9,015)     $(8,393)      $(6,313)     $(12,066)      $(7,561)
                              =======      =======       =======      ========       =======

                                          QUARTER ENDED
                             ---------------------------------------
                              JUNE 30,      SEPT. 30,     DEC. 31,
                                2002          2002          2002
                             -----------   -----------   -----------
                             (RESTATED)*   (RESTATED)*   (RESTATED)*
                                    (UNAUDITED, IN THOUSANDS)
Revenue
  Student services.........    $ 5,246       $ 4,792       $ 7,052
  Corporate and university
    solutions..............      1,353           844           851
                               -------       -------       -------
    Total revenue..........      6,599         5,636         7,903
                               -------       -------       -------
Costs and expenses
  Cost of student services
    revenue................      1,850         2,012         3,741
  Cost of corporate and
    university solutions
    revenue................        818           236            55
  Product development......      1,542         1,825         2,010
  Sales and marketing......      3,818         3,249         5,107
  General and
    administrative.........      1,158         1,281         1,618
  Depreciation and
    amortization...........      2,170         2,105         1,863
                               -------       -------       -------
    Total costs and
      expenses.............     11,356        10,708        14,394
                               -------       -------       -------
Loss from operations.......     (4,757)       (5,072)       (6,491)
  Interest income
    (expense), net.........       (584)       (1,213)       (1,335)
  Impairment of long-lived
    assets.................         --            --          (242)
  Restructuring charges....         --            --            --
  Equity interest in
    edu.com net loss.......         --            --            --
  Realized gain on
    restructured debt......         --            --         2,937
  Realized gain (loss) on
    sale of assets.........      6,953          (421)          273
                               -------       -------       -------
Loss from continuing
  operations before income
  taxes....................      1,612        (6,706)       (4,858)
                               -------       -------       -------
  Provision for income
    taxes..................         --            --           (61)
                               -------       -------       -------
Loss from continuing
  operations...............      1,612        (6,706)       (4,919)
                               -------       -------       -------
Discontinued operations:
  Income (loss) from
    operations of
    discontinued
    subsidiary.............        (60)        3,376        (1,672)
                               -------       -------       -------
Net Loss...................    $ 1,552       $(3,330)      $(6,591)
                               =======       =======       =======

                            STUDENT ADVANTAGE, INC.

                                                       QUARTER ENDED
                             -----------------------------------------------------------------
                             MARCH 31,    JUNE 30,      SEPT. 30,     DEC. 31,      MARCH 31,
                               2001         2001          2001          2001          2002
                             ---------   -----------   -----------   -----------   -----------
                                         (RESTATED)*   (RESTATED)*   (RESTATED)*   (RESTATED)*
                                                 (UNAUDITED, IN THOUSANDS)
Earnings per
  share -- Basic:
Loss from continuing
  operations...............   $(22.73)     $(20.24)      $(19.62)     $ (25.57)      $(10.64)
Loss from discontinued
  operations...............        --         1.80          6.24          0.09         (5.26)
                              -------      -------       -------      --------       -------
Net loss per share.........   $(22.73)     $(18.44)      $(13.37)     $ (25.47)      $(15.90)
                              =======      =======       =======      ========       =======
                                  397          455           472           474           476
                              =======      =======       =======      ========       =======
Earnings per
  share -- Diluted:
Loss from continuing
  operations...............   $(22.73)     $(20.24)      $(19.62)     $ (25.57)      $(10.64)
Loss from discontinued
  operations...............        --         1.80          6.24          0.09         (5.26)
                              -------      -------       -------      --------       -------
Net loss per share.........   $(22.73)     $(18.44)      $(13.37)     $ (25.47)      $(15.90)
                              =======      =======       =======      ========       =======
Weighted-average number of
  shares -- diluted........       397          455           472           474           476
                              =======      =======       =======      ========       =======

                                          QUARTER ENDED
                             ---------------------------------------
                              JUNE 30,      SEPT. 30,     DEC. 31,
                                2002          2002          2002
                             -----------   -----------   -----------
                             (RESTATED)*   (RESTATED)*   (RESTATED)*
                                    (UNAUDITED, IN THOUSANDS)
Earnings per
  share -- Basic:
Loss from continuing
  operations...............    $  3.21       $(12.54)      $ (9.13)
Loss from discontinued
  operations...............      (0.12)         6.31         (3.10)
                               -------       -------       -------
Net loss per share.........    $  3.09       $ (6.23)      $(12.24)
                               =======       =======       =======
                                   502           535           539
                               =======       =======       =======
Earnings per
  share -- Diluted:
Loss from continuing
  operations...............    $  3.16       $(12.54)      $ (9.13)
Loss from discontinued
  operations...............      (0.12)         6.31         (3.10)
                               -------       -------       -------
Net loss per share.........    $  3.04       $ (6.23)      $(12.24)
                               =======       =======       =======
Weighted-average number of
  shares -- diluted........        510           535           539
                               =======       =======       =======

---------------

 * restatement pertains to disposition of OCM Direct, Inc.

** All share and per share items have been adjusted to reflect the one-for-ten reverse split of the Common Stock effected on June 30, 2003

                            STUDENT ADVANTAGE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               SEPTEMBER 30, 2003
                                                               ------------------
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
                                     ASSETS
Current assets
  Cash and cash equivalents.................................       $   2,075
  Restricted cash...........................................             350
  Accounts receivable (net of reserves of $178).............           1,915
  Inventory (finished goods)................................              --
  Prepaid expenses..........................................             790
  Notes receivable..........................................             290
  Other current assets......................................             571
                                                                   ---------
    Total current assets....................................           5,991
  Notes receivable..........................................           3,420
  Long term restricted cash.................................             133
  Property and equipment, net...............................           1,249
                                                                   ---------
    Total assets............................................       $  10,793
                                                                   =========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable..........................................       $   1,299
  Other accrued expenses....................................           3,326
  Accrued compensation......................................             122
  Deferred revenue and other advances.......................           2,489
  Obligation under capital lease............................               2
                                                                   ---------
    Total current liabilities...............................           7,238
                                                                   ---------
  Deferred gain.............................................             534
  Notes payable.............................................           5,250
  Related party note payable................................           2,250
                                                                   ---------
    Total long-term obligations.............................           8,034
                                                                   ---------
    Total liabilities.......................................          15,272
                                                                   ---------
Commitments and Contingencies (see Note 7)
Stockholders' deficit
  Preferred stock, $001 par value, 100,000 shares authorized
    and no shares issued and outstanding....................              --
  Common stock, $001 par value; authorized: 1,000,000
    shares; issued and outstanding: 536,261 shares..........               5
  Additional paid-in capital................................         124,006
  Accumulated deficit.......................................        (128,440)
  Note receivable from stockholder..........................             (50)
                                                                   ---------
    Total stockholders' deficit.............................          (4,479)
                                                                   ---------
    Total liabilities and stockholders' deficit.............       $  10,793
                                                                   =========

---------------

* All share and per share items have been adjusted to reflect the one-for-ten reverse split of the common stock effected on June 30, 2003
  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                         -------------------   -----------------
                                                           2003       2002      2003      2002
                                                         --------   --------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                       (UNAUDITED)
Revenue
  Student services.....................................  $ 3,958    $ 4,792    $11,331   $17,219
  Corporate and university solutions...................      782        844      2,083     3,673
                                                         -------    -------    -------   -------
     Total revenue.....................................    4,740      5,636     13,414    20,892
Costs and expenses
Cost of student services revenue.......................    1,726      2,012      4,534     5,834
  Cost of corporate and university solutions revenue...       --        236         --     2,092
  Product development..................................    1,355      1,825      4,411     5,405
  Sales and marketing..................................    1,185      3,249      3,922    10,475
  General and administrative...........................      830      1,281      2,580     5,484
  Depreciation and amortization........................      911      2,105      3,861     5,904
                                                         -------    -------    -------   -------
     Total costs and expenses..........................    6,007     10,708     19,308    35,194
                                                         -------    -------    -------   -------
Operating loss from continuing operations..............   (1,267)    (5,072)    (5,894)  (14,302)
Realized gain (loss) on sale of assets.................       --       (421)     5,838     6,532
Interest and other income (expense)....................     (164)    (1,213)       279    (2,383)
                                                         -------    -------    -------   -------
Income (loss) from continuing operations...............   (1,431)    (6,706)       223   (10,153)
                                                         -------    -------    -------   -------
Discontinued operations:
  Income (loss) from operations of discontinued
     subsidiary........................................       --      3,376     (3,159)      814
  Loss on disposal of discontinued operations..........       --         --       (690)       --
                                                         -------    -------    -------   -------
Net loss...............................................  $(1,431)   $(3,330)   $(3,626)  $(9,339)
                                                         =======    =======    =======   =======
Earnings per share -- Basic and Diluted:
Income (loss) from continuing operations...............  $ (2.67)   $(12.53)   $  0.42   $(20.14)
Income (loss) from discontinued operations.............       --       6.31      (7.18)     1.62
                                                         -------    -------    -------   -------
Net loss...............................................  $ (2.67)   $ (6.22)   $ (6.76)  $(18.52)
                                                         =======    =======    =======   =======
Weighted-average number of shares......................      536        535        536       504
                                                         =======    =======    =======   =======

---------------

* All share and per share items have been adjusted to reflect the one-for-ten reverse split of the common stock effected on June 30, 2003.

  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE NINE MONTHS
                                                              ENDED SEPTEMBER 30,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations..................  $    223   $(10,153)
  Adjustments to reconcile income (loss) from continuing
     operations to net cash used in operating activities:
     Depreciation...........................................     3,103      4,766
     Amortization of intangible assets......................       758      1,137
     Gain on sale of assets.................................    (5,838)    (6,532)
     Deferred financing amortization........................        --        900
     Reserve for allowances and bad debts...................        --        295
     Compensation expense relating to issuance of equity....        --         49
     Changes in current assets and liabilities, net of
      effects of acquisitions:
       Accounts and notes receivable........................       (14)     3,497
       Prepaid expenses and other current assets............       350     (1,483)
       Inventory............................................       (34)        47
       Accounts payable.....................................    (3,409)      (675)
       Accrued compensation.................................      (808)      (817)
       Other accrued expenses...............................    (1,379)    (4,865)
       Deferred revenue.....................................    (4,791)     5,284
                                                              --------   --------
Net cash used in operating activities of continuing
  operations................................................   (11,839)    (8,550)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Purchases of fixed assets.................................      (236)    (1,198)
  Proceeds from sale of fixed assets........................       117        170
  Proceeds from notes receivable............................       394        100
  Proceeds from sale of assets, net of $1,002 cash sold.....    21,409      6,500
                                                              --------   --------
Net cash provided by investing activities of continuing
  operations................................................    21,684      5,572
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Decrease in restricted cash...............................        32        153
  Proceeds from issuance of stock...........................        --      2,725
  Proceeds from exercise of common stock options and
     employee stock purchase plan...........................        --         61
  Repayment of capital lease obligations....................       (12)      (708)
  Repayment of note payable.................................   (10,500)    (5,200)
  Proceeds of notes payable.................................     2,000      3,400
                                                              --------   --------
Net cash (used in) provided by financing activities of
  continuing operations.....................................    (8,480)       431
                                                              --------   --------
Net cash (used in) provided by discontinued operations......    (2,048)     2,677
                                                              --------   --------
Increase (decrease) in cash and cash equivalents............      (683)       130
Cash and cash equivalents, beginning of period, including
  cash related to discontinued operations...................     2,758      5,093
                                                              --------   --------
Cash and cash equivalents, end of period....................  $  2,075   $  5,223
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            STUDENT ADVANTAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- THE COMPANY

     Student Advantage, Inc. is an integrated media and commerce company focused on the higher education market. The Company works with hundreds of colleges, universities and campus organizations, and more than 15,000 participating national and local business locations to develop products and services that enable students to make purchases less expensively and more conveniently on and around campus.

     Student Advantage, Inc. was incorporated in the State of Delaware on October 20, 1998. The Company began operations in 1992 as a sole proprietorship, converted to a general partnership in 1995, converted to a limited liability company in 1996 and became a C corporation in 1998. From inception through December 1997, the Company's revenue was derived primarily from annual membership fees. From 1998 through June 2001 the Company expanded its product and service offerings through internal growth as well as acquisitions. However, despite the expansion of products and service offerings, the Company operates as one reporting segment. From November 2001 through the present, the Company has sold various assets as it has refocused its market strategy and as a result of debt repayment obligations.

     The Company has experienced substantial net losses since its inception and, as of September 30, 2003, had an accumulated deficit of $128.4 million. Such losses and accumulated deficit resulted primarily from significant costs incurred in the development of the Company's products and services and the establishment of the Company's infrastructure. As of the filing of the Company's annual report on Form 10-K, as amended, for the year ended December 31, 2002, certain factors raised concerns about the Company's ability to continue as a going concern. The Company has taken significant steps through the sale of its SA Cash product line in February 2003 for proceeds of $4.5 million, the sale of the assets to Alloy of its OCM Direct subsidiary in early May 2003 for cash proceeds of $15.6 million, $1.8 million in settlement of intercompany obligations and the assumption by Alloy of OCM Direct's outstanding indebtedness to Bank of America, enabling the Company to significantly reduce its outstanding debt obligations and to restructure the remainder of its debt obligations. The Company's operating and financing plan for the remainder of 2003 assumes that it will be able to achieve significant reduction in net cash loss for the remainder of 2003 and into 2004. However, if the Company's revenue and expense projections do not materialize as anticipated, the Company will be required to obtain additional financing or sell additional assets. Failure to generate sufficient revenues, reduce certain discretionary spending and obtain additional capital or financing, if needed, would have a material adverse effect on the Company's ability to achieve its intended business objectives. With the proceeds of the sales of its SA Cash product line and the assets of its OCM Direct subsidiary, the related reduction of its debt obligations and restructuring of its remaining debt, the Company believes that it has sufficient cash resources for at least the next 12 months.

     All share and per share items in these Notes to the Consolidated Financial Statements have been adjusted to reflect the one-for-ten reverse split of the Company's Common Stock effected on June 30, 2003.

     These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.

  UNAUDITED INTERIM FINANCIAL INFORMATION

     The unaudited interim consolidated financial statements of Student Advantage for the three and nine months ended September 30, 2003 and 2002, respectively, included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions from Form 10-Q under the Securities Exchange Act of 1934, as

                            STUDENT ADVANTAGE, INC.

amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements.

     In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Student Advantage at September 30, 2003, and the results of its operations for the three and nine months ended September 30, 2003 and 2002, respectively, and its cash flows for the nine months ended September 30, 2003 and 2002, respectively. The results for the three and nine months ended September 30, 2003 are not necessarily indicative of the expected results for the full fiscal year or any future period due, in part, to the seasonal nature of the Company's Student Advantage Membership Program revenue cycle.

NOTE 2 -- COMPUTATION OF UNAUDITED NET INCOME (LOSS) PER SHARE

                                                THREE MONTHS ENDED    NINE MONTHS ENDED
                                                   SEPTEMBER 30,        SEPTEMBER 30,
                                                -------------------   ------------------
                                                  2003       2002      2003       2002
                                                --------   --------   -------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)
BASIC AND FULLY DILUTED NET LOSS PER SHARE:
Income (loss) from continuing operations......  $(1,431)   $(6,706)   $   223   $(10,153)
                                                =======    =======    =======   ========
Net loss......................................  $(1,431)   $(3,330)   $(3,626)  $ (9,339)
                                                =======    =======    =======   ========
Basic and diluted weighted average common
  shares outstanding(2), (3)..................      536        535        536        504
                                                =======    =======    =======   ========
Basic and diluted income (loss) from
  continuing operations per share.............  $ (2.67)   $(12.53)   $  0.42   $ (20.14)
                                                =======    =======    =======   ========
Basic and diluted net loss per share..........  $ (2.67)   $ (6.22)   $ (6.76)  $ (18.52)
                                                =======    =======    =======   ========

---------------

(1) Net income (loss) per share is computed under SFAS No. 128, "Earnings Per Share." Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by using the weighted average number of common shares and dilutive potential common shares and warrants outstanding during the period.

(2) For all periods, diluted net income (loss) per share does not differ from basic net income (loss) per share since potential common shares from the exercise of stock options and warrants are anti-dilutive.

(3) As of September 30, 2003, Student Advantage had reserved 23,007 shares of its common stock for the exercise of various options with exercise prices ranging from $0.40 to $1,587.50 per share. As of September 30, 2003, Student Advantage had reserved 32,675 shares of its common stock for the exercise of various warrants with exercise prices ranging from $100.00 to $1,108.00 per share.

NOTE 3 -- STOCK COMPENSATION

     In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- amendment of SFAS 123," ("SFAS 148", SFAS 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation,") "SFAS 123", to provide alternative

                            STUDENT ADVANTAGE, INC.

methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS 148 amends the disclosure requirements for SFAS 123, to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," "APB 25," and related interpretations. Accordingly, compensation cost for stock options and restricted stock awards is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the exercise price an employee must pay to acquire the stock. The Company has adopted the annual disclosure provisions of SFAS 148 in our financial statements for the year ended December 31, 2002 and has adopted the interim disclosure provisions in our financial statements for the quarter ended September 30, 2003. Had compensation cost for the Company's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                                 ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                ---------------------   --------------------
                                                  2003        2002        2003       2002
                                                ---------   ---------   --------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                (UNAUDITED)
Net loss:
  As reported.................................   $(1,431)    $(3,330)   $(3,626)   $ (9,339)
  Add:    Stock-based employee compensation
          expense included in reported net
          loss, net of related tax effects....        --          49         --          49
  Deduct: Total stock-based employee
          compensation determined under fair
          value based method for all awards,
          net of related tax effects..........      (534)       (735)    (1,810)     (2,190)
                                                 -------     -------    -------    --------
  Pro forma net loss..........................   $(1,965)    $(4,016)   $(5,436)   $(11,480)
                                                 =======     =======    =======    ========
Basic and diluted net loss per share:
  As reported.................................   $ (2.67)    $ (6.22)   $ (6.76)   $ (18.52)
  Pro forma...................................   $ (3.67)    $ (7.51)   $(10.14)   $ (21.42)

NOTE 4 -- RELATED PARTY TRANSACTIONS

     Effective May 15, 2000, the Company entered into an Affiliate and E-Commerce Agreement with Princeton Review Publishing, LLC, and The Princeton Review Management, LLC ("TPR"). One of the officers and equity holders of Princeton Review Publishing was a member of the Company's Board of Directors until December 30, 2002 and is currently a guarantor of the Company's debt obligation to Reservoir Capital. The agreement expired on March 31, 2002. The Company recorded revenues of $0.2 million and expenses of $0.2 million related to this agreement during the nine months ended September 30, 2002. Additionally, the Company recorded revenue and expenses of approximately $0.4 million and $0.5 million, respectively, related to additional work performed by both parties for the nine months ended September 30, 2002. No revenue or expenses were recorded related to this agreement for the nine months ended September 30, 2003.

     On September 30, 2002, the Company entered into a $3.5 million loan agreement with Scholar, Inc., an entity formed by Raymond V. Sozzi, Jr., the Company's President and Chief Executive Officer, an affiliate of Atlas II, L.P. and certain other stockholders. The loan is referred to as the Scholar Loan, has

                            STUDENT ADVANTAGE, INC.

an interest rate of 10% per annum and a maturity date of January 31, 2005, and otherwise has the same terms as the Reservoir Capital credit facility (See Note
5). As of September 30, 2003, the outstanding principle and interest amount under the Scholar Loan was $2.5 million.

NOTE 5 -- BORROWINGS

     On June 25, 2001, the Company entered into a loan agreement (the "Loan Agreement") by and among the Company, the subsidiaries of the Company and Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P. and Reservoir Capital Master Fund, L.P. (collectively the "Reservoir Lenders") providing for the establishment of credit facility in the aggregate principal amount of up to $15.0 million, consisting of a $10.0 million term loan and a $5.0 million revolving loan. The Company borrowed $10.0 million in the form of a term loan and $5.0 million in the form of a revolving loan, and used substantially all of these proceeds to pay the cash portion of the purchase price for the acquisition and existing debt of OCM Direct, Inc. The remainder of the proceeds from the credit facility was used for working capital and general corporate purposes of the Company. The credit facility is secured by a lien against substantially all of the assets of the Company, and is guaranteed by all the Company's subsidiaries, which guarantees are also secured. From time to time the terms of the credit facility have been amended as described below.

     As noted above, on September 30, 2002, the Company borrowed $3.5 million from Scholar, Inc., an entity formed by the Company's President and Chief Executive Officer, an affiliate of Atlas II, L.P. and certain other stockholders. The Scholar Loan had an annual interest rate of 8% through April 30, 2003 and otherwise has the same terms as the Reservoir credit facility. On May 6, 2003, pursuant to an amendment to the Scholar Loan, the Company made a payment of $1.3 million of the principal amount outstanding. Scholar agreed to extend the maturity date of the loan from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and to require quarterly payments of interest beginning September 30, 2003. In addition, the Company agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any amount of the loan is outstanding as of such date. As of September 30, 2003, the outstanding principal and interest amount under the Scholar loan was $2.5 million.

     On December 30, 2002, the Reservoir Lenders agreed to reduce the total indebtedness to them from approximately $15.7 million to $9.5 million in exchange for a guarantee by Mr. John Katzman, a member of the Company's Board of Directors who resigned at the time the amendment was consummated. In addition, the Reservoir Lenders agreed to lend the Company an additional $2.0 million. In exchange for his guarantee, the Company agreed to pay Mr. Katzman a $1.0 million fee payable at the time of certain loan repayments. As of December 31, 2002, the debt obligations to the Reservoir Lenders and Mr. Katzman carried an annual interest rate of 12% and required payments of $3.5 million on January 31, 2003, $4.0 million on March 31, 2003 and the remaining balance on the July 1, 2003 loan maturity date.

     On each of January 31, 2003, March 14, 2003, April 14, 2003 and April 28, 2003, the terms of the Loan Agreement were further amended. On January 31, 2003, the Reservoir Lenders agreed to reduce the $3.5 million payment due on January 31, 2003 to $1.5 million, which payment was made on that date. On March 14, 2003, the Reservoir Lenders agreed to lend the Company an additional $0.5 million. On March 31, 2003, the Reservoir Lenders agreed to lend the Company an additional $1.5 million and agreed to change the date on which the Company is required to repay $4.0 million of borrowings under the Loan Agreement from March 31, 2003 to April 14, 2003. On April 14, 2003, the repayment date for the $4.0 million was amended to become April 28, 2003. On April 28, 2003, the repayment date for the $4.0 million was amended to become May 2, 2003.

     Effective May 1, 2003, the Company amended its Loan Agreement with the Reservoir Lenders and John Katzman, to provide for a payment of $7.8 million of the principal amount outstanding under the

                            STUDENT ADVANTAGE, INC.

Reservoir credit facility upon the consummation of the sale of the assets of the Company's OCM Direct subsidiary to Alloy, Inc. The payment was made on May 6, 2003. In addition, the Reservoir Lenders and Mr. Katzman agreed to extend the maturity date of their loans from July 1, 2003 to January 31, 2005, to set the interest rate at 10% per annum beginning May 1, 2003 and require quarterly payments of interest beginning on September 30, 2003. The Reservoir Lenders and Mr. Katzman also agreed to waive all accrued and unpaid interest under the loan through April 30, 2003. In addition, the Company agreed to pay a fee of $0.1 million on December 31, 2003 and June 30, 2004 if any of the loans are outstanding as of such date. As of September 30, 2003, the outstanding principal and interest amount under the Reservoir credit facility was $5.5 million.

     As of November 12, 2003, the Company had accrued but not made the required interest payments of $0.3 million due under the loan agreement with the Reservoir Lenders and Scholar on September 30, 2002. The Company is currently engaged in discussions with the lenders regarding an extension of the interest payment loan.

     As of September 30, 2003 and December 31, 2002, the Company had total borrowings outstanding of $8.0 million and $18.2 million, respectively. The total borrowings as of December 31, 2002 under the OCM Loan of $1.7 million are included as current liabilities of discontinued operations on the Company's Consolidated Balance Sheets.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS

     The Company is from time to time subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position or results of operations.

     In November 2002, the Company was named as a defendant in a lawsuit filed against it and General Motors by Richard M. Kipperman, Liquidating Trustee of the bankruptcy estate of CollegeClub.com, Inc., Campus24, Inc. and CollegeStudent.com, Inc., in the U.S. Bankruptcy Court for the Southern District of California. The suit sought damages of $2.25 million and interest and costs relating to payments received by the Company under an agreement with General Motors that the Company acquired from CollegeClub.com. The trustee alleged that the payments were earned by CollegeClub.com prior to the Company's acquisition of the agreement and were not sold to the Company as part of the agreement. On October 8, 2003, the Company entered into a settlement agreement with the Liquidating Trustee, whereby the Company agreed to pay $250,000 in cash and issued a promissory note for $150,000, which accrues interest at a rate of five percent per year and is due on August 31, 2004 to the bankruptcy estate. If the Company elects to pay the promissory note by March 15, 2004, the Liquidating Trustee has agreed to accept $100,000 as full payment for the note. The Company has reserved for the full amount of the settlement as of September 30, 2003.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         ATHENA VENTURES PARENT, INC.,

                     ATHENA VENTURES ACQUISITION SUB, INC.

                                      AND

                            STUDENT ADVANTAGE, INC.

                         DATED AS OF NOVEMBER 18, 2003

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I THE MERGER................................................    1
  1.1   Effective Time of the Merger................................    1
  1.2   Closing.....................................................    1
  1.3   Effects of the Merger.......................................    2
  1.4   Directors and Officers......................................    2
  1.5   Subsequent Actions..........................................    2
ARTICLE II CONVERSION OF SECURITIES.................................    2
  2.1   Conversion of Capital Stock.................................    2
  2.2   Exchange of Certificates....................................    3
  2.3   Dissenting Shares...........................................    4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........    5
  3.1   Organization, Standing and Power; Subsidiaries..............    5
  3.2   Capitalization..............................................    5
  3.3   Authority; No Conflict; Required Filings and Consents.......    7
  3.4   SEC Filings; Financial Statements; Information Provided.....    8
  3.5   No Undisclosed Liabilities..................................    9
  3.6   Absence of Certain Changes or Events........................    9
  3.7   Taxes.......................................................   10
  3.8   Owned and Leased Real Properties............................   10
  3.9   Intellectual Property.......................................   10
  3.10  Agreements, Contracts and Commitments.......................   11
  3.11  Litigation..................................................   11
  3.12  Employee Benefit Plans......................................   11
  3.13  Compliance With Laws........................................   12
  3.14  Labor Matters...............................................   12
  3.15  Opinion of Financial Advisor................................   13
  3.16  Section 203 of the DGCL Not Applicable......................   13
  3.17  Brokers; Schedule of Fees and Expenses......................   13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
  TRANSITORY SUBSIDIARY.............................................   13
  4.1   Organization, Standing and Power............................   13
  4.2   Authority; No Conflict; Required Filings and Consents.......   14
  4.3   SEC Filings; Financial Statements; Information Provided.....   15
  4.4   Operations of the Transitory Subsidiary.....................   15
ARTICLE V CONDUCT OF BUSINESS.......................................   15
  5.1   Covenants of the Company....................................   15
ARTICLE VI ADDITIONAL AGREEMENTS....................................   17
  6.1   No Solicitation.............................................   17
  6.2   Proxy Statement; Schedule 13E-3.............................   20
  6.3   Access to Information.......................................   20
  6.4   Company Stockholders Meeting................................   20
  6.5   Legal Conditions to the Merger..............................   21
  6.6   Public Disclosure...........................................   22

                                                                      PAGE
                                                                      ----
  6.7   Options; Warrants and Stock Plans...........................   22
  6.8   Stockholder Litigation......................................   22
  6.9   Indemnification.............................................   23
  6.10  Notification of Certain Matters.............................   23
  6.11  Exemption from Liability Under Section 16(b)................   23
  6.12  338(h)(10) Election.........................................   23
  6.13  SEC Filings.................................................   23
ARTICLE VII CONDITIONS TO MERGER....................................   24
  7.1   Conditions to Each Party's Obligation To Effect the
        Merger......................................................   24
  7.2   Additional Conditions to Obligations of the Buyer and the
        Transitory Subsidiary.......................................   24
  7.3   Additional Conditions to Obligations of the Company.........   25
ARTICLE VIII TERMINATION AND AMENDMENT..............................   26
  8.1   Termination.................................................   26
  8.2   Effect of Termination.......................................   27
  8.3   Fees and Expenses...........................................   27
  8.4   Amendment...................................................   28
  8.5   Extension; Waiver...........................................   28
ARTICLE IX MISCELLANEOUS............................................   28
  9.1   Nonsurvival of Representations and Warranties...............   28
  9.2   Notices.....................................................   28
  9.3   Entire Agreement............................................   29
  9.4   No Third Party Beneficiaries................................   29
  9.5   Assignment..................................................   29
  9.6   Severability................................................   29
  9.7   Counterparts and Signature..................................   30
  9.8   Interpretation..............................................   30
  9.9   Governing Law...............................................   30
  9.10  Remedies....................................................   30
  9.11  WAIVER OF JURY TRIAL........................................   30
  9.12  No Recourse to Officers, Directors or Stockholders of the
        Buyer.......................................................   30

                             TABLE OF DEFINED TERMS

                                                               REFERENCE IN
TERMS                                                            AGREEMENT
-----                                                         ---------------
Acquisition Proposal                                          Section 6.1(b)
Affiliate                                                     Section 3.2(c)
Agreement                                                     Preamble
Alternative Acquisition Agreement                             Section 6.1(b)
Buyer                                                         Preamble
Buyer Disclosure Schedule                                     Article IV
Buyer Material Adverse Effect                                 Section 4.1
Certificate of Merger                                         Section 1.1
Certificates                                                  Section 2.2(b)
Closing                                                       Section 1.2
Closing Date                                                  Section 1.2
Code                                                          Section 2.2(f)
Company                                                       Preamble
Company Acquisition Transaction                               Section 6.1(b)
Company Balance Sheet                                         Section 3.4(b)
Company Board                                                 Preamble
Company Common Stock                                          Section 2.1(b)
Company Disclosure Schedule                                   Article III
Company Employee Plans                                        Section 3.12(a)
Company Intellectual Property                                 Section 3.9(b)
Company Leases                                                Section 3.8
Company Material Adverse Effect                               Section 3.1(a)
Company Material Contracts                                    Section 3.10(a)
Company Preferred Stock                                       Section 3.2(a)
Company Required Statutory Approvals                          Section 3.3(c)
Company SEC Reports                                           Section 3.4(a)
Company Stock Options                                         Section 6.7(a)
Company Stock Plans                                           Section 6.7(a)
Company Stockholder Approval                                  Section 3.3(a)
Company Stockholders Meeting                                  Section 3.4(c)
Company Voting Proposal                                       Section 3.3(a)
Company Warrants                                              Section 6.7(b)
DGCL                                                          Preamble
Dissenting Shares                                             Section 2.3(a)
Effective Time                                                Section 1.1
Environmental Law                                             Section 3.13
ERISA                                                         Section 3.12(a)
Exchange Act                                                  Section 3.3(c)
Exchange Agent                                                Section 2.2(a)
Exchange Fund                                                 Section 2.2(a)
GAAP                                                          Section 3.4(b)
Governmental Entity                                           Section 3.3(c)

                                                               REFERENCE IN
TERMS                                                            AGREEMENT
-----                                                         ---------------
Indemnified Parties                                           Section 6.9(a)
Insurance Policies                                            Section 3.15
Liens                                                         Section 3.2(e)
Luminary Capital                                              Section 3.15
Merger                                                        Preamble
Merger Consideration                                          Section 2.1(c)
NASD                                                          Section 6.4(a)
OCSN Transaction                                              Preamble
Option Consideration                                          Section 6.7(a)
Ordinary Course of Business                                   Section 3.2(d)
Outside Date                                                  Section 8.1(b)
Proxy Statement                                               Section 3.4(c)
Representatives                                               Section 6.1(a)
SEC                                                           Section 3.3(c)
Securities Act                                                Section 3.2(d)
Schedule 13E-3                                                Section 3.4(c)
Special Committee                                             Preamble
Subsidiary                                                    Section 3.1(b)
Surviving Corporation                                         Section 1.3
Tax Returns                                                   Section 3.7(a)
Taxes                                                         Section 3.7(a)
Third Party Intellectual Property                             Section 3.9(b)
Transitory Subsidiary                                         Preamble
Warrant Consideration                                         Section 6.7(b)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 18, 2003, is by and among Athena Ventures Parent, Inc., a Delaware corporation (the "Buyer"), Athena Ventures Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Student Advantage, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Board of Directors of the Buyer deems it advisable and in the best interest of the stockholders of the Buyer to acquire the Company, upon the terms and subject to the terms and conditions set forth herein;

     WHEREAS, the sole stockholder of each of Buyer and Transitory Subsidiary have approved this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the recommendation of a special committee of the Company Board comprised of independent directors of the Company (the "Special Committee"), has, in light of the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to the stockholders of the Company and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement;

     WHEREAS, the Company has, simultaneous with the execution of this Agreement, entered into an asset purchase agreement with NCSN, Inc. for the sale of the Company's OCSN division (the "OCSN Transaction");

     WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

     1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the certificate of incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

     1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

     1.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of, and assume the liabilities of, either of the Company or Transitory Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Transitory Subsidiary, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in, and the assumption of the liabilities of, the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

          (a) Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

          (b) All shares of common stock, $.01 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

          (c) Subject to Section 2.2, each share of Company Common Stock (other than (i) Dissenting Shares and (ii) shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $1.05 cash (the "Merger Consideration"), payable to the holder thereof, without any interest thereon. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon surrender of such Certificate (as defined below) or otherwise upon compliance with Section 2.2.

          (d) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

          (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer's transfer agent or a bank or trust company designated by the Buyer prior to mailing of the Proxy Statement (as defined below) and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to make payments of the Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
     (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration payable pursuant to Section 2.1(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable pursuant to Section 2.1(c) may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 2.1(c) as contemplated by this Section 2.2.

          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for payment of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and payment of the Merger Consideration payable in respect thereof shall be delivered to the holder thereof as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Merger Consideration.

          (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     2.3  Dissenting Shares.

     (a) To the extent applicable, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration unless such Company stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such Company stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Common Stock pursuant to Section 2.1(c), and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company stockholder a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 2.1(c). For purposes of this Agreement, "Dissenting Shares" shall mean shares of Company Common Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

     (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by the Surviving Corporation in accordance with the DGCL.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     3.1  Organization, Standing and Power; Subsidiaries.

     (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

     (b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated (other than a wholly owned Subsidiary of the Company or a wholly owned Subsidiary thereof), and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership),
(ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

     3.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's certificate of incorporation. As of October 13, 2003, (i) 537,309 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding.

     (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to Company Stock Options granted and outstanding as of the date of this Agreement and the Company Stock Plans or other arrangements under which such Company Stock Options were granted and sets forth a complete and accurate list of all holders of outstanding Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. Section 3.2(b) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to Company Warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement and the agreement or other document under which such Company Warrants or such other rights were granted and sets forth a complete and accurate list of all holders of Company Warrants or such other rights indicating the number and type of shares of Company Common Stock subject to each Company Warrant or such other rights, and the exercise price, the date of grant and the expiration date thereof.

     (c) Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or any other securities of the Company or any of its Subsidiaries, or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business") and listed in Section 3.2(c) of the Company Disclosure Schedule. Neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). There are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

     (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation or by-laws or any agreement to which the Company is a party or is otherwise bound.

     (e) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights.

     3.3  Authority; No Conflict; Required Filings and Consents.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (x) the transactions contemplated hereby have been duly recommended by the Special Committee and (y) the Company Board, at a meeting duly called and held, duly (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Transitory Subsidiary, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

     (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business,
(ii) the filing of the Proxy Statement and Schedule 13E-3 with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of applicable law.

     (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     3.4  SEC Filings; Financial Statements; Information Provided.

     (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2000, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were (other than the Annual Report on Form 10-K for the year ended December 31, 2002, which was filed April 15, 2003 and amended April 30, 2003) or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and
(iii) did not or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of June 30, 2003 is referred to herein as the "Company Balance Sheet."

     (c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Transaction Statement on Schedule 13E-3 under the Exchange Act (the "Schedule 13E-3"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 14a-12 under the Exchange Act, shall not at the time the Schedule 13E-3 or such filing is filed with the SEC, or at any time the Schedule 13E-3 or such filing is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the proxy statement (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting"), which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholder Meeting) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or, as the same may be amended or supplemented at the time such amendment or supplement is mailed to stockholders at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Schedule 13E-3 or a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

     3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

     3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

     3.7  Taxes.

     (a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due and payable on any such Tax Returns except for those contested in good faith and for which adequate reserves have been taken. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise.

     3.8 Owned and Leased Real Properties. Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. For purposes of this Agreement, "Company Leases" shall mean all real property leased, subleased or licensed by the Company or any of its Subsidiaries.

     3.9  Intellectual Property.

     (a) The Company and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

     (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the "Third Party Intellectual Property").

     (c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     3.10  Agreements, Contracts and Commitments.

     (a) The Company has filed with the SEC all contracts and agreements required to be filed by the Company under Item 601 of Regulation S-K or which it would be required to file if it were required to file an Annual Report on Form 10-K on the date of this Agreement (the "Company Material Contracts"). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

     (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that (i) seeks equitable relief, (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or (iii) individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

     3.12  Employee Benefit Plans.

     (a) Each Company Employee Plan has been administered in accordance with its terms, and the Company and its Subsidiaries have met their obligations with respect to each Company Employee Plan and has timely made all required contributions thereto, and the Company, each Subsidiary and each

Company Employee Plan fiduciary, is in compliance with applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been accurately and fully completed and timely submitted. For purposes of this Agreement, "Company Employee Plans" means all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company or any member of the controlled group of which it is a member under Sections 414(b), (c), (m) or (o) of the Code or which covers any Company employee.

     (b) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the most recent Company financial statements. The Company and each Subsidiary has no liability (contingent or otherwise) for any benefits under any Company Employee Plan, except as set forth in the most recent Company financial statements. The assets of each Company Employee Plan are reported at their fair market value on the books and records of such Company Employee Plan.

     (c) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect with respect to all applicable law other than the Economic Growth and Tax Relief Reconciliation Act of 2001 and that the trust related thereto is exempt from US federal income taxes under Sections 401(a) and 501(a), respectively of the Code, no such determination letter has been revoked and revocation has not been threatened and no such Company Employee Plan has been amended since receipt of such letter. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of said provisions for each plan year ending prior to the Closing.

     3.13 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, including without limitation any Environmental Law, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any substance that is (i) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law;
(ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     3.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, (ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its

Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

     3.15 Opinion of Financial Advisor. The financial advisor of the Company, Luminary Capital, LLC ("Luminary Capital") has delivered to the Company and the Special Committee an opinion dated October 12, 2003 to the effect, as of such date, that the Merger Consideration and the consideration to be received by the Company in connection with the OCSN Transaction are each fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

     3.16 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the formation of the Buyer, the contribution of shares of Company Common Stock to the Buyer by the stockholders of the Buyer or the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.17  Brokers; Schedule of Fees and Expenses.

     (a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Luminary Capital, whose fees and expense shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Luminary Capital is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     (b) Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Luminary Capital and of the Special Committee's legal counsel).

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE
                      BUYER AND THE TRANSITORY SUBSIDIARY

     The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material

Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

     4.2  Authority; No Conflict; Required Filings and Consents.

     (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

     (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i),
(ii), (iii) and (iv) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filings of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (iv) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

     4.3 SEC Filings; Financial Statements; Information Provided. The information in the Schedule 13E-3 and Proxy Statement (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule13E-3 and Proxy Statement, as the case may be, as to which the Buyer makes no representation), shall not at the time the Schedule 13E-3 or the Proxy Statement, as the case may be, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment to the Schedule 13E-3 or the Proxy Statement, as the case may be, should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

     4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     5.1 Covenants of the Company.  Except as expressly provided in this Section
5.1 or as otherwise contemplated in this Agreement, or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer, which consent shall not be unreasonably withheld:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock
     (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries);

          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of

     Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their terms as in effect on the date hereof);

          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

          (e) except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

          (f) whether or not in the Ordinary Course of Business and other than the OCSN Transaction, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g) adopt or implement any stockholder rights plan;

          (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (i) (i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

          (l) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

          (m) (i) except in the Ordinary Course of Business enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its Subsidiaries or (ii) license any material intellectual property rights to or from any third party;

          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (o) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (p) commence any offering of shares of Company Common Stock pursuant to the Company's Employee Stock Purchase Plan;

          (q) initiate, compromise or settle any material litigation or arbitration proceeding; or

          (r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

     (a) Subject to the terms of Section 6.1(b) below, during the period (x) beginning on the date of this Agreement and (y) continuing until the thirty (30) day anniversary of the date of this Agreement, the Company, its Subsidiaries, the Special Committee or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") shall have an obligation to enter into and maintain or continue discussions or negotiations with any person or group in furtherance of any unsolicited inquiry (whether such unsolicited inquiry is bona fide or reasonably likely to lead to an Alternative Acquisition Proposal) and to obtain or induce such person or group to make or submit an Acquisition Proposal. Without limiting the generality of any of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 6.1(a) by the Company.

     (b) Subject to the limitations set forth herein and other than in response to any unsolicited inquiry as provided in Section 6.1(a), during the period (x) beginning on the date of this Agreement and (y) continuing until the Effective Time, the Company shall not directly or indirectly, and shall not authorize or permit any of its Subsidiaries or any of its Representatives directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to a Acquisition Proposal, (ii) furnish any information regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Company Acquisition Transaction (as defined below); provided, however, that nothing in this Section 6.1(b) shall prohibit (A) the Company, or the Company Board or the Special Committee, from furnishing information regarding the Company or any of its Subsidiaries to, or entering into discussions with, any person in response to a Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) neither the Company nor any Representative of the Company or any of its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.1, (2) a majority of the Company Board or the Special Committee concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action, furnish such information or enter into such discussions would be inconsistent with its fiduciary obligations under applicable Company Required Statutory Approvals, (3) a majority of the Company Board or the Special Committee determines in good faith, after consultation with its outside legal counsel, that taking such action would be reasonably likely to lead to the delivery of a Alternative Acquisition Agreement (as defined below),
(4) at least three (3) business days prior to furnishing any such information to, or entering into discussions with, such person, the Company gives Buyer written notice of the identity of such person (to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Acquisition Proposal) and of the Company's intention to furnish information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such person or any of such person's Representatives by or on behalf of the Company, and (5) not later than the time such information is furnished to such person, the Company furnishes such nonpublic information to Buyer or Transitory Subsidiary (to the extent such information has not been previously furnished by the Company to Buyer); (B) the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making any public announcement, disclosure or filing which, after consultation with outside legal counsel, the Company's Board of Directors or the Special Committee concludes in good faith is required pursuant to applicable Company Required Statutory Approvals (including the rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association) with regard to a Acquisition Proposal; or (C) solely with respect to Acquisition Proposals made or submitted pursuant to Section 6.1(a) above, the Company, or the Company Board or the Special Committee maintaining or continuing discussions or negotiations with any person or group that has expressed an interest in making or submitting a Acquisition Proposal. Without limiting the generality of any of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 6.1(b) by the Company. As used in this Section 6.1, "Acquisition Proposal" shall mean any offer, proposal, letter of intent, inquiry or expression or indication of interest (other than an offer, proposal, letter of intent, inquiry or expression or indication of interest by Buyer or Transitory Subsidiary) contemplating or otherwise relating to any Company Acquisition Transaction. As used in this Section 6.1, "Company Acquisition Transaction" shall mean any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) the Company or any of its Subsidiaries is a constituent corporation, (ii) a person or "Group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) the Company or any of its Subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets (including, but not limited to, OCSN) of the Company or any of its Subsidiaries; or (c) any liquidation or dissolution of the Company or any of its Subsidiaries. As used in this Section 6.1, "Alternative Acquisition Agreement" shall mean a bona fide written offer made by a third party for a merger, consolidation, business combination, sale of substantial assets (including, but not limited to, OCSN), sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction with respect to the Company or any of its Subsidiaries on terms that the Company Board or the Special Committee determines, in good faith, after consultation with outside legal counsel and Luminary Capital or another nationally recognized independent financial advisor, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the offer and the person making the offer, and would, if consummated, be more favorable to the Company's stockholders, from a financial point of view, than the Merger; provided, however, that any such offer shall not be deemed to be a "Alternative Acquisition Agreement" if (x) any financing required to consummate the transaction contemplated by such offer is not committed or is not, in the good faith judgment of the Company, reasonably capable of being obtained by such third party on a timely basis or (y) Buyer has, within two (2) business days after receipt of written notice from the Company of such bona fide Alternative Acquisition Agreement, submitted an alternative Acquisition Proposal which the Company Board or the Special Committee determines, in good faith, after consultation with outside legal counsel and Luminary Capital or another nationally recognized independent financial advisor, if accepted, is more favorable to the Company's stockholders, from a financial point of view, than such proposed Alternative Acquisition Agreement.

     (c) The Company shall promptly (and in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information related to the Company or any of its subsidiaries, advise Buyer orally (and subsequently confirm the same by delivery to Buyer in writing) of any Acquisition Proposal or any request for nonpublic information related to the Company or any of its Subsidiaries (including, to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Acquisition Proposal, the identity of the person making or submitting such Acquisition Proposal, and the terms thereof to the extent then known) that is made or submitted by any person prior to Closing. The Company shall keep Buyer fully informed on a prompt basis with respect to the status of any such Acquisition Proposal, and any modification or proposed modification thereto. The Company agrees that the Company shall simultaneously provide to Buyer any nonpublic information concerning the Company provided to any person in connection with any Acquisition Proposal which was not previously provided to Buyer.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions with any person (other than Buyer and Transitory Subsidiary) that relate to any Acquisition Proposal, except as may be provided for in Section 6.1(a) or Section 6.1(b).

     (e) The Company agrees not to release any person (other than Buyer and Transitory Subsidiary) from or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company is a party (including the provisions thereof relating to the return or physical delivery of information furnished by the Company to any person) and will use its best efforts to enforce each such agreement at the request of Buyer.

     Notwithstanding anything contained in this Agreement to the contrary (including Section 6.4), the recommendations of the Company Board or the Special Committee may be withheld, withdrawn or modified in a manner adverse to Buyer if: (i) the Company Board or the Special Committee determines in good faith, after consultation with the Company's outside legal counsel, that the failure to withdraw or modify such recommendations would be inconsistent with its fiduciary obligations; (ii) the Company shall have released Buyer and Transitory Subsidiary from the provisions of any standstill or similar agreement restricting Buyer and Transitory Subsidiary from acquiring securities of the Company; and (iii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 6.1(a) or Section 6.1(b).

     6.2  Proxy Statement; Schedule 13E-3.

     (a) As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the
Schedule 13E-3 and the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company at the earliest practicable time. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the
Schedule 13E-3, the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Schedule 13E-3, the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the
Schedule 13E-3 or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

     (b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     6.3 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.4  Company Stockholders Meeting.

     (a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and by-laws and the rules of the National Association of Securities Dealers, Inc. ("NASD") or other applicable securities regulatory agencies to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Proxy Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal and the OCSN Transaction by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and the OCSN Transaction and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of the NASD, any other applicable securities regulatory agencies or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

     (b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 and shall submit the Company Voting Proposal and the OCSN Transaction to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by
Section 6.1(b), that the Company Voting Proposal or the OCSN Transaction is no longer advisable or recommends that the stockholders of the Company reject such proposals, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the DGCL, its certificate of incorporation and by-laws, the rules of the NASD or any other applicable securities regulatory agencies, and all other applicable legal requirements.

     6.5  Legal Conditions to the Merger.

     (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable law and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement.

     (b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

     6.6 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

     6.7  Options; Warrants and Stock Plans.

     (a) The Company shall take all actions necessary or appropriate to cause all options to purchase or acquire Company Common Stock (individually a "Company Stock Option" and collectively, the "Company Stock Options") granted to any current or former employee or director of, or consultant to, the Company or any Subsidiary under the 1998 Stock Incentive Plan (the "Company Stock Plan") or otherwise prior to the date of this Agreement and that are outstanding immediately prior to the Effective Time to be fully or partially vested and exercisable, as applicable, immediately prior to the Effective Time in accordance with the terms of the Company Stock Plan and the individual agreements evidencing such Company Stock Options. Each Company Stock Option that is not exercised prior to the Effective Time shall be cancelled at the Effective Time and, in consideration thereof, each holder of such a Company Stock Option will be entitled to receive, for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of Company Common Stock of such Company Stock Option, without interest (the "Option Consideration"); provided, that the Option Consideration shall be reduced by any applicable federal and state withholding taxes. The Company shall use its reasonable best efforts to obtain prior to the Effective Time any consents of holders of Company Stock Options required to effect the cancellation of the Company Stock Options contemplated hereby. The Option Consideration shall be paid as soon as reasonably practicable following the Closing Date.

     (b) The Company shall take all actions necessary or appropriate to cause all warrants and other rights to purchase or acquire Company Common Stock (individually a "Company Warrant" and collectively, the "Company Warrants") that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with their terms. Each Company Warrant that is not exercised prior to the Effective Time shall be cancelled at the Effective Time and, in consideration thereof, each holder of such a Company Warrant will be entitled to receive, for each share of Company Common Stock subject to such Company Warrant, an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of Company Common Stock of such Company Warrant, without interest (the "Warrant Consideration"); provided, that the Warrant Consideration shall be reduced by any applicable federal and state withholding taxes. The Company shall use its reasonable best efforts to obtain prior to the Effective Time any consents of holders of Company Warrants required to effect the cancellation of the Company Warrants contemplated hereby. The Warrant Consideration shall be paid as soon as reasonably practicable following the Closing Date.

     (c) The Company shall terminate all Company Stock Plans immediately prior to the Effective Time. The Company shall terminate its 1999 Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time.

     6.8 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

     6.9  Indemnification.

     (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

     (b) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     (c) The Buyer shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered for a period of one (1) year from the Effective Time by a directors and officers liability policy with coverage in a maximum amount of $5,000,000 with respect to acts or omissions prior to the Effective Time which were committed by such officers and directors in their capacity as such. The Buyer further agrees to maintain the Company's $2,000,000 policy with Old Republic Insurance and $3,000,000 policy with XL Specialty Insurance Company until the expiration thereof on June 30, 2004.

     6.10 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.10 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     6.11 Exemption from Liability Under Section 16(b). The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Buyer Common Stock and of options to purchase Buyer Common Stock, in each case pursuant to the transactions contemplated hereby, including without limitation in connection with the contribution of such securities to the Buyer, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

     6.12 338(h)(10) Election. At the Buyer's request, the Company shall fully cooperate and do all things necessary to satisfy the requirements of an election under Section 338(h)(10) of the Code.

     6.13 SEC Filings. The Company shall promptly deliver to Buyer true and correct copies of any report, statement and schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's certificate of incorporation and by-laws.

          (b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

          (c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and
     (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

          (c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Section 3.3(c) of the Company Disclosure Schedule.

          (d) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the

     Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

          (e) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

          (f) Dissenting Shares. The number of Dissenting Shares shall not exceed 5% of the number of outstanding shares of Company Common Stock as of the Effective Time.

          (g) Certain Events. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since June 30, 2003 that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Company Material Adverse Effect.

          (h) OCSN Transaction. The OCSN Transaction shall have closed pursuant to the terms of the asset purchase agreement with respect thereto and dated the date hereof.

          (i) Katzman Arrangements. The Company shall have satisfied all its obligations to Mr. John Katzman upon terms and conditions acceptable to Buyer in its sole discretion.

          (j) Scholar Arrangement. The Company shall have satisfied all its obligations to Scholar, Inc. upon terms and conditions acceptable to Buyer in its sole discretion.

          (k) CollegeClub Litigation. The Company shall have settled the litigation against the Company and others by Mr. Richard M. Kipperman, Liquidating Trustee of the bankruptcy estate of CollegeClub.com, Inc. and CollegeStudent.com, Inc. upon terms and conditions acceptable to Buyer in its sole discretion.

          (l) Reservoir Capital. The Company shall have satisfied all its obligations under and terminated the Loan Agreement, dated as of June 25, 2001, as amended, among the Company, Reservoir Capital Partners, L.P. and the other parties named therein, as amended through the date hereof.

          7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date,
     (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect).

          (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Transitory Subsidiary:

          (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

          (b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2004 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either the Buyer or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal and the OCSN Transaction is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal and the OCSN Transaction shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement); or

          (e) by the Buyer, if: (i) the Company Board (or any committee thereof, including without limitation the Special Committee) shall have failed to recommend approval of the Company Voting Proposal and the OCSN Transaction in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal and the OCSN Transaction;
     (ii) the Company Board (or any committee thereof, including without limitation the Special Committee) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof, including without limitation the Special Committee) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (iv) the Company shall have materially breached its obligations under Section
     6.1 or Section 6.4; or (v) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the Company Voting Proposal and the OCSN Transaction to the Company's stockholders by the date which is one business day prior to the Outside Date; or

          (f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

          (g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in
     Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

          (h) by the Company, if (i) the Company after the date hereof has received a bona fide Acquisition Proposal that the Company Board has determined in good faith after consultation with its financial advisor is a Superior Proposal, (ii) the Company has complied with all of the provisions of Section 6.1, (iii) the Company Board has determined in good faith after consultation with its outside legal counsel that termination of this Agreement is required for the Company Board to fulfill its fiduciary duties under applicable law, and (iv) the Company, contemporaneously with, and as a condition to, its termination of this Agreement, pays to Buyer the fees and expenses provided for in Section 8.3.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.17 and 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company shall bear and pay all fees and expenses (including SEC filing fees) incurred with respect to the preparation, printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and the preparation and filing of the Schedule 13E-3 and any amendments thereto.

     (b) The Company shall pay the Buyer a termination fee of $150,000 and up to $75,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

          (i) by the Buyer pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.1 or 7.2 (other than 7.2(h),(i),(j),(k) or (l)) by the Outside Date shall have resulted in the Closing not occurring; or

          (ii) by the Buyer pursuant to Section 8.1(e); or

          (iii) by the Buyer pursuant to Section 8.1(f); or

          (iv) by the Buyer or the Company pursuant to Section 8.1(d); or

          (v) by the Company pursuant to Section 8.1(h).

     In the event of a termination of this Agreement pursuant to Section 8.1(b) as a result of a failure to satisfy any of the conditions set forth in Section 7.2(h), (i), (j), (k) or (l), the Company shall reimburse the Buyer up to $75,000 for expenses actually incurred by the Buyer relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors).

     Any fees and expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds not later than five (5) business days after the date of termination of this Agreement.

     (c) The parties acknowledge that the agreements contained in this Section
8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay to the Buyer any expense reimbursement or fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by the Special Committee and the Boards of Directors of Buyer and Transitory Subsidiary, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Special Committee and the Boards of Directors of Buyer and Transitory Subsidiary, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     (a) if to the Buyer or the Transitory Subsidiary, to

         Athena Ventures Parent, Inc.
         and
         Athena Ventures Acquisition Sub, Inc.
         c/o Raymond V. Sozzi, Jr.
         Student Advantage, Inc.
         280 Summer Street
         Boston, MA 02210
         with a copy to:

         Shack Siegel Katz & Flaherty P.C.
         530 Fifth Avenue
         New York, NY 10036
         Attn: Jeffrey N. Siegel, Esq.
         Telecopy: (212) 730-1964

     (b) if to the Company or the Special Committee, to

         Student Advantage, Inc.
         280 Summer Street
         Boston, MA 02210
         Attn: President

         with a copy to:

         Greenberg Taurig, LLP
         Metlife Building
         200 Park Avenue
         New York, NY 10166
         Attn: Alan I. Annex, Esq.
         Telecopy: (212) 805-9323

     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.11, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     9.12 No Recourse to Officers, Directors or Stockholders of the Buyer. The liabilities and obligations of the Buyer under this Agreement shall be solely and exclusively liabilities and obligations of the Buyer and in no event shall the officers, directors or stockholders of the Buyer have any liability or obligation whatsoever under this Agreement.

                     [the next page is the signature page]

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ATHENA VENTURES PARENT, INC.

                                          By:   /s/ RAYMOND V. SOZZI, JR.
                                            ------------------------------------
                                              Name: Raymond V. Sozzi
                                              Title:   President

                                          ATHENA VENTURES ACQUISITION SUB, INC.

                                          By:   /s/ RAYMOND V. SOZZI, JR.
                                            ------------------------------------
                                              Name: Raymond V. Sozzi, Jr.
                                              Title:   President

                                          STUDENT ADVANTAGE, INC.

                                          By:      /s/ SEVIM M. PERRY
                                            ------------------------------------
                                              Name: Sevim M. Perry
                                              Title:   Chief Financial Officer

                                                                      APPENDIX B

                          PURCHASE AND SALE AGREEMENT
                                    BETWEEN
                            STUDENT ADVANTAGE, INC.
                                      AND
                                   NCSN, INC.
                         DATED AS OF NOVEMBER 18, 2003

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I ASSET PURCHASE.............................................    1
   1.1   Purchase and Sale of Assets; Assumption of Liabilities......    1
   1.2   Purchase Price..............................................    4
   1.3   Allocation..................................................    5
   1.4   The Closing.................................................    5
   1.5   Consents to Assignment......................................    6
   1.6   Further Assurances..........................................    7
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER..............    7
   2.1   Organization, Qualification and Corporate Power.............    7
   2.2   Authority...................................................    8
   2.3   Noncontravention............................................    8
   2.4   Financial Statements........................................    9
   2.5   Absence of Certain Changes..................................    9
   2.6   Undisclosed Liabilities.....................................   10
   2.7   Tax Matters.................................................   10
   2.8   Title to Assets; Condition of Tangible Property.............   10
   2.9   Real Property...............................................   10
   2.10  Intellectual Property.......................................   11
   2.11  Contracts...................................................   12
   2.12  Entire Business.............................................   13
   2.13  Litigation..................................................   13
   2.14  Employment Matters..........................................   13
   2.15  Employee Benefits...........................................   14
   2.16  Legal Compliance............................................   14
   2.17  Permits.....................................................   14
   2.18  Business Relationships with Affiliates......................   15
   2.19  Brokers' Fees...............................................   15
   2.20  Insurance...................................................   15
   2.21  Top Producers and Suppliers; Accounts Receivable............   15
   2.22  Solvency....................................................   15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER..............   16
   3.1   Organization................................................   16
   3.2   Authority...................................................   16
   3.3   Noncontravention............................................   16
   3.4   Litigation..................................................   17
   3.5   Financing...................................................   17
   3.6   Due Diligence by the Buyer..................................   17
ARTICLE IV PRE-CLOSING COVENANTS.....................................   17
   4.1   Closing Efforts.............................................   17
   4.2   Operation of Business.......................................   17
   4.3   Access......................................................   18
   4.4   Exclusivity.................................................   19

                                                                       PAGE
                                                                       ----
   4.5   Stockholders Meeting; Voting Agreement......................   19
   4.6   Disclosure Schedule; Additional Information.................   20
   4.7   Elimination of Intercompany Items...........................   20
   4.8   Customer Contracts..........................................   20
ARTICLE V CONDITIONS PRECEDENT TO CLOSING............................   21
   5.1   Conditions to Obligations of the Buyer......................   21
   5.2   Conditions to Obligations of the Seller.....................   22
ARTICLE VI TERMINATION...............................................   23
   6.1   Termination of Agreement....................................   23
   6.2   Effect of Termination.......................................   23
ARTICLE VII EMPLOYEE MATTERS.........................................   24
   7.1   Offer of Employment; Continuation of Employment.............   24
   7.2   Cessation of Business Benefit Plan Participation; 401(k)       24
         Plan Matters................................................
   7.3   Employment Related Liabilities..............................   24
   7.4   Employee Benefits; Severance Plans..........................   24
   7.5   Welfare Plans...............................................   25
   7.6   Accrued Vacation Time.......................................   25
   7.7   U.S. WARN Act...............................................   25
   7.8   U.S. COBRA..................................................   25
ARTICLE VIII OTHER POST-CLOSING COVENANTS............................   25
   8.1   Access to Information; Record Retention; Cooperation........   25
   8.2   Collection of Accounts Receivable...........................   27
   8.3   Payment of Assumed Liabilities and Excluded Liabilities.....   27
   8.4   Transfer Taxes..............................................   27
   8.5   Transition..................................................   27
   8.6   Non-Competition.............................................   27
   8.7   Third Party Consents........................................   28
   8.8   Solomon Accounting System...................................   28
ARTICLE IX INDEMNIFICATION; SURVIVAL.................................   28
   9.1   Definitions.................................................   28
   9.2   Indemnification Generally...................................   29
   9.3   Assertion of Claims.........................................   30
   9.4   Notice and Defense of Third Party Claims....................   30
   9.5   Survival of Representations and Warranties..................   30
   9.6   Characterization of Payments................................   31
   9.7   Indemnification Payments....................................   31
ARTICLE X MISCELLANEOUS..............................................   31
  10.1   Press Releases and Announcements............................   31
  10.2   No Third Party Beneficiaries................................   31
  10.3   Action to be Taken by Affiliates............................   31
  10.4   Entire Agreement............................................   31
  10.5   Succession and Assignment...................................   31
  10.6   Notices.....................................................   32
  10.7   Amendments and Waivers......................................   32

                                                                       PAGE
                                                                       ----
  10.8   Severability................................................   32
  10.9   Expenses....................................................   32
  10.10  Specific Performance........................................   33
  10.11  Governing Law...............................................   33
  10.12  Bulk Transfer Laws..........................................   33
  10.13  Construction................................................   33
  10.14  Waiver of Jury Trial........................................   33
  10.15  Remedies Cumulative.........................................   33
  10.16  Incorporation of Exhibits and Schedules.....................   33
  10.17  Counterparts and Facsimile Signature........................   33

Exhibits:
Exhibit A            Form of Note
Exhibit B            Form of Warrant
Schedules:
Schedule 1.1(a)(ii)  Acquired Assets
Schedule 1.1(a)(iv)  Assigned Contracts
Schedule 1.1(a)(v)   Intellectual Property
Schedule 1.1(b)(ii)  Certain Excluded Assets
Schedule 1.3         Allocation of Purchase Price
Schedule 1.5(a)      Required Consents
Schedule 1.5(b)      Required Contracts
Schedule 4.2(d)      Capital Expenditure Budget
Schedule 4.2(f)      Permitted Employee and Compensation Charges
Schedule 7.1         Specified Business Employees
Schedule 10.1        Form of Public Announcement

                          PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT, dated as of November 18, 2003, between Student Advantage, Inc., a Delaware corporation (the "Seller"), and NCSN, Inc., a Delaware corporation (the "Buyer"). The Seller and the Buyer are referred to together herein as the "Parties."

                                  INTRODUCTION

     1. The Seller is engaged, among other matters, in (a) providing a network on the World Wide Web devoted to college sports known as the "Official College Sports Network," providing online brand management, content delivery, consumer marketing and business/commerce solutions to university athletic departments and conferences, and (b) operating an on-line wire service known as "U-Wire" which aggregates and syndicates to subscribers college newspaper-based content. All such activities and all other business and activities conducted on or through the www.ocsn.com and www.collegesports.com websites or any other websites primarily utilized by the Seller in connection with such activities, hereinafter referred to collectively as the "Business."

     2. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the assets of the Seller relating exclusively or primarily to the Business (other than assets excluded pursuant hereto), subject to the assumption of related liabilities and upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                 ASSET PURCHASE

     1.1  Purchase and Sale of Assets; Assumption of Liabilities.

     (a) On the basis of and contingent upon the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in Section 1.4(a)), the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of any and all Security Interests (as defined in Section 2.3), all of the Seller's right, title and interest in and to the assets, properties and rights of the Seller of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing which are utilized exclusively or primarily by the Seller in the Business (collectively, the "Acquired Assets"), including, without limitation, the following assets in each case to the extent same are utilized exclusively or primarily in the Business:

          (i) all accounts receivable and other receivables, whether or not billed;

          (ii) all computers, equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling and other tangible personal property and all warranties and guarantees, if any, express or implied, existing for the benefit of the Seller in connection therewith to the extent transferable, including the items listed in Schedule 1.1(a)(ii) hereto;

          (iii) the Leased Real Property (as defined in Section 2.9(b)) covered by the Leases (as defined in Section 2.9(b));

          (iv) the rights under all contracts or agreements to which the Seller is a party, including those listed in Schedule 1.1(a)(iv) hereto (collectively, the "Assigned Contracts");

          (v) all "Intellectual Property," which shall mean any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States, international and foreign registered patents and applications therefor, including such applications and registrations listed in Sched-ule 1.1(a)(v) hereto, and all underlying patent rights, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), ideas, processes, invention disclosures, improvements, trade secrets, proprietary information, confidential business information, know-how, technology, improvements, discoveries, technical data, customer or vendor lists, proprietary processes and formulae, all source and object code, computer software and management information systems, algorithms, architectures, structures, display screens, layouts, development tools, including the user interface related to the "gametracker" product, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records; (3) all copyrights, copyrights registrations and applications therefor, copyrightable material including derivative works, revisions, transformations and adaptations, material that is subject to non-copyright disclosure protections, and all other works of authorship and, and all other rights corresponding thereto throughout the world; (4) all trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including such applications and registrations listed in Schedule 1.1(a)(v) hereto, throughout the world; (5) domain names, including www.ocsn.com and www.collegesports.com; (6) web sites and related content and sites, including sites with the web addresses www.ocsn.com and www.collegesports.com; (7) intellectual property rights acquired by license or agreement; (8) damages or benefits derived from any action arising out of or related to the foregoing, including laws controlling computer and Internet rights; (9) all manuals, documentation and materials relating to the above; and (10) any equivalent rights to any of the foregoing anywhere in the world;

          (vi) all licenses, permits or franchises issued by any Governmental Entity (as defined below) relating to the development, use, maintenance or occupation of the Seller Leased Facilities or the operations of the Business (for purposes of this Agreement, "Governmental Entity" means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency);

          (vii) all goods and services and all other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by the Seller prior to the Closing;

          (viii) all prepaid deposits and other prepaid asset items;

          (ix) all books (other than stock record books), records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials, subject to any restrictions imposed by applicable law on the transfer of employee files and other materials related to classified programs;

          (x) all telephone and facsimile numbers; and

          (xi) all goodwill.

     (b) Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following (each, an "Excluded Asset"):

          (i) any cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

          (ii) any assets, properties or rights listed on, or arising under any contracts or agreements listed on, Schedule 1.1(b)(ii) hereto;

          (iii) any rights to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Excluded Liabilities (as defined in Section 1.1(d));

          (iv) any rights which accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements (as defined in Section 1.5(b));

          (v) any rights relating to refunds or recoupment of Taxes (as defined in Section 2.7) of the Seller, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;

          (vi) any actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth above in this Section 1.1(b) or to any Excluded Liabilities;

          (vii) any books, records, accounts, ledgers, files, documents, correspondence, studies, reports and other printed or written materials related exclusively or primarily to any Excluded Assets or Excluded Liabilities; and

          (viii) any of the Seller's corporate functions, facilities, assets and properties that service the Seller's business activities as a whole and are not primarily or exclusively related to the Business (such as, by way of example, payroll systems, finance and accounting functions, shared business services and the like).

     (c) On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due after the Closing all of the following liabilities and obligations solely to the extent related exclusively or primarily to the Business or the Acquired Assets (collectively, the "Assumed Liabilities"):

          (i) all liabilities (A) reflected on the face of the Interim Balance Sheet (as defined in Section 2.4(a)) and (B) incurred after the Interim Balance Sheet in the ordinary course of business consistent with past practice (and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period (taking into account any corresponding increase in expenses that are attributable to an increase in revenue)), except to the extent satisfied prior to the Closing, in each of clauses (A) and (B) not including any liabilities or obligations payable or otherwise owed to the Seller or any of its Affiliates (collectively, "Intercompany Payables");

          (ii) all liabilities and obligations of the Seller arising after the Closing under the Assigned Contracts and the Leases included in the Designated Contracts, except as provided in Section 1.5; provided, however that the Buyer shall not assume, and does not hereby agree to pay, perform or discharge, any liabilities or obligations relating in any manner to or arising from any breach or default of the Seller of any Assigned Contract occurring on or prior to the Closing Date (as defined in Section 1.4(a)) regardless of whether the Seller discloses such breach or default pursuant to this Agreement;

          (iii) all liabilities and obligations in respect of ownership or operation of the Business or the Acquired Assets arising or incurred by the Buyer from and after the Closing;

          (iv) all liabilities and obligations arising out of the ownership, leasing or operation of any Leased Facility or other real property from and after the Closing;

          (v) all liabilities and obligations in respect of employees or employee benefits which are expressly assumed by the Buyer pursuant to
     Article VII;

          (vi) all liabilities and obligations for any Taxes relating to the Business for periods beginning after the Closing Date (other than Taxes imposed on the Seller's income); and

          (vii) all liabilities and obligations arising out of or relating to a Deferred Items (as defined in Section 1.5) under Section 1.5 to the extent that the Buyer receives the benefits under such Deferred Item pursuant to
     Section 1.5.

     (d) Except for the Assumed Liabilities, the Buyer shall not assume or be liable for, and does not undertake to attempt to, assume or discharge, any payment obligation, performance obligation, contingency or liability, whether fixed, contingent, liquidated, unliquidated, matured, unmatured, asserted or unasserted, of the Seller whether or not relating to the Business and operation thereof on or prior to the Closing Date including, without limitation, obligations of the Seller with respect to Taxes for periods ending prior to the Closing Date, any Taxes imposed on the Seller's income and the conduct of the Business prior to the Closing, liabilities and obligations in respect of employees and employee benefits not expressly assumed by the Buyer pursuant to Article VII, any Intercompany Payables, and any liabilities arising from or relating to the failure of the Seller to maintain adequate licenses with respect to third party software and/or technology notwithstanding any disclosure with respect thereto set forth in Section 2.10(b) of the Disclosure Schedule (as defined in Article
II) or elsewhere therein (collectively, the "Excluded Liabilities"), which obligations and liabilities shall remain the sole responsibility of the Seller and the Seller shall indemnify and hold harmless the Buyer therefor.

     1.2  Purchase Price.

     (a) In consideration for the sale and transfer of the Acquired Assets, the Buyer shall at the Closing assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to the Seller at Closing $7,100,000 (such amount, as the same may hereafter be adjusted, the "Purchase Price"), (i) $2,850,000 of which shall be paid in cash in immediately available funds (such amount, as the same may hereafter be adjusted, the "Cash Portion"), subject to adjustment as set forth in Section 4.8 and in Schedule 1.5(a) hereto, and (ii) the balance (the "Balance") of which shall be paid by delivery of a Note Agreement substantially in the form attached hereto as Exhibit A (the "Note") and a Common Stock Purchase Warrant substantially in the form attached hereto as Exhibit B (the "Warrant"); provided, however, in the event that not less than four Business Days (as defined in Section 1.4(a)) prior to the Closing Date the Buyer delivers written notice to the Seller that upon delivery of the Note as of the Closing Date the Buyer would be in default or breach of one or more provisions thereof (which notice shall specify such provisions), at the option of the Seller (exercisable by delivery to the Buyer of written notice thereof not less than two Business Days prior to the Closing Date), at the Closing the Seller shall either (y) accept payment of the Balance by delivery of the Note and Warrant and deliver to the Buyer concurrently therewith a waiver (on behalf of the Seller and its successors and assigns) of any and all such defaults and breaches, any other defaults and breaches of which the Seller had knowledge and any defaults or breaches under this Agreement with respect thereto (including, without limitation, any breach by the Buyer of any of its representations or warranties contained in this Agreement), and a release of any claims with respect thereto or arising therefrom (the "Waiver and Release") or (z) in lieu of delivery of the Note and the Warrant, accept payment of the Balance in cash in immediately available funds of $4,250,000. In the event that the Seller fails to deliver timely such written notice, the Seller shall have been deemed to have elected to accept payment of the Balance pursuant to clause (z) above.

     (b) The Purchase Price shall be adjusted at Closing as follows:

          (i) if Estimated Working Capital (as hereinafter defined) exceeds $50,000, the Cash Portion of the Purchase Price shall be increased by such excess; or

          (ii) if Estimated Working Capital is less than ($50,000) (that is, negative $50,000), the Cash Portion of the Purchase Price shall be decreased by such shortfall.

          For purposes hereof, "Estimated Working Capital" shall mean an amount, calculated by the Seller in good faith as at the Closing Date, equal to (A) the sum of Specified Accounts Receivable (as hereinafter defined), inventory, prepaid expenses and deposits (whether short or long-term), less
     (B) the sum of accounts payable, deferred revenue, Pre-Closing Employee Liabilities (as defined in Section 7.3) to the extent includable herein pursuant to Section 7.3, and accrued expenses (not including Taxes or expenses with respect to the Assumed Vacation Time (as defined in Section 7.6)). For purposes hereof, "Specified Accounts Receivable" means (1) the accounts receivable set forth on the statement of net assets of the Business as of September 30, 2003 included in Section 2.4 of the Disclosure Schedule (other than the accounts receivable identified as "Excluded Accounts Receivable" in Schedule 1.1(b)(ii) hereto) and (2) any accounts receivable arising after such date and before the Closing Date in the ordinary course of business consistent with past practice.

     (c) (i) Within 45 days after the Closing Date, the Seller shall prepare a statement of net assets as of the Closing Date (the "Closing Date Balance Sheet") from the books, records and accounts of the Seller based on the closing statement of net assets used to calculate the Estimated Working Capital at the Closing together with a statement (the "Working Capital Statement") setting forth the Seller's calculation of actual working capital as of the Closing Date ("Proposed Final Working Capital") determined on the same basis used to determine Estimated Working Capital. If the Buyer does not agree with the calculation of the Proposed Final Working Capital, the Buyer shall notify the Seller in writing (such notice, the "Dispute Notice") of its objection within 30 days (as defined in Section 1.4(a)) after its receipt of the Working Capital Statement, which Dispute Notice shall set forth in reasonable detail the basis for its objection. If the fails to deliver a Dispute Notice within such 30 day period, then the Proposed Working Capital shall become the final Working Capital (the "Final Working Capital") for all purposes of this Agreement. If the Buyer delivers a Dispute Notice within such 30 day period, each of the Buyer and the Seller shall negotiate in good faith a resolution of the dispute set forth in the Dispute Notice and if the parties are not able to reach agreement as to an appropriate Final Working Capital within 10 Business Days of delivery of the Dispute Notice, then the Buyer and the Seller shall, within 10 Business Days thereof, mutually agree on and appoint an independent public accounting firm (the "Independent Auditor") to review the Working Capital Statement and the Dispute Notice (and all related information) and determine the Final Working Capital. Each of the Buyer and the Seller shall provide the Independent Auditor promptly upon request therefrom with such information and documentation as the Independent Auditor may find necessary or appropriate to determine the Final Working Capital. The Independent Auditor shall be requested to determine the Final Working Capital within 90 days of the Closing Date, and such determination shall be final and binding as to all parties hereto. The costs of the Independent Auditor shall be borne by the party whose determination of working capital as of the Closing Date was farthest from the Independent Auditor's determination of the Final Working Capital, or equally by the Buyer and the Seller if the determination by the Independent Auditor is equidistant from the determinations of the parties.

     (ii) Within five Business Days after the determination of the Final Working Capital in accordance with clause (i) above, a payment, if any, to adjust the Purchase Price shall be made by the Buyer or the Seller, as the case may be, consistent with Section 1.2(b)(i), (ii) and (iii).

     1.3 Allocation. The Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 1.3 hereto. In the event that the Purchase Price is adjusted as set forth Section 1.2, such allocation shall be appropriately adjusted in proportion thereto. The Buyer and the Seller shall each report in their respective federal, state and local income tax returns for the taxable year that includes the Closing Date (as defined in Section 1.4) the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including without limitation the preparation and filing of Form 8594 under
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor form or successor provision of any future Tax law, and neither the Buyer nor the Seller shall take any position inconsistent with such allocation unless otherwise required by applicable law.

     1.4  The Closing.

     (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Hale and Dorr LLP in New York, New York, on the fifth Business Day immediately following the date on which all of the conditions set forth in Article V have been satisfied or waived or (ii) such other time, date or place as the Buyer and the Seller may agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

     (b) At the Closing:

          (i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

          (ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

          (iii) the Seller shall execute and deliver a Bill of Sale in form and substance reasonably satisfactory to the Buyer and the Seller;

          (iv) the Seller shall execute and deliver a Trademark Assignment in form and substance reasonably satisfactory to the Buyer and the Seller;

          (v) the Seller shall execute and deliver a Copyright Assignment in form and substance reasonably satisfactory to the Buyer and the Seller;

          (vi) the Seller shall execute and deliver a Patent Assignment in form and substance reasonably satisfactory to the Buyer and the Seller;

          (vii) the Seller shall execute and deliver a Domain Name Assignment and Transfer Agreement in form and substance reasonably satisfactory to the Buyer and the Seller;

          (viii) the Seller and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

          (ix) the Buyer shall execute and deliver to the Seller an Assumption Agreement;

          (x) the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

          (xi) the Seller shall, if applicable, deliver the Waiver and Release;

          (xii) the Seller shall execute and deliver to the Buyer a certificate setting forth the Estimated Working Capital, including the basis therefor and a certification that such Estimated Working Capital was prepared in good faith by the Seller based on the books, records and accounts of the Seller maintained in the ordinary course of business;

          (xiii) the Seller shall transfer to the Buyer all the books, records, files and other data (or copies thereof) within the possession or control of the Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by the Buyer;

          (xiv) the Buyer shall (A) pay in cash by wire transfer of immediately available funds to the Seller the Cash Portion, and (B) pay the Balance in accordance with Section 1.2(a);

          (xv) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by the Seller; and

          (xvi) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

     The agreements and instruments referred to in clauses (iii) through (xii) above, together with any other documents or instruments executed and delivered pursuant hereto, are referred to herein as the "Ancillary Agreements."

     1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding but subject to the proviso below, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If such consent (a "Deferred Consent") is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then, in each such case, (a) the contract, lease, authorization, license or permit to which such Deferred Consent relates (a "Deferred Item") shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, provided that the Seller shall not be required to make any material payments or agree to any material undertakings in connection therewith, and (c) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder).

     In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then the Buyer and the Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties to the extent reasonably practicable the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or permit, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a prompt and punctual basis. Notwithstanding anything herein to the contrary, the assignment or transfer of the leases and other contracts set forth on Schedule 1.5(a) and
Schedule 1.5(b) hereto, to the extent provided therein, shall be a condition to the Buyer's obligation to consummate the Closing.

     1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party's expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows, except as set forth in the Disclosure Schedule provided by the Seller to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect (as defined in Section 2.1), or is outside the ordinary course of business. For purposes of this Article II, the phrase "to the knowledge of the Seller" shall mean and be limited to the knowledge of the Seller's executive officers after due inquiry. To the extent anything contained in the Disclosure Schedule conflicts with this paragraph, this paragraph shall prevail.

     2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). The Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own, lease and use the properties now owned, leased and used by it. For purposes of this Agreement, "Business Material Adverse Effect" means any change, effect or circumstance that, individually or in the aggregate, (i) is materially adverse to the business, financial or other condition, results of operations or prospects of the Business as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry in which the Business competes), or (ii) impairs or delays in any material respect the ability of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that a "Business Material Adverse Effect" shall not include any adverse change, effect or circumstance (a) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement, or
(b) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

     2.2 Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements and, subject to the approval of the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement by a majority of the votes represented by the outstanding shares of capital stock of the Seller entitled to vote thereon (the "Requisite Seller Stockholder Approval"), the consummation by the Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     2.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws of the Seller;

          (b) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any third party or Governmental Entity, except for (i) the Requisite Seller Stockholder Approval and (ii) the consents set forth in Sections 2.9(b) and 2.11(c) of the Disclosure Schedule;

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage, instrument of indebtedness or Security Interest to which the Seller is a party or by which the Seller is bound or to which its assets are subject, except for (i) the consents required under the Designated Contracts set forth in Section 2.11(c) of the Disclosure Schedule, (ii) any conflict, breach, default, acceleration or right to terminate or modify in any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage, instrument of indebtedness or Security Interest (other than the Designated Contracts) that would not reasonably be expected to result in a Business Material Adverse Effect or (iii) any notice, consent or waiver (other than the consents required under the Designated Contracts set forth in Section 2.11(c) of the Disclosure Schedule) the absence of which would not reasonably be expected to result in a Business Material Adverse Effect; or

          (d) violate any (i) judgment, order, writ, stipulation, injunction, decree or (ii) statute, rule or regulation applicable to the Seller or any of its properties or assets, except, in the case of clause (ii) above, for any violation that would not reasonably be expected to result in a Business Material Adverse Effect.

          For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) liens arising solely by action of the Buyer, and (ii) liens on tangible personal property which do not, individually or in the aggregate, materially impair the use or value of the Acquired Assets.

     2.4  Financial Statements.

     (a) Section 2.4 of the Disclosure Schedule includes copies of the unaudited
(a) statement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of the Business for the 12-month period ended December 31, 2002, and for the six-month period ended June 30, 2003 and (b) statement of net assets of the Business as of December 31, 2002, and as of June 30, 2003 (the "Interim Balance Sheet"). The financial statements referred to in clauses (a) and (b) above are herein referred to collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and the methodologies described in the footnotes thereto and fairly present, in all material respects, the financial condition and combined results of operations of the Business as of the respective dates thereof and for the periods referred to therein in accordance with such methodologies; provided, however, that the foregoing statements of net assets do not include footnotes required by GAAP, and the interim statement of net assets is subject to year-end adjustments and the Financial Statements do not include allocation of corporate expenses.

     (b) Section 2.4 of the Disclosure Schedule includes copies of (i) the unaudited statement of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of the Business for the three-month period ended September 30, 2003 and (ii) statement of net assets of the Business as of September 30, 2003. Such financial statements are good faith estimates of the Seller, subject to the Seller's ordinary period-end closing procedures; provided that nothing has come to the attention of the Seller to indicate that any such estimates are inaccurate as of the respective date thereof or for the period referred to therein.

     2.5 Absence of Certain Changes. Since June 30, 2003, there have not been any changes in the financial condition, results of operations or prospects of the Business, except for any changes that would not reasonably be expected to result in a Business Material Adverse Effect. Except as set forth in Section 2.5 of the Disclosure Schedule, since June 30, 2003, the Seller has not taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

          (a) sold, assigned or transferred (i) any portion of the Acquired Assets consisting of tangible personal property in a single transaction or series of related transactions in an amount in excess of $5,000 except in the ordinary course of business or (ii) any other portion of the Acquired Assets;

          (b) granted or amended any rights to severance benefits, "stay pay" or termination pay to any director, officer or other employee of the Business or increased benefits payable or potentially payable to any such director, officer or other employee of the Business under any previously existing severance benefits, "stay-pay" or termination pay arrangements, in each case (i) except as required by law and (ii) except for obligations that will not constitute an Assumed Liability;

          (c) made any capital expenditures or commitments therefor in an amount in excess of $5,000 other than in accordance with the Business' capital budget included in Schedule 4.2(d) hereto;

          (d) acquired any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not become part of the Business;

          (e) incurred or guaranteed any indebtedness for borrowed money;

          (f) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual compensation exceeds $50,000 or otherwise outside of the ordinary course of business or not consistent with past practice;

          (g) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.15(a)), except as required by law;

          (h) materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP;

          (i) failed to pay or perform any liabilities or obligations which would reasonably be expected to result in a Business Material Adverse Effect;

          (j) engaged in any loans or borrowings or payments, dividends or transfers of assets with any officers, directors, employees or other affiliates; or

          (k) entered into any agreement or commitment with respect to any of the matters referred to in clauses (a) through (j) of this Section 2.5.

     2.6 Undisclosed Liabilities. The Business does not have any liability of a nature which is material to the Business, except for (i) liabilities shown on the Interim Balance Sheet, (ii) liabilities which have arisen since June 30, 2003 in the ordinary course of business consistent with past practice (and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period (taking into account any corresponding increase in expenses that are attributable to an increase in revenue)), (iii) liabilities set forth in Section 2.6(a) of the Disclosure Schedule and (iv) the Excluded Liabilities.

     2.7 Tax Matters. The Seller has filed or had filed on its behalf all Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete to the extent they relate to the Business, except for any error or omission that would not reasonably be expected to result in a Business Material Adverse Effect. The Seller has paid (or had paid on its behalf) all Taxes that are shown to be due and payable on any such Tax Returns to the extent they relate to the Business. All Taxes, to the extent they relate to the Business, that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Business Material Adverse Effect. The Seller is not a foreign person within the meaning of Section 1445 of the Code. For purposes of this Agreement, "Taxes" means (i) all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, (ii) any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) above. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, forms or other information required to be supplied to a governmental authority responsible for the imposition of Taxes in connection with Taxes.

     2.8 Title to Assets; Condition of Tangible Property. The Seller is the sole owner of the Acquired Assets and has good title to, a valid leasehold interest in or a valid license or right to use, all of the Acquired Assets, free and clear of all Security Interests. The tangible Acquired Assets are in good condition and repair, subject to normal wear and tear, and are suitable to conduct the Business substantially in the same manner in which the Business has been conducted prior to the date hereof. All of the tangible assets of the Business are located in Carlsbad, California, Irvine, California or Atlanta, Georgia.

     2.9  Real Property.

     (a) The Seller does not own any real property, and the Business has never been located in or operated on any real property owned by the Seller or any Affiliate of the Seller.

     (b) Section 2.9(b) of the Disclosure Schedule lists all real property included in the Acquired Assets (the "Leased Real Property") and each lease and sublease in effect with respect thereto (each, a "Lease"). Section 2.9(b) of the Disclosure Schedule lists each Lease that cannot be assigned on transferred by the Seller without the prior written consent of the other party thereto. The Seller has made available to the Buyer true, complete and accurate copies of each Lease. With respect to each such Lease:

          (i) the Lease is a valid and binding obligation of the Seller and, to the knowledge of the Seller, each other party to such Lease, enforceable and in full force and effect;

          (ii) except as set forth in Section 2.9(b)(ii) of the Disclosure Schedule, neither the Seller nor, to the knowledge of the Seller, any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder, and no claim has been made by any other party to such Lease alleging that the Seller is in breach of default thereunder;

          (iii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of such Lease; and

          (iv) the Seller has no knowledge of any Security Interest, easement, covenant or other restriction applicable to the Leased Real Property subject to such Lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy of the Seller of such Leased Real Property.

     2.10  Intellectual Property.

     (a) The Seller has disclosed accurately and completely to the Buyer all Intellectual Property that is used exclusively or primarily in the Business ("Seller's IP"). The Seller is the sole and exclusive owner of all right, title and interest in and to Seller's IP (with no breaks in the chain of title thereof), except as set forth in Section 2.10(a) of the Disclosure Schedule, free and clear of any security interest, lien, pledge, option, charge or encumbrance of any kind whatsoever. The Seller's rights in Seller's IP are in full force and effect. Seller's IP has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Seller's rights in and to Seller's IP. In the event that the Seller is using any material Intellectual Property in the Business under license (the "Licensed IP"), the Seller has disclosed such license(s) to the Buyer, and the Seller is authorized to use the Licensed IP under license and is in compliance with the terms of any such license agreements(s).

     (b) Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Seller has not transferred all or any portion of its ownership interest in, or granted any exclusive license with respect to, any of Seller's IP, to any third party.

     (c) With respect to each item of Seller's IP, except as set forth in
Section 2.10(c) of the Disclosure Schedule, any necessary registration, maintenance and renewal fees in connection therewith have been paid and any necessary documents and certificates in connection therewith have been filed with the relevant patent, trademark or copyright authorities or any other appropriate registrar, including, without limitation, any domain name registrar, in the United States or abroad for the purposes of securing or maintaining rights in such Intellectual Property.

     (d) Except as set forth in Section 2.10(d) of the Disclosure Schedule, to the extent that any of Seller's IP has been developed or created by a third party for the Seller, the Seller has a written agreement with such third party with respect thereto and the Seller thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be.

     (e) Section 2.10(e) of the Disclosure Schedule lists all material contracts, licenses, agreements and other instruments, to which the Seller is a party or which otherwise govern the Seller's actions with respect to Seller's IP (collectively, the "IP Documents"). The IP Documents are in full force and effect. The consummation of the transactions contemplated by this Agreement will not violate or result in the breach, modification, cancellation, termination, or suspension of the IP Documents and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights of the Seller to any of its Intellectual Property. The Seller is in material compliance with, and has not materially breached any term of any IP Document and, to the best knowledge of the Seller, all other parties to the IP Documents are in compliance with, and have not breached any term of, such IP Documents.

     (f) Except as set forth on Section 2.10(f) of the Disclosure Schedule, the Seller is not under obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Seller's IP used in or necessary for its business as it is currently conducted or as currently contemplated to be conducted.

     (g) Except as set forth in Section 2.10(g) of the Disclosure Schedule, (i) the Seller has not received any written notice or claim challenging the Seller's ownership or rights in Seller's IP or claiming that any other person or entity has any legal or beneficial ownership or other rights with respect thereto, and the Seller is not aware of any valid basis for such claim; (ii) to the best knowledge of the Seller, no third party is infringing, misappropriating or otherwise violating any material right of the Seller with respect to Seller's IP; and (iii) no Seller's IP has been refused registration or is the subject of any inter-parties proceedings.

     (h) The Seller has all right, title and interest in and to all of its client information and related client or user data, and all proprietary databases and data collections (collectively, "Proprietary Information"). Any use or transfer of the Proprietary Information as contemplated under this Agreement will not violate the rights of any third party or result in the breach of any agreement to which the Seller is a party or which otherwise governs the Seller's actions with respect thereto.

     (i) The Seller has taken and will continue to take all reasonable and practicable measures designed to protect its rights in its confidential information and trade secrets or any confidential information or trade secrets of third parties provided to the Seller. Neither the Seller nor any of its employees or agents has permitted any such confidential information or trade secrets to be used, divulged or appropriated for the benefit of persons to the material detriment of the Seller of the Business.

     2.11  Contracts.

     (a) Section 2.11(a) of the Disclosure Schedule lists all of the contracts or agreements, whether written or oral, to which the Seller is a party or by which it is bound as of the date of this Agreement that relate exclusively or primarily to the Business (excluding Leases, which are set forth in Section 2.9(b) of the Disclosure Schedule, and any contracts or agreements relating to Excluded Assets), including, without limitation:

          (i) any agreement (or group of related agreements with the same party or affiliate thereof) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $5,000;

          (ii) any agreement (or group of related agreements with the same party or affiliate thereof) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $10,000;

          (iii) any agreement (or group of related agreements with the same party or affiliate thereof) which involves or could involve a payment to the Seller in excess of $10,000, either pursuant to a contract with a customer or client of the Business or pursuant to any other contract or agreement for the sale of goods and services outside of the ordinary course of business;

          (iv) any agreement for the acquisition by the Seller of any operating business, whether by merger, stock purchase or asset purchase, except for any such business which did not or will not become part of the Business;

          (v) any agreement establishing a partnership or joint venture;

          (vi) any agreement (or group of related agreements with the same party or affiliate thereof) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $5,000 or under which it has imposed a Security Interest on any of the Acquired Assets;

          (vii) any agreement that prohibits or restricts the Business from freely engaging in business anywhere in the world;

          (viii) any agreement, employment or otherwise, involving the Seller's executive officers, directors or employees relating to the Business;

          (ix) any agreement, including any termination agreement, committing to pay severance, "stay pay" or other similar benefits to any officer or other employee of the Business; and

          (x) any agreement with any college, university, educational institution or organization affiliated therewith, college conference or coaches' association (each a "College Entity") or an advertiser not otherwise disclosed in any of the foregoing.

     (b) The Seller has made available to the Buyer a true, complete and accurate copy of each contract and agreement listed in Section 2.11(a) of the Disclosure Schedule (the "Designated Contracts"). Each Designated Contract is a valid and binding obligation of the Seller and, to the knowledge of the Seller, of each other party thereto, in full force and effect. Neither the Seller nor, to the knowledge of the Seller, any other party to a Designated Contract is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. No written claim and, to the Seller's knowledge, no oral claim has been made by any other party to a Designated Contract alleging that the Seller is in breach or default thereunder. The Seller has no knowledge that any other party intends to terminate or not renew any Designated Contract.

     (c) Section 2.11(c) of the Disclosure Schedule lists each Designated Contract that cannot be assigned or transferred by the Seller without the prior consent of the other party thereto.

     2.12 Entire Business. Except for the Excluded Assets, the Acquired Assets are, when utilized by a labor force substantially similar to that employed by the Seller in connection with the Business, adequate to conduct the Business in all material respects as currently conducted by the Seller. Section 2.12 of the Disclosure Schedule lists any material assets or property (including Intellectual Property) utilized in the operation of the Business and not included in the Acquired Assets.

     2.13 Litigation. Section 2.13 of the Disclosure Schedule lists each (a) judgment, order, decree, stipulation or injunction of any Governmental Entity with respect to this Agreement, the Business or any of the Seller's assets or properties relating primarily thereto and (b) action, suit, claim, legal, administrative, arbitratorial or other proceeding or investigation pending or, the best knowledge of the Seller, threatened by or before any Governmental Entity relating to (i) this Agreement or the consummation of the transactions contemplated hereby, (ii) the Business or (iii) any of the Seller's assets or properties relating to the Business.

     2.14  Employment Matters.

     (a) Section 2.14(a) of the Disclosure Schedule contains a list of all employees of the Seller exclusively or primarily engaged in the Business (the "Business Employees"), along with the position, hire date and the annual rate of compensation of each such person. Each Business Employee listed in Section 2.14(a) of the Disclosure Schedule has entered into a confidentiality agreement and a non-competition agreement with the Seller, true, complete and correct copies of which have previously been delivered to the Buyer. The transaction contemplated by this Agreement will not trigger any restrictions contained in any of the non-competition agreements.

     (b) None of the Seller's employees, with respect to the Business, is represented for purposes of collective bargaining by a labor organization. The Seller is not a party to or bound by any collective bargaining agreement relating to the Business, nor has the Seller executed any document or instrument or taken any other action, whether enforceable or unenforceable, with respect thereto. The Seller, with respect to the Business, has not experienced, since January 1, 1999, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

     2.15  Employee Benefits.

     (a) Section 2.15 of the Disclosure Schedule contains a true, complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, with respect to the Business, by the Seller or any ERISA Affiliate (as defined below) for the benefit of the Business Employees (and their beneficiaries) that are material to the Business (the "Business Benefit Plans"). For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"), (ii) any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and (iii) to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign law. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. True, complete and accurate copies of all Business Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.

     (b) The Business Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or the period for obtaining such letter has not yet expired.

     (c) Neither the Seller nor any ERISA Affiliate, with respect to the Business, has ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.

     (d) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by the Seller, any of its Affiliates or any ERISA Affiliate that would subject the Seller or the Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Business Employees and their beneficiaries).

     (e) There are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

     2.16 Legal Compliance. Except as set forth in Section 2.16 of the Disclosure Schedule, the Seller (with respect to the Business) is in compliance in all material respects with all applicable laws (including rules and regulations thereunder), including, without limitation, health, environmental and safety, of any federal, state, local or foreign government, or any Governmental Entity. The Seller has not received written notice of any pending and, to the knowledge of the Seller, there is no threatened, action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply.

     2.17 Permits. Section 2.17 of the Disclosure Schedule lists all permits, licenses, franchises or authorizations from any Governmental Authority relating to the Business (collectively, the "Permits"). The Permits constitute all of the permits, licenses, franchises or authorizations from any Governmental Authority necessary to conduct the Business in all material respects as conducted by the Seller. Each Permit listed in Section 2.17 of the Disclosure Schedule is in full force and effect and the Seller is not in violation of or default under any Permit and no suspension or cancellation of any such Permit has been threatened in writing. Section 2.17 of the Disclosure Schedule lists each Permit that cannot be assigned or transferred by the Seller without the prior consent of the applicable Governmental Authority.

     2.18 Business Relationships with Affiliates. Section 2.18 of the Disclosure Schedule lists any agreements (written or oral) with respect to the Business whereby any Affiliate (as hereinafter defined) of the Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action with respect to the Business, or (c) owes any money to, or is owed any money by, the Seller with respect to or relating to the Business. For purposes of this Agreement, "Affiliate" shall have the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934.

     2.19 Brokers' Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability or for which the Buyer could become liable or obligated.

     2.20 Insurance. Section 2.20 of the Disclosure Schedule lists each material insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business or the Acquired Assets, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy and the Seller is otherwise in compliance in all material respects with the terms of such policies. All such insurance is in full force and effect, and no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance. The insurance coverage provided by such policies of insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the consummation of the transactions contemplated by this Agreement, the Seller will continue to be covered under such policies for events occurring on or prior to the Closing Date.

     2.21  Top Producers and Suppliers; Accounts Receivable.

     (a) Section 2.21(a) of the Disclosure Schedule lists (i) the Top Producers (as hereinafter defined) for the period commencing January 1, 2003, and the amount of revenues accounted for by each Top Producer during such period and
(ii) each supplier that is the sole supplier of any significant product or service (not otherwise available from third parties on arms' length terms) to the Business. For purposes hereof, "Top Producers" means those customers, clients, licensees or others parties, including, without limitation, College Entities, constituting the 20 highest producers of revenue (whether merchandising, royalty or annual fees or other fees) reported or reportable by the Seller in connection with the Business in accordance with GAAP.

     (b) All accounts receivable included in the Acquired Assets are bona fide receivables, represent sales actually made or services actually performed, and are valid and legally enforceable obligations of the respective debtors, subject to no counterclaims or setoffs.

     2.22  Solvency.

     (a) Assuming the Seller's current obligations to Reservoir Capital Partners, L.P. are fully satisfied at or prior to the Closing, the Seller, in its reasonable belief, (i) has sufficient capital to carry on its business, (ii) is able to pay its debts as they mature and (iii) is solvent, and the value of its property, at fair valuation, is greater than all of its debts. The Seller has not (1) made a general assignment for the benefit of creditors, (2) filed, or currently intends to file, any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any of the Seller's creditors, (3) suffered the appointment of a receiver to take possession of all, or any substantial portion, of the Seller's assets, (4) suffered the attachment or judicial seizure of all, or any substantial portion, of its assets, (5) admitted in writing its inability to pay its debts as they come due or (6) made an offer of settlement, extension or composition to its creditors generally.

     (b) The Purchase Price and other terms and provisions of this Agreement and the Ancillary Agreements were negotiated at arms' length and are fair, reasonable and consistent with existing market conditions. Based on the Seller's knowledge of market conditions and other appropriate and reasonable considerations, the Seller believes that the terms provided for in this Agreement and the Ancillary Agreements including the price terms, represent in their totality the most favorable terms available to the Seller. Further, the Board of Directors of the Seller has received the written opinion, dated October 12, 2003, of Luminary Capital, its financial advisor, to the effect that the consideration to be received by the Seller in connection with the transactions contemplated hereby is fair to the Seller from a financial point of view, a true and correct copy of which has been delivered to the Buyer. The transactions contemplated by this Agreement and the Ancillary Agreements are not being entered into by the Seller with the intention of hindering, delaying or defrauding any of the Seller's current or future creditors.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     3.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2 Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Note, the Warrant and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement, the Note, the Warrant and such Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and the Note, the Warrant and such Ancillary Agreements will be, validly executed and delivered by the Buyer and, assuming this Agreement, the Note and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement, the Note, the Warrant or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

          (a) conflict with or violate any provision of the charter or bylaws of the Buyer;

          (b) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any third party or Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect");

          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

          (d) violate any (i) judgment, order, writ, stipulation, injunction, decree or (ii) statute, rule or regulation applicable to the Buyer or any of its properties or assets, except, in the case of clause

     (ii) above, for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

     3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings or investigations pending against, or, to the Buyer's knowledge, threatened against, the Buyer which would adversely affect the Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

     3.5 Financing. The Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to the Seller of the Purchase Price at the Closing.

     3.6 Due Diligence by the Buyer. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and on the representations and warranties of the Seller set forth in Article II and elsewhere in this Agreement, including the Disclosure Schedule (and any updates thereto) and other Schedules hereto, in the Ancillary Agreements to which the Seller is a party and other documents delivered by or on behalf of the Seller in connection herewith or therewith. Such representations and warranties by the Seller constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including the Disclosure Schedule (and any updates thereto) and other Schedules hereto and in such Ancillary Agreements and other documents delivered by or on behalf of the Seller in connection herewith or therewith, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of the Business, and it is understood that the Buyer takes the Acquired Assets and the Business as is and where is (subject to the benefit of such representations and warranties). Notwithstanding anything in the foregoing to the contrary, nothing herein shall be deemed to be a waiver by the Buyer of the benefit of any and all of the representations and warranties made by the Seller in this Agreement or in any Ancillary Agreement.

                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

     4.1 Closing Efforts. Subject to the terms hereof, each of the Parties shall take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including to: (i) obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities and other third parties including, without limitation, any required consents of each party to an Assigned Contract (the "Third Party Consents"); provided that the Seller hereby acknowledges and agrees that it has the sole obligation to take all actions and do all things reasonably necessary or advisable to obtain the Third Party Consents to the assignment of the Assigned Contracts, provided further that the failure to take all such actions with respect to any Assigned Contract other than those set forth in Schedule 1.5(a) and Schedule 1.5(b) shall not be deemed to give the Buyer a right to terminate pursuant to Section 6.1(b), (ii) effect all registrations, filings and notices with or to Governmental Entities (the "Governmental Filings") and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall bear its own out-of-pocket costs associated with obtaining such Third Party Consents. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

     4.2 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Seller shall (i) conduct the operations of the Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve the Business intact, (iii) keep available the services of its employees and preserve its relationships with its customers, suppliers and others with whom it deals, (iv) maintain its books, accounts and records, (iv) have in effect and maintain at all times its policies of insurance as set forth in Section 2.20 of the Disclosure Schedule, and (v) give the Buyer written notice not less than two Business Days prior to any capital expenditure or commitment therefor in an amount in excess of $5,000 that does not extend beyond the Closing Date, unless such capital expenditure or commitment therefor is provided for in the capital expenditure budget included in Schedule 4.2(d) hereto. Without limiting the generality of the foregoing, prior to the Closing, the Seller, with respect to the Business, shall not, without the prior written consent of the Buyer:

          (a) sell, assign or transfer any portion of the Acquired Assets in a single transaction or series of related transactions in an amount in excess of $5,000, except for sales, assignments or transfers of obsolete assets not used or useful in the Business;

          (b) incur or guarantee any indebtedness for borrowed money, except in the ordinary course;

          (c) grant any rights to severance benefits, "stay pay" or termination pay to any Business Employee or increase the compensation or other benefits payable or potentially payable to any Business Employee under any previously existing severance benefits, "stay-pay" or termination pay arrangements, in each case, except for obligations that will not constitute an Assumed Liability;

          (d) make any commitments involving capital expenditures that extend beyond the Closing Date in an amount in excess of $5,000 in the aggregate, except in accordance with the Business' capital expenditure budget included in Schedule 4.2(d) hereto;

          (e) acquire any operating business, whether by merger, stock purchase or asset purchase;

          (f) enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employee unless in accordance with Schedule 4.2(f) hereto;

          (g) materially change its accounting principles, methods or practices insofar as they relate to the Business, except in each case to conform to changes in GAAP;

          (h) enter into any contract or agreement outside the ordinary course of business consistent with past practice;

          (i) without giving the Buyer prior written notice thereof at least two Business Days prior thereto, enter into any license or other agreement, as licensor, with any programming network devoted primarily or substantially to sports programming;

          (j) change or introduce any method of management or operations except in the ordinary course of business consistent with past practice;

          (k) adopt a shareholder rights plan or any similar plan or instrument or take any other action which could have the effect of impairing or delaying the consummation of the transactions contemplated hereby;

          (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Seller (other than the transaction contemplated hereby);

          (m) fail to take any steps to prevent the abandonment of any of Seller's IP; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

     4.3  Access.

     (a) The Seller shall permit representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the premises, properties, financial and accounting records, contracts, and other records and documents, of or pertaining to the Business. Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any person unless the Buyer is responsible, pursuant to the terms of the confidentiality letter agreement dated March 11, 2003 between the Buyer and the Seller (the "Confidentiality Agreement"), for the use and disclosure of any information obtained by such person from the Seller, or such person enters into a confidentiality agreement with the Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or
(B) cause the loss of the attorney-client privilege with respect thereto. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Seller.

     (b) The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller or any its Affiliates to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

     (c) Notwithstanding any provision of this Agreement to the contrary, the Buyer and its representatives shall not have any access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where the Buyer or an Affiliate of the Buyer also has submitted or intends to submit a bid for such contract or subcontract.

     4.4 Exclusivity. The Seller shall not, and shall use its best efforts to cause its Affiliates and each of their respective officers, directors, employees, representatives and agents not to, (i) initiate, solicit or encourage any proposal, offer or discussion with any party (other than the Buyer) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the ordinary course of business consistent with past practice) involving the Business or (ii) except as may be required in the exercise of its or his fiduciary duties, engage in discussions or negotiations with any party (other than the Buyer) or its agent or representative concerning any such transaction.

     4.5  Stockholders Meeting; Voting Agreement.

     (a) The Seller shall take all actions reasonably necessary in accordance with applicable law, its certificate of incorporation and by-laws and applicable stock market regulations to duly call as promptly as practicable after the date hereof, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and voting upon the sale of the Acquired Assets contemplated by this Agreement (the "Special Meeting"). Without limiting the generality of the foregoing, the Seller shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement, together with a form of proxy, with respect to the Special Meeting and will use its best efforts to have the proxy statement, together with any amendments thereof or supplements thereto (collectively, the "Proxy Statement"), cleared by the SEC as soon as reasonably practicable, if such clearance is required, and cause copies of such Proxy Statement and form of proxy to be mailed promptly to the stockholders of the Seller in accordance with the provisions of applicable law. Such Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. The Proxy Statement will include the recommendation of the Seller's Board of Directors that the stockholders approve this Agreement and the transactions contemplated hereby, unless such Board of Directors, in the exercise of its fiduciary duties, shall determine that such recommendation should not be made. After the delivery to the stockholders of copies of the Proxy Statement and form of proxy, the Seller will use its best efforts to solicit proxies in connection with the Special Meeting in favor of the approval of this Agreement. The Seller will vote all shares of the

Seller's capital stock owned or controlled by it in favor of the approval of this Agreement. The Seller will use its best efforts, after consultation with the Buyer, to respond promptly to all comments and requests of the SEC with respect to the Proxy Statement and to file all required supplements and amendments to the Proxy Statement with the SEC and cause them to be mailed to the stockholders of the Seller at the earliest practicable time. The Buyer agrees to cooperate with the Seller in the preparation of the Proxy Statement.

     (b) Concurrently with the execution and delivery of this Agreement, Raymond
V. Sozzi, Jr. has entered into an agreement with the Buyer in which he has agreed that at the Special Meeting, or at any other stockholders' meeting, however called, and in any action by consent of the stockholders of the Seller, he shall, and shall cause his affiliates that own any capital stock of the Seller, to vote (i) in favor of the sale of the Acquired Assets to the Buyer as contemplated by this Agreement and (ii) against any other sale or other business combination between the Seller and any person or entity or any other action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Seller under this Agreement or which would result in any of the conditions to the Seller's obligations under this Agreement not being fulfilled.

     (c) Notwithstanding any other provision of this Agreement (including Sections 4.4, 4.5(a) and 4.5(b)), no shareholder, officer or director of the Seller shall (i) be prevented from taking any action or (ii) be required to take any action which would, in either case, be inconsistent with such shareholder's, officer's or director's fiduciary obligations including, but not limited to, (x) responding to any proposal or inquiry not obtained as a result of a breach of
Section 4.4 and (y) withholding, withdrawing or modifying any recommendation with respect to the Agreement.

     4.6  Disclosure Schedule; Additional Information.

     (a) The Seller shall promptly submit to the Buyer, from time to time (and in any event not less than once in each 30-day period commencing on the date hereof) between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any material events or developments that occurred or any information learned between the date of this Agreement and the Closing Date. The Seller's representations and warranties contained in this Agreement shall be construed for all purposes of this Agreement (including, without limitation, Section 5.1) in accordance with the Disclosure Schedule, as so updated; provided that the Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 6.1(c).

     (b) The Seller shall deliver to the Buyer a bi-weekly update of estimated e-commerce sales for the prior two weeks as well as a monthly update of total estimated revenue for the Business within 15 days of the end of each calendar month. All such updates shall be prepared from the books, records and accounts of the Seller maintained in the ordinary course of business consistent with past practice. Such estimates shall not in themselves constitute representations or warranties under this Agreement but may be used by the Buyer to establish whether covenants, representations or warranties under this Agreement have been breached and whether Closing conditions have been satisfied.

     (c) The Seller shall use its best efforts consistent with past practice to have reduced to writing and executed all oral agreements listed in Schedule 1.1(a)(iv) hereto.

     4.7 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Business, on the one hand, and the Seller and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for herein.

     4.8 Customer Contracts. The Seller shall use its best efforts to obtain the Third Party Consents to the assignment to the Buyer of the Assigned Contracts specified in Schedule 1.5(b) (the "Required Contracts"), provided that the Seller shall not be required to make any material payments or agree to any material undertakings in connection therewith. In the event that the Seller fails to obtain such Third Party Consents for at least four of the five Required Contracts, the Purchase Price shall be reduced as set in Schedule 1.5(b). For purposes of this Section 4.8 only, the term "Consent" shall mean (a) an executed written consent to assignment from the contracting customer, (b) a contract executed by the referenced customer that by its terms does not require consent to assignment in connection with this transaction or (c) an oral confirmation from such customer received on or prior to the Closing Date that such customer intends to execute a written consent as set forth in clause (a) or (b) above. In the event that any customer provides consent pursuant to clause (c) above and such customer either fails to
(i) provide such written consent on or before August 1, 2004 or (ii) continue through December 31, 2004 or the expiration pursuant to its terms of such customer's Required Contract, if earlier, the relationship with the Buyer on substantially similar terms as set forth in the applicable Required Contract, then the Purchase Price shall be reduced by an amount as provided in Schedule 1.5(b) hereto and the Seller shall, within 30 days after the applicable date set forth in clause (i) or (ii) above, repay to the Buyer an amount equal thereto.

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING

     5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

          (a) the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement shall have received the Requisite Seller Stockholder Approval;

          (b) the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Business Material Adverse Effect (provided that any representation or warranty that is qualified by a materiality or Business Material Adverse Effect qualification shall not be further qualified hereby);

          (c) the Seller shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, except where the failure to so perform or comply would not reasonably be expected to result, individually or in the aggregate, in a Business Material Adverse Effect;

          (d) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent or challenge the consummation of the transactions contemplated by this Agreement and no judgment, order, writ, stipulation, injunction or decree enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

          (e) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to an action, suit or proceeding involving, or a judgment, order, writ, stipulation, injunction or decree against, the Seller, its assets or properties, or the Business) of this Section 5.1 is satisfied;

          (f) the Seller shall have obtained all Third Party Consents and effected all Governmental Filings to be obtained or effected by the Seller; provided, that failure of the Seller to obtain consents to assignment of any Assigned Contracts (other than the Assigned Contracts set forth on Schedule 1.5(a) and Schedule 1.5(b) hereto, to the extent provided therein) shall not be considered a failure to meet this condition;

          (g) the Buyer shall have received from Hale and Dorr LLP, legal counsel to the Seller, a written opinion with respect to good standing, corporate power and authority, due authorization and no conflict with the Seller's certificate of incorporation and by-laws, such opinion to be in form and substance reasonably satisfactory to the Buyer and its counsel;

          (h) Ray V. Sozzi, Jr. shall have executed and delivered a non-competition agreement with the Seller, which agreement shall be in form and substance satisfactory to the Buyer and assigned to the Buyer at Closing with the written consent of Mr. Sozzi;

          (i) the Seller shall have provided access to the Buyer pursuant to current passcodes (in read-only access that will enable the Buyer to download reports) to all of the data with respect to the Business included in the "Solomon" accounting system for the period commencing on April 1, 2002 through the most recent available date prior to the Closing Date;

          (j) the Buyer shall have received such other customary certificates (such as certificates of good standing of the Seller in its jurisdictions of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (k) the Seller shall have paid to each Business Employee all compensation and wages to which such Business Employee is entitled pursuant to the policies of the Seller then in effect and applicable law, except with respect to Assumed Vacation Time; and

          (l) the Seller shall have cured or obtained a complete and permanent waiver of any and all defaults under the Lease in respect of the Leased Real Property located in Atlanta, Georgia.

     5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

          (a) the sale of the Acquired Assets by the Seller to the Buyer as contemplated by this Agreement shall have received the Requisite Seller Stockholder Approval;

          (b) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect (provided that any representation or warranty that is qualified by a materiality or Buyer Material Adverse Effect qualification shall not be further qualified hereby);

          (c) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing, except where the failure to so perform or comply would not reasonably be expected to result in a Buyer Material Adverse Effect;

          (d) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, writ, stipulation, injunction or decree enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

          (e) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in clauses (b) through (d) (insofar as clause (d) relates to an action, suit or proceeding involving, or a judgment, order, writ, stipulation, injunction or decree against, the Buyer) of this Section 5.2 is satisfied;

          (f) the Buyer shall have obtained all Third Party Consents and effected all Governmental Filings to be obtained or effected by the Buyer;

          (g) the Seller shall have received such other customary certificates (such as a certificate of good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing; and

          (h) the closing pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Athena Ventures Parent, Inc., Athena Ventures Acquisition Sub, Inc. and the Seller, shall have been consummated pursuant to the terms thereof; provided that in the event that such closing is not consummated as a result of a breach by any of the parties thereto, the condition set forth in this clause (h) shall be deemed waived by the Seller in all respects, without any further action by the Seller.

                                   ARTICLE VI

                                  TERMINATION

     6.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1(b) or Section 5.1(c) not to be satisfied and (ii) if curable, is not cured within 30 days following delivery by the Buyer to the Seller of written notice of such breach;

          (c) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller provides an update to the Disclosure Schedule pursuant to Section 4.7 which contains information that, absent such disclosure and the provisions of Section 4.7 permitting the update of representations and warranties, would have the effect of causing the condition set forth in Section 5.1(b) not to be satisfied, and the Seller fails to cure the event or condition causing the failure of such condition within 30 days following delivery by the Buyer to the Seller of written notice under this Section 6.1(c);

          (d) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(b) or Section 5.2(c) not to be satisfied and (ii) if curable, is not cured within 30 days following delivery by the Seller to the Buyer of written notice of such breach;

          (e) either Party may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Seller have voted on whether to approve the sale of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Seller Stockholder Approval;

          (f) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before April 30, 2004; provided that the Buyer may not exercise its rights to terminate this Agreement under this clause (f) if such failure results exclusively or primarily from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement; and

          (g) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before April 30, 2004; provided that the Seller may not exercise its rights to terminate this Agreement under this clause (g) if such failure results exclusively or primarily from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement.

     6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties.

Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

     7.1 Offer of Employment; Continuation of Employment. The Buyer shall, subject to satisfactory background checks on the same basis as applicable to the Seller's employees, offer employment commencing on the Closing Date to all Business Employees, including those on vacation, military leave, leave of absence (whether paid or unpaid), disability or layoff with base salary that is at least equal to the base salary each such Business Employee had earned immediately prior to the Closing. Notwithstanding anything herein to the contrary, and subject to the execution and delivery by each such Business Employee of the Buyer's standard nonsolicitation and confidentiality agreement, each Business Employee identified in Schedule 7.1 who accepts an offer of employment with the Buyer and is terminated by the Buyer without Cause (as defined below) within six months after the Closing Date shall continue to receive the same compensation and benefits to which he or she would have otherwise been entitled to receive from the Buyer under this Article VII until the date that is six months after the Closing Date. For purposes hereof, "Cause" shall mean (a) a significant breach of company policy, (b) insubordination, (c) destruction or misappropriation of company funds, property or rights, or (d) other act (including, without limitation, conviction of a felony) or omission that negatively impacts the Buyer. Business Employees who voluntarily resign or retire shall not be eligible to receive such compensation or benefits described herein.

     7.2  Cessation of Business Benefit Plan Participation; 401(k) Plan
Matters. Except as otherwise provided in this Article VII or as otherwise required by applicable law, the Business Employees shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing. Effective as of the Closing, all Business Employees who participate in the defined contribution plan qualified under Section 401 of the Code sponsored by the Seller (the "Seller's 401(k) Plan") shall cease to participate in said plan. The Buyer shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code which shall accept direct or indirect rollovers by New Buyer Employees (as defined in Section 7.3) of their vested interest in the Seller's 401(k) Plan, unless the Buyer determines in its sole discretion that accepting such rollovers may adversely affect the tax qualified status of the Buyer's defined contribution plan or its related trust.

     7.3 Employment Related Liabilities. The Buyer shall assume liability for any amounts to which any Business Employee becomes entitled as a result of, or in connection with (i) the Buyer's failure to offer employment or to employ such Business Employee in accordance with Section 7.1 or applicable local law and
(ii) the termination of employment of such Business Employee on or after the Closing Date, except to the extent employment is not offered or is terminated on the basis of an unsatisfactory background check as described in Section 7.1. The Buyer shall have no liability with respect to any remuneration payable to any Business Employee, including, without limitation, salary, commissions or bonuses, for any period on or before the Closing Date (the "Pre-Closing Employee Liabilities"), regardless of whether such Pre-Closing Employee Liabilities are determinable or payable as of the Closing, and the Seller shall be liable for any and all Pre-Closing Employee Liabilities. The Buyer and the Seller hereby agree that to the extent any of the Pre-Closing Employee Liabilities are not paid by the Seller on or before the Closing Date, such Pre-Closing Employee Liabilities shall be included in the calculation of Estimated Working Capital and, upon the determination of Final Working Capital pursuant to Section 1.2, the Seller shall have no further liability therefor.

     7.4 Employee Benefits; Severance Plans. Beginning on the Closing Date, each Business Employee who accepts an offer of employment with the Buyer (each, a "New Buyer Employee") shall be eligible to participate in the same benefit plans, programs and arrangements in which the Buyer's similarly situated employees participate. The Buyer will give credit for past service with the Seller or its Affiliates under all the Buyer Plans including, without limitation, severance pay plans, to all New Buyer Employees, to the same extent such service was credited under similar plans of the Seller and its Affiliates in which the New Buyer Employees participated prior to the Closing Date, except that no past service credit shall be given to any New Buyer Employee for the purpose of vacation benefit accrual with the Buyer.

     7.5 Welfare Plans. With respect to any Buyer Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or any plan directly or indirectly maintained or contributed to by the Buyer providing similar benefits to an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), the Buyer shall (a) cause to be waived any pre-existing condition limitations or actively-at-work requirements and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such New Buyer Employees with respect to similar plans maintained by the Seller or any of its Affiliates for such New Buyer Employees immediately prior to the Closing Date. The Buyer shall make appropriate arrangements to allow the use by New Buyer Employees of any amounts available under any cafeteria plan or flexible spending account (as defined in Section 125 of the Code) which was maintained by the Seller or any of its Affiliates for such New Buyer Employees.

     7.6 Accrued Vacation Time. The Buyer shall be liable for any accrued but unused vacation time to which the Business Employees are entitled as of the Closing Date pursuant to the vacation policies of the Seller then in effect and applicable law, provided that the Buyer's obligations under this Section 7.6 shall only apply to such Business Employees who have been offered employment by the Buyer and who have accepted such offer of employment before the Closing Date (the "Assumed Vacation Time"). As a condition precedent to the Buyer's obligations under this Section 7.6, the Seller shall use its best efforts to obtain the written consent of each of its Business Employees for the Buyer to assume such liability, and shall provide a copy of each such written consent to the Buyer. The Buyer shall cooperate with the Seller in connection with obtaining such written consents and the delivery of any requests therefor concurrently with the Buyer's offers of employment pursuant to Section 7.1. The Buyer hereby agrees that for the three-month period commencing on the Closing Date, it shall not employ, or offer to employ, any Business Employee that (a) did not accept the Buyer's offer of employment pursuant to Section 7.1 and (b) was paid by the Seller for all accrued but unused vacation time to which such Business Employee was entitled as of the Closing Date pursuant to the vacation policies of the Seller then in effect and applicable law.

     7.7 U.S. WARN Act. The Seller shall provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable law and to otherwise comply with any such law with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring prior to the Closing Date or arising as a result of the transactions contemplated hereby. The Buyer shall assume sole responsibility for any liabilities or obligations arising under WARN or other applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date.

     7.8 U.S. COBRA. The Seller agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and any other similar applicable law arising from any qualifying event, as defined in COBRA, that occurs on or prior to the Closing Date. The Buyer shall assume sole responsibility for any liabilities or obligations arising under COBRA or other similar applicable law resulting from the actions (or inactions) of the Buyer or its Affiliates on or after the Closing Date.

                                  ARTICLE VIII

                          OTHER POST-CLOSING COVENANTS

     8.1  Access to Information; Record Retention; Cooperation.

     (a) Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to each other Party and to such Party's authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information solely relating to the Business prior to the Closing (collectively, "Information") and within the possession or control of such Party and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 8.1(a) for the Information for use in connection with financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements and any other proper business purposes. The Seller acknowledges and agrees that notwithstanding anything in the foregoing to the contrary, from and after the Closing, the Buyer will be entitled to sole possession to all Acquired Assets including, without limitation, any documents, books, records (including tax records), agreements and financial data of any sort relating exclusively or primarily to the Business, other than the Excluded Assets.

     (b) A Party making Information or personnel available to another Party under this Section 8.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in making such Information or personnel available; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.

     (c) Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

     (d) Each Party shall hold, and shall use commercially reasonable efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Section 8.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party,
(ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that, such Party gives written notice to the other Party or Parties of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity.

     (e) Notwithstanding anything herein to the contrary, the Buyer acknowledges and agrees that any Information (privileged or otherwise) included in the Acquired Assets belongs solely to the Buyer and may be disclosed or used by the Buyer in its sole discretion without the consent of the Seller in any instance. In furtherance of the foregoing, (i) the disclosure or use by the Buyer of any such Information (privileged or otherwise) shall not be deemed a breach by the Buyer of any provision of this Agreement or any other agreement between the Seller and the Buyer and (ii) the disclosure or use by any New Buyer Employee of any such Information (privileged or otherwise) in furtherance of his or her employment by the Buyer shall not be deemed a breach by such New Buyer Employee of any confidentiality or other agreement in effect between such New Buyer Employee and the Seller or any Affiliate thereof, and each Party hereby agrees that each New Buyer Employee is an intended beneficiary of this clause (ii). The Seller hereby covenants and agrees that upon the request of the Buyer or any New Buyer Employee, the Seller shall provide written confirmation to such New Buyer Employee that he or she is not and will not be in breach of such confidentiality or other agreement so in effect upon such disclosure or use of Information (privileged or otherwise) in furtherance of his or her employment by the Buyer.

     8.2 Collection of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing with respect to the accounts receivable purchased by the Buyer from the Seller pursuant to this Agreement. The Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to accounts receivable purchased by the Buyer from the Seller.

     8.3 Payment of Assumed Liabilities and Excluded Liabilities. In the event that the Seller (or its Affiliate) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, the Buyer shall reimburse the Seller or its Affiliate for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge. In the event that the Buyer inadvertently pays or discharges, after the Closing, any Excluded Liability, the Seller shall reimburse the Buyer for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

     8.4 Transfer Taxes. Any sales, stock transfer taxes, real estate transfer taxes, personal property transfer taxes or other similar taxes payable in connection with the sale of the Acquired Assets shall be paid by the Buyer. If any Tax Returns or other documents are required to be filed in a jurisdiction with respect to any of the foregoing, then the Buyer shall prepare and file such Tax Returns or other documents and shall provide copies of such Tax Returns or other documents to the Seller.

     8.5 Transition. The Seller shall not discourage or take any action that is intended to have the effect of discouraging any lessee, lessor, licensee, licensor, customer, supplier or other business associate from maintaining the same business relationship with the Buyer and the Business after the Closing as the Seller maintained prior to the Closing, or otherwise interfere or take any such action that is intended to have the effect of interfering with any such relationship with the Buyer or the Business.

     8.6  Non-Competition.

     (a) For a period of two years from the Closing Date (the "Non-Compete Period"), the Seller shall not, and it will cause its Affiliates not to, directly or indirectly, in the United States (i) engage in a Competitive Business (as hereinafter defined), (ii) render any services or act as an agent or consultant in connection with the operation of a Competitive Business, or
(iii) become associated with or have any interest in, as a shareholder, member, partner, joint venturer or otherwise, any person, entity or business organization that engages in a Competitive Business; provided that the Seller shall not be deemed to have violated this provision solely by reason of an acquisition of a controlling interest in the Seller by an entity incidentally but not primarily engaged in a Competitive Business and, after or in connection with such acquisition, the Seller does not contribute in any manner to such Competitive Business activities. For purposes hereof, "Competitive Business" shall mean the business of providing (A) a network devoted to college sports that provides brand management, content delivery, consumer marketing and/or business/commerce solutions to university athletic departments and conferences through the internet or through broadband or VOD distribution, or (B) an on-line wire service that provides to subscribers aggregation and syndication of college newspaper based content, or (C) any other business and activities conducted as of the Closing Date on or through the (www.ocsn.com) and (www.collegesports.com) websites or any other websites primarily utilized by the Seller in connection with (A) through (C).

     (b) The Seller agrees that the Non-Compete Period is reasonable and necessary in light of the transactions entered into pursuant to this Agreement, that breach by the Seller of this covenant would likely cause irreparable injury to the Buyer in conducting the Business which would be difficult to compute, and that in such event the Buyer shall be entitled, without limiting other remedies available to it, to temporary and permanent injunctive relief against the Seller in any court of competent jurisdiction without the posting of a bond. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (c) The Seller hereby agrees that the covenants made by it herein are intended to benefit any successor of the Buyer or purchaser or other assignee of all or substantially all of the assets of the Business and that each such successor, purchaser or assign shall be a third party beneficiary of such covenants with full right, power and authority to enforce such covenants at law or in equity with the same right, power and authority as the Buyer, including, without limitation, seeking injunctive relief without the necessity of posting a bond.

     8.7 Third Party Consents(a). The Seller shall be obligated after the Closing to continue to use its best efforts to obtain the Third Party Consents to the assignment to the Buyer of the Assigned Contracts, provided that the Seller shall not be required to make any material payments or agree to any material undertakings in connection therewith.

     8.8 Solomon Accounting System. As soon as practicable after the Closing (and in any event within 60 days after the Closing Date), the Seller shall provide access to the Buyer pursuant to current passcodes (in read-only access that will enable the Buyer to download reports) to all of the data with respect to the Business included in the "Solomon" accounting system for the period commencing on April 1, 2002 through and including the Closing Date, and the Buyer shall cooperate with the Seller to take such action as may reasonably be necessary to enable the Seller to so provide access to such data.

                                   ARTICLE IX

                           INDEMNIFICATION; SURVIVAL

     9.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Event of Indemnification" shall mean and include:

          (i) with respect to the Buyer, (A) the breach by the Seller of any of its representations or warranties contained in this Agreement including, without limitation, Article II hereof, (B) the breach by the Seller of any of its representations or warranties contained in any Ancillary Agreement,
     (C) the failure of the Seller to pay, perform and discharge any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets, (D) the non-fulfillment or breach by the Seller of any of its covenants and agreements contained in this Agreement or in any Ancillary Agreement, (E) the failure of the Seller to comply with any bulk sales or bulk transfer laws or (F) the failure of the Seller to pay any sales, use or similar Taxes with respect to the Business attributable to transactions occurring on or prior to the Closing Date (each, a "Buyer Event of Indemnification"); and

          (ii) with respect to the Seller, (A) the breach by the Buyer of any of its representations or warranties contained in this Agreement including, without limitation, Article III hereof, (B) the breach by the Buyer of any of its representations or warranties contained in any Ancillary Agreement,
     (C) the failure of the Buyer to pay, perform and discharge any Assumed Liability or (D) the non-fulfillment or breach by the Buyer of any of its covenants and agreements contained in this Agreement or in any Ancillary Agreement (each, a "Seller Event of Indemnification").

     (b) "Indemnified Persons shall mean and include:

          (i) with respect to a Buyer Event of Indemnification, the Buyer and its Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing; or

          (ii) with respect to a Seller Event of Indemnification, the Seller and its Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

     (c) Indemnifying Persons shall mean and include:

          (i) with respect to a Buyer Event of Indemnification, the Seller and each of its successors and assigns (the "Seller Indemnifying Parties"); or

          (ii) with respect to a Seller Event of Indemnification, the Buyer and each of its successors and assigns (the "Buyer Indemnifying Parties").

     (d) "Losses" shall mean any and all losses, demands, actions or causes of action, suits, proceedings, investigations, arbitrations, claims, assessments, shortages, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys' and accountants' fees), assessments sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 9.2 hereof.

     9.2  Indemnification Generally.

     (a) The Indemnifying Persons shall indemnify and hold harmless the Indemnified Persons from and against any and all Losses with respect to, arising out of or in connection with any Event of Indemnification; provided that, the maximum aggregate liability hereunder of the Seller Indemnifying Parties, on the one hand, and of the Buyer Indemnifying Parties, on the other hand, shall be an amount equal to $1,500,000 (the "Indemnification Cap"); provided, however, that the maximum aggregate liability with respect to any Losses to the extent with respect to, arising out of or in connection with (i) a breach of the representations and warranties contained in the first sentence of Section 2.8 ("Section 2.8 Breaches"); (ii) a breach of the representations and warranties set forth in Section 2.7, 2.14, 2.15 or 2.16, (iii) non-fulfillment or breach of the covenants or agreements set forth in Article VII, and (iv) any liabilities of a Party for Taxes (clauses (ii), (iii) and (iv) collectively, the "Carve-Out Events"), shall be an amount equal to the Purchase Price. Notwithstanding anything herein to the contrary, any claims for Losses to the extent with respect to, arising out of or in connection with fraud or Section 2.23 may be asserted without regard to the Indemnification Cap or any other maximum liability and the applicable Indemnifying Party shall be liable for any and all such Losses.

     (b) (i) No indemnification shall be payable to an Indemnified Person until the aggregate amount of Losses incurred by all Indemnified Persons related to such Indemnified Person as a result of all Events of Indemnification exceeds $150,000 (the "Deductible Amount"), whereupon such Indemnified Persons shall be entitled to receive the amount of all Losses in excess of the Deductible Amount; provided, however, that (A) the Deductible Amount shall not be applicable with respect to, and the Indemnified Persons shall be entitled to payment of any and all Losses incurred by any Indemnified Persons, with respect to any breach of the representations and warranties set forth in the first sentence of Section 2.10(a) or in respect of any liabilities and obligations of the Seller arising prior to the Closing Date to the extent continuing after the Closing Date ("Carry-Over Liabilities") (provided that no indemnification shall be paid to any Indemnified Person with respect to any Carry-Over Liabilities until the Carry-Over Liabilities total $50,000, provided further that after such threshold is reached any and all such Losses shall be fully indemnified from the first dollar) and any Carve-Out Events, and (B) the Deductible Amount shall equal $10,000 with respect to Section 2.8 Breaches. In addition, no Indemnified Person shall have any right to indemnification to the extent that any Loss has been reimbursed by insurance proceeds (in excess of the amount paid or payable in insurance premiums), tax benefits actually realized, or any other actual recovery, whether directly from the Seller or otherwise.

     (i) No indemnification shall be payable in respect of any Event of Indemnification (A) where such Indemnified Person entered into a settlement of a Third Party Claim (as defined below) without the prior written consent of the applicable Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (B) pursuant to Section 9.1(a)(i)(A) and (B) with respect to matters disclosed by the Seller to the Buyer in writing prior to the Closing.

     9.3 Assertion of Claims. No claim shall be brought under Section 9.2 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date (as defined in Section 9.5), give the appropriate Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 9.4 of any Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 9.2 hereof.

     9.4 Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

          (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim).

          (b) The Indemnified Persons shall defend any Third Party Claims with counsel of their own choosing, at the sole cost and expense of the Indemnifying Parties, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The Indemnifying Persons, on the one hand, and the Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

     9.5 Survival of Representations and Warranties. Subject to the further provisions of this Section 9.5, the representations and warranties of the Buyer contained in this Agreement and any Ancillary Agreements and the representations and warranties of by the Seller in this Agreement and any Ancillary Agreements shall survive the Closing for a period of one year after the Closing Date; provided that (a) the representations and warranties contained in Section 2.7,
2.15 and 2.16 shall survive for the applicable statute of limitations and (b) the representation and warranty contained in the first sentence of

Section 2.8 and in Section 2.19 shall survive without limitation. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 9.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the "Survival Date."

     9.6  Characterization of Payments.  Any payments made pursuant to this
Article IX and Section 1.2(c)(ii) shall be treated for all Tax purposes as adjustments to the Purchase Price and no party or any of its Affiliates shall take any position on a Tax Return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

     9.7 Indemnification Payments. Without limiting any other rights it may have at law or in equity, the Buyer shall not be entitled to offset or deduct from any monies owed under the Note an amount equal to the indemnification obligations hereunder of the Buyer Indemnifying Parties.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any other press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party or Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party or Parties and the other Party or Parties shall, if practicable, have the right to review such press release or announcement prior to its publication). Notwithstanding the foregoing, the public announcement of this transaction shall be substantially in the form set forth on Schedule 10.1 hereto.

     10.2  No Third Party Beneficiaries.  Except as specifically set forth in
Section 8.1(e), this Agreement is not intended for the benefit of any creditor or any third party and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

     10.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

     10.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Buyer, on the one hand, and the Seller, on the other hand. This Agreement supersedes any prior agreements or understandings among the Buyer, on the one hand, and the Seller, on the other hand, and any representations or statements made by or on behalf of any Party or any of its respective Affiliates to the other Party, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement. The Confidentiality Agreement, insofar as it covers information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

     10.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller). Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, (a) to any entity that acquires all or substantially all of a Party's business or assets and (b) by the Buyer to any direct or indirect wholly owned subsidiary; provided that no assignment of this Agreement or any of the rights, interests or obligations hereunder shall relieve any Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     10.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and delivered by hand or sent by a nationally recognized overnight courier service or certified mail, return receipt requested, in each case postage or delivery fee prepaid. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered upon receipt thereof, in each case to the intended recipient as set forth below:

(a) If to the Buyer:                       With a copy to:

NCSN, Inc.                                 Bryan Cave LLP
Chelsea Piers, Pier 62                     1290 Avenue of the Americas
New York, NY 10011                         New York, NY 10104
Telecopy: 212-342-8899                     Telecopy: 212-541-4630
Attention: President                       Attention: Renee E. Frost, Esq.

NCSN, Inc.
Chelsea Piers, Pier 62
New York, NY 10011
Telecopy: 212-342-8899
Attention: General Counsel

(b) If to the Seller:                      With a copy to:

Student Advantage, Inc.                    Hale and Dorr LLP
280 Summer Street                          60 State Street
Boston, MA 02210                           Boston, MA 02109
Telecopy: 617-912-2088                     Telecopy: 617-526-5000
Attention: President                       Attention: Mark G. Borden, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.10 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

     10.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts. This Agreement shall have the effect of an instrument under seal.

     10.12 Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     10.13  Construction.

     (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     (c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

     (e) All references to "$", "Dollars" or "US$" refer to currency of the United States of America.

     10.14 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

     10.15 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any Party of any other rights or the seeking of any other remedies against the other Party hereto.

     10.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.17 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                          STUDENT ADVANTAGE, INC.

                                          By:      /s/ SEVIM M. PERRY
                                            ------------------------------------
                                              Name: Sevim M. Perry
                                              Title:  Chief Financial Officer
                                              and Treasurer

                                          NCSN, INC.

                                          By:      /s/ BRIAN T. BEDOL
                                            ------------------------------------
                                              Name: Brian T. Bedol
                                              Title:  Chief Executive Officer
                                              and President

                [SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

                                                                      APPENDIX C

                OPINION OF LUMINARY CAPITAL REGARDING THE MERGER

Luminary Capital LLC
--------------------------------------------------------------------------------

                                                     125 Maiden Lane, 15th Floor
                                                              New York, NY 10038
                                                                  (212) 480-0788

                                                               November 18, 2003

The Special Committee of the Board of Directors of
Student Advantage, Inc.
280 Summer Street
Boston, MA 02210

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock, par value $.01 per share (the "Common Shares"), of Student Advantage, Inc. (the "Company") of the consideration to be received by the holders of Common Shares, excluding Raymond
V. Sozzi ("Sozzi"), the Chairman, CEO and President of the Company, and an entity ("Buyer") formed by Sozzi, in connection with the proposed sale of all of the outstanding capital stock of the Company (the "Proposed Transaction"), to Buyer, pursuant to an Agreement and Plan of Merger to be entered into by and among Buyer, a wholly-owned subsidiary of Buyer and the Company (the "Agreement"). The Agreement provides that the per share price to be paid at closing by Buyer for each outstanding Common Share will be $1.05 in cash. We understand that Buyer and Sozzi collectively own approximately 15% of the currently outstanding Common Shares.

     As part of our financial advisory business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Special Committee of Independent Directors (the "Special Committee") of the Board of Directors (the "Board") of the Company in connection with the Proposed Transaction and have received fees for financial advisory services upon execution of our financial advisory engagement with the Company and will receive additional fees for our financial advisory services upon delivery of this opinion and at closing. Further, we also are acting as a financial advisor to the Company in connection with the OCSN Transaction and will receive a fee contingent upon the rendering of our opinion in connection with the OCSN Transaction and at closing.

     In arriving at our opinion set forth below, we have, among other things:
(i) reviewed, from a financial point of view, a draft of the Agreement dated November 17, 2003; (ii) reviewed certain publicly available historical business and financial information and other data relating to the Company, including but not limited to information contained in the Company's Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (but not any more recent public filings);
(iii) reviewed and discussed with representatives of the management of the Company certain other financial and operating information relating to the Company furnished to us by the Company, including financial analyses and projections and related assumptions, which information representatives of the management of the Company have represented to us fairly represents the financial condition and operating results of the Company as of the dates presented; (iv) considered the historical financial results and present financial condition of the Company; (v) inquired about and discussed the

Proposed Transaction and other matters related thereto with the Company's management and its legal counsel; (vi) reviewed the reported historical and recent market prices and trading volumes of the Common Shares; (vii) compared the financial and operating performance of the Company with certain other companies deemed comparable; (viii) reviewed the financial terms, to the extent applicable, of certain other acquisition transactions deemed comparable; and
(ix) performed such other analyses and examinations as we deemed appropriate.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us, without independent verification, and have further relied upon the assurances of the Company's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we have assumed that such projections have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the Company's management, and that such projections provide a reasonable basis upon which we could form an opinion. We assume no responsibility for and express no view as to such projections or the assumptions on which they are based. We have not made a physical inspection of the properties or facilities of the Company, and have not made or obtained, nor do we assume any responsibility for making or obtaining, any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Company. Our opinion is necessarily based upon information available to us, and market, economic and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     We have also assumed that the Proposed Transaction will be consummated in accordance with the terms described in the form of Agreement provided to us, without any further material amendments or modifications thereto, and without waiver of the material conditions to any obligations thereunder. For purposes of our opinion, we have assumed the simultaneous consummation of the OCSN Transaction on the terms set forth in the November 18, 2003 draft of the OCSN Agreement provided to us.

     It should be understood that subsequent developments or changes in any of the information or circumstances reviewed or considered by us may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion to account for any such developments or changes.

     We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to enter into the Agreement or to proceed with, or of the Company or its shareholders to effect, the Proposed Transaction. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Common Shares in connection with the Proposed Transaction. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support your decision to approve or consummate the Proposed Transaction. Our opinion is not intended to be and does not constitute a recommendation to any director or shareholder of the Company as to how such director or shareholder should vote, if required to, with respect to the Proposed Transaction. No limitations were imposed on us by the Company with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

     Our opinion is for the sole use and benefit of the Special Committee and the Board and is rendered to the Special Committee and the Board in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that we hereby consent that this opinion may be reproduced in full in any filings relating to the Proposed Transaction that the Company makes with the U.S. Securities and Exchange Commission and references to the opinion and to us and our relationship with the Company may be included in any such filings.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the sum of $1.05 per share is fair to the Company's stockholders, excluding Sozzi and the Buyer, from a financial point of view.

                                          Very truly yours,

                                          LUMINARY CAPITAL LLC

                                          By:     /s/ MATTHEW MCGOVERN
                                            ------------------------------------
                                                      Matthew McGovern
                                                     Managing Principal

                                                                      APPENDIX D

              OPINION OF LUMINARY CAPITAL REGARDING THE ASSET SALE

Luminary Capital LLC
--------------------------------------------------------------------------------

                                                     125 Maiden Lane, 15th Floor
                                                              New York, NY 10038
                                                                  (212) 480-0788

                                                               November 18, 2003

The Board of Directors
Student Advantage, Inc.
280 Summer Street
Boston, MA 02210

Members of the Board of Directors:

     You have requested our opinion as to the fairness to Student Advantage, Inc. (the "Company"), from a financial point of view, of the consideration to be received by the Company in connection with the proposed sale of the assets of the Business (the "Proposed Transaction") to NCSN, Inc. ("Buyer"), pursuant to and to the extent provided for in a Purchase and Sale Agreement to be entered into between Buyer and the Company (the "Agreement"). The Agreement provides that the aggregate consideration to be paid at closing by Buyer to the Company and one of its creditors in connection with the Proposed Transaction will be $7,100,000. As used herein, the "Business" shall have the meaning ascribed to such term in the Agreement.

     As part of our financial advisory business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Board of Directors (the "Board") of the Company in connection with the Proposed Transaction and have received fees for financial advisory services upon execution of our financial advisory engagement with the Company and will receive additional fees for our financial advisory services upon delivery of this opinion and at closing. Further, we also are acting as a financial advisor to the Special Committee of Independent Directors of the Board of the Company in connection with the proposed management buyout and will receive a fee contingent upon the rendering of our opinion in connection with the management buyout and at closing.

     In arriving at our opinion set forth below, we have, among other things:
(i) reviewed, from a financial point of view, a draft of the Agreement dated November 18, 2003; (ii) reviewed certain publicly available historical business and financial information and other data relating to the Business, including but not limited to information contained in the Company's Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (but not any more recent public filings);
(iii) reviewed and discussed with representatives of the management of the Company certain other financial and operating information relating to the Business furnished to us by the Company, including financial analyses and projections and related assumptions, which information representatives of the management of the Company have represented to us fairly represents the financial condition and operating results of the Business as of the dates presented; (iv) considered the historical financial results and present financial condition of the Business; (v) inquired about and discussed the Proposed Transaction and other matters related thereto with the Company's management and its legal counsel; and (vi) performed such other analyses and examinations as we deemed appropriate.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us, without independent verification, and have further relied upon the assurances of the Company's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we have assumed that such projections have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the Company's management, and that such projections provide a reasonable basis upon which we could form an opinion. We assume no responsibility for and express no view as to such projections or the assumptions on which they are based. We have not made a physical inspection of the properties or facilities of the Business, and have not made or obtained, nor do we assume any responsibility for making or obtaining, any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of the Business. Our opinion is necessarily based upon information available to us, and market, economic and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     We have also assumed that the Proposed Transaction will be consummated in accordance with the terms described in the form of Agreement provided to us, without any further amendments or modifications thereto, and without waiver of any of the material conditions to any obligations thereunder.

     It should be understood that subsequent developments or material changes in any of the information or circumstances reviewed or considered by us may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion to account for any such developments or changes.

     We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to enter into the Agreement or to proceed with or effect the Proposed Transaction. Our opinion is limited to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in connection with the Proposed Transaction. Our opinion is not intended to be and does not constitute a recommendation to any director or shareholder of the Company as to how such director or shareholder should vote, if required to, with respect to the Proposed Transaction. No limitations were imposed on us by the Company with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

     Our opinion is for the sole use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without our prior written consent, except that we hereby consent that this opinion may be reproduced in full in any filings relating to the Proposed Transaction that the Company makes with the U.S. Securities and Exchange Commission and references to the opinion and to us and our relationship with the Company may be included in any such filings.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the Company in connection with the Proposed Transaction is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          LUMINARY CAPITAL LLC

                                          By:     /s/ MATTHEW MCGOVERN
                                            ------------------------------------
                                                      Matthew McGovern
                                                     Managing Principal

                                                                      APPENDIX E

                        DELAWARE GENERAL CORPORATION LAW

     sec. 262.  Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      PROXY

                             STUDENT ADVANTAGE, INC.

                                280 SUMMER STREET
                           BOSTON, MASSACHUSETTS 02210

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS

      Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) John M. Connolly and Charles E. Young, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Student Advantage, Inc. (the "Company") held of record by the undersigned on [_______ __], 2003 at the Special Meeting of Stockholders to be held on [_______ __], 2004 and any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

      PLEASE MARK DATE, SIGN, AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE               CONTINUED AND TO BE SIGNED ON              SEE REVERSE
   SIDE                           REVERSE SIDE                           SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Student Advantage, Inc.

[X] PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

1. The approval and adoption of (a) a Purchase and Sale Agreement, dated November 18, 2003, by and between Student Advantage and NCSN, Inc., and the transactions contemplated thereby, pursuant to which Student Advantage will sell the assets used in its OCSN business to NCSN (the "Asset Sale"), and (b) an Agreement and Plan of Merger, dated November 18, 2003, by and among Student Advantage, Athena Ventures Parent, Inc. ("Athena Ventures"), and Athena Ventures Acquisition Sub, Inc., a wholly-owned subsidiary of Athena Ventures ("Acquisition Sub"), and the transactions contemplated thereby, pursuant to which, among other things and provided the Asset Sale has been consummated, Acquisition Sub will be merged with and into Student Advantage, with Student Advantage as the surviving corporation, and Student Advantage will become a wholly-owned subsidiary of Athena Ventures.

 FOR             AGAINST           ABSTAIN
[   ]             [   ]             [   ]

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

MARK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING [   ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]

Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:__________________ Date:_____ Signature:__________________ Date:_____